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As filed with the Securities and Exchange Commission on August 11, 2003

Registration No. 333-    •

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Yahoo! Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7373	77-0398689
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

701 First Avenue
Sunnyvale, California 94089
(408) 349-3300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Terry S. Semel
Chairman and Chief Executive Officer
701 First Avenue
Sunnyvale, California 94089
(408) 349-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael J. Callahan, Esq. Deputy General Counsel Yahoo! Inc. 701 First Avenue Sunnyvale, California 94089 (408) 349-3300	Kenton J. King, Esq. Celeste E. Greene, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 (650) 470-4500	Leonard R. Stein, Esq. Chief Legal Officer and Corporate Secretary Overture Services, Inc. 74 N. Pasadena Avenue Third Floor Pasadena, California 91103 (626) 685-5600	Larry W. Sonsini, Esq. Martin W. Korman, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300

        Approximate date of commencement of proposed sale to the public:    Upon completion of the merger described herein.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If the form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share, and associated preferred share purchase rights(3)	50,290,312	$1,369,154,467	$110,764.60

(1)
Based upon the maximum number of shares of common stock, par value $0.001 per share, of Yahoo! Inc., a Delaware corporation, that may be issued in connection with the merger described herein.
(2)
Pursuant to paragraphs (c), (f)(1) and (f)(3) of Rule 457, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $1,369,154,467, which equals (i) the product of (A) the average of the high and low sales prices of common stock, par value $0.0001 per share, of Overture Services, Inc., of $22.49, as reported on the Nasdaq National Market on August 6, 2003, multiplied by (B) 77,178,944, representing the maximum number of shares of Overture common stock outstanding on August 6, 2003 (including 12,921,183 shares of Overture common stock issuable upon exercise of options outstanding); less (ii) the amount of cash to be paid by the registrant in exchange for shares of Overture common stock, or approximately $367 million.
(3)
The preferred share purchase rights, which are attached to the shares of Yahoo! common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is payable.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Yahoo! may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 8, 2003

74 N. Pasadena Avenue, Third Floor
Pasadena, California 91103
(626) 685-5600

Dear Stockholder:

        I am pleased to deliver the proxy statement/prospectus relating to the proposed acquisition of Overture Services, Inc. by Yahoo! Inc.

        You are cordially invited to attend a special meeting of stockholders of Overture, which will be held at    •    on     •    , 2003 at    •     a.m. local time. At the meeting, holders of Overture common stock will be asked to approve and adopt the merger agreement that Overture has entered into with Yahoo! and July 2003 Merger Corp., a wholly-owned subsidiary of Yahoo!, and approve a merger of Overture and July 2003 Merger Corp. If the merger agreement is approved and adopted and the merger is approved, and the other conditions in the merger agreement are satisfied or waived, Yahoo! will acquire Overture, and each share of outstanding common stock of Overture will be converted into the right to receive 0.6108 of a share of Yahoo! common stock and $4.75 in cash.

        The shares of Yahoo! common stock to be issued in the merger are listed on the Nasdaq National Market under the trading symbol "YHOO." On    •    , 2003, the closing sale price of Yahoo! common stock was $    •    per share.

        After careful consideration, Overture's board of directors has unanimously determined that the merger is fair to and in the best interests of Overture and its stockholders and recommends that you vote for approval and adoption of the merger agreement and approval of the merger.

        The accompanying proxy statement/prospectus provides a detailed description of the proposed merger and the merger agreement. I urge you to read the enclosed materials closely. Please pay particular attention to the risk factors beginning on page 20 for a discussion of risks related to the merger.

        Your vote is important. Because approval and adoption of the merger agreement and approval of the merger require the affirmative vote of holders of at least a majority of the outstanding Overture common stock, a failure to vote will have the same effect as a vote against the merger. Whether or not you intend to vote in person at the special meeting, please complete, sign and date the enclosed proxy card or voting instruction card and return it in the enclosed envelope as soon as possible. You also may be able to grant your proxy by telephone or on the Internet as described on the enclosed proxy card or voting instruction card. Giving your proxy now will not affect your right to vote in person if you wish to attend the special meeting and vote personally.

Sincerely,
Ted Meisel President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Yahoo! common stock to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated    •    , 2003 and is first being mailed to stockholders on or about    •    , 2003.

OVERTURE SERVICES, INC.
74 N. Pasadena Avenue, Third Floor
Pasadena, California 91103
(626) 685-5600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Overture Services, Inc.:

        Notice is hereby given that on    •    ,    •    , 2003, Overture Services, Inc. will hold a special meeting of stockholders at    •    . The meeting will begin at    •     a.m., local time, for the following purpose:

    To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 14, 2003, among Overture Services, Inc., Yahoo! Inc. and July 2003 Merger Corp., and approve the merger contemplated by the Agreement and Plan of Merger.

        This proposal is described more fully in the proxy statement/prospectus attached to this notice. Please give your careful attention to all of the information in the proxy statement/prospectus.

        Only holders of record of Overture common stock at the close of business on    •    , 2003, the record date, or their proxies can vote at this special meeting or any adjournment(s) or postponement(s) that may take place. Approval and adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the shares of Overture's common stock outstanding on the record date.

        Overture stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Overture common stock under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, Overture stockholders must give written demand for appraisal of their shares to Overture before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex F of the attached proxy statement/prospectus, and a summary of these provisions can be found under "Appraisal Rights" in the attached proxy statement/prospectus.

        Your vote is important. Whether or not you expect to attend the meeting in person, you are urged to sign, date, and return the enclosed proxy card or voting instruction card, or, if available, vote electronically via the Internet or vote by telephone at your earliest convenience. Instructions for voting your shares are included on the enclosed proxy or voting instruction card. If you are a record holder and you send in your proxy and then decide to attend the special meeting to vote your shares in person, you may still do so.

By Order of the Board of Directors
Very truly yours,
Leonard R. Stein Chief Legal Officer and Corporate Secretary

Pasadena, California
    •    , 2003

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER	1
SUMMARY	6
The Merger and the Merger Agreement	6
Parties to the Merger	6
Special Meeting of Stockholders of Overture	7
Risk Factors	8
Recommendation of the Overture Board of Directors	8
Opinion of Overture Financial Advisor Regarding the Merger	8
Some Overture Directors and Executive Officers Have Interests in the Merger	8
What Is Needed to Complete the Merger	9
Overture Is Prohibited from Soliciting Other Offers	9
Yahoo! and Overture May Terminate the Merger Agreement Under Specified Circumstances	9
Overture May Pay a Termination Fee Under Specified Circumstances	10
The Merger Is Intended to Qualify as a Reorganization for United States Federal Income Tax Purposes	10
Accounting Treatment of the Merger	10
We Have Not Yet Obtained All Required Regulatory Approvals to Complete the Merger	11
Yahoo! Will List Shares of Yahoo! Common Stock on the Nasdaq National Market	11
Appraisal Rights	11
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF YAHOO!	12
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OVERTURE	13
SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA	15
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	16
COMPARATIVE PER SHARE MARKET PRICE DATA	18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	19
RISK FACTORS	20
THE SPECIAL MEETING OF OVERTURE STOCKHOLDERS	55
Date, Time and Place of the Special Meeting	55
Matter for Consideration	55
Board of Directors' Recommendation	55
Record Date; Shares Held by Directors and Executive Officers	55
Quorum and Vote Required	55
Adjournment and Postponement	56
Voting of Proxies	56
How to Revoke a Proxy	57
Solicitation of Proxies and Expenses	57

i

THE MERGER	58
Background of the Merger	58
Overture's Reasons for the Merger	64
Recommendation of the Merger by the Overture Board of Directors	64
Opinion of Overture's Financial Advisor	67
Yahoo!'s Reasons for the Merger	74
Interests of Overture Directors and Executive Officers in the Merger	75
Material United States Federal Income Tax Consequences of the Merger	79
Accounting Treatment of the Merger	81
Effect of the Merger on Overture Stock Plans	82
Regulatory Filings and Approvals Required to Complete the Merger	83
Listing of Shares of Yahoo! Common Stock Issued in the Merger on the Nasdaq National Market	83
Delisting and Deregistration of Overture Common Stock After the Merger	83
Restrictions on Sales of Shares of Yahoo! Common Stock Received in the Merger	83
Appraisal Rights	84
THE MERGER AGREEMENT	85
VOTING AGREEMENTS	104
MATERIAL CONTACTS BETWEEN YAHOO! AND OVERTURE PRIOR TO THE MERGER	106
YAHOO! INC. AND OVERTURE SERVICES, INC. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	108
COMPARISON OF RIGHTS OF HOLDERS OF YAHOO! COMMON STOCK AND OVERTURE COMMON STOCK	115
APPRAISAL RIGHTS	122
FUTURE OVERTURE STOCKHOLDER PROPOSALS	125
LEGAL MATTERS	126
EXPERTS	126
WHERE YOU CAN FIND MORE INFORMATION	126
ANNEX A—Agreement and Plan of Merger	A-1
ANNEX B—Form of Voting Agreement between Yahoo! and certain individual stockholders of Overture	B-1
ANNEX C—Voting Agreement between Yahoo! and Idealab	C-1
ANNEX D—Voting Agreement between Yahoo! and Bill Gross	D-1
ANNEX E—Opinion of Goldman, Sachs & Co.	E-1
ANNEX F—Section 262 of the Delaware General Corporation Law	F-1

ii

        This proxy statement/prospectus incorporates important business and financial information about Yahoo! and Overture from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 126 of this proxy statement/prospectus.

        Yahoo! will provide you with copies of this information relating to Yahoo! (excluding all exhibits unless Yahoo! has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089
Attention: Investor Relations
(408) 349-3300

        Overture will provide you with copies of this information relating to Overture (excluding all exhibits unless Overture has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Overture Services, Inc.
74 N. Pasadena Avenue, Third Floor
Pasadena, California 91103
Attention: Investor Relations
(626) 685-5600

        In order to receive timely delivery of the documents, you must make your requests no later than    •    , 2003.

iii

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER

General Questions And Answers

        The following is important information in a question-and-answer format regarding the special meeting and this proxy statement/prospectus.

Q:
Why am I receiving this proxy statement/prospectus?

A:
Yahoo! has agreed to acquire Overture under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see the section entitled "Merger Agreement" beginning on page 58 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

  In order to complete the merger, Overture stockholders must approve and adopt the merger agreement and approve the merger, and all other conditions to the merger must be satisfied or waived. Overture will hold a special meeting of its stockholders to obtain this stockholder approval. This proxy statement/prospectus contains important information about the merger agreement, the merger and the special meeting, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of Overture common stock without attending the special meeting. Stockholders of Yahoo! are not required to approve the merger, the issuance of shares of Yahoo! common stock in the merger or any matter relating to the merger, and accordingly, Yahoo! will not hold a special meeting of its stockholders in connection with the merger.

Q:
Why is Yahoo! proposing to acquire Overture?

A:
We believe that combining the strengths of our two companies is in the best interests of each company and its stockholders, users and partners. Yahoo! and Overture share a belief that together the two companies will be able to provide a compelling and diversified suite of integrated marketing solutions around the globe, including branded campaigns, paid placement, graphical ads, text links, multimedia and contextual advertising. With Overture integrated into Yahoo!, we expect the combined company to:

•
Enhance the suite of products available to the combined company's affiliates, advertisers and partners;

•
Provide an improved experience for Yahoo!'s users by making their search experience easier, more effective and faster; and

•
Combine Overture's world class commercial search services platform and web search assets with Yahoo!'s already robust search business in a natural and complementary way, including by providing Overture's product and service offerings throughout the Yahoo! network.

  Please see the sections entitled "—Overture's Reasons for the Merger" and "—Recommendation of the Merger by the Overture Board at Directors" beginning on page 64 of this proxy statement/prospectus for the numerous factors considered by the board of directors of Overture in recommending that Overture stockholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger. Please see the section entitled "—Yahoo!'s Reasons for the Merger" beginning on page 74 of this proxy statement/prospectus for Yahoo!'s reasons for the merger.

Q:
How does Overture's board of directors recommend that stockholders vote on the merger proposal?

A:
After careful consideration, Overture's board of directors unanimously determined that the merger is advisable, fair to and in the best interests of Overture and its stockholders and approved the merger agreement and the merger. Accordingly, Overture's board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

Q:
What will I receive in the merger?

A:
If the merger agreement is approved and adopted by Overture's stockholders, the other conditions to the merger are satisfied or waived and the merger is completed, you will receive 0.6108 of a share of Yahoo! common stock and $4.75 in cash for each share of Overture common stock that you own.

  You will not receive fractional shares of Yahoo! common stock. Instead, you will receive the cash value, without interest, of any fractional share of Yahoo! common stock that you might otherwise have been entitled to receive.

Q:
What should I do now?

A:
Please carefully review this proxy statement/prospectus and vote each proxy card and voting instruction card you receive as soon as possible. If you intend to vote using the telephone or the Internet, if available, you must do so no later than 11 p.m. Eastern time on the day before the special meeting in order for your shares to be voted at the special meeting, unless you instead attend and vote at the special meeting.

Q:
Do I need to send in my Overture stock certificate now?

A:
No. You should not send in your Overture stock certificates now. Following the merger, a letter of transmittal will be sent to Overture stockholders informing them where to deliver their Overture stock certificates in order to receive shares of Yahoo! common stock, the cash consideration and any cash in lieu of a fractional share of Yahoo! common stock. You should not send in your Overture common stock certificates prior to receiving this letter of transmittal.

Q:
What vote is required to approve and adopt the merger agreement and approve the merger?

A:
The proposal to approve and adopt the merger agreement and approve the merger requires the affirmative vote of holders of a majority of the outstanding shares of Overture common stock entitled to vote at the Overture special meeting of stockholders.

Q:
Are there any stockholders already committed to voting in favor of the merger?

A:
Yes. The directors and a significant stockholder of Overture have agreed to vote all of their shares of Overture common stock, representing approximately    •    % of the outstanding shares of Overture common stock on    •    , 2003 in favor of approval and adoption of the merger agreement and approval of the merger.

Q:
When do you expect to complete the merger?

A:
Yahoo! and Overture are working toward completing the merger as quickly as possible. The merger is expected to close during the fourth quarter of 2003. However, because completion of the merger is subject to governmental and regulatory approvals and other conditions, we cannot predict the exact timing of the merger or whether the merger will occur at all.

Q:
As an Overture stockholder, will I be able to trade the Yahoo! common stock that I receive in connection with the merger?

A:
The shares of Yahoo! common stock issued in connection with the merger will be freely tradable, unless you are an "affiliate" of Overture (as defined in the Securities Act of 1933, as amended). If you are an affiliate of Overture, you will be required to comply with the applicable restrictions of

  Rule 145 of the Securities Act of 1933, as amended in order to resell shares of Yahoo! common stock you receive in the merger. You will be notified if you are an affiliate of Overture.

Q:
Am I entitled to appraisal rights?

A:
Yes. Under Delaware law, because a portion of the merger consideration is being paid in cash, Overture stockholders may exercise appraisal rights in connection with the merger. The provisions of Delaware law governing appraisal rights are complex, and you should study them carefully if you wish to exercise appraisal rights. A stockholder may take actions that prevent that stockholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect the rights. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement/prospectus as Annex F. See the section entitled "Appraisal Rights" beginning on page 122 of this proxy statement/prospectus for information regarding the actions that you must take in order to exercise appraisal rights.

Q:
What will happen to Overture's outstanding options in the merger?

A:
Overture's outstanding options will be assumed by Yahoo! in the merger. Each option so assumed will thereafter represent an option to purchase a number of shares of Yahoo! common stock equal to the number of shares of Overture common stock subject to the option immediately prior to the merger (whether or not vested) multiplied by the option exchange ratio, rounded down to the nearest whole share. The option exchange ratio is equal to:

•
the sum of:

•
$4.75 and

•
0.6108 multiplied by the average closing sales price of Yahoo! common stock as reported on Nasdaq for the five trading days ending on the trading day one day prior to the effective time of the merger,

•
divided by the average closing sales price of Yahoo! common stock as reported on Nasdaq for the five trading days ending on the trading day one day prior to the effective time of the merger.

  The exercise price per share of Yahoo! common stock of the assumed option will be adjusted to an amount determined by dividing the exercise price per share of Overture common stock subject to the option immediately prior to the merger by the option exchange ratio, rounded up to the nearest whole cent. Other than with respect to the number of shares subject to the option and the exercise price, which will be adjusted as described above, the assumed options will continue to have the same terms and conditions (including vesting schedules and option periods) under the plans from which they were granted as they had prior to their assumption.

Q:
How will the merger affect my participation in the Overture employee stock purchase plan?

A:
Overture will terminate the Overture employee stock purchase plan before the merger is completed, and any purchase period then in effect will be shortened. Overture will make adjustments under the Overture employee stock purchase plan to reflect the shortened purchase period. Each outstanding share purchased during the shortened offering period will be converted into the right to receive 0.6108 of a share of Yahoo! common stock and $4.75 in cash in the merger as described above. Following the merger, former Overture employees who become Yahoo! employees will be eligible to participate in Yahoo!'s employee stock purchase plan under the terms of that plan.

Q:
What are the tax consequences of the merger to me?

A:
Yahoo! and Overture each expect the merger to qualify as a reorganization for United States federal income tax purposes. If the merger qualifies as a reorganization, for United States federal income tax purposes, Overture stockholders will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received pursuant to the merger and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash received pursuant to the merger and the fair market value of the Yahoo! common stock received pursuant to the merger over (b) such stockholder's basis in its shares surrendered in exchange therefor. Overture's stockholders will recognize gain or loss on any fractional shares of Yahoo! common stock for which cash is received in lieu of a fractional share. To review the tax consequences to stockholders in greater detail, see the section entitled "—Material United States Federal Income Tax Consequences of the Merger" beginning on page 79 of this proxy statement/prospectus.

Q:
Are there any risks related to the proposed transaction or any risks related to owning Yahoo! common stock?

A:
Yes. You should carefully review the section entitled "Risk Factors" beginning in page 20 of this proxy statement/prospectus.

Questions and Answers About the Overture Special Meeting

Q:
When and where will the Overture special meeting be held?

A:
The special meeting will take place on    •    , 2003, at    •    , commencing at     •     a.m., local time.

Q:
How can I vote?

A:
If you are a stockholder of record, you may submit a proxy for the special meeting by: (1) completing, signing, dating and returning the proxy card in the pre-addressed envelope provided; (2) using the telephone; or (3) using the Internet. For specific instructions on how to use the telephone or the Internet to submit a proxy for the special meeting, please refer to the instructions on your proxy card.

  If you hold your shares of Overture common stock in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please check the voting instruction card included by your broker or nominee for directions on providing instructions to vote your shares and to see if you may use the telephone or the Internet to provide instructions on how to vote your shares.

  If you are a stockholder of record, you may also vote at the special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:
How will my proxy be exercised with respect to the proposal regarding the merger?

A:
All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to the merger proposal, the shares will be voted in accordance with the specification so made.

Q:
How will voting on any other business be conducted?

A:
We do not know of any other business to be considered at the special meeting other than the merger proposal described in this proxy statement/prospectus. If any other business is properly presented at the special meeting, your signed proxy card gives authority to Ted Meisel, Overture's President and Chief Executive Officer, and/or Leonard R. Stein, Overture's Chief Legal Officer and Corporate Secretary, to vote on such matters in their discretion.

Q:
What happens if I do not indicate how to vote on my proxy card?

A:
If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote "FOR" approval and adoption of the merger agreement and approval of the merger.

Q:
What happens if I do not return a proxy card or vote?

A:
If you do not sign and send in your proxy card, vote using the telephone or Internet or vote at the special meeting or if you mark the "abstain" box on the proxy card, it will have the same effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares only if you provide instructions on how to vote. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

Q:
What should I do if I receive more than one set of voting materials?

A:
Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If your shares are held in more than one name, you will receive more than one proxy or voting instruction card.

Q:
May I change my vote after I have mailed my signed proxy or voting instruction card or voted using the telephone or Internet if available?

A:
Yes. If you have completed a proxy, you may change your vote at any time before your proxy is voted at the Overture special meeting of stockholders. You can do this one of three ways:

•
First, you can send a written, dated notice to the Secretary of Overture stating that you would like to revoke your proxy.

•
Second, you can complete, date and submit a new later-dated proxy card.

•
Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

  If you have instructed a broker or bank to vote your shares of Overture common stock by executing a voting instruction card or by using the telephone or Internet, you must follow the directions received from your broker or bank to change your instructions.

Q:
Who can answer my questions about the merger or Overture's special meeting of stockholders?

A:
If you would like additional copies of this proxy statement/prospectus without charge or if you have questions about the merger or Overture's special meeting of stockholders, including the procedures for voting your shares, you should contact:

Overture Services, Inc.
74 N. Pasadena Avenue, Third Floor
Pasadena, California 91103
Attention: Investor Relations
Telephone: (626) 685-5600

SUMMARY

        The following is a summary of the information contained in this proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Yahoo! and Overture. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 126 of this proxy statement/prospectus.

The Merger and the Merger Agreement (see page 58)

        Yahoo! has agreed to acquire Overture under the terms of a merger agreement between the companies that is described in this proxy statement/prospectus. Under the terms of the merger agreement, it is anticipated that a newly formed, wholly-owned subsidiary of Yahoo! will merge with and into Overture with Overture surviving the merger as a wholly-owned subsidiary of Yahoo! In the alternative, Overture may merge with and into the newly formed wholly-owned subsidiary of Yahoo!, with the newly formed wholly-owned subsidiary surviving the merger and being renamed Overture Services, Inc. In either event, upon completion of the applicable merger, holders of Overture common stock will be entitled to receive 0.6108 of a share of Yahoo! common stock and $4.75 in cash for each share of Overture common stock that they then hold. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and we encourage you to read the merger agreement in its entirety.

Parties to the Merger

Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089
(408) 349-3300

        Yahoo! is a leading provider of comprehensive Internet products and services, offering a comprehensive network of essential services for Web users around the globe as well as businesses of all sizes. Yahoo! manages its business geographically, and its principal areas of measurement and decision-making are the United States and International.

        Yahoo!'s basic properties and service offerings are available without charge to its users. Yahoo! generates revenues from marketing services, fees and listings, and also offers fee-based premium services that provide its users access to additional content or services. Yahoo!'s properties and services for consumers and businesses reside in five vertical areas:

  •
  Search and Marketplace, which includes Yahoo! Search, Sponsored Search, Sponsor Listings, Yahoo! Yellow Pages, Yahoo! Maps, Yahoo! CityGuides, Yahoo! Autos, Yahoo! Real Estate, Yahoo! Shopping, Yahoo! Auctions, Yahoo! Travel and HotJobs;

  •
  Information and Content, which includes Yahoo! Sports, LAUNCH, Your Yahoo! Music Experience, Yahoo! Games, Yahoo! Movies, Yahoo! TV, Yahoo! News, Yahoo! Weather, Yahooligans, Yahoo! Health, Yahoo! Education and Yahoo! Finance;

  •
  Network and Platform Services, which includes Yahoo! Mail, Yahoo! Messenger, Yahoo! Mail Plus, Yahoo! Personals, Yahoo! Groups, Yahoo! Photos, Yahoo! Briefcase, Yahoo! Member

    Directory, Yahoo! People Search, Yahoo! Domains, Yahoo! Web Hosting, Yahoo! Business Mail, Yahoo! Store, Yahoo! Ad Manager, Yahoo! Wallet, Yahoo! Companion and My Yahoo!;

  •
  Enterprise Solutions, which includes Yahoo! Portal Solutions and Yahoo! Broadcast Solutions; and

  •
  Consumer Services, which provides various communication and content services to consumers and small businesses through our access relationships, such as our recently introduced SBC Yahoo! DSL and SBC Yahoo! Dial offerings.

        Yahoo! was incorporated on March 5, 1995 under the laws of California. Yahoo! was subsequently reincorporated on May 14, 1999 under the laws of Delaware. Yahoo!'s Web site is located at http://www.yahoo.com. Information contained in this Web site does not constitute part of this proxy statement/prospectus.

Overture Services, Inc.
74 N. Pasadena Avenue, Third Floor
Pasadena, California 91103
(626) 685-5600

        Overture is a global leader in commercial search services on the Internet. Overture's paid placement search service is comprised of advertiser generated listings, which are screened for relevance and accessed by consumers and businesses through Overture's affiliates, a network of Web properties that have integrated Overture's search service into their Web sites or that direct user traffic to Overture's Web sites. In some cases, consumers and businesses access Overture's search listings directly at Overture's websites. The search listings are ranked according to the advertiser's bid; the higher the bid, the higher the ranking. Advertisers pay Overture the bid price for clicks on the advertiser's search listing (also known as a paid introduction, click-through or a paid click). As of June 30, 2003, Overture and its wholly-owned subsidiaries operated the Overture service in the United States, Ireland, United Kingdom, Germany, France, Italy, Japan and South Korea.

        Overture was incorporated on September 15, 1997 in the state of Delaware and officially launched its operations on June 1, 1998. On October 8, 2001, Overture changed its corporate name from GoTo.com, Inc. to Overture Services, Inc. and changed its Nasdaq Stock Market trading symbol to "OVER." In addition to its headquarters, Overture has additional offices in California, Illinois and New York in the United States, Ireland, United Kingdom, Germany, France, Japan, Norway, Italy, the Netherlands, Spain and South Korea. Overture's Web site can be accessed at http://www.overture.com. Information contained in this Web site does not constitute part of this proxy statement/prospectus.

July 2003 Merger Corp.
701 First Avenue
Sunnyvale, California 94089
(408) 349-3300

        July 2003 Merger Corp. is a newly-formed, wholly-owned subsidiary of Yahoo!. Yahoo! formed July 2003 Merger Corp. solely to effect the merger, and July 2003 Merger Corp. has not conducted any business during any period of its existence.

Special Meeting of Stockholders of Overture (see page 55)

        Overture will hold a special meeting of its stockholders on    •    , 2003, at     •     a.m., local time, at    •    , at which stockholders will be asked to vote upon a proposal to approve and adopt the merger agreement and approve the merger.

Risk Factors (see page 20)

        The "Risk Factors" beginning on page 20 of this proxy statement/prospectus, should be considered carefully by Overture stockholders in evaluating whether to approve and adopt the merger agreement and approve the merger. These risk factors should be considered along with any additional risk factors in the reports of Yahoo! and Overture filed with the Securities and Exchange Commission and any other information included in this proxy statement/prospectus.

Recommendation of the Overture Board of Directors (see page 64)

        After careful consideration, the Overture board of directors unanimously determined that the merger is advisable and is fair to and in the best interests of Overture and its stockholders, and unanimously approved the merger agreement. The Overture board of directors unanimously recommends that the Overture stockholders vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

Opinion of Overture Financial Advisor Regarding the Merger (see page 66)

        On July 13, 2003 Goldman, Sachs & Co. rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated July 14, 2003, that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of Overture common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated July 14, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this proxy statement/prospectus. Overture's stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Overture's Board of Directors in connection with its consideration of the transaction contemplated by the merger agreement, and such opinion is not a recommendation as to how any holder of Overture's common stock should vote with respect to such transaction.

Some Overture Directors and Executive Officers Have Interests in the Merger (see page 75)

        When Overture stockholders consider Overture's board of directors' recommendation that they vote in favor of the proposal to approve and adopt the merger agreement and approve the merger, they should be aware that certain executive officers of Overture and the members of Overture's board of directors have interests in the merger that may be different from, or in addition to, the interests of stockholders generally. These interests include continuation of rights to indemnification and acceleration of options and lapsing of restricted stock repurchase rights with respect to options and restricted stock held by non-employee directors of Overture. Pursuant to change of control severance agreements with Overture, Overture's executive officers are entitled to receive severance benefits (including a cash payment and acceleration of options and lapsing of restricted stock repurchase rights, as well as reimbursement for health insurance premiums) if their employment is terminated following the merger under certain circumstances. In addition, Ted Meisel, the President and Chief Executive Officer of Overture, has accepted a written offer from Yahoo! to continue his employment after the merger, which employment is contingent upon consummation of the merger. Overture's board of directors was aware of and considered these potentially conflicting interests when they approved the merger agreement.

What Is Needed to Complete the Merger (see page 97)

        Several conditions must be satisfied or waived before we complete the merger, including those summarized below:

  •
  approval and adoption of the merger agreement and approval of the merger by the affirmative vote of holders of a majority of the shares of Overture common stock outstanding on the record date;

  •
  absence of any law, regulation or order making the merger illegal or otherwise prohibiting the merger, which would have a material impact on Yahoo! on a combined basis with Overture;

  •
  receipt of United States antitrust approvals;

  •
  receipt of opinions by Yahoo! and Overture from their respective tax counsel that the merger will qualify as a "reorganization" under the Internal Revenue Code;

  •
  accuracy of each party's respective representations and warranties in the merger agreement, except as would not have a material adverse effect on such party; and

  •
  material compliance by each party with its covenants in the merger agreement.

        The following conditions also apply to Yahoo!'s obligation to complete the merger:

  •
  absence of any pending or overtly threatened government litigation challenging the merger and which would make the merger illegal or otherwise prohibit the merger, which prohibition would have a material impact on Yahoo! on a combined basis with Overture; and

  •
  absence of a material adverse effect on Overture from July 14, 2003 to the date of the merger.

        Stockholders of Yahoo! are not required to approve the issuance of shares of Yahoo! common stock in the merger, and accordingly, Yahoo! will not hold a special meeting of its stockholders in connection with the merger.

Overture Is Prohibited from Soliciting Other Offers (see page 91)

        The merger agreement contains detailed provisions that prohibit Overture and its subsidiaries, and their officers and directors, from taking any action to solicit or engage in discussions or participate in negotiations with any person or group with respect to an acquisition proposal as defined in the merger agreement, including an acquisition that would result in the person or group acquiring more than a 15% interest in Overture's total outstanding voting securities, a sale of more than 15% of Overture's assets or a merger or other business combination. Overture is also required to use all reasonable efforts to cause its advisors to comply with these restrictions. The merger agreement does not, however, prohibit Overture or its board of directors from considering, and in the event of a tender or exchange offer made directly to Overture stockholders potentially recommending, an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.

Yahoo! and Overture May Terminate the Merger Agreement under Specified Circumstances (see page 100)

        Under circumstances specified in the merger agreement, either Yahoo! or Overture may terminate the merger agreement. These circumstances generally include if:

  •
  the merger is not completed by December 31, 2003 (which date will be extended to March 31, 2004 if the merger has not been completed as a result of a failure to obtain required government approvals or the existence of a governmental law, regulation or order making the completion of the merger illegal or otherwise prohibited, and which date may be further extended if there has been an acquisition requiring additional financial statements in Yahoo!'s registration statement and which filing delays the effectiveness of the registration statement or requires the filing of a post-effective amendment to the registration statement or distribution of supplemental or additional proxy materials, to the date which is 45 days following the date of effectiveness of the delayed registration statement, post-effective amendment or supplemental or additional proxy materials);

  •
  a final, non-appealable order of a court or other action or inaction of any governmental entity has the effect of permanently prohibiting completion of the merger;

  •
  the required approval of Overture stockholders has not been obtained at its duly held special meeting; or

  •
  the other party breaches its representations, warranties or covenants in the merger agreement such that the conditions to completion of the merger regarding its representations, warranties or covenants would not be satisfied, subject to a 60-day cure period.

        Additionally, Yahoo! may terminate the merger agreement if:

  •
  the board of directors of Overture takes any of the actions in opposition to the merger described as a triggering event in the merger agreement; or

  •
  there has occurred a material adverse effect on Overture since July 14, 2003 that is not reasonably capable of being cured prior to December 31, 2003 (or, if the termination date of the merger agreement is extended, the applicable termination date) or that is not cured prior to the earlier of December 31, 2003 (or, if the termination date of the merger agreement is extended, the applicable termination date) and 90 days following receipt of written notice from Yahoo! of such material adverse effect.

Overture May Pay a Termination Fee under Specified Circumstances (see page 102)

        If the merger agreement is terminated, Overture may be required to pay a termination fee of $65 million to Yahoo! under specified circumstances.

The Merger Is Intended to Qualify as a Reorganization for United States Federal Income Tax Purposes (see page 79)

        Yahoo! and Overture each expect the merger to qualify as a reorganization for United States federal income tax purposes. Consummation of the merger is conditioned upon the receipt of opinions from Yahoo!'s and Overture's respective tax counsels that the merger will qualify as a "reorganization" under section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming the merger qualifies as a reorganization, for United States federal income tax purposes, an Overture stockholder will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received pursuant to the merger and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash received pursuant to the merger and the fair market value of the Yahoo! common stock received pursuant to the merger over (b) such stockholder's basis in its shares surrendered in exchange therefor. In addition, an Overture stockholder will recognize gain or loss, as the case may be, to the extent they receive cash in lieu of the receipt of a fractional share of Yahoo!'s common stock.

Accounting Treatment of the Merger (see page 81)

        In accordance with United States generally accepted accounting principles, Yahoo! will account for the merger under the purchase method of accounting for business combinations.

We Have Not Yet Obtained All Required Regulatory Clearances to Complete the Merger (see page 83)

        The merger is subject to antitrust laws. Yahoo! and Overture are required to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission. Yahoo! and Overture are not permitted to complete the merger until the applicable waiting period under the HSR Act has expired or been terminated. In addition, the reviewing agencies or governments, states or private persons may challenge the merger at any time before or after its completion. Yahoo! and Overture have not yet obtained any of the governmental or regulatory clearances required to complete the merger.

Yahoo! Will List Shares of Yahoo! Common Stock on the Nasdaq National Market (see page 83)

        If we complete the merger, stockholders will be able to trade the shares of Yahoo! common stock they receive in the merger on the Nasdaq National Market, subject to restrictions on affiliates described in the section entitled "Restrictions on Sales of Shares of Yahoo! Common Stock Received in the Merger" beginning on page 83 of this proxy statement/prospectus. If we complete the merger, Overture stock will no longer be quoted on the Nasdaq National Market or any other market or exchange.

Appraisal Rights (see page 84)

        Under Delaware law, Overture stockholders are entitled to appraisal rights with respect to the merger and, if the merger is completed, to receive payment in cash for the fair value of their shares of Overture common stock. In general, to preserve their appraisal rights, Overture stockholders who wish to exercise these rights must:

  •
  deliver a written demand for appraisal to Overture at or before the time the vote is taken at Overture's special meeting;

  •
  not vote their shares for approval and adoption of the merger agreement and approval of the merger;

  •
  continuously hold their shares of Overture common stock from the date they make the demand for appraisal through the closing of the merger; and

  •
  comply with the other procedures set forth in Section 262 of the Delaware General Corporation Law.

        The text of the Delaware statute governing appraisal rights is attached to this prospectus/proxy statement as Annex F. Your failure to comply with the procedures described in Annex F will result in the loss of your appraisal rights. The text of the Delaware statute governing appraisal rights is very complex and you are urged to read it carefully.

SUMMARY SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF YAHOO!

        The table below presents a summary of selected historical consolidated financial data with respect to Yahoo! as of the dates and for the periods indicated. The historical consolidated statement of operations data presented below for the fiscal years ended December 31, 2002, 2001 and 2000 and the historical balance sheet data as of December 31, 2002 and 2001 have been derived from Yahoo!'s audited historical consolidated financial statements which are incorporated by reference into this proxy statement/prospectus and which have been audited by PricewaterhouseCoopers LLP, independent accountants. The historical consolidated statement of operations data for the six months ended June 30, 2003 and June 30, 2002 and the historical balance sheet data as of June 30, 2003 and 2002 have been derived from Yahoo!'s unaudited interim condensed historical consolidated financial statements which are incorporated by reference into this proxy statement/prospectus. Operating results of the six months ended June 30, 2003 and June 30, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003 or any other period. In the opinion of Yahoo!'s management, the accompanying unaudited financial data included all adjustments (consisting only of normal recurring adjustments) necessary for their fair presentation. The historical consolidated statement of operations data presented below for the fiscal years ended December 31, 1999 and 1998 and the historical balance sheet data as of December 31, 2000, 1999 and 1998 are derived from Yahoo!'s audited historical consolidated financial statements which are not incorporated by reference into this proxy statement/prospectus, and which were also audited by PricewaterhouseCoopers LLP. The historical results are not necessarily indicative of results to be expected for any future period.

        You should read the summary consolidated financial data set forth below in conjunction with Yahoo's annual report on Form 10-K for the fiscal year ended December 31, 2002 and its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2003 and the financial statements and management's discussion and analysis of such financial statements included therein, all of which are incorporated by reference into this proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(in thousands, except per share amounts)
Statement of Operations Data:
Net revenues	$245,132	$591,786	$1,110,178	$717,422	$953,067	$418,457	$604,354
Income (loss) before cumulative effect of accounting change	$(13,641)	$47,811	$70,776	$(92,788)	$106,935	$31,869	$97,531
Cumulative effect of accounting change	—	—	—	—	(64,120)	(64,120)	—

Net income (loss)	$(13,641)	$47,811	$70,776	$(92,788)	$42,815	$(32,251)	$97,531

Income (loss) per share before cumulative effect of accounting change—basic	$(0.03)	$0.09	$0.13	$(0.16)	$0.18	$0.05	$0.16
Cumulative effect of accounting change per share—basic	—	—	—	—	(0.11)	(0.10)	—

Net income (loss) per share—basic	$(0.03)	$0.09	$0.13	$(0.16)	$0.07	$(0.05)	$0.16

Income (loss) per share before cumulative effect of accounting change—diluted	$(0.03)	$0.08	$0.12	$(0.16)	$0.18	$0.05	$0.16
Cumulative effect of accounting change per share—diluted	—	—	—	—	(0.11)	(0.10)	—

Net income (loss) per share—diluted	$(0.03)	$0.08	$0.12	$(0.16)	$0.07	$(0.05)	$0.16

Shares used in per share calculation—basic	440,131	516,237	550,657	569,724	593,838	592,809	600,330

Shares used in per share calculation—diluted	440,131	599,558	610,678	569,724	610,060	612,781	622,183

	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$240,236	$277,136	$456,877	$372,632	$310,972	$303,591	$1,075,582
Investments in marketable debt securities	395,843	727,164	1,201,789	1,099,361	1,223,066	1,163,099	1,238,382
Restricted cash and restricted long-term investments	—	—	30,000	258,662	—	258,662	—
Working capital	531,032	796,653	979,635	693,016	558,190	565,226	1,341,038
Total assets	790,471	1,520,129	2,269,576	2,379,346	2,790,181	2,725,763	3,921,521
Long-term liabilities	6,930	17,621	32,115	23,806	84,540	89,694	852,374
Mandatorily redeemable convertible preferred stock	9,923	52,173	—	—	—	—	—
Stockholders' equity	$676,361	$1,251,732	$1,896,914	$1,967,017	$2,262,270	$2,198,863	$2,556,833

SUMMARY SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF OVERTURE

        The table below presents a summary of selected historical consolidated financial data with respect to Overture as of the dates and for the periods indicated. The historical consolidated statement of operations data presented below for the fiscal years ended December 31, 2002, 2001 and 2000 and the historical balance sheet data as of December 31, 2002 and 2001 have been derived from Overture's audited historical consolidated financial statements which are incorporated by reference into this proxy statement/prospectus. The historical consolidated statement of operations data for the six months ended June 30, 2003 and June 30, 2002 and the historical balance sheet data as of June 30, 2003 and 2002 have been derived from Overture's unaudited interim condensed historical consolidated financial statements which are incorporated by reference into this proxy statement/prospectus. Operating results of the six months ended June 30, 2003 and June 30, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003 or any other period. In the opinion of Overture's management, the accompanying unaudited financial data included all adjustments (consisting only of normal recurring adjustments) necessary for their fair presentation. The historical consolidated statement of operations data presented below for the fiscal years ended December 31, 1999 and 1998 and the historical balance sheet data as of December 31, 2000, 1999 and 1998 have been derived from Overture's audited historical consolidated financial statements which are not incorporated by reference into this proxy statement/prospectus. Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year. The historical results are not necessarily indicative of results to be expected for any future period.

        You should read the summary consolidated financial data set forth below in conjunction with Overture's annual report on Form 10-K for the fiscal year ended December 31, 2002 and its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2003 and the financial statements and management's discussion and analysis of such financial statements included therein, all of which are incorporated by reference into this proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data
Revenue	$822	$26,809	$103,052	$288,133	$667,730	$295,341	$490,057
Operating Expenses
Search Serving	1,429	6,213	13,109	20,962	32,723	14,694	30,220
Traffic acquisition	—	14,290	66,433	162,072	384,583	158,440	313,130
Marketing, sales and service	9,645	20,169	28,098	28,078	55,245	23,867	38,968
General and administrative	1,655	12,467	33,798	44,917	75,618	33,631	56,050
Product Development	1,232	3,689	13,523	12,811	19,372	9,372	18,030
Amortization of deferred compensation and intangibles	1,199	3,585	116,976	2,041	1,753	819	2,016
Write-off of acquired in-process research and development	—	—	7,550	—	—	—	—
Impairment of intangible assets	—	—	309,253	—	—	—	—
Loss on disposition of GoTo Auctions and GoTo Shopping	—	—	—	3,010	—	—	—
Loss on litigation ruling	—	—	—	—	8,700	—	(3,941)

Total operating expenses	15,160	60,413	588,740	273,891	577,994	240,823	454,473

Income (loss) from operations	(14,338)	(33,604)	(485,688)	14,242	89,736	54,518	35,584
Interest income, net	316	3,777	5,809	4,260	3,938	1,837	1,231
Other income, net	—	566	21,259	2,561	974	847	213

Income (loss) before provision for income taxes	(14,022)	(29,261)	(458,620)	21,063	94,648	57,202	37,028
Provision for income taxes	1	1	1	900	21,501	10,429	18,267

Net income (loss)	$(14,023)	$(29,262)	$(458,621)	$20,163	$73,147	$46,773	$18,761

Basic net income (loss) per share	$(1.36)	$(1.04)	$(9.54)	$0.38	$1.27	$0.81	$0.31

Diluted net income (loss) per share	$(1.36)	$(1.04)	$(9.54)	$0.36	$1.23	$0.78	$0.30

	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(in thousands)
Balance Sheet Data
Unrestricted cash, cash equivalents, short and long-term investments	$16,357	$110,255	$54,973	$170,287	$250,744	$200,330	$113,431
Working capital	15,215	95,165	52,956	102,874	147,454	146,156	50,125
Total assets	19,969	129,512	121,413	231,927	435,716	332,512	585,042
Long-term obligations	183	768	654	64	1,203	—	859
Total stockholders' equity	$16,397	$112,774	$88,095	$179,443	$303,538	$256,643	$410,844

SUMMARY SELECTED UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL DATA

        The following selected unaudited pro forma combined consolidated financial data was prepared using the purchase method of accounting.

        The selected unaudited pro forma combined consolidated financial data is based on estimates and assumptions which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Yahoo! that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of Yahoo!.

        This selected unaudited pro forma condensed combined consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed combined consolidated financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus and the separate historical consolidated financial statements and accompanying notes of Yahoo! and Overture incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 126 of this proxy statement/prospectus.

YAHOO! AND OVERTURE
Selected Unaudited Pro Forma, Combined Consolidated Financial Data(1)

(in thousands, except per share amounts)

	Year Ended December 31,	Six Months Ended June 30,
	2002	2003
Pro Forma Combined Statement of Operations Data:
Net revenues	$1,604,786	$994,756
Income (loss) from operations	$(249,917)	$104,911
Income (loss) before income taxes	$(188,523)	$137,593
Net income (loss)	$(164,136)	$80,623
Net income (loss) per share—basic	$(0.26)	$0.13
Net income (loss) per share—diluted	$(0.26)	$0.12
Shares used in per share calculation—basic	632,914	639,406
Shares used in per share calculation—diluted	632,914	662,259
Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents		$854,835
Investments in marketable debt securities		1,268,675
Working capital		1,062,692
Total assets		5,408,798
Stockholders' equity		$3,898,794

(1)
See the section entitled "Yahoo! Inc. and Overture Services, Inc. Unaudited Pro Forma Consolidated Financial Information" beginning on page 108 of this proxy statement/prospectus.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table presents certain unaudited historical per share and combined pro forma per share data of Overture and Yahoo! after giving effect to the acquisition of Overture by Yahoo! using the purchase method of accounting. The combined pro forma data includes the effects of the proposed acquisition of Overture by Yahoo! as well as Yahoo!'s completed acquisition of Inktomi and Overture's completed acquisitions of the business of AltaVista Company and the Web search unit of Fast Search & Transfer, ASA. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the acquisition been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of Yahoo! and Overture incorporated by reference in this proxy statement/prospectus, and the unaudited pro forma combined condensed financial data included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined and unaudited pro forma equivalent per share data combine the results of operations of Yahoo! and Overture for the year ended December 31, 2002, the results of operations of Yahoo! and Overture for the six months ended June 30, 2003, and Yahoo!'s financial position at June 30, 2003 with Overture's financial position at June 30, 2003. No cash dividends have ever been declared or paid on Yahoo! common stock or Overture common stock.

Yahoo!

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Historical per common share data:
Net income per basic share before cumulative effect of accounting change	$0.18	$0.16
Net income per diluted share before cumulative effect of accounting change	$0.18	$0.16
Net book value per share(1)		$4.21

Overture

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Historical per common share data:
Net income per basic share	$1.27	$0.31
Net income per diluted share	$1.23	$0.30
Net book value per share(1)		$6.44

See footnote references on page 17.

Yahoo! and Overture

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Pro forma combined per common share data:
Net income (loss) before cumulative effect of accounting change per combined company's basic share(2)	$(0.26)	$0.13
Net income (loss) before cumulative effect of accounting change per combined company's diluted share(2)	$(0.26)	$0.12
Net income (loss) before cumulative effect of accounting change per equivalent Overture basic share(3)	$(0.16)	$0.08
Net income (loss) before cumulative effect of accounting change per equivalent Overture diluted share(3)	$(0.16)	$0.07
Net book value per combined company's share(1)		$6.03
Net book value per equivalent Overture share(3)		$3.68

(1)
The historical net book value per Yahoo! share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at June 30, 2003. The historical net book value per Overture share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at June 30, 2003. The pro forma net book value per combined company's share is computed by dividing the pro forma stockholders' equity by the pro forma number of shares of Yahoo! common stock outstanding as of June 30, 2003, assuming the merger had occurred as of that date.

(2)
Shares used to calculate unaudited pro forma net income (loss) per basic share were computed by adding 39.1 million shares assumed to be issued in the merger in exchange for the outstanding Overture shares to Yahoo!'s weighted average shares outstanding. Shares used to calculate unaudited pro forma net income per diluted share were computed by adding 39.1 million shares and approximately 1.0 million options (using the treasury stock method) assumed to be issued in the merger to Yahoo!'s weighted average shares outstanding. Shares used to calculate unaudited pro forma net loss per diluted share were computed by adding 39.1 million shares assumed to be issued to Yahoo!'s weighted average shares outstanding.

(3)
The equivalent pro forma combined per Overture share is calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.6108 shares of Yahoo! common stock for each share of Overture common stock. The exchange ratio does not include the $4.75 per share cash consideration.

COMPARATIVE PER SHARE MARKET PRICE DATA

        Yahoo! common stock trades on the Nasdaq National Market under the symbol "YHOO." Overture common stock trades on the Nasdaq National Market under the symbol "OVER."

        The following table shows the high and low sales prices per share of Yahoo! common stock and Overture common stock, each as reported on the Nasdaq National Market on (1) July 11, 2003, the last full trading day preceding the public announcement that Yahoo! and Overture had entered into the merger agreement, and (2)     •    , 2003, the last full trading day for which high and low sales prices were available as of the date of this proxy statement/prospectus.

        The table also includes the equivalent high and low sales prices per share of Overture common stock on those dates. These equivalent high and low sales prices per share reflect the $4.75 in cash consideration plus the fluctuating value of the 0.6108 of a share of Yahoo! common stock that Overture stockholders would receive in exchange for each share of Overture common stock if the merger was completed on either of these dates.

	Yahoo Common Stock		Overture Common Stock		Equivalent Price Per Share
	High	Low	High	Low	High	Low
July 11, 2003	$32.92	$31.60	$21.66	$21.13	$24.86	$24.05
•, 2003	•	•	•	•	•	•

        The above table shows only historical comparisons. These comparisons may not provide meaningful information to Overture stockholders in determining whether to approve and adopt the merger agreement and approve the merger. Overture stockholders are urged to obtain current market quotations for Yahoo! and Overture common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve and adopt the merger agreement and approve the merger. See the section entitled "Where You Can Find More Information" beginning on page 126 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Yahoo! and its consolidated subsidiaries, on the one hand, or Overture and its consolidated subsidiaries, on the other, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including:

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  any projections of earnings, revenues, synergies, cost savings or other financial items;

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  any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings and approvals relating to the merger;

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  any statements concerning proposed new products, services, developments or industry rankings;

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  any statements regarding future economic conditions or performance;

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  any statements regarding outcome of claims and litigation;

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  any statements of belief; and

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  any statements of assumptions underlying any of the foregoing.

        The risks, uncertainties and assumptions referred to above include:

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  the difficulty of keeping expense growth at modest levels while increasing revenues;

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  the challenges of integration associated with the merger and the challenges of achieving anticipated synergies;

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  the possibility that the merger may not close or that Yahoo! or Overture may be required to modify some aspects of the merger in order to obtain regulatory approvals;

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  the assumption of maintaining revenues on a combined company basis following the close of the merger; and

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  other risks that are described in the section entitled "Risk Factors," which follows on the next page, and in the documents that are incorporated by reference into this proxy statement/prospectus.

        If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, results of Yahoo! and Overture could differ materially from the expectations in these statements. Yahoo! and Overture are not under any obligation and do not intend to update their respective forward-looking statements.

RISK FACTORS

        Yahoo! and Overture will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company's control. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to Yahoo! and Overture or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Yahoo! and Overture as a combined company.

Risks Related to the Merger

Although Yahoo! and Overture expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

        The failure of the combined company to meet the challenges involved in integrating the operations of Yahoo! and Overture successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. Realizing the benefits of the merger will depend in part on the integration of technology, operations, and personnel. The integration of the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could significantly disrupt the businesses of Yahoo! and Overture. The challenges involved in this integration include the following:

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  combining product and service offerings;

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  coordinating research and development activities to enhance introduction of new products and services;

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  preserving advertising, affiliate and other important relationships of both Yahoo! and Overture and resolving potential conflicts that may arise;

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  minimizing the diversion of management attention from ongoing business concerns;

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  addressing differences in the business cultures of Yahoo! and Overture and maintaining employee morale and retaining key employees;

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  coordinating and combining overseas operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance, local laws and regulations; and

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  managing a complex integration process shortly after the completion of other independent acquisitions by each of Yahoo! and Overture.

        The combined company may not successfully integrate the operations of Yahoo! and Overture in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company's ability to realize these benefits and synergies could be adversely impacted by practical or legal constraints on its ability to combine operations.

The shares of Yahoo! common stock that Overture stockholders will receive as part of the merger consideration may not maintain their value.

        At the closing of the merger, each share of Overture common stock will be exchanged for 0.6108 of a share of Yahoo! common stock and $4.75 in cash. There will be no adjustment in the number of shares of Yahoo! common stock or amount of cash distributed to Overture stockholders because of changes in the market price of either Yahoo! common stock or Overture common stock. Accordingly, the specific dollar value of Yahoo! common stock that Overture stockholders will receive upon the merger's completion will depend entirely upon the market value of Yahoo! common stock at the time the merger is completed. This value may substantially decrease from the date you submit your proxy. Moreover, completion of the merger may occur some time after Overture stockholder approval has been obtained, so that the specified dollar value of Yahoo! common stock that Overture stockholders will receive upon the merger's completion may substantially decrease from the date of the special meeting of Overture stockholders. In addition, Overture may not terminate the merger agreement or refuse to complete the merger solely because of changes in the market price of Yahoo! common stock or Overture common stock. The share prices of Yahoo! common stock and Overture common stock are by nature subject to the general price fluctuations in the market for publicly-traded equity securities, and the prices of both companies' common stock have experienced volatility in the past. We urge you to obtain recent market quotations for Yahoo! common stock and Overture common stock. Neither Yahoo! nor Overture can predict or give any assurances as to the respective market prices of its common stock at any time before or after the completion of the merger.

Some of the directors and executive officers of Overture have interests and arrangements that could affect their decision to support or approve the merger.

        The directors and executive officers of Overture will receive continuing indemnification against liabilities and some of the directors and executive officers have Overture restricted stock and stock options that provide them with interests in the merger, such as accelerated vesting upon completion of the merger in certain cases, that are different from, or are in addition to, your interests in the merger. In addition, Ted Meisel, the President and Chief Executive Officer of Overture, has entered into an employment agreement with Yahoo!, which is contingent upon, and effective after, the completion of the merger. In addition, Overture's other executive officers are entitled to receive severance benefits pursuant to change of control severance agreements with Overture if their employment is terminated following the merger under certain circumstances. As a result, these directors and officers may be more likely to vote to approve and adopt the merger agreement and approve the merger and recommend that you approve and adopt the merger agreement and approve the merger than if they did not have these interests. All of the directors of Overture, including Mr. Meisel, and a significant stockholder of Overture that is an affiliate of one of Overture's directors have already agreed to vote their shares of Overture common stock, representing approximately    •    % of all outstanding shares of Overture common stock as of close of business on the record date for the special meeting in favor of the proposal to approve and adopt the merger agreement and approve the merger. As of the close of business on the record date Overture officers and directors and their affiliates beneficially owned approximately    •    % of all outstanding shares of Overture common stock entitled to vote at the meeting. For a description of some of these interests, please see the section entitled "—Interests of Overture Directors and Executive Officers in the Merger" beginning on page 75 of this proxy statement/prospectus.

Yahoo! and Overture may be unable to obtain the regulatory approvals required to complete the merger or, in order to do so, the combined company may be required to comply with material restrictions or conditions.

        Yahoo! and Overture may be unable to obtain the regulatory approvals required to complete the transaction or, in order to do so, the combined company may be required to comply with material restrictions or conditions. The merger is subject to review by the Antitrust Division of the United States Department of Justice (DOJ) and the United States Federal Trade Commission (FTC) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act). Yahoo! and Overture are required to make filings under the HSR Act, and the statutory waiting period thereunder must expire or be terminated prior to completing the merger. Each of Yahoo! and Overture may receive a request for additional information and other documentary material from the DOJ or the FTC under the HSR Act in connection with the merger, which would extend the waiting period for the merger under the HSR Act until 30 days after both parties substantially comply with the request for additional information. In addition, the merger may be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.

        The reviewing authorities may not permit the merger at all or may impose restrictions or conditions on the merger that may seriously harm the combined company if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Yahoo! may refuse to complete the merger if restrictions or conditions are required by governmental authorities that would be reasonably likely to materially adversely impact the benefits anticipated to be derived by the merger or the business of Overture as currently conducted or contemplated to be conducted on a combined basis with Yahoo! after the merger.

        Yahoo! and Overture also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company's operations. No additional stockholder approval is expected to be required for any decision by Overture, after the special meeting of Overture stockholders, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

        In addition, during or after the statutory waiting periods, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Yahoo!, Overture or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

Yahoo! expects to incur significant costs associated with the merger.

        Yahoo! estimates that it will incur direct transaction costs of approximately $12.5 million associated with the merger, which will be included as part of the total purchase price for financial accounting purposes. In addition, Overture estimates that it will incur direct transaction costs of approximately $14.0 million which will be recognized as expenses as incurred. Yahoo! and Overture believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies.

        In addition, Overture stockholders who do not wish to accept the Yahoo! common stock to be issued in the merger have the right to have the Delaware Chancery Court determine the "fair value" of their shares by exercising their appraisal rights pursuant to Delaware's appraisal rights statute. If Overture stockholders properly exercise that right, the Chancery Court may award them an amount in excess of the merger consideration.

The stock prices and businesses of Yahoo! and Overture may be adversely affected if the merger is not completed.

        Completion of the merger is subject to several closing conditions, including obtaining requisite regulatory and stockholder approvals, and Yahoo! and Overture may be unable to obtain such approvals on a timely basis or at all. If the merger is not completed, the prices of Yahoo! common stock and Overture common stock may decline to the extent that the current market prices of Yahoo! common stock and Overture common stock reflect a market assumption that the merger will be completed. In addition, Overture's operations may be harmed to the extent that advertisers, affiliates and others believe that Overture cannot effectively compete in the marketplace without the merger, or there is uncertainty surrounding the future direction of the product and service offerings and strategy of Yahoo! or Overture on a standalone basis. If the merger is not completed, Yahoo! would not derive the strategic benefits expected to result from the merger. Yahoo! and Overture will also be required to pay significant costs incurred in connection with the merger, including legal, accounting and a portion of the financial advisory fees, whether or not the merger is completed. Moreover, under specified circumstances described in the section entitled "—Payment of Termination Fee" beginning on page 102 of this proxy statement/prospectus, Overture may be required to pay Yahoo! a termination fee of $65 million in connection with the termination of the merger agreement. In addition, pursuant to a search services agreement with Yahoo!, described in the section entitled "Material Contacts Between Yahoo! and Overture Prior to the Merger—Search Services Agreement," in the event of a change of control of Overture involving a party other than Yahoo!, at Yahoo!'s election, Overture may be required to pay additional amounts to Yahoo! in connection with search services or pay Yahoo! certain fees and issue Overture stock to Yahoo!.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Yahoo!'s common stock following the merger.

        In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of the common stock of Yahoo! following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to Overture's net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of that asset. These amortization and potential impairment charges could have a material impact on the combined company's results of operations.

In order to be successful, the combined company must retain and motivate key employees, which will be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.

        In order to be successful, the combined company must retain and motivate executives and other key employees, including those in managerial and technical positions. Experienced management and technical personnel in the Internet industry are in high demand and competition for their talents is intense. This is particularly the case in Silicon Valley, where Yahoo!'s headquarters is located. Employee retention may be a particularly challenging issue in connection with the merger. Employees of Yahoo! or Overture may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. In addition, a portion of Overture's employee options have exercise prices in excess of the current value of the merger consideration. These circumstances may adversely affect the combined company's ability to attract and retain key management and technical personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

The market price of the shares of Yahoo! common stock may be affected by factors different from those affecting the shares of Overture common stock.

        Upon completion of the merger, holders of Overture common stock will become holders of Yahoo! common stock. An investment in Yahoo! common stock has different risks than an investment in Overture common stock. Former holders of Overture common stock will be subject to additional risks upon exchange of their shares of Overture common stock for Yahoo! common stock in the merger, some of which are described below in the section entitled "—Risks Related to Yahoo!" beginning on on page 25 of this proxy statement/prospectus. For a discussion of the businesses of Yahoo! and Overture, see the documents incorporated by reference into this document and referred to in the section entitled "Where You Can Find More Information" beginning on page 126 of this proxy statement/prospectus.

Overture depends on a limited number of sources to direct consumers and businesses to its service to conduct searches, and these sources may terminate their agreements with Overture in response to the merger.

        The consumers and businesses who conduct searches using the Overture service come primarily from a limited number of sources. Overture's sources for users conducting searches are members of its affiliate network, including portals, browsers, and other affiliates and its Web site. In any given month, Overture typically depends upon one or a few of these sources for a significant amount of searches conducted on its service. Revenue is generated from paid introductions on advertisers' listings and, generally, the more traffic from any given source, the greater number of paid introductions Overture will generate.

        Unfavorable changes in Overture's relationship with significant affiliates (including, but not limited to a change in implementation or placement permitted under agreements with affiliates) or loss of significant relationships would materially and adversely affect Overture's revenue and results of operations. Yahoo!'s business includes a significant destination portal site that competes with some of Overture's affiliates. To the extent that Overture's other affiliates believe that Yahoo! is a competitor, they may be less likely to do business with Overture. In addition, to the extent that the announcement of the merger creates uncertainty among current and prospective advertisers, vendors and affiliates and they delay decisions pending consummation of the planned merger, Overture's results of operations and profitability could be negatively affected.

        Overture's agreements with its affiliates vary in duration, and depending on the agreement, may be terminable upon the occurrence of certain events, including failure to meet certain service levels, for general breaches of agreement terms, or in some instances, at will. Affiliate agreements representing the traffic that drives a large portion of Overture's revenues from advertisers, including its affiliate agreements with Microsoft, permit the affiliate to terminate the agreement in the event of a change of control of Overture, including the merger. If any of the foregoing termination events occur, the related agreement could terminate earlier than the expiration date, and/or Overture may incur additional obligations, such as additional payments. If we complete the merger without receiving the prior consents of certain affiliates, then these affiliates may have the right to accelerate obligations and terminate contracts. While Overture is using all commercially reasonable efforts to obtain these consents, it is possible that affiliates may not provide consents. Overture depends on its affiliates for searches, and the loss of any of these affiliates could harm its business, ability to generate revenue and operating results.

Risks Related to Yahoo!

If Yahoo!'s competitors are more successful in attracting and retaining customers and users, then its revenues could decline.

        Yahoo! competes with many other providers of online navigation, Web search, information, entertainment, business, recruitment, community, electronic commerce, and Internet access services. As Yahoo! expands the scope of its Internet offerings, it will compete directly with a greater number of Internet sites, media companies, and companies providing business services across a wide range of different online services, including:

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  companies offering communications, Web search, information, community and entertainment services and Internet access either on a stand alone basis or integrated into other products and media properties;

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  vertical markets where competitors may have advantages in expertise, brand recognition, and other factors;

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  online employment recruiting companies; and

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  online merchant hosting services.

        In order to compete effectively, Yahoo! may need to expend significant internal engineering resources or acquire other technologies and companies to provide or enhance its capabilities. For example, Yahoo!'s recent acquisition of Inktomi Corporation brings it leading technology in Web search, which is an important service Yahoo! provides to its users. If Yahoo! is unable to maintain or expand its customer and user base in the future, its revenues may decline.

Companies such as AOL Time Warner and Microsoft may have a competitive advantage because they have greater access to content, maintain billing relationships with more customers and have access to established distribution networks.

        Yahoo! faces significant competition from AOL Time Warner ("AOL" or "America Online") and Microsoft ("Microsoft" or "MSN"). The combination of America Online and Time Warner provides America Online with content from Time Warner's movie and television, music, books and periodicals, news, sports and other media holdings; access to a network of cable and other broadband delivery technologies; and considerable resources for future growth and expansion. The America Online/Time Warner combination also provides America Online with access to a broad potential customer base consisting of Time Warner's current customers and subscribers of its various media properties. To a less significant extent, Yahoo! also faces competition from other companies that have combined a variety of services under one brand in a manner similar to Yahoo!. In certain cases, most notably AOL and MSN, Yahoo!'s competition has a direct billing relationship with a greater number of their users, through access and other services, than Yahoo! has with users through certain of its premium services. This relationship permits Yahoo!'s competitors to have several potential advantages including the potential to be more effective than Yahoo! in targeting services and advertisements to the specific tastes of their users.

Acquisitions could result in operating difficulties.

        As part of Yahoo!'s business strategy, it acquired Inktomi Corporation in March 2003 and has completed several acquisitions (including its acquisition of Hotjobs.com in February 2002). Yahoo! also recently entered into an agreement to acquire Overture and expects to enter into additional business combinations and acquisitions in the future. Acquisitions may result in dilutive issuances of equity securities, use of Yahoo!'s cash resources, incurrence of debt and amortization of expenses related to intangible assets. The acquisitions of HotJobs and Inktomi were accompanied by a number of risks, including:

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  the difficulty of assimilating the operations and personnel of HotJobs, which are principally located in New York, with and into Yahoo!'s operations, which are headquartered in California;

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  the potential disruption of Yahoo!'s ongoing business and distraction of management;

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  the difficulty of incorporating HotJobs' technology or content and rights into Yahoo!'s products and media properties and unanticipated expenses related to such integration;

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  the failure to further successfully develop HotJobs' or Inktomi's technology resulting in the impairment of amounts currently capitalized as intangible assets;

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  the impairment of relationships with employees and customers of HotJobs, Inktomi or Yahoo!'s own business as a result of any integration of new management personnel; and

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  the potential unknown liabilities associated with HotJobs and Inktomi.

        Yahoo! may experience similar risks in connection with its future acquisitions, including its pending acquisition of Overture. Yahoo! may not be successful in addressing these risks or any other problems encountered in connection with the acquisition of HotJobs and Inktomi or that it could encounter in pending or future acquisitions, which would harm Yahoo!'s business or cause it to fail to realize the anticipated benefits of its acquisitions.

Yahoo!'s recent acquisition of Inktomi and its pending acquisition of Overture, exposes its business to greater competition in the area of Web search and sponsored search.

        In March 2003, Yahoo! completed its acquisition of Inktomi Corporation, a provider of OEM Web search and paid inclusion services. Following its pending acquisition of Overture, Yahoo! will increase its sponsored search, web search and paid inclusion business through Overture's businesses of AltaVista and the web search unit of Fast Search & Transfer. As a result of these acquisitions Yahoo! will compete directly with other providers of Web search and related search services, including, among others, AskJeeves, Findwhat/eSpotting Media, Google, and LookSmart. Some of these competitors may have longer operating histories focusing on providing Web search services on an OEM basis, larger customer or user bases and greater brand recognition for their Web search businesses. In addition to the general acquisition risks highlighted in these risk factors, Yahoo! is subject to the risk that other companies with greater operational, strategic or financial resources may choose to enter the sponsored search, Web search or paid inclusion spaces by acquisition or internal development, and may create greater competition for customers and users.

Yahoo!'s international segment competes with local Internet service providers that may have a competitive advantage.

        On an international level, Yahoo! competes directly with local providers; they may have several advantages, including greater knowledge about the particular country or local market and access to significant financial or strategic resources in such local markets. Yahoo! must continue to obtain more knowledge about its users and their preferences, deepen its relationships with its users as well as increase its branding and other marketing activities in order to remain competitive and strengthen its international market position.

Yahoo!'s intellectual property rights are valuable and any inability to protect them could dilute Yahoo!'s brand image.

        Yahoo! regards its copyrights, patents, trademarks, trade dress, trade secrets, and similar intellectual property, including Yahoo!'s rights to certain domain names, as important to its success.

Effective trademark, patent, copyright, and trade secret protection may not be available in every country in which Yahoo!'s products and media properties are distributed or made available through the Internet. Further, the efforts Yahoo! has taken to protect its proprietary rights may not be sufficient or effective. If Yahoo! is unable to protect its trademarks from unauthorized use, its brand image may be harmed. While Yahoo! attempts to ensure that the quality of its brand is maintained by its licensees, Yahoo!'s licensees may take actions that could impair the value of Yahoo!'s proprietary rights or the reputation of Yahoo!'s products and media properties. Yahoo! is aware that third parties have, from time to time, copied significant content available on Yahoo! for use in competitive Internet services. Protection of the distinctive elements of Yahoo! may not be available under copyright law. Any impairment of Yahoo!'s brand image could cause Yahoo!'s stock price to drop. In addition, protecting Yahoo!'s intellectual property and other proprietary rights can be expensive. Any increase in the unauthorized use of Yahoo!'s intellectual property could make it more expensive to do business and consequently harm Yahoo!'s operating results. In turn, this could harm the results of Yahoo!'s business and lower its stock price.

Yahoo! may be subject to intellectual property infringement claims, which are costly to defend and could limit its ability to provide certain content or use certain technologies in the future.

        Many parties are actively developing search, indexing, e-commerce and other Web-related technologies, as well as a variety of online business models and methods. Yahoo! believes that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, disputes regarding the ownership of these technologies and rights associated with online business are likely to arise in the future. In addition to existing patents and intellectual property rights, Yahoo! anticipates that additional third-party patents related to Yahoo!'s services will be issued in the future. From time to time, parties assert patent infringement claims against Yahoo! in the form of letters, lawsuits and other forms of communications. Currently, Yahoo! is engaged in several lawsuits regarding patent issues and has been notified of a number of other potential disputes. Yahoo! expects that it will increasingly be subject to patent litigation as its services expand.

        In addition to patent claims, third parties have asserted and most likely will continue to assert claims against Yahoo!, alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights, or alleging unfair competition or violations of privacy rights. Currently, Yahoo!'s subsidiary LAUNCH Media, Inc. ("LAUNCH") is engaged in a lawsuit regarding copyright issues that commenced prior to Yahoo!'s entering into an agreement to acquire LAUNCH. In the event that Yahoo! determines that licensing proprietary rights is appropriate, it cannot guarantee that it will be able to license such proprietary rights on reasonable terms or at all. Yahoo! may incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims.

        In the event that there is a determination that Yahoo! has infringed third-party proprietary rights such as patents, copyrights, trademark rights, trade secret rights or other third party rights such as publicity and privacy rights, Yahoo! could incur substantial monetary liability, be required to enter into costly royalty or licensing agreements, if available, or be prevented from using the rights, which could require it to change its business practices in the future. As a result, these claims could harm Yahoo!'s business.

Yahoo!'s financial results for any particular period will not predict results for future periods.

        There can be no assurance that the purchasing pattern of customers advertising on the Yahoo! network will not continue to fluctuate, that advertisers will not make smaller and shorter-term purchases, or that market prices for online advertising will not decrease due to competition or other factors. As the percentage of revenues from sources other than advertising increases, it may become more difficult to predict Yahoo!'s financial results based on historical performance. Because of the rapidly changing market Yahoo! serves, period-to-period comparisons of operating results are not likely to be meaningful. You should not rely on the results for any period as an indication of future performance.

Yahoo! expects its operating expenses to continue to increase as it attempts to expand the Yahoo! brand, fund product development, develop media properties and acquire other businesses.

        Yahoo! currently expects that its operating expenses will continue to increase as it expands its sales and marketing operations in areas of expected growth, continues to develop and extend the Yahoo! brand, funds greater levels of product development, develops and commercializes additional media properties and premium services and acquires complementary businesses and technologies.

Yahoo! may be required to record a significant charge to earnings if it must reassess its goodwill or amortizable intangible assets.

        Yahoo! is required under generally accepted accounting principles to review its amortizable intangible assets for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of Yahoo!'s amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization, and slower growth rates in Yahoo!'s industry. If Yahoo!'s stock price and market capitalization decline, Yahoo! may be required to record a significant charge to earnings in its financial statements during the period in which any impairment of Yahoo!'s goodwill or amortizable intangible assets is determined. At June 30, 2003, Yahoo!'s goodwill and other amortizable intangible assets were $767.0 million. In the first quarter of 2002, Yahoo! recorded a transitional impairment charge of $64.1 million as a cumulative effect of an accounting change, resulting from the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

Approximately 68% of Yahoo!'s net revenues are derived from marketing services. Demand from current and potential clients for online advertising is difficult to forecast accurately.

        For the three months ended June 30, 2003, approximately 68% of Yahoo!'s net revenues came from advertisements displayed on Yahoo!'s online properties including transaction fees. Yahoo!'s ability to continue to achieve substantial advertising revenue depends upon:

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  growth of its user base;

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  broadening its relationships with advertisers to small and medium size businesses;

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  its user base being attractive to advertisers;

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  its ability to derive better demographic and other information from users;

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  acceptance of the Web by advertisers as an advertising medium; and

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  its ability to transition and expand into other forms of advertising.

        Yahoo!'s agreements with advertisers and sponsors generally have terms of three years or less and, in many cases, the terms are one year or less. The agreements often have payments contingent on usage or "click-through" levels. Some of Yahoo!'s advertisers are Internet companies, which in certain cases, may lack financial resources to fulfill their commitments. Accordingly, it is difficult to forecast these revenues accurately. However, Yahoo!'s expense levels are based in part on expectations of future revenues and are fixed over the short-term with respect to certain categories. Yahoo! may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall.

If Yahoo! is unable to continue to provide search and directory capabilities on terms which are acceptable to it, its revenue could significantly decline.

        Yahoo! also generates a significant amount of revenue from its search and directory capabilities through an advertiser's purchase of an enhanced placement in Yahoo!'s results. Yahoo! Sponsor Results, offered through keyword search driven inquiries, is currently provided through an agreement with Overture with an initial term ending in April 2005 and options for Yahoo! to extend until April 2011. For the three and six months ended June 30, 2003, Yahoo!'s revenues from its agreement with Overture were approximately 20% of total net revenues. If Yahoo! is unable to provide search and directory services which generate significant traffic to its Web sites, to continue to secure an arrangement with a third party provider such as Overture on terms which are acceptable, or if Yahoo! is unable to develop its own ability to provide this service, including through the pending acquisition of Overture, Yahoo!'s revenue could significantly decline.

The sources of Yahoo!'s advertising revenue are changing and it must adapt to the needs of its changing mix of advertisers to maintain or increase advertising revenues.

        Yahoo! is experiencing a shift in the source of its advertising revenues from Internet companies to companies in more traditional lines of business. These advertisers often have substantially different requirements and expectations than Internet companies with respect to advertising programs. In addition, companies in more traditional lines of business have only recently begun to increase their aggregate commitments to Internet advertising. If Yahoo! is unsuccessful in adapting to the needs of its changing mix of advertisers, its revenues could decline.

Decreases or delays in advertising spending due to general economic downturns could harm Yahoo!'s ability to generate advertising revenue.

        Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The overall market for advertising, including Internet advertising, has been generally characterized in recent quarters by soft demand and the reduction of marketing and advertising budgets, or the delay in spending of budgeted resources. As a result, advertising spending has decreased. Since Yahoo! derives a large part of its revenues from advertising fees, the decrease in or delay of advertising spending could reduce Yahoo!'s revenues or negatively impact its ability to grow its revenues. Even if economic conditions improve, marketing budgets and advertising spending may not increase from current levels.

Due to intense competition, Yahoo! may not be able to generate substantial revenues from the Internet access market.

        In 2002, Yahoo! launched SBC Yahoo! DSL and SBC Yahoo! Dial, an Internet access service provided through an alliance with SBC Communications Inc. This access service combines customized content and services from Yahoo! (including browser and other communications services) and DSL transport and Internet access from SBC Internet Services (an affiliate of SBC Communications Inc.). This Internet access service competes with many large companies, some of which may have substantially greater market presence (including an existing user base), financial, technical, marketing or other resources than those committed to the product offerings with SBC. This service primarily competes directly or indirectly with established Internet services, such as AOL and MSN; national telecommunications companies and regional Bell operating companies (other than SBC); and broadband Internet access providers such as Earthlink, Comcast, and other cable broadband providers. As a result of these and other competitive forces, this service may not be able to attract, grow or retain a customer base, which would negatively impact Yahoo!'s ability to sell customized content and services through this channel.

Yahoo!'s success in the Internet access market will depend on technical and customer service issues, which it has limited ability to control.

        Internet access services, including SBC Yahoo! DSL and SBC Yahoo! Dial, are susceptible to natural or man-made disasters such as earthquakes, floods, fires, power loss, or sabotage, as well as interruptions from technology malfunctions, computer viruses or hacker attacks. Other potential service interruptions may result from unanticipated demands on network infrastructure, increased traffic or problems in customer service to Yahoo!'s access customers. Yahoo!'s ability to control technical and customer service issues is further limited by dependence on SBC for connectivity, customer service, joint marketing and technical integration of aspects of Yahoo!'s access service. Significant disruptions in Yahoo!'s access service could harm Yahoo!'s goodwill, the Yahoo! brand and ultimately could significantly and negatively impact the amount of revenue it may earn from its service.

Some of Yahoo!'s sponsorship arrangements may not generate anticipated revenues.

        A key element of Yahoo!'s strategy is to generate advertising revenues through sponsored services and placements by third parties in Yahoo!'s online media properties in addition to banner advertising. Yahoo! typically receives sponsorship fees or a portion of transaction revenues in return for minimum levels of user impressions to be provided by it. These arrangements expose Yahoo! to potentially significant financial risks in the event Yahoo!'s usage levels decrease, including the following:

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  the fees it is entitled to receive may be adjusted downwards;

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  it may be required to "make good" on its obligations by providing alternative services;

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  the sponsors may not renew the arrangements or may renew at lower rates; and

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  the arrangements may not generate anticipated levels of shared transaction revenues, or sponsors may default on the payment commitments in such agreements, as has occurred in the past.

        Accordingly, any leveling off or decrease of Yahoo!'s user base (or usage by Yahoo!'s existing base), or the failure to generate anticipated levels of shared transaction revenues, could result in a significant decrease in revenues.

Yahoo! has spent considerable amounts of money and resources to provide a variety of communications services, but such services may not prove to be successful in generating significant revenue for it.

        Currently, a substantial portion of the traffic on Yahoo!'s online properties is directed at communications services, such as email, instant messaging and chat rooms, and Yahoo! expects this trend to continue for the foreseeable future. Yahoo! provides these and other basic communications services free of charge to users, as is the case with most of Yahoo!'s competitors. Yahoo! also offers fee-based enhancements to its email service and also depends on the use of other Yahoo! services to generate revenues from communications service. This revenue model and alternative revenue models for communications and electronic commerce services, such as subscription fees and commissions, are relatively unproven and may not generate sufficient revenues to be meaningful. As communications services become an increasingly important part of its total offering, Yahoo! must continue to provide new communications applications that are compelling to users and utilize more sophisticated communications technologies to provide such applications to many types of access devices in addition to the personal computer, while continuing to develop an effective method for generating revenues for such services. In addition, the development of these technologies requires long development cycles and a more significant investment by Yahoo!. If Yahoo! cannot generate revenues from its communications services that are greater than the cost of providing such services, its operating results will be harmed.

Yahoo! may not be successful in expanding the number of users of its electronic commerce services.

        Yahoo! has focused and intends to continue to focus significant resources on the development and enhancement of its electronic commerce properties. These properties, such as Yahoo! Shopping, link users with a network of retailers with whom Yahoo! has relationships. Through Yahoo!'s electronic commerce properties, Yahoo! does not establish a direct billing relationship with its users as a result of any purchases they may make with the retailers. In addition, a large number of users currently utilize Yahoo!'s online shopping services simply to gather information for future offline purchases. Yahoo! will need to effectively induce information gatherers to make purchases in order for its electronic commerce properties to be successful. Finally, the success of Yahoo!'s electronic commerce properties will also depend on, among other things, its ability to attract and retain well-known brands among its network of retailers. The revenue that Yahoo! derives from its electronic commerce properties is typically in the form of a commission paid by the retailer from whom Yahoo!'s user purchased a product. Users who had a favorable buying experience with a particular retailer may contact that retailer directly for future purchases rather than through Yahoo!'s service. If Yahoo!'s users bypass Yahoo!'s electronic commerce properties, such as Yahoo! Shopping, and contact retailers directly, Yahoo! will not receive any revenue for purchases made through such direct contact. Competing providers of online shopping, including merchants with whom Yahoo! has relationships, may provide a more convenient and comprehensive online shopping experience due to their singular focus on electronic commerce. As a result, Yahoo! may have difficulty competing with those merchants for users of electronic commerce services and as a consequence, its revenue could decline or it could fail to generate significant revenues from electronic commerce. In addition, a decrease in the number of users of Yahoo! Shopping could adversely affect demand for the Yahoo! Store service as a means to market and distribute products online, which could negatively impact the amount of revenue Yahoo! generates from this service.

Yahoo!'s business and enterprise services are costly to develop and may fail to gain increasing market acceptance.

        Yahoo! has invested a significant amount of money and resources in the creation of its Yahoo! Enterprise Solutions offerings, which are comprised of Yahoo!'s Portals and Broadcast Groups. These services may fail to gain increasing market acceptance. Because the market for business and enterprise services is new and evolving, it is difficult to predict the size of this market and its rate of growth, if any. In addition, it is uncertain whether businesses and other organizations will utilize the Internet to any significant degree as a means of broadcasting business conferences and other events. Potential business services customers must increasingly accept audio and video broadcast services over the Internet as a viable alternative to face-to-face meetings, television or audio, audio teleconferences and video conferencing. Yahoo! cannot assure you that the market for business and enterprise services will continue to grow or be sustainable. In addition, with respect to Portal Solutions, Yahoo! competes with many large, well capitalized companies offering a broader range of integrated products, which provides them with a competitive advantage. If the market fails to grow, grows more slowly than expected or becomes more competitive than is currently expected, Yahoo!'s operating results could be harmed.

Yahoo! will continue to operate in international markets in which it has limited experience and is faced with relatively higher costs and is exposed to greater risks.

        A key part of Yahoo!'s strategy is to develop Yahoo!-branded online properties in international markets. Yahoo! has developed, through joint ventures, subsidiaries and branch offices, localized properties in over 20 international countries. To date, Yahoo! has only limited experience in developing localized versions of its products and marketing and operating its products and services internationally. Yahoo! relies on the efforts and abilities of its foreign business partners in such activities.

        Yahoo! believes that in light of substantial anticipated competition, it needs to expand its operations in international markets quickly in order to obtain market share effectively. However, in a number of international markets, especially those in Europe, Yahoo! faces substantial competition from Internet Service Providers (ISPs) that offer or may offer their own navigational services. Many of these ISPs have a dominant market share in their respective territories. Furthermore, foreign providers of competing online services may have a substantial advantage over Yahoo! in attracting users in their country due to more established branding in that country, greater knowledge with respect to the tastes and preferences of users residing in that country and/or their focus on a single market. Yahoo! has experienced and expects to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of its international online properties relative to its domestic experience. Yahoo! has selected international markets that may not develop at a rate that supports its level of investment. In particular, international markets typically have been slower than domestic markets in adopting the Internet as an advertising and commerce medium.

Yahoo!'s international operations are subject to increased risks.

        In addition to uncertainty about Yahoo!'s ability to continue to generate revenues from its foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, including:

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  trade barriers and unexpected changes in regulatory requirements;

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  difficulties in developing, staffing and simultaneously managing a large number of unique foreign operations as a result of distance, language and cultural differences;

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  longer payment cycles;

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  currency exchange rate fluctuations;

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  political and economic instability and export restrictions;

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  seasonal reductions in business activity;

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  risks related to government regulation including those more fully described below; and

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  potentially adverse tax consequences.

        One or more of these factors could harm Yahoo!'s future international operations and consequently, could harm its business, operating results, and financial condition.

If key personnel leave unexpectedly and are not replaced, Yahoo! may not be able to execute its business plan.

        Yahoo! is substantially dependent on the continued services of its key personnel, including its two founders, its chief executive officer, chief financial officer, chief operating officer, chief technical officer, and its executive and senior vice presidents. These individuals have acquired specialized knowledge and skills with respect to Yahoo! and its operations. If any of these individuals were to leave unexpectedly, Yahoo! could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. Many of Yahoo!'s management personnel have reached or will soon reach the four-year anniversary of their hiring date and, as a result, have become or will shortly become fully vested in their initial stock option grants. While management personnel are typically granted additional stock options subsequent to their hire date, which will usually vest over a period of four years to provide additional incentive to remain at Yahoo!, the initial option grant is typically the largest for a given position, and an employee may be more likely to leave Yahoo!'s employ upon completion of the vesting period for the initial option grant.

If Yahoo! is unable to hire qualified personnel in designated growth areas, it may not be able to execute its business plan.

        Yahoo! expects that it will need to hire additional personnel in designated growth areas. The competition for qualified personnel can be intense, particularly in the San Francisco Bay Area, where its corporate headquarters are located. At times, Yahoo! has experienced difficulties in hiring personnel with the right training or experience, particularly in technical areas. If it does not succeed in attracting new personnel, or retaining and motivating existing personnel, Yahoo! may be unable to meet its business plan and as a result its stock price may drop.

Yahoo! may have difficulty scaling and adapting its existing architecture to accommodate increased traffic and technology advances or customer requirements.

        Yahoo! is one of the most highly trafficked Websites on the Internet and is regularly serving numbers of users and delivering daily page views which are beyond previous standards for Internet usage. In addition, the services offered by Yahoo! and popular with users and customers have changed significantly in the past, are expected to change rapidly in the future, and are difficult to predict. Rapid increases in the levels or types of use of its online properties and services could result in delays or interruptions in its service. In particular, the architecture utilized for Yahoo!'s email and certain other communication services is highly complex and may not provide satisfactory service in the future, especially as email and certain other communications services become an increasingly important service offering and as the rate of unsolicited email continues to increase in volume and complexity. In the future, Yahoo! may be required to make significant changes to its architecture, including moving to a completely new architecture. If it is required to switch architectures, Yahoo! may incur substantial costs and experience delays or interruptions in its service. These delays or interruptions in its service may cause users and customers to become dissatisfied with its service and move to competing providers of online services. Further, to the extent that demand for Yahoo!'s broadcast services content and other rich media offerings increases, it will need to expand its infrastructure, including the capacity of its hardware servers and the sophistication of its software. This expansion is likely to be expensive and complex, and require additional technical expertise. As Yahoo! acquires users who rely upon it for a wide variety of services, it becomes more technologically complex and costly to retrieve, store and integrate data that will enable it to track each user's preferences. An unanticipated loss of traffic, increased costs, inefficiencies or failures to adapt to new technologies or user requirements and the associated adjustments to its architecture could harm Yahoo!'s operating results and financial condition.

Yahoo!'s competitors often provide Internet access or computer hardware to its users, and its competitors which could make it difficult for its users to access Yahoo!'s services, which in turn, could reduce the number of Yahoo! users.

        Yahoo!'s users must access its services through an Internet service provider, or ISP, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider (other than SBC), such as AOL Time Warner or MSN, or a computer or computing device manufacturer offers online services or properties that are competitive with those of Yahoo!, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access Yahoo!'s services by not listing them in the access provider's or manufacturer's own directory. Also, because the access provider gathers information from the user in connection with the establishment of the billing relationship, the access provider may be more effective than Yahoo! in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by an access provider (other than SBC Yahoo! DSL or SBC Yahoo! Dial) or those offered by computer or computing device manufacturers rather than the services provided by it, Yahoo!'s revenues may decline.

More individuals are utilizing non-PC devices to access the Internet, and Yahoo! may not be successful in developing a version of its service that will gain widespread adoption by users of such devices.

        In the coming years, the number of individuals who access the Internet through devices other than a personal computer, such as personal digital assistants, mobile telephones and television set-top devices, is expected to increase dramatically. Yahoo!'s services are designed for rich, graphical environments such as those available on personal and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of its services through such devices difficult, and Yahoo! may be unsuccessful in its efforts to modify its online properties to provide a compelling service for users of alternative devices. As Yahoo! has limited experience to date in operating versions of its service developed or optimized for users of alternative devices, it is difficult to predict the problems it may encounter in doing so, and it may need to devote significant resources to the creation, support and maintenance of such versions. If Yahoo! is unable to attract and retain a substantial number of alternative device users to its online services, it will fail to capture a sufficient share of an increasingly important portion of the market for online services.

Yahoo! may not be successful in developing marketable advertising services suited for alternative devices.

        As the majority of its revenues are derived through the sale of marketing services optimized for a personal computer screen, Yahoo! may not be successful at developing a viable strategy for deriving substantial revenues from online properties that are directed at the users of alternative devices. Any failure to develop revenue-generating online properties that are adopted by a significant number of alternative device users could harm its business, operating results and financial condition.

Yahoo! relies on the value of the Yahoo! brand, and the costs of maintaining and enhancing its brand awareness are increasing.

        Yahoo! believes that maintaining and expanding the Yahoo! brand (and other vertical brands, including Inktomi and HotJobs) is an important aspect of its efforts to attract and expand its user and advertiser base. Yahoo! also believes that the importance of brand recognition will increase due to the relatively low barriers to entry. It has spent considerable money and resources to date on the establishment and maintenance of the Yahoo! brands. It will spend increasing amounts of money on, and devote greater resources to advertising, marketing and other brand-building efforts to preserve and enhance consumer awareness of the Yahoo! brands. Yahoo! may not be able to successfully maintain or enhance consumer awareness of the Yahoo! brands and, even if Yahoo! is successful in its branding efforts, such efforts may not be cost-effective. If it is unable to maintain or enhance customer awareness of the Yahoo! brands in a cost effective manner, its business, operating results and financial condition would be harmed.

The successful operation of Yahoo!'s business depends upon the supply of critical elements from other companies and any interruption in that supply could cause service interruptions or reduce the quality of product offerings.

        Yahoo! depends upon third parties, to a substantial extent, for several critical elements of its business, including various technology, infrastructure, content development, software and distribution components.

        Technology and Infrastructure.    Yahoo! relies on private third-party providers for its principal Internet connections, co-location of a significant portion of its data servers and network access. Any disruption in the Internet or network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm Yahoo!'s business, operating results and financial condition. Any financial difficulties for its providers may have negative effects on its business, the nature and extent of which it cannot predict. Yahoo! licenses technology and related databases from third parties for certain elements of its properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information, chat services, street mapping and telephone listings, streaming capabilities and similar services. Yahoo! has experienced and expects to continue to experience interruptions and delays in service and availability for such elements. It also relies on a third-party manufacturer for key components of its email service. Furthermore, Yahoo! depends on hardware and software suppliers for prompt delivery, installation and service of servers and other equipment to deliver its products and services. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact Yahoo!'s relationship with users and adversely affect its brand and its business and could expose it to liabilities to third parties.

        Distribution Relationships.    In addition to Yahoo!'s relationship with SBC, to increase traffic for its online properties and services and make them more available and attractive to advertisers and consumers, Yahoo! has certain distribution agreements and informal relationships with leading Web browser providers, operators of online networks and leading Websites, software developers and computer manufacturers and telecommunications companies. These distribution arrangements typically are not exclusive and do not extend over a significant period of time. Further, some of Yahoo!'s distributors are competitors or potential competitors who may not renew their distribution contracts. Potential distributors may not offer distribution of Yahoo!'s properties and services on reasonable terms, or at all. In addition, as new methods for accessing the Web become available, including through alternative devices, Yahoo! may need to enter into additional distribution relationships. If Yahoo! fails to obtain distribution or to obtain distribution on terms that are reasonable, it may not be able to execute its business plan.

        Streaming Media Software.    Yahoo! relies on the two leading providers of streaming media products, RealNetworks and Microsoft, to license the software necessary to broadcast streaming audio and video content to its users. There can be no assurance that these providers will continue to license these products to Yahoo! on reasonable terms, or at all. Its users are currently able to electronically download copies of the software to play streaming media free of charge, but providers of streaming media products may begin charging users for copies of their player software or otherwise change their business model in a manner that slows the widespread acceptance of these products. In order for Yahoo!'s broadcast services to be successful, there must be a large base of users of these streaming media products. Yahoo! has limited or no control over the availability or acceptance of streaming media software, and to the extent that any of these circumstances occur, the broadcast services portion of its business will be materially adversely affected.

        Content and Search Service.    Yahoo!'s future success depends upon its ability to aggregate compelling content and deliver that content through its online properties. Yahoo! licenses much of the content that attracts users to its online properties, such as news items, stock quotes, weather reports, maps and audio and video content from third parties such as Reuters. Yahoo! also obtains important elements of its search service from its relationship with Google. In particular, Yahoo!'s music and entertainment properties rely on major sports organizations, radio and television stations, record labels, cable networks, businesses, colleges and universities, film producers and distributors, and other organizations for a large portion of the content available on its properties. Yahoo!'s ability to maintain and build relationships with third-party content providers will be critical to its success. It may be unable to enter into or preserve relationships with the third parties whose content it seeks to obtain. Many of Yahoo!'s current licenses for third-party content extend for a period of less than two years and there can be no guarantee that they will be renewed upon their expiration. In addition, as competition for compelling content increases both domestically and abroad, content providers may increase the prices at which they offer their content to Yahoo! and potential content providers may not offer their content on terms agreeable to it. An increase in the prices charged to Yahoo! by third-party content providers could harm its operating results and financial condition. Further, many of its content licenses with third parties are non-exclusive. Accordingly, other webcasters may be able to offer similar or identical content. Likewise, most sports and entertainment content available on Yahoo!'s online properties are also available on other media like radio or television. These media are currently, and for the foreseeable future will be, much more widely adopted for listening or viewing such content than the Web. These factors also increase the importance of Yahoo!'s ability to deliver compelling editorial content and personalization of this content for users in order to differentiate Yahoo! from other businesses. If Yahoo! is unable to license or acquire compelling content, if other companies broadcast content that is similar to or the same as the content that it provides, or if it does not develop compelling editorial content or personalization services, the number of users on its online properties may not grow at all or at a slower rate than anticipated, which would decrease its revenue.

As Yahoo! provides more audio and video content, particularly music, it may be required to spend significant amounts of money on content acquisition and content broadcasts.

        In the past, the majority of the content that Yahoo! provided to its users was in print, picture or graphical format and was either created internally or licensed to it by third parties for little or no charge. However, Yahoo! has been providing and intends to continue to provide increasing amounts of audio and video content to its users, such as the broadcast of music, film content, speeches, news footage, concerts and other special events, through its broadcast services and other media and entertainment properties. It believes that users of Internet services such as the Yahoo! online properties will increasingly demand high-quality audio and video content. Such content may require it to make substantial payments to third parties from whom it licenses or acquires such content.

        For example, in order to broadcast music through its online properties, Yahoo! is currently required to pay royalties both on the copyright in the musical compositions and the copyright in the actual sound recordings of the music to be broadcast. The revenue it receives as a result of its audio and video broadcasts may not justify the costs of providing such broadcasts.

Yahoo!'s failure to manage growth and diversification of its business could harm it.

        Yahoo! has experienced dramatic growth in personnel in recent years and expects to continue to hire additional personnel in selected areas. This growth requires significant time and resource commitments from Yahoo! and its senior management. Further, as a result of recent acquisitions and international expansion, more than one-half of Yahoo!'s employees are based outside of its Sunnyvale, California headquarters. If Yahoo! is unable to effectively manage a large and geographically dispersed group of employees or anticipate its future growth, its business will be adversely affected.

        In addition, Yahoo!'s business has evolved in recent quarters to include, among other initiatives, a variety of fee-based premium services. Regulation of the Internet, including U.S. and foreign laws and regulations relating to user privacy, pricing, advertising, taxation, gambling, sweepstakes, promotions, financial market regulation, consumer protection, content regulation, quality of products and services and intellectual property ownership and infringement, may impact its evolving business in ways Yahoo! has not yet anticipated. Such regulation may impose significant additional costs on Yahoo!'s business or subject it to additional liabilities. Additionally, Yahoo!'s business relies on its financial reporting and data systems (including its systems for billing users of its fee-based services), which have grown increasingly complex in recent quarters due to acquisitions and the diversification and complexity of its business. Yahoo!'s ability to operate its business efficiently depends on these systems and if it is unable to adapt to these changes, its business will be adversely affected.

Yahoo! is subject to U.S. and foreign government regulation of the Internet, the impact of which is difficult to predict.

        There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to Yahoo! relating to issues such as user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, financial market regulation, consumer protection, content regulation, quality of products and services, and intellectual property ownership and infringement can be unclear. In addition, Yahoo! will also be subject to new laws and regulations directly applicable to its activities. Any existing or new legislation applicable to Yahoo! could expose it to substantial liability, including significant expenses necessary to comply with such laws and regulations, and dampen the growth in use of the Web.

        Several federal laws, including the following, could have an impact on Yahoo!'s business. The Digital Millennium Copyright Act is intended, in part, to limit the liability of eligible online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Such legislation may impose significant additional costs on Yahoo!'s business or subject it to additional liabilities.

        Yahoo! posts its privacy policy and practices concerning the use and disclosure of user data. In addition, GeoCities, a company Yahoo! acquired in 1999, is required to comply with a consent order between it and the Federal Trade Commission (the "FTC"), which imposes certain obligations and restrictions with respect to information collected from users. Any failure by Yahoo! to comply with its posted privacy policy, the consent order, FTC requirements or other privacy-related laws and regulations could result in proceedings by the FTC or others which could potentially have an adverse effect on its business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the United States Congress and various state legislative bodies regarding privacy issues related to its business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect Yahoo!'s business through a decrease in user registrations and revenues. This could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize Yahoo!'s services.

        Due to the nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate Web transmissions or prosecute Yahoo! for violations of their laws. Yahoo! might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) could increase the costs of regulatory compliance for Yahoo! or force it to change its business practices.

Yahoo! may be subject to legal liability for online services.

        Yahoo! hosts a wide variety of services that enable individuals to exchange information, generate content, conduct business and engage in various online activities on an international basis, including public message posting and services relating to online auctions and homesteading. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and abroad. Claims have been threatened and have been brought against Yahoo! for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that

Yahoo! provides links to or that may be posted online or generated by its users or with respect to auctioned materials. In addition, Yahoo! was the subject of a claim brought by certain entities in a French court regarding, among other things, the availability of certain content within its services which was alleged to violate French law. Due to the unsettled nature of the law in this area, Yahoo! may be subject to similar actions in domestic or other international jurisdictions in the future. Its defense of any such actions could be costly and involve significant distraction of Yahoo!'s management and other resources. In addition, Yahoo! is aware that governmental agencies are currently investigating the conduct of online auctions.

        Yahoo! also periodically enters into arrangements to offer third-party products, services, or content under the Yahoo! brand or via distribution on various Yahoo! properties, including stock quotes and trading information. It may be subject to claims concerning these products, services or content by virtue of Yahoo!'s involvement in marketing, branding, broadcasting or providing access to them, even if Yahoo! does not itself host, operate, provide, or provide access to these products, services or content. While its agreements with these parties often provide that Yahoo! will be indemnified against such liabilities, such indemnification may not be adequate.

        It is also possible that, if any information provided directly by Yahoo! contains errors or is otherwise negligently provided to users, third parties could make claims against it. For example, Yahoo! offers Web-based email services, which expose it to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Investigating and defending any of these types of claims is expensive, even to the extent that the claims do not ultimately result in liability.

Yahoo! issued $750 million of zero coupon senior convertible notes due 2008 which it may not be able to repay in cash, and could result in dilution of its earnings per share.

        In April 2003, Yahoo! issued $750 million of zero coupon senior convertible notes due April 1, 2008. The notes are convertible into Yahoo! common stock at a conversion price of $41.00 per share, which would result in the issuance of an aggregate of 18.3 million shares, subject to adjustment upon the occurrence of specified events. Therefore, each $1,000 principal amount of the notes will initially be convertible into 24.3902 shares of its common stock prior to April 1, 2008 if the sale price of its common stock issuable upon conversion of the notes reaches a specified threshold or specified corporate transactions have occurred. Yahoo! may be required to repurchase all of the notes following a fundamental change of the company, such as a change of control, prior to maturity. Following a fundamental change of the company, Yahoo! may choose to pay the purchase price of the notes in cash, shares of its common stock, shares of common stock of the surviving corporation, or a combination of cash and shares of the applicable common stock. Yahoo! may not have enough cash on hand or have the ability to access cash to pay the notes if presented on a fundamental change or at maturity. In addition, the purchase of its notes with shares of its common stock or the conversion of the notes into its common stock could result in dilution of Yahoo!'s earnings per share.

Yahoo!'s stock price has been volatile historically and may continue to be volatile.

        The trading price of Yahoo!'s common stock has been and may continue to be subject to wide fluctuations. During the second quarter of 2003, the closing sale prices of its common stock on the Nasdaq ranged from $22.79 to $32.90 per share, and the closing sale price on August 7, 2003 was $28.87 per share. Yahoo!'s stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by it or its competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to Yahoo!, and news reports relating to trends in its markets or general economic conditions.

        In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of its stock, regardless of Yahoo!'s operating performance. Additionally, volatility or a lack of positive performance in its stock price may adversely affect Yahoo!'s ability to retain key employees, all of whom have been granted stock options.

Yahoo!'s operations could be significantly hindered by the occurrence of a natural disaster or other catastrophic event.

        Yahoo!'s operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. In addition, a significant portion of Yahoo!'s network infrastructure is located in Northern California, an area susceptible to earthquakes. In the past, the western United States (and California in particular) has experienced repeated episodes of diminished electrical power supply. As a result of these episodes, certain of Yahoo!'s operations or facilities may be subject to "rolling blackouts" or other unscheduled interruptions of electrical power. The prospect of such unscheduled interruptions may continue for the foreseeable future and Yahoo! is unable to predict their occurrence, duration or cessation. Yahoo! does not have multiple site capacity for all of its services in the event of any such occurrence. Despite its implementation of network security measures, Yahoo!'s servers are vulnerable to computer viruses, physical and electronic break-ins, and similar disruptions from unauthorized tampering with its computer systems.

Technological or other assaults on Yahoo!'s service could harm its business.

        Yahoo! is vulnerable to coordinated attempts to overload its systems with data, resulting in denial or reduction of service to some or all of its users for a period of time. Yahoo! has experienced a coordinated denial of service attack in the past, and may experience such attempts in the future. Yahoo! does not carry sufficient business interruption insurance to compensate it for losses that may occur as a result of any of these events. Any such event could reduce its revenue and harm its operating results and financial condition.

Anti-takeover provisions could make it more difficult for a third party to acquire Yahoo!.

        Yahoo! has adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of March 20, 2001. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of Yahoo!'s Series A Junior Participating Preferred Stock for $250 per unit. Under certain circumstances, if a person or group acquires 15% or more of Yahoo!'s outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $250 exercise price, shares of its common stock or of any company into which it is merged having a value of $500. The rights expire on March 1, 2011 unless extended by Yahoo!'s board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take Yahoo! over without the approval of its board of directors, its rights plan could make it more difficult for a third party to acquire it (or a significant percentage of its outstanding capital stock) without first negotiating with its board of directors regarding such acquisition.

        In addition, Yahoo!'s board of directors has the authority to issue up to 10,000,000 shares of Preferred Stock (of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock) and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

        The rights of the holders of Yahoo!'s common stock may be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change of control of Yahoo! without further action by the stockholders and may adversely affect the voting and other rights of the holders of its common stock. Further, certain provisions of its charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management, which could have an adverse effect on the market price of Yahoo!'s stock. In addition, Yahoo!'s charter documents do not permit cumulative voting, which may make it more difficult for a third party to gain control of its Board of Directors. Further, Yahoo! is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit it from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, even if such combination is favored by a majority of stockholders, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control or management.

Terrorist attacks and the recent outbreak of hostilities in Iraq have contributed to economic instability in the United States and internationally, which could lead to reduced advertising spending by Yahoo!'s customers.

        On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, and in March 2003, the United States became involved in hostilities with Iraq. These events, coupled with political instability elsewhere in the world, have caused volatility in the financial markets and uncertainty in the global economy. Under these circumstances, there is a risk that Yahoo!'s existing and potential customers may decrease spending, particularly for marketing services. Because marketing services continue to constitute a majority of its revenues, any such decrease in expenditures could materially and adversely affect Yahoo!'s operating results and financial condition. In addition, the political and economic conditions described above may contribute to increased volatility in stock prices, which may cause its stock price to decline.

Risks Related to Overture

In order for Overture's paid placement business to be successful, Overture must continue to maintain and grow its advertiser, consumer, business, and affiliate constituencies.

        Overture's growth depends, in part, on the maintenance of a critical mass of advertisers, consumers, affiliates and traffic generated by its sites. Such a critical mass encourages increased participation in Overture's paid placement search marketplace and its destination sites. To the extent that Overture experiences a decline in the growth or number of any one or all constituents, the value of its service to one or more of its other constituencies could be harmed, and Overture's revenues or business could be adversely affected. A continued decline would seriously harm Overture's revenues and business.

        Overture's ability to increase the volume of transactions on its service and the amounts bid by its advertisers is dependent upon building and maintaining a substantial base of advertisers and consumers. Many potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. Periodically, Overture introduces new initiatives, service programs or rules that affect the bidding process, search term selection rules, editorial policies and search methodology or other components of its services. Advertisers may dislike the effect of these new initiatives, programs or changes that may cause advertisers to cease advertising with Overture, or reduce their level of spending. Advertisers may dislike new traffic sources Overture adds, or may dislike the quality of traffic, and therefore cease advertising with Overture or reduce their level of spending. Advertiser attrition or reduction in advertiser spending could have a material adverse effect on Overture's business. Overture's affiliates may have specific rules that prohibit some advertisers from participating in its services, which may affect Overture's ability to maintain and grow its advertiser base. In addition, Overture's services may not achieve significant acceptance by consumers. Among other things, because Overture's paid placement services prioritize search results based on advertising bids associated with keywords rather than other search and retrieval approaches, consumers may not use this service because they perceive Overture's results to be less objective or not as relevant as those provided by other search methods. Failure to achieve and maintain a large and active base of advertisers and consumers could have a material adverse effect on Overture's business, operating results and financial condition.

        Overture believes that its success in penetrating its target markets depends in part on Overture's ability to further develop and maintain relationships with affiliates, which provide their users with Overture's services on their sites or direct their traffic to Overture's Web site. Overture believes these relationships are important to facilitate broad market acceptance of its services and enhance its sales. Overture's ability to attract users to its services is dependent upon the growth of its affiliate network. Overture's success depends in part on the success of, and its relationships with, its affiliates. As part of Overture's ongoing relationship with its affiliates, Overture may introduce new services, new implementation and/or new variations of its services that its affiliates may not want. In addition, Overture's affiliates may not regard Overture as significant for their own businesses or they may regard Overture as a competitor to their businesses. Therefore, they could reduce their commitment to Overture or terminate their respective relationships with Overture, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with Overture's services. Overture's success also depends in part on the success of its affiliates and, in particular, their ability to generate search traffic. New third party software developments and competition from companies with whom Overture does not have a relationship may lead to deterioration of searches supplied to Overture by its affiliates. If Overture is unable to successfully develop and maintain relationships with affiliates and/or its affiliates' search business deteriorates, Overture's business, operating results and financial condition could be materially and adversely affected.

        Since Overture relies on a limited number of affiliates for its paid introductions, consolidation among affiliates or potential affiliates, or an acquisition of one or more affiliates by competitors could harm Overture's operating results, cause Overture to lose its relationships with those affiliates, and reduce Overture's competitive position. For example, if a third party acquires one of Overture's affiliates, Overture may lose its relationship with its affiliate in favor of a competitor. In some cases, these third parties have exclusive relationships with Overture's competitors that would prohibit its affiliate from continuing a relationship with Overture after they are acquired. If one of Overture's existing affiliates combined with another one of its affiliates, it would likely increase the negotiating power of these affiliates relative to Overture and, as a result, Overture's financial results may suffer. Overture believes that consolidation among Internet sites will continue in the future, particularly as smaller firms have difficulty raising capital in a poor economic environment. This consolidation, particularly among search sites, coupled with the recent increase in competition, may place pressure on Overture's margins, which would harm its business.

Overture may not be successful in introducing new products and services.

        In connection with the recent acquisitions of the businesses of AltaVista and Fast's Web search unit, Overture has begun offering algorithmic and paid inclusion search services, both on a stand-alone basis and together with its paid placement search service. Additionally, in June 2003, Overture launched Content Match, its new contextual advertising product that places its search results on relevant content pages of Overture's distribution partner's Web sites. Although complementary to Overture's existing paid placement business, these search services require different technological and marketing capabilities, and present different risks, from Overture's existing business. Overture has limited experience in operating and marketing algorithmic, paid inclusion and content match search service businesses. Overture's success in these new businesses depends in part on its relationships with existing users of such algorithmic, paid inclusion and content match search services and on the quality of such search services, as well as Overture's ability to successfully offer such services to members of its affiliate network. If Overture's affiliates or end-users of these search services do not find its search results to be of high quality or do not wish to use such services, Overture's revenues or business could be adversely affected. Overture may not be successful in maintaining the users of its search site. If there is a continuing decline in Overture's users, it may adversely affect its business. In addition, the quality of Overture's algorithmic search service could impact demand for its paid placement search services to the extent that Overture's affiliates choose to do business with only a single search provider. In addition, in order to obtain and maintain demand for Overture's new algorithmic and paid inclusion search services, Overture must continually invest in improving search relevance, speed and other aspects of its technology. If Overture does not continually improve its overall search service, Overture's business could be harmed. Because some of these new products are unproven and rely on new technologies, Overture's forward-looking projections have a higher degree of uncertainty.

        Overture also plans to launch several new products and services including local search and Web analytics in 2003. These initiatives are new and untested. There may not be a demand for such products and services by any or all of Overture's constituents. If such products and services do not achieve market acceptance, Overture's business could be harmed. In addition, the launch of new products may detract from revenue that could be generated by other products.

Overture depends on a limited number of sources to direct consumers and businesses to its service to conduct searches.

        The consumers and businesses that conduct searches on Overture's service come primarily from a limited number of sources. Overture's sources for users conducting searches are members of its affiliate network, including portals, browsers, and other affiliates and Overture's Web sites. Revenue is generated from paid introductions on advertisers' listings and, generally, the more traffic from any given source, the greater number of paid introductions Overture will generate.

        During the three months ended June 30, 2003, Overture earned approximately 63% of its total revenue from advertisers who received Overture's paid introductions as supplied by Microsoft (primarily msn.com and MSN Panel on Microsoft's Internet Explorer) and Yahoo!. Unfavorable changes in Overture's relationship with these affiliates (including, but not limited to, a change in implementation or placement permitted under Overture's agreements with these affiliates) or loss of either relationship would materially and adversely affect Overture's revenue and results of operations.

        The amount of traffic from each of Overture's affiliates has varied, and Overture expects it will continue to vary, from quarter to quarter, sometimes significantly. Moreover, while Overture seeks to align economic incentives, most of its affiliate agreements contain limitations and provide varying levels of discretion to the affiliate in the implementation and placement of Overture's service. In addition, Overture has been, and is likely to be, dependent on searches from a limited number of affiliates. Overture's constituents, including its affiliates, advertisers and consumers may be averse to the implementations Overture enters into with other affiliates or these affiliates' distribution or presentation of Overture's services. Overture's agreements with its affiliates vary in duration, and depending on the agreement, may be terminable upon the occurrence of certain events, including for Overture's failure to meet certain service levels, for material breaches of agreement terms, for changes in control or in some instances, at will. If any of the foregoing termination events occur, the related agreement could terminate earlier than the expiration date, and/or Overture may incur additional obligations. Overture's two largest affiliates, Microsoft and Yahoo! may, in certain circumstances, terminate their agreements with Overture upon a change of control in Overture's ownership. The proposed merger with Yahoo! will constitute a change of control of Overture. Overture may not be successful in renewing any of its affiliate agreements, or if they are renewed, they may not be on as favorable terms. If Overture is unable to replace traffic from any of its large affiliates, or if Overture's relationship with any of its larger affiliates deteriorates, it could seriously harm Overture's business, financial condition and results of operations. Overture depends on its affiliates for searches and the loss of any of these affiliates could harm Overture's business, ability to generate revenue and operating results. In addition, Overture may not be successful in entering into agreements with new affiliates on commercially acceptable terms. As a result of the acquisitions of AltaVista and Fast's Web search unit, Overture now operates several destination search sites. If Overture cannot maintain the traffic at these sites, its business could be harmed.

Overture's industry is highly competitive, and it may not be able to compete effectively.

        Overture faces competition in three principal areas: (i) distribution of its services; (ii) demand for its services on Overture's affiliates' Web sites; and (iii) usage of its services by advertisers.

        Overture competes with companies that provide pay-per-click (global search) advertising services and paid search that are similar to Overture's. These companies include Espotting Media, Inc., FindWhat, Google, Inc., PRIMEDIA (About.com), Terra Lycos and Yahoo!. In addition, Overture cannot assure you that another search service will not successfully offer a competitive pay-per-click advertising service. Overture believes it is likely that there will be additional entrants to the pay-per-click search market, including affiliates who are members of the Overture network. These new competitors will likely compete against Overture for affiliate arrangements and could cause Overture to enter into affiliate agreements with less favorable terms or lose current affiliates or not acquire new affiliates, which could reduce Overture's number of click-throughs, increase the amount of revenue shared with affiliates, and reduce total revenues and thereby have a material adverse effect on Overture's business, operating results and financial condition.

        Overture also competes with providers of other search related services including, among others, Espotting Media, Inc., Google, Inc., MSN, Yahoo!, AOL, Ask Jeeves, Infospace and LookSmart, Ltd.

        Both Overture and its affiliates face competition for consumer traffic within the search marketplace, which affects the number of paid click-throughs on its service and the price Overture shares with its affiliates for those click-throughs. If the consumers of these affiliates prefer the services offered by the affiliates' competitors with whom Overture does not have a relationship, the businesses of its affiliates may suffer, which may in turn have a material adverse effect on Overture's business, operating results and financial condition. In addition, many of Overture's affiliates compete with one another, and this may make it difficult for Overture to develop some affiliate relationships.

        Overture also competes with other providers of pay-per-click search services, other search services, internet search providers, other Web sites and advertising networks such as DoubleClick, Inc. and 24/7 Media, Inc., as well as traditional offline media such as television, radio and print and direct marketing companies, for a share of advertisers' total advertising budgets. Accordingly, Overture may face increased pricing pressure for the sale of advertisements and direct marketing opportunities, as well as a decrease in demand for Overture services, which could have a material adverse effect on Overture's business, operating results and financial condition.

        Some of Overture's competitors, as well as potential entrants into Overture's market, have longer operating histories, larger consumer bases, greater brand recognition and significantly greater financial, marketing and other resources than Overture does. Many current and potential competitors can devote substantially greater resources to promotion and Web site and systems development than Overture can. In addition, as the use of the Internet and other online services increases, larger, well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of Web directories, search and information services or advertising solutions, and existing providers of Web directories, search and information services or advertising solutions may continue to consolidate. In addition, providers of Internet browsers and other Internet products and services who are affiliated with providers of Web directories and information services in competition with Overture's service may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends would increase the competition Overture faces, reduce the demand for its services and could have a material adverse effect on Overture's business, operating results and financial condition.

Overture depends on the growth of the Internet and Internet infrastructure for its future growth.

        Overture is completely dependent on online advertising and consumer search services. The failure of the Internet to continue to develop as a commercial and business medium would have a material adverse effect on Overture's business, operating results and financial condition. The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and advertising is likely only if the Internet provides these businesses with greater efficiencies and improvements.

        The growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the Internet's infrastructure may not be able to support these demands, and its performance and reliability may decline. Consequently, the emergence and growth of the market for Overture's services depend upon improvements being made to the entire Internet, as well as to the individual networking infrastructures of Overture's advertisers, consumers, and affiliates to alleviate overloading and delayed response times.

Overture's acquisitions of AltaVista, Fast's Web search unit, Keylime and other potential acquisitions could be difficult to integrate, disrupt its business, dilute stockholder value and adversely affect Overture's operating results.

        Overture recently completed the acquisitions of the businesses of AltaVista, Fast's Web search unit and Keylime. In addition, Overture may make investments in or acquire other complementary products, services, technologies and businesses. These acquisitions and investments could disrupt Overture's ongoing business, distract its management and employees and increase its expenses. Acquisitions may expose Overture to additional contingent liabilities. Overture could face difficulties in assimilating the personnel and operations of the companies it has recently acquired and those of any future acquisition. In addition, the key personnel of the acquired companies may decide not to work for Overture. Acquisitions of additional services or technologies also involve risks of incompatibility and the need for integration into Overture's existing services and marketing, sales and support efforts. Previous acquisitions have not been successful. In addition, the acquisitions have added approximately 275 employees in several countries. Even assuming successful integration, Overture expects that the acquisitions will not be accretive to its earnings until mid-2004. Overture cannot assure you that it will be able to effectively integrate and operate the businesses of AltaVista and Fast's Web search unit.

        If Overture finances future acquisitions by issuing equity securities, this would dilute its existing stockholders. Any amortization of intangible assets, or other charges resulting from the costs of these acquisitions could have a material adverse effect on Overture's business, operating results and financial condition. In addition, Overture may pay more for an acquisition than the acquired products, services, technology or business is ultimately worth.

Overture may not be able to successfully integrate the technology and sales forces of Keylime, AltaVista and Fast's Web search unit.

        In order to fully recognize the benefits of the acquisitions of Keylime, AltaVista and Fast's Web search unit, Overture must integrate their technology into its existing technology and integrate its sales forces. Overture cannot assure you that it will successfully integrate these technologies and sales forces or that the integration will take place within the planned timeframe and budget. The research and development organizations are located in different locations, which Overture expects will make integration more difficult. The integration of technology and sales forces may distract Overture's management and research and development teams from the day-to-day operations of Overture and may cause disruption in its relationships with affiliates. If Overture fails to effectively integrate the technology or is not able to cross sell its products, Overture will not receive the expected benefits of the acquisitions and it could adversely affect Overture's business and financial condition.

Expansion of Overture's business model will require significant investment and it cannot assure you that these investments will be profitable.

        Overture's current strategy involves significant investment, including investment in its existing paid placement business through the introductions of new technologies aimed at improving advertiser acquisition and advertiser results, expansion into additional international territories, expansion of its distribution network of affiliates, both in the United States and internationally, and introduction of new search products. This expansion will require Overture to enter into new markets, continue research and development efforts, hire new personnel and successfully attract new affiliates and advertisers. Overture cannot assure you that the investments it makes in these new strategies will successfully increase its revenues and profits. In addition, the pursuit of multiple initiatives may strain Overture's management and make each of the individual initiatives more risky. If improvements to Overture's existing services and expansion into new businesses are not successful, Overture believes its business will suffer.

Overture's quarterly financial results are subject to significant fluctuations because of many factors.

        Overture believes that quarter-to-quarter comparisons of its operating results are not a good indication of its future performance. Overture's operating results have varied widely in the past, and Overture expects that they will continue to vary widely from quarter to quarter due to variability in a number of factors, including:

  •
  demand for its services by advertisers, consumers and businesses, including the number of searches performed by consumers and the rate at which they click-through to paid search results;

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  prices paid by advertisers using its services which, aside from minimum prices, are not determined by Overture;

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  decrease in traffic from its affiliates for any reason and over which Overture may have limited or no control, including loss of its agreements with affiliates or reduction in demand for the services of affiliates or implementation and placement of its services by its affiliates;

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  its costs of attracting consumers and businesses to use its services, including traffic acquisition costs;

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  costs related to agreements with affiliates;

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  ability to protect its business model from competitors;

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  the percentage of its search listings that are bidded listings;

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  its ability to maintain and grow its affiliate program including amendments, extensions or new affiliate agreements;

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  changes in the mix of commercial and non-commercial search queries on the Internet;

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  seasonal fluctuations in the use of its service, typical of Overture's industry, in which online traffic has typically been lower in the second and third quarters of the calendar year;

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  foreign exchange fluctuations;

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  the amount and timing of operating costs and capital expenditures relating to expansion of its operations;

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  costs and delays in introducing any new services and improvements to existing services;

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  its ability to successfully introduce new products or services;

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  changes in the growth rate of Internet usage and acceptance by users of e-commerce;

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  technical difficulties, system failures, system security breaches, or Internet downtime, some of which may allow affiliates to terminate their agreements with Overture;

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  laws, government regulations and judicial determinations related to the Internet;

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  its ability to upgrade and develop its information technology systems and infrastructure;

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  its ability to successfully identify and integrate acquisitions;

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  costs related to any acquisitions or dispositions of technologies or businesses;

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  general economic and geopolitical conditions, as well as those specific to the Internet and related industries;

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  market perceptions of its proposed acquisition by Yahoo! and the likelihood of the acquisition being completed;

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  ability to expand and compete internationally; and

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  the timing, acceptance and impact of the release of new search efforts.

Overture's stock has been volatile and may continue to be volatile in the future, which may limit its operating flexibility.

        Historically, Overture's stock price has been extremely volatile and Overture cannot make assurances that the price of its common stock will not decline or be extremely volatile in the future. It is likely that, in some future quarter, Overture's operating results may be below historical levels, and/or the expectations of public market analysts and investors and, as a result of these or other factors, the price of its common stock may fall and/or significantly fluctuate.

        Since Overture's initial public offering in June 1999, the per share trading price of its common stock has ranged from an intra-day high of $114.50 on November 15, 1999 to an intra-day low of $4.81 on December 21, 2000. Overture's stock price may change due to a variety of factors, including those described above in the risk factor entitled "Overture's Quarterly Financial Results Are Subject To Significant Fluctuations Because Of Many Factors." In addition, short-term changes in Overture's stock price may have little relationship to its financial results. In the past, Overture has experienced significant declines in its stock price following announcements of changes in affiliate relationships, even when the particular affiliate relationship did not provide significant paid introductions or result in a significant amount of revenue from advertisers who received paid introductions through Overture as supplied by such affiliates. If Overture's stock price is low, it may limit Overture's ability to raise capital or pursue strategic opportunities, such as acquisitions. In addition, it may reduce the incentive value of Overture's stock options and harm employee morale.

Overture's limited operating history makes planning for future operations more difficult.

        As a result of Overture's limited operating history, it is difficult to accurately forecast its revenue, and Overture has limited historical financial data upon which to base planned operating expenses. Overture plans to increase its operating expenses to expand internationally, expand its marketing and sales operations, broaden its service, extend revenue generating search efforts and customer support capabilities, as well as diversify its offerings. Overture bases its current and future expense levels on its operating plans and estimates of future revenue. Other than a portion of Overture's affiliate costs, its expenses are relatively fixed. Revenue and operating results are difficult to forecast because they generally depend upon the volume of the searches conducted on Overture's service, the terms users search on, the amounts bid by advertisers for search listings on the service and the number of advertisers that bid on the service, each of which Overture cannot control directly. As a result, Overture may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall or for the loss of a significant revenue source. In addition, Overture has only recently begun to expand internationally and create new and untested products, which makes forecasting revenue, expenses and operating results even more difficult. Overture also may be unable to increase its spending and expand its operations in a timely manner to adequately meet user demand, to the extent such demand exceeds Overture's expectations.

Overture has experienced significant growth in its business and any failure to manage this growth could damage Overture's business.

        Overture's ability to successfully offer products and services and implement its business plan in a rapidly evolving market requires effective planning and management process. Overture has increased, and plans to continue to increase, the scope of its operations and services. These expansion efforts could be expensive and put a strain on management and, if Overture does not manage growth properly, it could adversely affect its business. Overture will need to expand its infrastructure, which will include hiring certain key employees and continuing to increase its headcount, as well as expanding its facilities. Hiring key employees, in particular, has historically been difficult, and Overture cannot assure you that it will be able to successfully attract and retain a sufficient number of qualified personnel. Overture's acquisitions of AltaVista's business and Fast's Web search unit will require Overture to effectively integrate and expand its infrastructure.

        In periods of significant growth, the hardware and software used to operate Overture's services may become obsolete faster than originally anticipated, and Overture may be required to replace this hardware or software. As a result, Overture may incur additional expenses to acquire new systems and may incur unplanned charges for impairment or write-offs of obsolete assets. In addition, as Overture's service grows and new features and services are added to its existing software platforms, Overture may be required to conduct a more significant redesign of its software architecture. Such a redesign could be costly and any significant software redesign presents additional risks of errors or systems failures.

Overture faces new and additional risks in international markets and it may be unable to successfully execute its business model in international markets.

        One component of Overture's strategy is to expand its operations into selected international markets. For example, Overture launched its search service for the United Kingdom in November 2000, its German search service in February 2002, its search service for France in September 2002, its search service for Japan in December 2002, its search service in South Korea in April 2003 and its search service in Italy in May 2003. Overture has plans to launch in several additional international locations. To date, Overture has only operated internationally in a few countries, and Overture may be unable to execute its business model in these markets or new markets. Further, foreign providers of competing online services may have a substantial advantage over Overture in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market. Overture expects to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of international online services. International markets Overture has selected may not develop at a rate that supports its level of investment; therefore, Overture expects to continue to incur losses in the near term. In particular, international markets typically have been slower than domestic markets in adopting the Internet as an advertising and commerce medium.

        In pursuing Overture's international expansion strategy, it faces several additional risks, including:

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  lower per capita Internet usage or lower advertiser spending in many countries abroad, due to a variety of causes such as lower disposable incomes, lack of telecommunications and computer infrastructure and questions regarding adequate online security for e-commerce transactions;

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  relatively small Internet markets in some countries, which may prevent Overture from aggregating sufficient traffic and advertising revenues and scaling its business model in those countries;

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  lower usage of the Internet for e-commerce transactions, thus limiting the number of advertisers that use Overture's service;

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  entering into affiliate agreements with guaranteed minimum payments that may exceed its revenues;

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  its potential inability to aggregate a large amount of Internet traffic and find and develop relationships with international advertisers, consumers and businesses, and affiliates;

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  competition in international markets from a broad range of competitors including, but not limited to, Espotting, Google, LookSmart and other United States and foreign search engines, content aggregators and portals, some of which have greater local experience or may launch or have launched in markets earlier than Overture does;

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  click-through rates and price per paid introduction in international markets may not be sufficient to recoup its costs;

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  difficulties in recruiting qualified and knowledgeable staff and in building locally relevant products and services, which could prevent it from aggregating a large advertiser base;

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  foreign laws and regulations, which may vary country by country, that may impact how Overture conducts its business and provides search results;

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  higher costs of doing business in foreign countries, including different employment laws;

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  trade barriers and unexpected changes and differences in regulatory, tax and legal requirements applicable to Internet services;

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  potential adverse tax consequences if taxing authorities in different jurisdictions worldwide disagree with its interpretation of various tax laws or its determinations as to the income and expenses attributable to specific jurisdictions, which could result in Overture's paying additional taxes, interest and penalties;

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  technological differences that vary by marketplace, which it may not be able to support;

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  longer payment cycles and foreign currency fluctuations;

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  economic downturns; and

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  revenue growth outside of the United States may not continue at the same rate if it is determined that Overture has already launched its service in the most significant markets.

        One or more of these factors could have a material adverse effect on Overture's future international operations and, consequently, on Overture's business, operating results and financial condition.

A significant portion of Overture's revenue is concentrated among a small portion of advertisers.

        If Overture's major advertisers were to substantially cut back their advertising or stop using its services, Overture's business would be adversely affected. Although no one advertiser accounts for a material portion of its revenue during any given period, a majority of Overture's total revenue is derived from a small proportion of its advertisers. Overture believes that a substantial amount of revenue from advertising sales in any given future period may come from a relatively small number of advertisers. The agreements Overture has with its advertisers are terminable at any time by the advertiser. As a result, Overture's advertisers are not obligated to purchase advertising from it in the future.

Overture cannot assure you that it will not incur net losses in any particular future period.

        Prior to the three months ended September 30, 2001, Overture had a history of losses and Overture cannot assure you that it will not incur net losses again in any particular future period. Although Overture had net income of $18.8 million for the six months ended June 30, 2003 and net income of $73.1 million and $20.2 million for the years ended December 31, 2002 and 2001, respectively, Overture had net losses of $458.6 million for the year ended December 31, 2000. Because Overture's expense levels are relatively fixed in the short term and include guaranteed payments to some of its affiliates, if Overture's revenues do not keep pace with its expense levels, Overture may not sustain or increase profitability in any particular quarter or Overture may incur losses again. Overture expects to continue to increase its marketing, sales and service, general and administrative, research and development and technology related expenses and Overture cannot be certain that revenue will continue to grow. If Overture's revenue growth does not continue, it may experience a loss in one or more future periods and it may as a result cause Overture's stock price to decline. This may, in turn, impact Overture's ability to implement its business strategy.

Overture faces risks of claims for its services, including trademark infringement and similar claims from third parties.

        Overture's services operate in part by making Internet services and content available to its users. This creates the potential for claims to be made against Overture, either directly or through contractual indemnification provisions with third parties. These claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, personal injury, invasion of privacy or other legal theories under different jurisdictions. Allegations are made against Overture from time to time concerning these types of claims.

        For example, Overture is in litigation with companies JR Cigar, Mark Nutritionals, Pets Warehouse, Spreen Inc., McCoy Motor Co., Apaulo Inc., Puente Hills Imports, Superior Auto of Carson LLC and Mycar.com that have alleged that allowing advertisers to bid on certain search terms constitutes trademark infringement.

        The plaintiffs in these cases allege that they have trademark rights in certain search terms and that Overture violates these rights by allowing competitors of the plaintiffs to bid on these search terms. While the amount of damages that are claimed and that, in the worst case, could be awarded in one or more of these lawsuits might have a material effect on Overture's results of operations, cash flow or financial position, Overture believes that it has meritorious defenses to liability and damages in each of these lawsuits and Overture is contesting them vigorously. If Overture was to incur one or more unfavorable judgments that in themselves are not material, or if there was a development in the law in a similar case to which Overture is not a party that was negative to its position, Overture might decide to change the general manner in which it accept bids on certain search terms, and this change might have a material adverse effect upon Overture's results of operations, cash flows or financial position. Moreover, there can be no assurance that courts will agree with Overture's position in these cases.

        If a court were to determine that the sale of advertising related to certain search terms or that Overture's processes to create search results via its business model constitutes trademark infringement or some other form of liability, it could negatively impact Overture's revenues and business and

Overture might, as a result, decide to change the general manner in which Overture accepts bids on certain search terms or change other practices, and this change might have a material adverse effect upon Overture's results of operations, cash flows or financial position.

        There can be no assurance that Overture's services do not infringe on the intellectual property rights of third parties. A successful claim of infringement against Overture and Overture's failure or inability to license the infringed or similar technology could have a material adverse effect on its business, operating results and financial condition.

Government regulation and legal uncertainties may damage Overture's business.

        The laws and regulations applicable to the Internet, Overture's services and the territorial markets in which Overture operates are evolving. The application to Overture's business is unclear and, depending on how these laws and regulations are changed or applied, could damage its business. There are currently relatively few laws or regulations directly applicable to Internet access, commerce or Internet search. Due to the increasing popularity and use of the Internet, state and federal agencies and foreign governments are currently proposing, and may in the future propose or adopt, additional laws and regulations regarding the Internet or the conduct of business on the Internet. The laws and regulations cover or may in the future cover issues such as user privacy, defamation, database protection, user protection, pricing, taxation, content regulation (including, for example, obscenity and gambling), quality of products and services, and intellectual property ownership and infringement. In addition, Overture might be required to comply with existing laws regulating or requiring licenses for certain businesses of its advertisers including, for example, distribution of pharmaceuticals, alcohol, tobacco or firearms, as well as insurance and securities brokerage and legal services. These laws and regulations could expose Overture to substantial compliance costs and liability, as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require Overture to incur significant expenses to comply with any new regulations. In response to these laws and regulations, whether proposed or enacted, as well as public opinion, Overture may also elect to limit the types of advertisers or advertisements included in its search service, which could in turn decrease the desirability of its service and reduce its revenues.

        The Federal Trade Commission (FTC), in response to a petition from a private organization, has been reviewing the way in which the search engine industry discloses paid placement or paid inclusion practices to the user. In 2002, the FTC staff issued guidance on the matter in the form of letters to the petitioner and to members of the industry, including Overture and AltaVista Company. The letters stated the staff's position on what disclosures are necessary to avoid misleading users about the effect payments to the search engine may have on the inclusion or ranking of listings in the search results. This guidance may differ from the existing practices of some in the industry, including Overture's practices and those of some of its affiliates. The FTC has not yet taken any enforcement action against Overture or any of its affiliates. If the FTC were to take enforcement action that resulted in changes in the labeling or other disclosure of Overture's paid placement listings, it may reduce the desirability of its services and its business and the business of some of Overture's affiliates could be harmed. In addition, Overture and some of its affiliates have adjusted the nature of the disclosures on a voluntary basis, or are likely to do so in the future, and such disclosures may reduce the desirability of Overture's services, which could adversely affect its business.

Increased security risks of online commerce may deter future use of Overture's services.

        Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. Overture's failure to prevent security breaches could significantly harm its business and results of operations. Anyone who is able to circumvent Overture's security measures could misappropriate proprietary information, including advertiser credit card data, cause interruptions in its operations, or damage Overture's brand and reputation. Overture does not believe that its data repositories, financial systems and other technology resources are completely secure from security breaches or sabotage, and Overture occasionally experiences attempts at "hacking" or security breaches. Overture may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of Overture's security or the security of any other Internet provider or a change in industry standards, regulations or laws or an adverse judicial determination could result in liability or could deter people from using Overture's services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which would adversely affect the business of Overture's advertisers and its business.

        In offering Overture's current products and services, Overture collects information from its advertisers, its users, and its advertisers' users. Although users are not required to provide personally identifiable information to initiate a search or view search results, Overture does collect personally identifiable information from its advertisers as part of servicing their account and from users when they initiate contact with Overture. Overture may also have access to personally identifiable information of its advertisers' users, although Overture does not at this time retain or store this personally identifiable information. Additionally, Overture may change the way it collects, stores or uses information it collects from and about third parties as it introduces new products and services. Any well-publicized misuse of third party information Overture collects or has collected by any other Internet provider or a change in industry standards, regulation or laws or an adverse judicial determination could result in liability or deter people from using Overture's services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, or could cause Overture to change the way it conducts its business, which would adversely affect the business of Overture's advertisers and, accordingly, Overture's business.

Overture is exposed to risks associated with credit card fraud, credit payment and sudden loss of advertisers.

        Overture has suffered losses and may continue to suffer losses as a result of orders placed with fraudulent credit card data, even though the associated financial institution approved payment of the orders. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions Overture processes, that merchant does not obtain a cardholder's signature. A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and may ultimately result in advertisers' inability to use credit cards as a means of payment, which would have a material adverse effect on Overture's business, operating results and financial condition.

        Some of Overture's advertisers have limited operating histories, are operating at a loss, have limited cash reserves or have limited access to capital. If an advertiser experiences financial difficulties, the advertiser may stop advertising suddenly or may lack the ability to pay amounts owed to Overture. In addition, in some instances, Overture extends credit to advertisers who may default on their accounts receivable. If any significant part of Overture's advertiser base experiences financial difficulties, is not commercially successful, or is unable to pay Overture's advertising fees for any other reason, Overture's business, operating results and financial condition will be materially and adversely affected.

Overture may incur liabilities for the activities of users of its service.

        The law relating to the liability of providers of online services for activities of their users and for the content of their advertisers' listings is currently unsettled and could damage Overture's business. Overture's insurance policies may not provide coverage for liability for activities of its users or advertisers for the content of Overture's listings. Overture may not successfully avoid civil or criminal liability for unlawful activities carried out by consumers of its service or for the content of Overture's listings. Overture's potential liability for unlawful activities of users of its service or for the content of

Overture's listings could require Overture to implement measures to reduce its exposure to such liability, which may require Overture, among other things, to spend substantial resources or to discontinue certain service offerings. Any costs incurred as a result of such liability or asserted liability could have a material adverse effect on Overture's business, operating results and financial condition.

Overture's market may undergo rapid technological change and its future success will depend on Overture's ability to meet the changing needs of its industry.

        If new industry standards and practices emerge in the Internet and online advertising industry, Overture's existing services, technology and systems may become obsolete. In particular, the market for algorithmic search is characterized by rapid technology change and innovation. Overture believes its future success will depend on its ability to:

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  license and internally develop leading technologies useful in its business;

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  enhance its existing services;

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  develop new services and technologies that address the increasingly sophisticated and varied needs of prospective advertisers, consumers and businesses; and

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  respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. Overture cannot assure you that it will be able to timely address technological change in its industry.

Overture is dependent upon its computer and communication systems.

        Overture's business depends on its ability to provide high capacity data transmission without system downtime and upon its transaction processing systems and network infrastructure. Overture relies on third parties to provide data transmission capacity. Consolidations within this industry, or if Overture's providers experience financial instability or become insolvent, could impact Overture's system availability and could have an adverse effect on its business. Furthermore, Overture relies on many different software applications, some of which have been developed internally. If these hardware and software systems fail, it would adversely affect Overture's business and results of operations. If Overture receives a significant unexpected increase in usage and is not able to rapidly expand its transaction-processing systems and network infrastructure without any systems interruptions, it could seriously harm Overture's business. Overture has experienced occasional systems interruptions in the past and it cannot assure you that it will not incur any such interruption in the future.

Overture's business could be significantly impacted by the occurrence of natural disasters and other catastrophic events.

        Overture's business is susceptible to natural disasters and other catastrophic events. Overture has redundant hardware and software systems supporting its services at an alternate site, which is part of its business continuity plan. A business continuity plan is intended to mitigate interruptions of an indeterminate length of time due to natural disasters and other catastrophic events such as fire, flood, earthquake, power loss, telecommunications failure, or a similar event. Despite these redundant systems, Overture cannot prevent outages and downtime caused by natural disasters and other events out of its control, which could severely damage Overture's business and adversely affect results of operations. Overture's operations depend upon its ability to maintain and protect its computer systems, which are located in California, Ireland and several other domestic and international offsite locations managed by third parties.

        Any system failure, including network or hardware failure, that causes an interruption in Overture's service or its affiliates' service or the security of any other Internet provider, or a decrease in responsiveness could result in reduced traffic and reduced revenue. Although Overture believes that the redundant systems implemented are adequate, the back-up servers could fail or cause interruptions in its service and possibly even the termination of one or more affiliate contracts.

        A catastrophe in any of Overture's business centers or serving sites, in particular, those in California, could cause interruption to its service, including but not limited to, the services requiring customer service, editorial, data processing and other managerial functions as a result of incapacitation to people, processes or systems. Overture does not have back-up sites for its main U.S. and European customer operations centers and editorial department that are located in California and Ireland. An interruption in Overture's ability to provide customer support and editorial services would adversely affect its business. The occurrence of a natural disaster or unanticipated problems at Overture's principal headquarters or at a third-party facility could cause interruptions or delays in its business, loss of data or could render Overture unable to provide some services. In addition, failure by the third-party facility to provide the data communications capacity required by Overture, as a result of human error, natural disaster or other operational disruptions, could cause interruptions in its service. Overture's California and Washington State sites exist on or near known earthquake fault zones and a significant earthquake could cause an interruption in its services. The occurrence of any or all of these events could adversely affect Overture's reputation, brand and business, which could have a material adverse effect on its business, operating results and financial condition.

Overture's executive officers and certain key personnel are critical to its business, and these officers and key personnel may not remain with Overture in the future.

        Overture's future success depends upon the continued service of its executive officers and other key technology, marketing, sales and support personnel. None of Overture's officers or key employees is bound by an employment agreement for any specific term. If Overture loses the services of one or more of its key employees, or if one or more of its executive officers or employees decide to join a competitor or otherwise compete directly or indirectly with Overture, this could have a material adverse effect on Overture's business, operating results and financial condition. The announcement of Overture's acquisition by Yahoo! may cause some of Overture's executives to discontinue employment with Overture or some executives may discontinue employment subsequent to the close of the acquisition.

Overture may not be able to protect its Internet domain names or intellectual property rights upon which its business relies.

        Overture's success and ability to compete also are substantially dependent upon its internally developed technology and data resources, which Overture protects through a combination of copyright, trade secret, patent and trademark law. Overture also depends on its trade name and domain names. Overture may not be able to adequately protect its technology and data resources. In addition, intellectual property laws vary from country to country, and it may be more difficult to protect Overture's intellectual property in some foreign jurisdictions.

        Despite Overture's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use Overture's services, technology and other intellectual property, and Overture cannot be certain that the steps it has taken will prevent any misappropriation or confusion among consumers and advertisers.

Overture's charter documents, change of control severance agreements with its management and terms of its affiliate agreements may make it more difficult to acquire Overture.

        Overture has adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of March 29, 2002. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of Overture's

Series A Junior Participating Preferred Stock for $200 per unit. Under certain circumstances, if a person or group acquires 15% or more of Overture's outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $200 exercise price, shares of Overture's common stock or of any company into which Overture is merged, having a value of $400. The rights expire on March 29, 2012 unless extended by Overture's board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take Overture over without the approval of its board of directors, Overture's rights plan could make it more difficult for a third party to acquire Overture (or a significant percentage of Overture's outstanding capital stock) without first negotiating with its board of directors regarding such acquisition.

        In addition, provisions of Overture's certificate of incorporation and bylaws could also make it more difficult for a third party to acquire Overture, even if doing so would be beneficial to Overture's stockholders. For example, Overture's board of directors is divided into three classes, with one class being elected each year by its stockholders, which generally makes it more difficult for stockholders to replace a majority of directors and obtain control of Overture's board. In addition, only Overture's board of directors, the chairman of the board and the president may call stockholder meetings. Advance notice is required prior to stockholder proposals, and stockholders may not act by written consent. Further, Overture has authorized preferred stock that is undesignated, making it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Overture. Delaware law also could make it more difficult for a third party to acquire Overture. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Overture's stockholders.

        Overture has entered into change of control severance agreements with members of its senior management and certain other key employees. These agreements provide for certain benefits, including acceleration of option vesting, to these persons if they are terminated other than for cause following an acquisition of Overture. These agreements could make Overture less attractive to a third party who may want to acquire it, because they will make any replacement of management and other personnel more expensive.

        Agreements with some of Overture's affiliates permit termination at the election of the affiliate in the event of a change of control and, in some cases, may require Overture to incur additional obligations. The existence of these termination rights could make Overture less attractive and/or more costly to a third party who may want to acquire it.

Overture may need additional capital, which could dilute the ownership interest of investors.

        Overture requires substantial working capital to fund its business. In addition, Overture's new business initiatives will require significant capital outlays relating to integration of acquired businesses and research and development related to new product offerings. If Overture raises additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of its common stock, and Overture's stockholders may experience additional dilution. Overture cannot be certain that additional financing will be available to it on favorable terms when required, or at all. Overture experienced negative cash flow from operations from its inception through the first quarter of 2001, and it could experience negative cash flow from operations in the future. Overture currently anticipates that its available funds will be sufficient to meet its anticipated needs for working capital and capital expenditures at least through the next 12 months. However, Overture may choose to raise additional funds in the future.

THE SPECIAL MEETING OF OVERTURE STOCKHOLDERS

        This proxy statement/prospectus is being sent to you as an Overture stockholder in order to provide you with important information regarding the proposed merger in connection with the solicitation of proxies by Overture's board of directors for use at the special meeting of its stockholders and at any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

        Overture will hold a special meeting of its stockholders on    •    , 2003, at     •     a.m., local time, at    •    .

Matter for Consideration

        At the Overture special meeting, Overture stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the merger. Overture does not currently contemplate that any other matters will be presented at the special meeting. Overture's bylaws provide that no matter may be brought before a special meeting which is not stated in the notice of the special meeting. If, however, other matters are properly brought before the Overture special meeting or any adjournment or postponement of the Overture special meeting, the persons named as proxy holders, Ted Meisel and Leonard R. Stein, will have discretion to act on those matters, including to vote the proxies to adjourn or postpone the Overture special meeting.

Board of Directors' Recommendation

        After careful consideration, the Overture board of directors has unanimously approved the merger agreement and the merger. The Overture board of directors believes that the merger is fair to and in the best interests of Overture and its stockholders and that the merger is advisable. The Overture board of directors unanimously recommends that the Overture stockholders vote "FOR" the proposal to approve and adopt the merger agreement and to approve the merger.

Record Date; Shares Held by Directors and Executive Officers

        The record date for determining the Overture stockholders entitled to vote at the special meeting is    •    , 2003. Only holders of record of Overture common stock as of the close of business on that date are entitled to vote at the special meeting. As of the record date, there were    •     shares of Overture common stock issued and outstanding, held by approximately    •    stockholders of record. Each share of Overture common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting.

        As of the record date, the directors and executive officers of Overture and their affiliates held    •    outstanding shares, or approximately     •    % of the total outstanding shares, of Overture common stock. The directors of Overture and an affiliate of one of the directors have entered into voting agreements with respect to    •    % of the shares of Overture common stock outstanding on the record date pursuant to which those stockholders have granted to Yahoo! a proxy to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger. See the section entitled "Voting Agreements" beginning on page 104 of this proxy statement/prospectus.

Quorum and Vote Required

        In order to conduct business at the special meeting, a quorum must be present. The holders of a majority of the common stock outstanding on the record date for the meeting present in person or represented by proxy at the special meeting constitutes a quorum under Overture's bylaws. Overture will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum.

        The affirmative vote of a majority of the shares of Overture's common stock outstanding on the record date in favor of the proposal to approve and adopt the merger agreement and to approve the merger is required in order for the proposal to pass. The inspector of elections appointed for the special meeting will tabulate the votes.

Adjournment and Postponement

        If a quorum is not present or represented at a meeting, Overture's bylaws permit a majority of the stockholders entitled to vote at the special meeting, present in person or represented by proxy, to adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented. If sufficient votes to constitute a quorum or to approve and adopt the merger agreement and to approve the merger are not received by the date of the special meeting, we anticipate that the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies and would generally exercise their authority to vote in favor of adjournment.

Voting of Proxies

        The Overture proxy accompanying this proxy statement/prospectus is solicited on behalf of the Overture board of directors for use at the Overture special meeting.

  General

        Shares represented by a properly signed and dated proxy or properly voted by Internet or telephone will be voted at the special meeting in accordance with the instructions indicated on the proxy or given by Internet or telephone. Proxies that are properly signed and dated but which do not contain voting instructions will be voted "FOR" the proposal to approve and adopt the merger agreement and to approve the merger. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the Overture special meeting.

  Abstentions

        Overture will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of a majority of the outstanding shares of Overture common stock is required to approve and adopt the merger agreement and to approve the merger, if you mark your proxy "ABSTAIN," it will have the effect of a vote against the proposal to approve and adopt the merger agreement and to approve the merger.

  Broker Non-Votes

        If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Overture common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of Overture common stock is required to approve and adopt the merger agreement and to approve the merger, if you do not instruct your broker how to vote, it will have the effect of a vote against the proposal to approve and adopt the merger agreement and to approve the merger. If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or Internet. Please review the voting instruction card provided with this proxy statement/prospectus or contact your bank or brokerage firm for information.

  Voting Shares in Person that Are Held in Street Name

        If your shares are held in street name and you wish to vote those shares in person at the special meeting, you must obtain from your broker holding your Overture common stock a properly executed legal proxy identifying you as an Overture stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

How to Revoke a Proxy

        If you submit a proxy, you may revoke it at any time before it is voted by:

  •
  delivering to the Corporate Secretary of Overture a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

  •
  submitting to the Corporate Secretary of Overture a new, signed proxy with a date later than the proxy you wish to revoke;

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  re-voting electronically via the Internet or by telephone; or

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  attending the special meeting and voting in person.

        Notices to the Corporate Secretary of Overture should be addressed to Corporate Secretary, Overture Services, Inc., 74 N. Pasadena Avenue, Third Floor, Pasadena, California 91103.

        If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed "legal proxy" from the broker to revoke your prior instructions and vote in person at the meeting.

Solicitation of Proxies and Expenses

        Overture will pay its own costs of soliciting proxies for the special meeting. Certain directors, officers and employees of Overture may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. Overture expects that the expenses of this special solicitation will be nominal. Following the mailing of this proxy statement/prospectus, Overture will request brokers, custodians, nominees and other record holders to forward copies of this proxy statement/prospectus to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, Overture, upon the request of the record holder, will reimburse such holder for their reasonable expenses.

THE MERGER

        The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Background of the Merger

        Yahoo! and Overture began their commercial relationship in November 2001, when Overture began to provide its sponsored search results to Yahoo! as one of Overture's commercial affiliates. Since that time the relationship between Overture and Yahoo! has grown significantly. Under the terms of a search services agreement and related agreements originally effective as of May 1, 2002, Overture provides its search results to Yahoo! and pays Yahoo! a portion of its revenues generated from those search results, and under the terms of a marketing services agreement originally effective as of November 18, 2002, Overture provides its search results to Yahoo! Japan and pays Yahoo! Japan a portion of its revenues generated from those search results, as described in the section entitled "Material Contacts Between Yahoo! and Overture Prior to the Merger."

        In April, May and June of 2002, Terry Semel, Chairman and Chief Executive Officer of Yahoo!, and Ted Meisel, President and Chief Executive Officer of Overture, had several conversations about the existing business relationship between Overture and Yahoo!. On May 25, 2002, Mr. Semel met with Mr. Meisel in Los Angeles to discuss the business strategies of Overture and Yahoo!. At that meeting, Mr. Semel mentioned the possibility of a business combination between Overture and Yahoo!. After the May 25 meeting, Mr. Semel and Mr. Meisel continued their conversations regarding the existing business relationship between Overture and Yahoo!, and these discussions included occasional mention of the potential benefits of a business combination and related issues.

        On June 21, 2002, Mr. Semel, Susan Decker, Yahoo!'s Executive Vice President, Finance and Administration and Chief Financial Officer, and Jerry Yang, Yahoo!'s Co-Founder, Chief Yahoo! and a member of Yahoo!'s board of directors, together with other Yahoo! representatives, met with Mr. Meisel and Todd Tappin, Overture's Chief Financial Officer. At the meeting, the parties discussed, among other things, the potential benefits of a business combination.

        On July 1, 2002, the Overture board of directors convened a meeting. Mr. Tappin, Jaynie Studenmund, Overture's Chief Operating Officer, and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside counsel to Overture, also attended this meeting. Mr. Meisel apprised the board of directors of Yahoo!'s approach regarding a potential acquisition of Overture. Mr. Meisel informed the board of directors that no pricing discussions had yet transpired. A representative of Wilson Sonsini Goodrich & Rosati then discussed with the members of the board of directors their fiduciary obligations regarding their consideration of a proposed business combination transaction with Yahoo! and other possible strategic alternatives for Overture. After discussion, the board of directors authorized management to engage in further discussions with Yahoo! and directed management to apprise the board of directors of further developments.

        On July 11, 2002, Mr. Semel and Ms. Decker met with Mr. Meisel and Mr. Tappin. At that meeting, the participants discussed a proposed process for conducting due diligence and other aspects of a possible transaction.

        On July 17, 2002, Yahoo! and Overture entered into a confidentiality agreement in connection with a possible business combination transaction. Also on July 17, 2002, Mr. Tappin met with Ms. Decker and other members of Yahoo!'s management team to discuss, among other things, Overture's business and financial statements.

        On July 17, 2002, the Overture board of directors convened a meeting. Mr. Tappin, Ms. Studenmund and a representative of Wilson Sonsini Goodrich & Rosati also participated at this meeting. Mr. Meisel gave an update to the board of directors regarding recent conversations with Yahoo! about a possible acquisition of Overture by Yahoo!. The Board discussed this possibility and other possible strategic alternatives, including continuing to operate as an independent company.

        From July through November 2002, Mr. Semel and Mr. Meisel had periodic conversations to discuss Overture's existing commercial relationship with Yahoo!. On November 14, 2002, in the course of a conversation concerning Overture and Yahoo!'s commercial relationship, Mr. Semel again raised the possibility of a business combination.

        On November 25, 2002, Yahoo! sent a letter to Overture indicating its interest in proceeding with a business combination and containing a preliminary indication of valuation for Overture, subject to due diligence and corporate and board approvals.

        On November 26, 2002, the Overture board of directors convened a meeting. Mr. Tappin, Ms. Studenmund and representatives of Wilson Sonsini Goodrich & Rosati also participated in this meeting. At the meeting, the board of directors discussed the letter proposal received by Overture from Yahoo!. On November 27, 2002 Mr. Meisel spoke with Mr. Semel by telephone and conveyed that the Overture board had reviewed and was considering Yahoo!'s offer.

        By an engagement letter dated November 27, 2002, Overture retained Goldman Sachs to act as its financial advisor in connection with the possible business combination transaction.

        On November 29, 2002, Yahoo! delivered a term sheet for the proposed transaction, a due diligence request and a proposed exclusivity agreement, which was never executed, to Overture and its advisors.

        On December 4 and 5, 2002, members of Yahoo!'s and Overture's management teams as well as representatives from their respective financial advisors and Wilson Sonsini Goodrich & Rosati assembled for meetings at the Los Angeles offices of Goldman, Sachs & Co. to conduct due diligence and discuss related issues in connection with a potential business combination.

        On December 7, 2002, Yahoo! delivered proposed drafts of the merger agreement and voting agreement for the proposed business combination.

        From December 9 through December 14, 2002, working groups comprised of Yahoo!'s and Overture's management teams and their respective outside counsel and financial advisors met to conduct due diligence and review due diligence documents.

        On December 11, 2002, the Overture board of directors convened a meeting. Mr. Tappin, Ms. Studenmund, Alex Cory, Overture's Executive Vice President, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also participated in this meeting. A representative of Wilson Sonsini Goodrich & Rosati initiated a discussion of the potential strategic transaction with Yahoo! by presenting an overview of the board of directors' fiduciary duties when considering the proposed transaction. Mr. Meisel updated the board of directors on recent conversations with management of Yahoo! and the due diligence process. Overture management and Goldman Sachs discussed the financial aspects of the transaction. The board of directors then discussed the transaction and other alternatives available to Overture. A representative of Wilson Sonsini Goodrich & Rosati then led a discussion of the terms of the definitive merger agreement proposed by Yahoo!.

        On December 13, 2002, Overture delivered comments to the proposed merger agreement to Yahoo!.

        On December 14, 2002, the Overture board of directors convened a meeting. Mr. Tappin, Ms. Studenmund, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also attended this meeting. The board of directors discussed the status of the Yahoo! transaction. The board of directors determined that management should conduct further due diligence on Yahoo!. Also on December 14, 2002, Mr. Tappin and Ms. Decker spoke over the telephone to discuss the terms of the proposed definitive merger agreement.

        On December 15, 2002, the Overture board of directors convened a meeting. Ms. Studenmund, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also participated in this meeting. A representative of Goldman Sachs discussed the financial aspects of the proposed transaction with the board of directors. The board of directors directed Overture's management to continue discussions with Yahoo!.

        On December 16, 2002, members of Yahoo!'s and Overture's management teams convened a meeting at Yahoo!'s headquarters in Sunnyvale to discuss Overture's due diligence on Yahoo!. Also on December 16 and 17th, 2002, Mr. Tappin, a representative of Yahoo! and representatives of Wilson Sonsini Goodrich & Rosati, and Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel to Yahoo!, met to negotiate the terms of the proposed definitive agreements.

        On December 17, 2002, the Overture board of directors convened a meeting. Mr. Tappin, Ms. Studenmund, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also participated in this meeting. Mr. Meisel presented the board of directors with an update on the status of the potential transaction with Yahoo!. The board of directors considered Overture's possible responses to the terms proposed by Yahoo! and authorized management of Overture to continue discussions with Yahoo!.

        On December 17, 2002, Mr. Meisel and Mr. Semel spoke by telephone to discuss the proposed valuation of Overture and other aspects of the proposed transaction.

        From December 17 through December 24, 2002, and again from January 3 to January 13, 2003, Messrs. Semel, Meisel and Tappin and Ms. Decker had conversations regarding valuation and other issues with respect to the proposed business combination.

        From January 12 through February 2, 2003, members of Yahoo!'s and Overture's management teams and their financial and legal advisors met from time to time to further conduct due diligence and discuss valuation and other issued related to the proposed transaction and also exchanged proposed drafts and negotiated the terms of the definitive agreements.

        On January 16, 2003, the Overture board of directors convened a meeting. Mr. Tappin, Ms. Studenmund, and a representative of Wilson Sonsini Goodrich & Rosati also attended this meeting. The board of directors discussed Overture's future strategy and the potential advantages and disadvantages of pursuing the business combination transaction with Yahoo! and other strategic alternatives.

        On January 23, 2003, Mr. Semel and Mr. Meisel met to discuss valuation and other issues related to the proposed transaction.

        On January 25, 2003, the Overture board of directors convened a meeting. Mr. Tappin, Ms. Studenmund, representatives of Wilson Sonsini Goodrich & Rosati and a representative of Goldman Sachs also participated in this meeting. Mr. Meisel reported to the board of directors the results of his meeting with Mr. Semel on January 23, 2003 and the terms of the potential transaction then being proposed by Yahoo!. Representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also reviewed with the board of directors their discussions during the past week with Yahoo!'s advisors, including timing and the status of the proposed definitive agreement. Mr. Meisel led the board of directors in a discussion of Overture's stand-alone strategy, and Mr. Tappin updated the board of directors on Overture's financial outlook. Discussion then ensued regarding possible strategic alternatives for Overture, including the then current Yahoo! proposal, Overture's stand-alone prospects and other potential business combinations that Overture could pursue. The board of directors then discussed a proposed response to the Yahoo! proposal and authorized Mr. Meisel, in consultation with Robert Kavner, Chairman of Overture's board of directors, to respond to Yahoo!.

        From January 26 through January 30, 2003, Messrs. Semel and Meisel had conversations regarding the terms of the proposed business combination and the process to move forward with a business combination.

        From January 31 through February 2, 2003, Mr. Semel and Mr. Meisel also had conversations regarding the status of the business combination and the outstanding issues, including valuation of Overture. During that time, financial and legal advisors to Yahoo! and Overture also had conversations regarding the proposed terms of the business combination and outstanding issues.

        On February 2, 2003, Yahoo! and Overture failed to reach agreement on terms for a business combination and ceased negotiations and due diligence regarding the transaction.

        On February 18, 2003, Overture entered into a definitive agreement to purchase the business of AltaVista Company, and completed the purchase on April 25, 2003. On February 25, 2003, Overture entered into a definitive agreement to purchase certain assets of Fast Search & Transfer ASA, which transaction was completed on April 21, 2003.

        From February 19 through May 28, 2003, Mr. Semel, Daniel Rosensweig, Yahoo!'s Chief Operating Officer, and Mr. Meisel occasionally had informal conversations regarding the general state of business affairs at their respective companies and the existing commercial relationship of Yahoo! and Overture.

        On May 29, 2003, Mr. Semel communicated to Mr. Meisel that Yahoo! was again interested in pursuing a potential acquisition of Overture.

        On June 2, 2003, Yahoo! presented a written offer to Overture to consummate a business combination. Mr. Semel and Mr. Meisel discussed the proposal by Yahoo!.

        On June 6, 2003, the Overture board of directors convened a meeting. Mr. Tappin, Leonard Stein, Overture's Chief Legal Officer and Corporate Secretary, Ms. Studenmund, a representative of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also attended this meeting. Representatives of Goldman Sachs led the board of directors in a discussion of valuation matters. A representative of Wilson Sonsini Goodrich & Rosati discussed the board of directors' fiduciary duties when considering the proposed transaction and other alternatives. Mr. Meisel then briefed the board of directors on various strategic opportunities available to Overture, including the offer from Yahoo!.

        In meetings with Mr. Semel on June 6, 2002 and Mr. Semel and Ms. Decker on June 8, 2002, Mr. Meisel conveyed Overture's views on the proposed terms in Yahoo!'s June 2, 2003 offer.

        On June 25, 2003, in response to Overture's views on the June 2, 2003 offer, Yahoo! delivered a revised written offer to consummate a business combination.

        On June 27, 2003, the Overture board of directors convened a meeting. Mr. Tappin, Mr. Stein, a representative of Wilson Sonsini Goodrich & Rosati and a representative of Goldman Sachs also participated in this meeting. Mr. Meisel presented an overview of the proposed business combination based on Yahoo!'s revised written offer and the board of directors discussed the merits of proceeding with the transaction. The board of directors authorized Mr. Meisel to proceed with negotiations with Yahoo! regarding the business combination.

        On June 30, 2003, Mr. Semel and Mr. Meisel had a telephonic meeting to discuss Yahoo!'s revised offer and the potential for a business combination transaction.

        On July 1, 2003, members of management of Yahoo!, Mr. Meisel, Mr. Tappin and representatives of Goldman Sachs met at the offices of Yahoo! in Sunnyvale, California to discuss the business combination and Overture's due diligence on Yahoo!.

        Also on July 1, 2003, the Overture board of directors convened a meeting. Mr. Tappin, Mr. Stein, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also attended this meeting. Mr. Meisel presented an update as to the status of the proposed transaction with Yahoo!. After discussion and consideration of the proposed terms of the transaction, the board of directors authorized Mr. Meisel to continue negotiating the terms of the business combination.

        From July 1 through July 9, 2003, Messrs. Semel, Kavner, and Meisel had several conversations about the proposed business combination and its terms, the process for completing the transaction and potential ways to integrate the two companies.

        On July 4, 2003, Yahoo! delivered a new draft of a proposed definitive merger agreement in connection with the business combination to Overture.

        On July 5, 2003, the Overture board of directors convened a meeting. Mr. Tappin, Mr. Stein, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also participated in this meeting. Mr. Meisel presented an overview of the terms of the proposed transaction proposed by Yahoo!. A representative of Goldman Sachs updated the board of directors on the financial aspects of the latest offer made by Yahoo!. Next, a representative of Wilson Sonsini Goodrich & Rosati led the board of directors in a discussion of the proposed definitive agreement in connection with the business combination. The board of directors discussed the merits of an acquisition by Yahoo!, the general terms of the current offer by Yahoo!, including the proposed valuation of Overture, and the necessary conditions to consummation of the proposed transaction.

        On July 6, 2003, Yahoo! and Overture executed an amendment to extend the term of the original confidentiality agreement between the parties.

        Also on July 6, 2003, members of management from Yahoo! and Overture met at the Los Angeles offices of Goldman Sachs to conduct due diligence. In addition, on July 6, 2003, Overture delivered comments to the draft definitive merger agreement to Yahoo! and Yahoo! delivered a draft voting agreement to Overture.

        From July 7 through July 13, 2003, members of management from Yahoo!, together with its outside legal and financial advisors, conducted due diligence and document review in Los Angeles and Palo Alto, California. Also from July 7 through July 13, 2003, members of Yahoo!'s and Overture's management and their respective financial and legal advisors had numerous meetings and conversations in connection with negotiation of the terms of the definitive agreements necessary to consummate the business combination.

        On July 10, 2003, the Overture board of directors convened a meeting. Mr. Tappin, Mr. Stein, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also participated in this meeting. At the meeting, Mr. Meisel advised the board of directors regarding the progress of negotiations with Yahoo!. Mr. Tappin reviewed the status of the due diligence efforts with Yahoo! and Overture's expected financial results for the quarter. Mr. Stein presented an overview of the status of the merger agreement negotiations. A representative of Goldman Sachs discussed the financial aspects of the proposed transaction. Mr. Meisel also discussed potential synergies to be derived from the transaction. A representative of Wilson Sonsini Goodrich & Rosati advised the board of directors regarding legal considerations related to the transaction. Following a discussion of the proposed transaction and the proposed valuation, Overture's board of directors authorized Mr. Meisel to proceed with negotiations regarding the business combination.

        From July 11 through July 13, 2003, Mr. Semel had conversations with Messrs. Meisel and Kavner regarding the terms of the proposed acquisition of Overture and the valuation of Overture in the proposed business combination.

        On July 12, 2003, the Overture board of directors convened two meetings, one in the morning and one in the evening. Mr. Tappin, Mr. Stein, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also participated in these meetings. Mr. Meisel presented updates as to the status of the proposed transaction with Yahoo!. The board of directors provided management with guidance on proceeding with negotiations.

        On July 12 through 13, 2003, Overture and Yahoo! finalized the definitive agreements for the transaction and the final valuation of Overture. In addition, from July 12 through July 13, 2003, Yahoo! presented and finalized an employment offer for Mr. Meisel.

        On July 13, 2003, at 2:00 p.m. Pacific Time, the Overture board of directors convened a meeting. Mr. Tappin, Mr. Stein, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also participated in this meeting. Mr. Kavner and Mr. Meisel presented the board of directors with an update on the status of negotiations with Yahoo!. Mr. Meisel also described to the board discussions between him and Yahoo! regarding his employment with Yahoo! following the merger. Mr. Kavner and Mr. Meisel then led the board of directors in a discussion regarding Yahoo!'s proposed valuation of Overture and the remaining open issues in connection with the transaction. Next, a representative of Wilson Sonsini Goodrich & Rosati led the board of directors in a discussion of their legal obligations and fiduciary duties with respect to consideration of the business combination and a review of the terms of the proposed definitive merger and voting agreements. Representatives of Goldman Sachs reviewed with the board of directors financial aspects of the combination based on a range of proposed valuations of Overture, including Yahoo!'s then proposed valuation. After discussion, the board of directors provided instructions to Mr. Kavner, management and outside counsel to negotiate the remaining open issues with respect to the proposed business combination.

        Following the 2:00 p.m. board meeting, Mr. Kavner had a conversation with Mr. Semel regarding the terms of the proposed business combination, including the consideration proposed to be received by the stockholders of Overture.

        On July 13, 2003, at 7:00 p.m. Pacific Time, the Overture board of directors convened another meeting. Mr. Tappin, Mr. Stein, representatives of Wilson Sonsini Goodrich & Rosati and representatives of Goldman Sachs also participated in this meeting. Mr. Kavner updated the board of directors on the status of negotiations with Yahoo! regarding the proposed business combination, including the final merger consideration proposed by Yahoo! of 0.6108 of a share of Yahoo! common stock and $4.75 in cash per share of Overture common stock. A representative of Wilson Sonsini Goodrich & Rosati updated the board of directors on the status of negotiations with representatives of Yahoo! with respect to the proposed merger agreement and voting agreements. Next, representatives of Goldman Sachs presented their financial analysis of the proposed transaction, and Goldman Sachs rendered its oral opinion subsequently confirmed by delivery of its written opinion dated July 14, 2003, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be received by the holders of Overture common stock pursuant to the merger agreement was fair from a financial point of view to such holders. After discussion and consideration, the board of directors of Overture unanimously determined that the merger on the terms discussed at the meeting was fair to, and in the best interests of, Overture and its stockholders and declared the merger to be advisable, approved the merger agreement, resolved to recommend that the stockholders of Overture approve the transaction and directed that the merger agreement and the merger be submitted to Overture's stockholders at a meeting of Overture stockholders.

        On July 14, 2003, Yahoo! and Overture executed the merger agreement and issued a joint press release announcing the merger.

        Also on July 14, 2003 all of the directors of Overture as well as an affiliated entity of one of the directors entered into voting agreements with Yahoo! and July 2003 Merger Corp., and Mr. Meisel accepted a written offer from Yahoo! to continue employment following the merger, conditioned upon the completion of the merger. For a discussion of these agreements and the employment offer, see the section entitled "Voting Agreements" beginning on page 104 of this proxy statement/prospectus and the section entitled "—Yahoo! Offer of Employment to Ted Meisel" beginning on page 76 of this proxy statement/prospectus.

Overture's Reasons for the Merger

        Overture's board of directors has unanimously approved the merger agreement and has determined that the merger agreement and the merger are fair to and in the best interests of Overture and its stockholders and that the merger is advisable. In reaching its decision, the Overture board identified several reasons for, and potential benefits to Overture stockholders of, the merger. Overture believes there are a number of potential benefits of the proposed merger including, among others:

  •
  Given the complementary nature of the technology and products of Overture and Yahoo!, the integration of the companies' product lines may enable the combined company to meet the needs of its search service users and advertisers more effectively and efficiently;

  •
  Combined technological resources may allow the combined company to compete more effectively by providing it with enhanced ability to develop new products and greater functionality for existing products, particularly in the growing commercial search space;

  •
  Greater marketing resources and financial strength may present improved opportunities for marketing the products of the combined company;

  •
  The combined company may take advantage of revenue synergies by expanding marketing opportunities on Yahoo!'s network, including by integrating contextual advertising throughout Yahoo!'s network and offering Overture's advertisers access to Yahoo!'s services;

  •
  The combined experience, financial resources, size and breadth of product offerings of the combined company may allow the combined company to respond more quickly and effectively to technological change, increased competition and market demands in an industry experiencing rapid innovation and change;

  •
  Overture's stockholders would have the opportunity to participate in the potential for growth of the combined company after the merger; and

  •
  The consideration offered by Yahoo! to Overture stockholders represented a premium over recent historical trading prices of Overture stock.

Recommendation of the Merger by the Overture Board of Directors

        At a meeting held on July 13, 2003, the Overture board of directors unanimously:

  •
  determined that the merger is advisable, and is fair to and in the best interests of Overture and its stockholders;

  •
  approved the merger agreement;

  •
  directed that the merger agreement and the merger be submitted for consideration by Overture stockholders at an Overture special meeting; and

  •
  resolved to recommend that the Overture stockholders approve and adopt the merger agreement and approve the merger.

        In reaching its decision to approve the merger agreement, the Overture board of directors consulted with Overture's management, Overture's legal counsel regarding the legal terms of the merger and Overture's financial advisor regarding the financial aspects of the merger and the fairness, from a financial point of view, of the merger consideration to holders of Overture common stock. The factors the Overture board of directors considered in reaching its determination include, but are not limited to, the following:

  •
  the strategic reasons for the merger described in "Overture's Reasons for the Merger" beginning on page 64 of this proxy statement/prospectus;

  •
  historical information concerning Overture's and Yahoo!'s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including, without limitation, public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

  •
  Overture's management's view of the financial condition, results of operations and businesses of Overture and Yahoo! before and after giving effect to the merger and based on, among other things, the results of due diligence on Yahoo!, analyst estimates, market data and management's knowledge of the industry;

  •
  current financial market conditions and historical market prices, volatility and trading information with respect to Overture's common stock and Yahoo!'s common stock;

  •
  the relationship between the market value of Overture's common stock and the consideration to be received by Overture stockholders in the merger and a comparison of comparable merger transactions;

  •
  the fact that the transaction was intended to be structured such that Overture stockholders would not be immediately taxed on the stock portion of the merger consideration;

  •
  the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  •
  Overture's management's view of the prospects of Overture as an independent company;

  •
  the potential for other third parties to enter into strategic relationships with or to acquire Overture;

  •
  detailed financial analysis and pro forma and other information with respect to the companies provided by Goldman Sachs, Overture's financial advisor, to the board of directors, including Goldman Sachs' oral opinion, rendered on July 13, 2003 and subsequently confirmed by delivery of its written opinion dated July 14, 2003, that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of Overture common stock pursuant to the merger agreement is fair from a financial point of view to such holders;

  •
  the impact of the merger on Overture's advertisers and affiliates; and

  •
  reports from management, Goldman Sachs and Overture's outside legal counsel as to the results of the due diligence investigation of Yahoo!.

        In addition, the Overture board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to, the following:

  •
  the risk that the potential benefits sought in the merger might not be fully realized;

  •
  the possibility that the merger might not be consummated and the effect of public announcement of the merger on:

  •
  Overture's revenues and other operating results;

  •
  Overture's ability to attract and retain key management, marketing and technical personnel;

  •
  progress of certain development projects; and

  •
  affiliate and advertising relationships;

  •
  the substantial charges to be incurred in connection with the merger, including, but not limited to, costs of integrating the businesses and transaction expenses arising from the merger;

  •
  the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company and key advertisers and affiliates might terminate their relationships with the combined company;

  •
  the volatility of the trading prices of Yahoo! common stock, including the fact that the stock portion of the merger consideration to be received by Overture stockholders is fixed and will not increase in the event of a decline in the trading price of Yahoo! common stock or an increase in the trading price of Overture common stock;

  •
  the terms of the merger agreement regarding Overture's right to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions in the merger agreement regarding termination fees;

  •
  fees and Overture stock that are payable or issuable under certain circumstances following a change of control of Overture pursuant to Overture's existing commercial agreement with Yahoo!; and

  •
  various other risks associated with the merger and the business of Overture and the combined company described in the section entitled "Risk Factors" beginning on page 20 of this proxy statement/prospectus.

        In addition, Overture's board of directors considered the interests that its officers and directors may have with respect to the merger in addition to their interests as Overture stockholders. See the section entitled "Interests of Overture Directors and Officers in the Merger" beginning on page 75 of this proxy statement/prospectus for a more complete discussion of these interests.

        After due consideration, the Overture board of directors concluded that the potential benefits of the merger outweighed the risks associated with the merger.

        The above discussion of the material factors considered by the Overture board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Overture board of directors. The Overture board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the Overture board of directors felt were appropriate. In view of the wide variety of factors considered by the Overture board of directors in connection with the evaluation of the merger and the complexity of these matters, the Overture board of directors did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Overture board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Overture's Financial Advisor

        On July 13, 2003, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated July 14, 2003, to Overture's board of directors that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by holders of Overture common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated July 14, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this proxy statement/prospectus. Overture stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Overture's board of directors in connection with its consideration of the transaction contemplated by the merger agreement, and such opinion is not a recommendation as to how any holder of Overture common stock should vote with respect to such transaction.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  Annual Reports to stockholders and Annual Reports on Form 10-K of Overture for the three years ended December 31, 2002 and of Yahoo! for the five years ended December 31, 2002;

  •
  interim reports to stockholders and Quarterly Reports on Form 10-Q of Overture and of Yahoo!;

  •
  other communications from Overture and Yahoo! to their respective stockholders; and

  •
  internal financial analyses and forecasts for Overture and Yahoo! prepared by Overture's management, including certain cost savings and operating synergies projected by Overture's management to result from the transaction contemplated by the merger agreement.

        Goldman Sachs also held discussions with members of the senior managements of Overture and Yahoo! regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition, and future prospects of their respective companies, including discussions with senior management of Overture with regard to the competitive dynamics of attracting and retaining its commercial affiliates. In addition, Goldman Sachs reviewed the reported price and trading activity for Overture's common stock and Yahoo!'s common stock, compared certain financial and stock market information for Overture and Yahoo! with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Internet industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with Overture's consent that the internal financial analyses and forecasts for Overture and Yahoo! prepared by Overture's management described above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Overture. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Overture or Yahoo! or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for consummation of the transaction contemplated by the merger agreement will be obtained without any adverse effect on

Overture or Yahoo! or on the expected benefits of the transaction contemplated by the merger agreement. The opinion of Goldman Sachs does not address the relative merits of the transaction contemplated by the merger agreement as compared to any alternative business transaction that might be available to Overture, nor does it address the underlying business decision of Overture to engage in the transaction contemplated by the merger agreement.

        The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 11, 2003 and is not necessarily indicative of current market conditions.

  Historical Stock Trading Analysis

        Goldman Sachs reviewed the historical trading prices and volumes for Overture's common stock for the one year period ended July 11, 2003. In addition, Goldman Sachs analyzed the consideration to be received by holders of Overture common stock pursuant to the merger agreement based on the closing price of Yahoo! common stock on July 11, 2003 in relation to the closing price of the Overture common stock on July 11, 2003 and the latest 5 day, 10 day, 20 day, 30 day, 60 day, 90 day, 180 day and one year average market prices of the Overture common stock.

        This analysis indicated that the price per share to be received by the holders of Overture common stock pursuant to the merger agreement based on the closing price of Yahoo! common stock on July 11, 2003 represented:

  •
  a premium of 13% based on the market price of $21.51 per share as of July 11, 2003, the trading day prior to announcement of the transaction;

  •
  a premium of 12% based on the latest 5 day average market price of $21.76 per share;

  •
  a premium of 21% based on the latest 10 day average market price of $20.24 per share;

  •
  a premium of 30% based on the latest 20 day average market price of $18.77 per share;

  •
  a premium of 34% based on the latest 30 day average market price of $18.16 per share;

  •
  a premium of 55% based on the latest 60 day average market price of $15.71 per share;

  •
  a premium of 57% based on the latest 90 day average market price of $15.56 per share;

  •
  a premium of 21% based on the latest 180 day average market price of $20.25 per share; and

  •
  a premium of 16% based on the latest one year average market price of $21.03 per share.

  Transaction Exchange Ratio and Premium Analysis

        Goldman Sachs reviewed the historical stock prices for Overture common stock and Yahoo! common stock on the basis of their respective closing prices per share on July 11, 2003 and the respective period averages for the prior five days, 10 days, 20 days, 30 days, 60 days, 90 days, 180 days and one year. The following table presents:

  •
  The implied exchange ratio between the closing prices of Overture common stock and Yahoo! common stock on July 11, 2003 and the implied exchange ratios calculated based on the average of the ratios between the closing prices of Overture common stock and the closing prices of

    Yahoo! common stock on each day for the specified periods. "Implied exchange ratio" means the number of shares of Yahoo! common stock that would be equal in value to one share of Overture common stock, based on the closing price data applicable to the given date or period.

  •
  The premium over the implied exchange ratio, which is equal to the percentage by which the actual implied exchange ratio (0.7584 shares of Yahoo! common stock for each share of Overture common stock) exceeds the implied exchange ratio. The actual implied exchange ratio of 0.7584 shares of Yahoo! common stock was calculated by converting the $4.75 in cash forming a part of the per share merger consideration into an implied number of shares of Yahoo! common stock, using the closing market price of the Yahoo! common stock on July 11, 2003, and adding the result to the 0.6108 shares of Yahoo! common stock forming the remaining part of the per share merger consideration.

Date or Period	Implied Exchange Ratio		Premium Over Implied Exchange Ratio
July 11, 2003	0.668	x	13%
5 day average	0.639		19
10 day average	0.599		27
20 day average	0.575		32
30 day average	0.579		31
60 day average	0.542		40
90 day average	0.588		29
180 day average	1.008		(25)
1 year average	1.294		(41)

  Multiples Analysis

        Goldman Sachs calculated various financial ratios based on the merger consideration to be received by the holders of Overture common stock pursuant to the merger agreement, information it obtained from SEC filings, estimates of Overture's revenues, earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings per share, or EPS, for calendar year 2003 and 2004 prepared by Overture management and selected Wall Street research estimates. For purposes of the multiples analyses summarized below, the stock portion of the per share merger consideration was valued based on the closing market price of the Yahoo! common stock as of July 11, 2003. Using Overture management estimates:

  •
  levered consideration, which is the aggregate merger consideration payable pursuant to the merger agreement plus the book value of Overture's debt less cash, is a multiple of 1.4 of Overture's estimated calendar year 2003 revenue;

  •
  levered consideration is a multiple of 1.0 of Overture's estimated calendar year 2004 revenue;

  •
  levered consideration is a multiple of 12.5 of Overture's estimated calendar year 2003 EBITDA;

  •
  levered consideration is a multiple of 7.7 of Overture's estimated calendar year 2004 EBITDA;

  •
  implied merger consideration of $24.41 per share is a multiple of 46.1 of Overture's estimated calendar year 2003 EPS; and

  •
  implied merger consideration of $24.41 per share is a multiple of 21.0 of Overture's estimated calendar year 2004 EPS.

        Using selected Wall Street research estimates:

  •
  levered consideration is a multiple of 1.5 of Overture's estimated calendar year 2003 revenue;

  •
  levered consideration is a multiple of 1.2 of Overture's estimated calendar year 2004 revenue;

  •
  levered consideration is a multiple of 15.2 of Overture's estimated calendar year 2003 EBITDA;

  •
  levered consideration is a multiple of 10.9 of Overture's estimated calendar year 2004 EBITDA;

  •
  implied merger consideration of $24.41 per share is a multiple of 62.6 of Overture's estimated calendar year 2003 EPS; and

  •
  implied merger consideration of $24.41 per share is a multiple of 35.4 of Overture's estimated calendar year 2004 EPS.

  Selected Companies Analysis

        Goldman Sachs reviewed and compared certain financial information for Overture and Yahoo! to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the Internet industry:

Internet Search Companies	Other Internet Companies
Ask Jeeves, Inc.	AOL Time Warner Inc.
DoubleClick Inc.	eBay Inc.
FindWhat.com	Microsoft Corporation
LookSmart, Ltd.	InterActiveCorp

        Although none of the selected companies is directly comparable to Overture and Yahoo!, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Overture and Yahoo!.

        Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of July 11, 2003, information it obtained from SEC filings and Institutional Brokers Estimate System, or IBES, estimates. The multiples and ratios of Overture, Yahoo! and the selected companies were calculated using their respective closing prices on July 11, 2003 and IBES estimates. With respect to the selected companies, Goldman Sachs calculated:

  •
  levered market capitalization, which is the market value of common equity plus the book value of debt less cash, as a multiple of estimated 2003 and 2004 revenue;

  •
  levered market capitalization as a multiple of estimated 2003 and 2004 EBITDA;

  •
  the ratio of stock price to estimated 2003 and 2004 EPS;

  •
  the five year forecasted compound annual growth rate, or CAGR, of EPS, which is the forecasted rate at which EPS grows year over year, based on a five year projection of EPS; and

  •
  the ratio of stock price to 2004 EPS as a multiple of the five year compound annual growth rate of earnings per share, or PEG.

        The results of these analyses are summarized as follows:

	Selected Internet Search Companies		Other Selected Internet Companies
					Overture	Yahoo!
	Range	Median	Range	Median
Levered Market Capitalization as a multiple of:
Estimated CY 2003 Revenue	2.2x-10.4x	6.0x	2.5x-17.4x	6.1x	1.3x	15.5x
Estimated CY 2004 Revenue	1.6x-6.4x	3.6x	2.4x-12.4x	5.6x	1.0x	11.8x
Estimated CY 2003 EBITDA	17.4x-41.2x	29.9x	11.4x-48.7x	18.3x	13.1x	52.6x
Estimated CY 2004 EBITDA	13.8x-24.2x	18.6x	10.6x-35.6x	15.4x	9.4x	35.9x
Ratio of stock price to:
Estimated CY 2003 EPS	48.9x-95.7x	75.1x	26.0x-76.9x	45.2x	55.2x	97.5x
Estimated CY 2004 EPS	35.4x-61.1x	39.7x	24.7x-53.8x	36.6x	31.2x	67.1x
5 Year EPS CAGR	20%-49%	28.8%	10%-45%	17%	20%	30%
CY 2004 PEG	0.7x-3.1x	1.4x	1.2x-3.2x	2.0x	1.6x	2.2x

  Discounted Cash Flow Analysis

        Goldman Sachs performed a discounted cash flow analysis on Overture using certain estimates developed by Overture management. Goldman Sachs calculated implied net present values of free cash flows for Overture for the six months ended December 31, 2003 and the years 2004 through 2007 using discount rates ranging from 12% to 24%. Goldman Sachs calculated illustrative implied terminal values in the year 2007 based on multiples ranging from 6.0x EBITDA to 10.0x EBITDA. These implied terminal value indications were then discounted to an implied present value as of June 30, 2003, using discount rates ranging from 12% to 24%. This analysis indicated an illustrative range of implied present values of $12.24 to $23.38 per share of Overture common stock.

        Goldman Sachs performed a sensitivity analysis to the discounted cash flow analysis by applying certain ranges of deviations to the annual sales growth estimates and earnings before interest and taxes, or EBIT, margin estimates of Overture's management. The sensitivity analysis assumed a discount rate of 18% and a terminal value multiple of estimated EBITDA of 8.0x. The annual sales growth deviations ranged from (10.0)% to 10.0% and the EBIT margin deviations ranged from (3.0)% to 3.0%. This analysis indicated an illustrative range of implied present values of $10.03 to $27.75 per share of Overture common stock.

        Goldman Sachs also performed a sensitivity analysis to the discounted cash flow analysis based on different levels of Overture's success in attracting and retaining its commercial affiliates in future years. The sensitivity analysis assumed a discount rate of 18% and a terminal value multiple of estimated EBITDA of 8.0x. This analysis indicated an illustrative range of implied present values of $14.02 to $21.97 per share of Overture common stock.

        Goldman Sachs also considered Overture's enterprise value, which is the market value of its common equity plus the book value of debt less cash, as a multiple of its last twelve months, or LTM, EBITDA as of July 11, 2003 and for the latest 30 day, 60 day and 180 day periods. This analysis indicated:

  •
  a multiple of 10.5 of LTM EBITDA as of July 11, 2003;

  •
  an average multiple of 8.8 of LTM EBITDA for the latest 30 day period;

  •
  an average multiple of 7.3 of LTM EBITDA for the latest 60 day period; and

  •
  an average multiple of 8.5 of LTM EBITDA for the latest 180 day period.

        Goldman Sachs performed a discounted cash flow analysis on Yahoo! using certain estimates developed by Overture management. Goldman Sachs calculated implied net present values of free cash flows for Yahoo! for the six months ended December 31, 2003 and the years 2004 through 2007 using discount rates ranging from 12% to 20%. Goldman Sachs calculated illustrative implied terminal values in the year 2007 based on multiples ranging from 10.0x EBITDA to 20.0x EBITDA. These implied terminal value indications were then discounted to an implied present value as of June 30, 2003, using discount rates ranging from 12% to 20%. This analysis indicated an illustrative range of implied present values of $25.03 to $45.89 per share of Yahoo! common stock.

        Goldman Sachs performed a sensitivity analysis to the discounted cash flow analysis for Yahoo! by applying certain ranges of deviations to the annual revenue growth estimates and changes in contribution margin on revenue growth estimates relating to Yahoo! provided by Overture's management. The sensitivity analysis assumed a discount rate of 16% and a terminal value multiple of estimated EBITDA of 15.0x. The annual sales growth deviations ranged from (10.0)% to 10.0% and the contribution margin deviations ranged from (10.0)% to 10.0%. This analysis indicated a range of illustrative implied present values of $25.30 to $47.51 per share of Yahoo! common stock.

        Goldman Sachs also considered the enterprise value of Yahoo! as a multiple of its LTM EBITDA as of July 11, 2003 and for the latest 30 day, 60 day and 180 day periods. This analysis indicated:

  •
  a multiple of 37.3 of LTM EBITDA as of July 11, 2003;

  •
  an average multiple of 46.6 of LTM EBITDA for the latest 30 day period;

  •
  an average multiple of 43.1 of LTM EBITDA for the latest 60 day period; and

  •
  an average multiple of 41.4 of LTM EBITDA for the latest 180 day period.

  Present Value of Future Share Price Analysis

        Goldman Sachs performed a present value analysis of Overture's future share price using Overture management estimates. Goldman Sachs calculated illustrative implied future share prices of Overture common stock for year 2004 based on estimated price to earnings multiples of 17.5x and 22.5x and estimates of EPS ranging from $0.76 to $1.16 and illustrative implied share prices of Overture common stock for year 2005 based on estimated price to earnings multiples of 17.5x and 22.5x and estimates of EPS ranging from $0.95 to $1.35. These implied future share prices were then discounted to an implied present value as of June 30, 2003, using discount rates ranging from 12% to 24%. The results of this analysis are as follows:

  •
  Based on an estimated price to earnings multiple of 17.5, for the year 2004, this analysis indicated an illustrative range of implied present values of $10.72 to $18.12 per share of Overture common stock.

  •
  Based on an estimated price to earnings multiple of 22.5, for the year 2004, this analysis indicated an illustrative range of implied present values of $13.78 to $23.30 per share of Overture common stock.

  •
  Based on an estimated price to earnings multiple of 17.5, for the year 2005, this analysis indicated an illustrative range of implied present values of $10.81 to $18.83 per share of Overture common stock.

  •
  Based on an estimated price to earnings multiple of 22.5, for the year 2005, this analysis indicated an illustrative range of implied present values of $13.89 to $24.21 per share of Overture common stock.

        Goldman Sachs performed a sensitivity analysis to the present value of the future share price of Overture common stock in year 2005 based on different levels of Overture's success in attracting and retaining its commercial affiliates in future years. The sensitivity analysis assumed a discount rate of 18%, an estimated price to earnings multiple of 20 in year 2005 and estimates of EPS ranging from $0.84 to $1.70 in year 2005. This analysis indicated an illustrative range of implied present values of $12.06 to $24.43 per share of Overture common stock.

  Pro Forma Merger Analysis

        Goldman Sachs prepared pro forma analyses of the financial impact of the merger using publicly available information, estimates prepared by Overture management and selected Wall Street research estimates. Using Overture management estimates for both Overture and Yahoo!, for each of the fiscal years 2004 and 2005, Goldman Sachs analyzed the impact of the transaction on Yahoo!'s estimated EPS (excluding intangible write-up amortization impact or additional write-up depreciation) and estimated EBITDA. For each of the years 2004 and 2005, Goldman Sachs compared the estimated EPS and EBITDA of Yahoo! on a stand-alone basis to the estimated EPS and EBITDA of the combined company. Based on that analysis, the proposed merger would be:

  •
  accretive in fiscal year 2004 on an estimated EPS basis;

  •
  accretive in fiscal year 2005 on an estimated EPS basis;

  •
  accretive in fiscal year 2004 on an estimated EBITDA basis; and

  •
  accretive in fiscal year 2005 on an estimated EBITDA basis.

        Using selected Wall Street research estimates for Overture and Yahoo!, for each of the fourth fiscal quarter of fiscal year 2003 and fiscal years 2004 and 2005, Goldman Sachs analyzed the impact of the transaction on Yahoo!'s estimated EPS (excluding intangible write-up amortization impact or additional write-up depreciation) and estimated EBITDA. For each of the fourth quarter of fiscal year 2003 and years 2004 and 2005, Goldman Sachs compared the estimated EPS and EBITDA of Yahoo! on a stand-alone basis to the estimated EPS and EBITDA of the combined company. Based on that analysis, the proposed merger would be:

  •
  neutral in the fourth quarter of fiscal year 2003 on an estimated EPS basis;

  •
  accretive in fiscal year 2004 on an estimated EPS basis;

  •
  accretive in fiscal year 2005 on an estimated EPS basis;

  •
  accretive in the fourth quarter of fiscal year 2003 on an estimated EBITDA basis;

  •
  accretive in fiscal year 2004 on an estimated EBITDA basis; and

  •
  accretive in fiscal year 2005 on an estimated EBITDA basis.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to Overture or Yahoo!.

        The analyses summarized above do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Overture, Yahoo!, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, Goldman Sachs' opinion to Overture's board of directors was one of many factors taken into consideration by Overture's board of directors in making its determination to approve the contemplated transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E to this proxy statement/prospectus.

        Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Overture in connection with, and has participated in certain of the negotiations leading to, the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Overture from time to time, including having acted as its financial advisor in connection with its acquisition of the business of AltaVista Company, a subsidiary of CMGI, Inc., in February 2003. Goldman Sachs also has provided certain investment banking services to Yahoo! from time to time, including having acted as Yahoo!'s financial advisor in connection with its acquisition of HotJobs.com, Ltd., in February 2002. Goldman Sachs also may provide investment banking services to Yahoo! in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

        The Overture board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the contemplated transaction.

        Goldman Sachs provides a full range of financial advisory, financing and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold long and short positions in securities, including derivative securities, of Overture or Yahoo! for its own account and for the accounts of customers.

  Financial Advisor Fee Arrangements

        Pursuant to a letter agreement dated November 27, 2002, Overture engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Overture has agreed to pay Goldman Sachs a transaction fee equal to 0.65% of the aggregate consideration paid in the merger, which is payable upon consummation of the merger. In addition, Overture has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Yahoo!'s Reasons for the Merger

        Yahoo! believes that its proposed acquisition of Overture is a natural extension of Yahoo!'s robust brand advertising business and supports its mission to be the most relevant and essential Internet service for users and businesses worldwide. Yahoo! is acquiring Overture for the following reasons:

  •
  Together with Overture's world class commercial search services platform and complementary web search assets, Yahoo! expects to create a compelling and diversified suite of integrated marketing solutions, including branded campaigns, paid placement, graphical ads, text links, multimedia and contextual advertising.

  •
  The acquisition of Overture is expected to enhance value for Yahoo! users, marketers and customers.

  •
  The combined company is expected to have greater flexibility and speed to market on product developments.

  •
  The combined company will be strongly positioned to take advantage of the growth opportunities presented by Overture's assets, including its extensive affiliate distribution network which the combined company is dedicated to maintaining and enhancing, a strong technology infrastructure in both commercial and web search and a comprehensive portfolio of intellectual property assets.

  •
  The combined company is expected to take advantage of a number of revenue synergies by expanding marketing opportunities on Yahoo!'s network to:

  •
  expand paid placement search faster and more cost effectively into vertical properties, such as shopping, travel and yellow pages;

  •
  integrate contextual advertising throughout Yahoo!'s network, including properties such as in sports, real estate and autos; and

    •
    build upon Overture's efficient, scalable marketplace by offering its 95,000 advertisers as of the end of the second quarter of 2003, the majority of which are small- and medium-sized businesses, the ability to get online, sell online and promote online by purchasing a range of additional Yahoo! services such as Yahoo! Store and Yahoo! Web Hosting.

  •
  The combined company will be able to expand its combined products and services internationally, including Europe, Korea and Japan, to create a unique global marketplace.

Interests of Overture Directors and Executive Officers in the Merger

        In considering the recommendation of Overture's board of directors that you, as an Overture stockholder, vote to approve and adopt the merger agreement and approve the merger, you should be aware that some of Overture's executive officers and directors have interests in the transaction that are different from, or in addition to, your interests as an Overture stockholder. The Overture board of directors was aware of these interests and took these interests into account in approving the merger agreement and the merger. These interests are summarized below.

  Change of Control Severance Agreements

        Overture has entered into change of control severance agreements with Ted Meisel, Todd Tappin, Brian Steel, Leonard R. Stein and Jaynie Studenmund, who are executive officers of Overture. The merger constitutes a change of control for purposes of these agreements. However, Mr. Meisel has agreed to waive the benefits to which he is entitled under the change of control severance agreement in favor of benefits to be received through his acceptance of an offer of employment by Yahoo!, described below. Thus, he will not be entitled to receive any payments or benefits under his change of control severance agreement with Overture if the merger is completed. See the section entitled "—Yahoo! Offer of Employment to Ted Meisel" beginning on page 76 of this proxy statement/prospectus.

        These change in control severance agreements provide that, in the event of the executive's "involuntary termination" without "cause" within eighteen months after a change of control of Overture, the executive will be entitled to:

  •
  twelve months of base salary;

  •
  a maximum of twelve months of COBRA continuation coverage premium reimbursement;

  •
  full acceleration of vesting and immediate exercisability of all stock options held by the executive prior to a change in control and an extension of time in which to exercise such options (for no longer than twenty-four months) following such termination of employment; and

  •
  the immediate lapsing of Overture's right of repurchase with respect to restricted stock grants.

        The change of control severance agreements generally define an "involuntary termination" as any of the following events that occur without the executive's express written consent:

  •
  the significant reduction of the executive's responsibilities relative to his or her responsibilities immediately prior to the change of control but a reduction in responsibilities by virtue of Overture being acquired and made part of a larger entity will not constitute an involuntary termination;

  •
  reduction of the executive's base salary and/or target bonus;

  •
  a substantial increase in the amount of the executive's business travel, which amounts to the executive's constructive relocation;

  •
  a material reduction in the kind or level of employee benefits to which the executive was entitled;

  •
  the relocation of the executive to a location or facility that is more than fifty miles from his or her current location; or

  •
  any termination of the executive's employment by his or her employer that is not effected for cause.

        The change of control severance agreements generally define "cause" as any of the following events:

  •
  any act of personal dishonesty taken toward the company with the goal of substantial personal enrichment;

  •
  the executive's felony conviction that the board of directors reasonably believes is materially detrimental to the company;

  •
  willful misconduct that is injurious to the company; or

  •
  continued willful violations of the executive's obligations after the company has demanded performance from the executive and described the executive's violations.

        The change of control severance agreements provide that if payments to an executive are "parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and subject to excise tax under Code Section 4999, the payments will be reduced to a level that will not be subject to the excise tax if such reduced payments would result in a greater after-tax benefit to the executive.

  Non-Employee Directors' Options and Restricted Stock

        In the event that a non-employee director's membership on Overture's board of directors terminates within twelve months following a change of control of Overture, any stock options previously granted by Overture and held by such director will vest in full and be immediately exercisable. The merger constitutes a change of control for this purpose. In addition, pursuant to the restricted stock purchase agreement entered into between Overture and those directors that receive restricted stock, in the event that any such director ceases to be a member of the board of directors within twelve months following a change of control of Overture, such as the merger, any shares of restricted stock subject to repurchase by Overture held by such director will be released from such repurchase option in full. None of the current directors of Overture is expected to remain a director of Overture following the merger, and accordingly all stock options owned by the non-employee directors will vest and become immediately exercisable, and all shares of restricted stock held by the non-employee directors will be released from the repurchase option in full following the completion of the merger. As of the record date, the non-employee directors of Overture owned a total of     •    options and    •    shares of restricted stock.

  Yahoo! Offer of Employment to Ted Meisel

        In connection with the proposed merger, Ted Meisel, Overture's President and Chief Executive Officer, accepted a written offer from Yahoo! to continue employment following the merger as President of Overture (which will be a wholly-owned subsidiary of Yahoo! following the merger) and Senior Vice President of Yahoo!. This offer of employment is conditioned upon the completion of the merger.

        Pursuant to the terms of the offer of employment, Mr. Meisel's annual base salary will be $375,000, which is subject to review during Yahoo!'s focal review cycle. For calendar year 2004, Mr. Meisel will be eligible for an annual executive incentive bonus of not less than 100% of his starting annual base salary for 2004, payable in the first quarter of 2005. The payment of this incentive bonus is conditioned on Mr. Meisel's continued employment until the payment of such bonus, and the bonus amount may be increased based upon Mr. Meisel's individual performance and the performance of Overture. In the event Overture does not pay Mr. Meisel a bonus for which he is eligible in calendar year 2003, Yahoo! may make a special bonus payment, solely at the discretion of Yahoo!, to Mr. Meisel. In the event that Overture pays Mr. Meisel a pro-rated portion of his 2003 bonus prior to his commencement of employment with Yahoo! then Yahoo!, in its discretion, may award him a pro-rated bonus under the executive incentive plan of Yahoo! for the remainder of 2003, which would be payable in the first quarter of 2004.

        Upon the closing of the merger and subject to Mr. Meisel's continuing employment, Yahoo! management will propose to the compensation committee of the board of directors of Yahoo! that Mr. Meisel be granted 80,000 shares of restricted stock. Of these 80,000 shares, 35,000 shares will become non-forfeitable upon satisfaction of certain pre-established performance objectives determined at the time of grant, and consistent with other senior executives of Yahoo! with financial targets similar to other senior executives within Mr. Meisel's business unit, subject to Mr. Meisel remaining employed by Yahoo! at the time the performance goals are satisfied. However, if such objectives are satisfied prior to the first anniversary of the date of grant of the restricted stock, then the 35,000 shares will become non-forfeitable on the first anniversary of the date of grant, subject to Mr. Meisel remaining employed by Yahoo! at that time. The remaining 45,000 shares will become non-forfeitable on the third anniversary of the date of grant, subject to Mr. Meisel remaining employed by Yahoo! at that time.

        Additionally, Yahoo! management will recommend that the compensation committee of the board of directors of Yahoo! grant Mr. Meisel an option to purchase 150,000 shares of Yahoo! common stock. The exercise price per share will be the fair market value of Yahoo! common stock on the date of grant, and the stock options will vest as to one-third of the shares subject to the option on the first anniversary of the date of grant and in quarterly installments over the following two years, subject in each case to Mr. Meisel remaining employed by Yahoo! at the time of vesting.

        In the event Mr. Meisel's employment is terminated by Yahoo! or Overture without cause before the expiration of twelve months following his first day of employment, he will be entitled to receive the following:

  •
  a lump-sum payment equal to his annual base salary in effect on the date of such termination;

  •
  a lump-sum payment of $375,000;

  •
  reimbursement for COBRA continuation coverage premiums for not more than 12 months; and

  •
  all Overture stock options held by Mr. Meisel immediately before the close of the merger that are exercisable as of the date of his termination of employment shall fully vest and remain exercisable for a period of twenty-four months following his termination date (or, if earlier, the expiration of the option).

        In the event Mr. Meisel's employment is terminated without cause after the expiration of twelve months but prior to the expiration of eighteen months from the first day of his employment, he will be entitled to receive the benefits and payments described above with the exception of the $375,000 lump-sum payment.

        Mr. Meisel will also be entitled to the benefits described above if during the applicable period there is:

  •
  a material reduction in his employment responsibilities relative to the responsibilities he held upon the closing of the merger in his capacity as President of Overture and Senior Vice President of Yahoo!;

  •
  However, if during the thirteenth through the eighteenth month period following his first day of employment with Yahoo! there is a change to Mr. Meisel's title, position or responsibilities, such change will not be deemed to be material so long as his responsibilities remain comparable to those held by other Senior Vice Presidents of Yahoo! who operate a similar business unit with respect to size, scope and revenue, as determined by Yahoo!;

  •
  a reduction in his annual base salary;

  •
  a substantial increase in the amount of his business travel that results in his constructive relocation; or

  •
  a relocation of his work location to a facility more than fifty miles from his current work location.

        "Cause" is defined as:

  •
  Mr. Meisel's conviction of, or pleading guilty or nolo contendere to, a felony or crime of moral turpitude;

  •
  Mr. Meisel's failure to carry out in any material respect his duties and responsibilities due to gross neglect, or willful misconduct resulting in material harm to Yahoo!, in either case after notice and an opportunity to cure; or

  •
  Mr. Meisel's breach of his Proprietary Information and Assignment of Inventions Agreement with Yahoo! resulting in material harm to Yahoo!, as determined by Yahoo!.

        The payments and benefits described above that are triggered upon Mr. Meisel's termination of employment with Yahoo! are conditioned upon Mr. Meisel signing a release of claims. Such payments and benefits will be reduced by any severance owed by Yahoo! or Overture, including any payments required by applicable law.

        The offer of employment from Yahoo! supersedes any and all prior agreements Mr. Meisel may have with Overture with respect to his employment and severance rights, including, but not limited to, Mr. Meisel's change of control severance agreement with Overture. As a result, Mr. Meisel will not be entitled to receive any payments or benefits pursuant to the change of control severance agreement between him and Overture if the merger is completed.

  Indemnification; Directors' and Officers' Insurance

        Yahoo! will, and has agreed to cause the company surviving the merger to, honor all of the indemnification obligations of Overture to its directors, officers and employees that exist immediately prior to completion of the merger, whether pursuant to Overture's certificate of incorporation, Overture's bylaws or an indemnification agreement previously disclosed to Yahoo!. For six years after the completion of the merger, the certificate of incorporation and bylaws of the company surviving the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers and employees who were indemnified by Overture immediately prior to completion of the merger as the exculpation and indemnification provisions that were contained in the restated certificate of incorporation and bylaws of Overture in effect at the time the merger agreement was executed. The certificate of incorporation and bylaws of each of Yahoo! and Overture generally provide the directors and officers of the respective companies indemnification to the fullest extent permitted by applicable law.

        For a period of six years after the completion of the merger, Yahoo! also will cause the company surviving the merger to use all reasonable efforts to maintain directors' and officers' liability insurance covering those directors and officers of Overture who are currently covered by Overture's directors' and officers' liability insurance on terms comparable to those applicable to the current directors and officers. However, the company surviving the merger will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 150% of the current annual premium paid by Overture for its existing insurance coverage prior to the merger. If the annual premiums of such insurance coverage exceed that amount, the company surviving the merger will use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for 150% of the current annual premium.

        As a result of the interests described above, certain executive officers and directors of Overture may be more likely to vote for, and recommend a vote for, the proposal to approve and adopt the merger agreement and approve the merger, than Overture's stockholders generally or than they would if they did not hold these interests.

  Voting Agreements

        In connection with the merger agreement, Yahoo! entered into voting agreements with each of Steve Alesio, Frank Biondi, Jr., William Elkus, Bill Gross, Balakrishnan Iyer, Terrell Jones, Robert Kavner, Linda Fayne Levinson, Ted Meisel and Idealab, who with the exception of Idealab, are Overture directors. For a discussion of these voting agreements, see the section entitled "Voting Agreements" beginning on page 104 of this proxy statement/prospectus.

Material United States Federal Income Tax Consequences

        In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, the following summary discusses the material United States federal income tax consequences of the merger applicable to a holder of shares of Overture common stock (the "Shares") that converts such Shares into cash and Yahoo! common stock (the "Merger Consideration") pursuant to the merger. This discussion is based upon the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to United States residents and citizens that hold their Shares as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular holder of Shares, including non-U.S. holders or holders who exercise appraisal rights, or to a holder of Shares that is subject to special treatment under United States federal income tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

        Under the terms of the merger agreement, July 2003 Merger Corp. will merge with and into Overture (the "Reverse Merger"), if the Reverse Merger would satisfy the opinion condition, as discussed below under the heading "Opinion Condition", that the Reverse Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code. If the Reverse Merger would not satisfy such opinion condition, then Overture will merge with and into July 2003 Merger Corp. (the "Forward Merger"), subject to the same opinion condition. The qualification of the Reverse Merger or the Forward Merger as a reorganization will result in the following United States federal income tax consequences:

  Exchange of Shares for Merger Consideration

        A holder of Shares that has Shares converted into Merger Consideration pursuant to the merger will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received pursuant to the merger and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash received pursuant to the merger and the fair market value of the Yahoo! common stock received pursuant to the merger over (b) the holder's tax basis in its Shares surrendered in exchange therefor. For this purpose, a holder of Shares must calculate gain or loss separately for each identifiable block of Shares exchanged by such stockholder, and a holder of Shares cannot offset a loss recognized on one block of such shares against a gain recognized on another block of such shares. The gain recognized will be capital gain unless the receipt of cash by the holder has the effect of a distribution of a dividend, in which case such gain will be treated as ordinary dividend income to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. For purposes of determining whether the receipt of cash by the holder has the effect of a distribution of a dividend, a holder will be treated as if the holder first exchanged all of its Shares solely for Yahoo! common stock and then Yahoo! immediately redeemed a portion of such stock for the cash that such holder actually received pursuant to the merger. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining the interest of a stockholder in a corporation, certain constructive ownership rules must be taken into account. Any capital gain will be long-term if the holder's holding period for its Shares is more than one year.

  Tax Basis for Yahoo! Common Stock

        A holder of Shares will have an aggregate tax basis in Yahoo! common stock received pursuant to the merger (other than a fractional share) equal to the holder's aggregate tax basis in its Shares surrendered pursuant to the merger, (1) reduced by (a) the portion of the holder's tax basis in its Shares surrendered in the merger that is allocable to a fractional share of Yahoo! common stock for which cash is received and (b) the amount of cash received by the holder pursuant to the merger (other than cash received in lieu of a fractional share), and (2) increased by the amount of gain (including any portion of such gain that is treated as a dividend as described above), if any, recognized by the holder in the merger (but not by gain recognized upon the receipt of cash in lieu of a fractional share of Yahoo! common stock).

  Holding Period for Yahoo! Common Stock

        The holding period for Yahoo! common stock received by a holder of Shares pursuant to the merger will include the holding period of the Shares surrendered in the merger.

  Cash Received in Lieu of a Fractional Share of Yahoo! Common Stock

        If a holder of Shares receives cash in lieu of a fractional share of Yahoo! common stock in the merger, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's tax basis in its Shares surrendered in the merger that is allocable to the fractional share. The capital gain or loss will be long-term if the holder's holding period for the portion of the Shares deemed exchanged for the fractional share is more than one year.

  Treatment of the Entities

        No gain or loss will be recognized by Yahoo!, July 2003 Merger Corp., or Overture as a result of the merger.

  Opinion Condition

        The completion of the merger is conditioned upon the delivery of an opinion by each of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Yahoo!, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Overture, that the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code. Yahoo! and Overture expect to be able to obtain the tax opinions if, as expected:

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  Yahoo!, July 2003 Merger Corp., and Overture are able to deliver customary representations to such counsel;

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  there is no adverse change in United States federal income tax law;

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  in the case of a Reverse Merger, the aggregate fair market value of the Yahoo! common stock delivered as consideration pursuant to the merger is greater than 80% of the sum of (1) the aggregate fair market value of such Yahoo! common stock and (2) the aggregate amount of cash and other property paid to stockholders in connection with the merger, including any cash that may be payable, directly or indirectly, by Yahoo! to dissenters who perfect appraisal rights; and

  •
  in the case of a Forward Merger, the aggregate fair market value of the Yahoo! common stock delivered as consideration pursuant to the merger is greater than 40% of the sum of (1) the aggregate fair market value of such Yahoo! common stock and (2) the aggregate amount of cash and other property paid to stockholders in connection with the merger, including any cash that may be payable, directly or indirectly, by Yahoo! to dissenters who perfect appraisal rights.

        Neither Yahoo! nor Overture will request a ruling from the IRS regarding the tax consequences of the merger to Overture stockholders. The tax opinions do not bind the IRS and do not prevent the IRS from asserting, or a court from sustaining, a position contrary to such tax opinions. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by counsel as to whether the proposed merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger. It is possible that Yahoo! and Overture will not be able to obtain the tax opinions.

Accounting Treatment of the Merger

        In accordance with United States generally accepted accounting principles, Yahoo! will account for the merger using the purchase method of accounting. Under this method of accounting, Yahoo! will record the market value (based on an average of the closing prices of Yahoo! common stock for a range of trading days from two days before and after July 14, 2003, the announcement date) of its common stock issued in connection with the merger, the amount of cash consideration to be paid to holders of Overture common stock, the fair value of the options to purchase shares of Overture common stock assumed in connection with the merger and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring Overture. Yahoo! will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including developed and core technology and patents, advertiser contracts and lists, and affiliate agreements), based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

        Amortizable intangible assets, currently estimated at $322 million, will generally be amortized over useful lives not exceeding five years, resulting in an estimated accounting charge for amortization attributable to these items of approximately $76 million on an annual basis. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The amount of the estimated purchase price allocated to goodwill which is based on certain assumptions, is estimated to be approximately

$1.2 billion. If Yahoo! management should change the assumptions used in the allocation of the purchase price, amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets.

        In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates, however, actual amounts may differ from these estimates.

Effect of the Merger on Overture Stock Options

        When the merger is completed, Yahoo! will assume outstanding options to purchase shares of Overture common stock granted to employees, consultants and non-employee directors under Overture's 1998 Stock Plan, the Cadabra Inc. 1998 Stock Option Plan, and any other stock option plan, program or agreement of Overture or its subsidiaries except for options outstanding under Overture's employee stock purchase plan, and will convert these options into options to purchase shares of Yahoo! common stock. The assumed options will have the same terms and conditions (including vesting schedules and option periods) under the plans from which they were granted prior to their assumption, adjusted as necessary to reflect the substitution of Yahoo! stock for Overture stock. Prior to the effective time of the merger, the Overture employee stock purchase plan will be terminated. Any offering period then underway under the Overture employee stock purchase plan will be shortened by setting a new exercise date that is prior to the effective time of the merger, and each participant's option to purchase Overture common stock under the employee stock purchase plan will be exercised automatically on the new exercise date. See the sections entitled "—Treatment of Overture Stock Options" and "—Treatment of Rights under the Overture Employee Stock Purchase Plan" beginning on page 94.

        Yahoo! intends to file a registration statement on Form S-8 with the Securities and Exchange Commission to the extent available and applicable as soon as practicable following the completion of the merger but not later than 20 business days following the completion of the merger in connection with the shares underlying the assumed and outstanding Overture options.

        With respect to restricted stock awards that are unvested or are subject to a repurchase option, risk of forfeiture or other conditions under Overture's stock plans or any applicable restricted stock agreement or other agreement with Overture, then (i) the shares of Yahoo! common stock issued in exchange for these shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other conditions and (ii) the per share cash consideration in respect of these shares will be paid to the holder of the restricted stock award over time upon satisfaction of the vesting requirements associated with the applicable restricted stock schedule.

        With respect to grants to each non-employee director under Overture's 2001 and 2002 director compensation programs, options (which were granted under Overture's 1998 Stock Plan) will become exercisable and vested, and restrictions on grants of restricted stock will lapse, in each case, upon such non-employee director ceasing to be a member of Overture's board of directors within 12 months following the merger. None of the current directors of Overture is expected to remain a director of Overture following the merger, and accordingly all stock options owned by the non-employee directors are expected to vest and be immediately exercisable and all shares of restricted stock held by the non-employee directors will be released from the repurchase option in full following the completion of the merger. See the section entitled "—Interests of Overture Directors and Executive Officers in the Merger—Non-Employee Directors' Options and Restricted Stock" beginning on page 76 of this proxy statement/prospectus.

        Overture has entered into change of control severance agreements with certain of its employees, including its executive officers, and Yahoo! has entered into an agreement with Mr. Meisel, the benefits of which supersede his change of control severance agreement with Overture. Under these various agreements, if the employee's employment is terminated for certain reasons within a period of time following the merger, some or all of the employee's options will accelerate and remain exercisable for specified periods and some or all restrictions on restricted stock will lapse. For a description of the agreements with the executive officers, see the section entitled "—Change of Control Severance Agreements" beginning on page 75 of this proxy statement/prospectus.

Regulatory Filings and Approvals Required to Complete the Merger

        The merger is subject to review by the United States Federal Trade Commission, or FTC, and the Antitrust Division of the United States Department of Justice, or DOJ, under the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, under which a transaction cannot be completed until required information and materials are furnished to the DOJ and the FTC and the waiting period under the HSR Act expires or is terminated. Yahoo! and Overture are required to make filings with the DOJ and the FTC, and will not be permitted to complete the merger until the applicable waiting period has expired or has been terminated. In addition, the Overture acquisition may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

        There can be no assurance that the governmental reviewing authorities will permit the applicable statutory waiting periods to expire, terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses.

        In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the DOJ, the FTC or other governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Yahoo! and Overture cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Yahoo! and Overture will prevail.

Listing of Shares of Yahoo! Common Stock Issued in the Merger on the Nasdaq National Market

        Yahoo! will use all reasonable efforts to cause the shares of Yahoo! common stock issued in connection with the merger to be authorized for listing on the Nasdaq National Market before the completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of Overture Common Stock After the Merger

        When the merger is completed, Overture common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Restrictions on Sales of Shares of Yahoo! Common Stock Received in the Merger

        The shares of Yahoo! common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of Yahoo! common stock issued to any person who is deemed to be an "affiliate" of Overture prior to the merger. Persons who may be deemed to be "affiliates" of Overture prior to the merger include individuals or entities that control, are controlled by, or are under common control of Overture, prior to the merger, and may include officers and directors, as well as principal stockholders of Overture, prior to the merger. Affiliates of Overture will be notified separately of their affiliate status.

        Persons who may be deemed to be affiliates of Overture prior to the merger may not sell any of the shares of Yahoo! common stock received by them in connection with the merger except pursuant to:

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  an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

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  an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

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  any other applicable exemption under the Securities Act of 1933.

        Yahoo!'s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Yahoo! common stock to be received in connection with the merger by persons who may be deemed to be affiliates of Overture prior to the merger.

Appraisal Rights

        Even if the merger is approved by Overture's stockholders, any Overture stockholder who does not vote in favor of the merger and who has previously taken necessary steps under Delaware law may exercise rights of appraisal under Delaware law, rather than receive the merger consideration in the merger.

        The provisions of Delaware law governing appraisal rights are complex, and you should study them carefully if you wish to exercise appraisal rights. A stockholder may take actions that prevent that stockholder from successfully asserting these rights, and multiple steps must be taken to properly perfect the rights. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement/prospectus as Annex F. A detailed discussion of appraisal rights under Delaware law is contained in the section entitled "Appraisal Rights" beginning on page 122 of this proxy statement/ prospectus.

THE MERGER AGREEMENT

        The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

  Structure of the Merger

        The merger agreement provides for the merger of July 2003 Merger Corp., a newly formed, wholly-owned subsidiary of Yahoo!, with and into Overture with Overture surviving the merger as a wholly-owned subsidiary of Yahoo! or, if necessary in connection with the delivery of tax opinions to the effect that the merger will qualify as a reorganization for federal income tax purposes, the merger of Overture with and into July 2003 Merger Corp. with July 2003 Merger Corp. surviving the merger as a wholly-owned subsidiary of Yahoo!. If July 2003 Merger Corp. survives the merger, it will be renamed "Overture Services, Inc."

  Completion and Effectiveness of the Merger

        We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled "—Conditions to Completion of the Merger" beginning on page 97 of this proxy statement/prospectus are satisfied or waived, including approval and adoption of the merger agreement and approval of the merger by the stockholders of Overture. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

        We are working to complete the merger as quickly as possible. We currently plan to complete the merger in the fourth quarter of 2003. Because completion of the merger is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing of the merger or whether the merger will occur at all.

  Conversion of Overture Common Stock in the Merger

        Upon completion of the merger, each share of Overture common stock (including, with respect to each share of Overture common stock, the associated preferred stock purchase right described in the section entitled "—Stockholder Rights Plan" beginning on page 120 of this proxy statement/prospectus) outstanding immediately prior to the effective time of the merger (other than shares held by holders seeking dissenters' rights, which will be treated as described in "—Dissenting Shares" below) will be canceled and extinguished and automatically converted into the right to receive 0.6108 of a share of Yahoo! common stock (including, with respect to each whole share of Yahoo! common stock issued, the associated preferred stock purchase right described in the section entitled "—Stockholder Rights Plan" beginning on page 120 of this proxy statement/prospectus) and $4.75 in cash upon surrender of the certificate representing such share of Overture common stock in the manner provided in the merger agreement. Upon completion of the merger, Yahoo! also will assume outstanding options to purchase Overture common stock as described in the section entitled "—Treatment of Overture Stock Options" beginning on page 94 of this proxy statement/prospectus.

        The merger consideration (i.e., 0.6108 of a share of Yahoo! common stock and $4.75 in cash for each share of Overture common stock) also will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Yahoo! common stock or Overture common stock), reorganization, recapitalization, reclassification or other like change with respect to Yahoo! common stock or Overture common stock having a record date on or after July 14, 2003 and prior to completion of the merger. The merger consideration will also be adjusted to reflect the effect of any declaration, payment or distribution by Yahoo! of any dividend or distribution (whether in cash or other property) in respect of Yahoo! common stock having a record date on or after July 14, 2003 and prior to completion of the merger.

        Each share of Overture common stock held by Overture or owned by Yahoo! or any of their direct or indirect wholly-owned subsidiaries immediately prior to the merger will be automatically canceled and extinguished, and none of Overture, Yahoo! or any of their direct or indirect subsidiaries will receive any securities of Yahoo! or other consideration in exchange for those shares.

        Based on the exchange ratio and the number of shares of Overture common stock and options to purchase Overture common stock outstanding as of the record date, a total of approximately     •    shares of Yahoo! common stock will be issued in connection with the merger to holders of Overture common stock and a total of approximately    •    shares of Yahoo! common stock will be reserved for issuance upon the exercise of options to purchase Overture common stock assumed by Yahoo! in connection with the merger.

  Fractional Shares

        Yahoo! will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Overture common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of common stock of Yahoo! will receive cash, without interest, in an amount equal to the fraction multiplied by the average closing sale price of one share of Yahoo! common stock for the ten most recent trading days that Yahoo! common stock has traded ending on the trading day one day prior to the date the merger is completed, as reported on the Nasdaq National Market.

  Exchange Procedures

        Promptly following completion of the merger, Yahoo! will cause              •              , the exchange agent for the merger, to mail to each record holder of Overture common stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for a certificate representing Yahoo! common stock and the cash portion of the merger consideration. Those holders of Overture common stock who properly surrender their Overture stock certificates in accordance with the exchange agent's instructions will receive (1) the number of whole shares of Yahoo! common stock that the holder is entitled to receive pursuant to the merger agreement, (2) the cash portion of the merger consideration, (3) cash in lieu of any fractional share of Yahoo! common stock, and (4) any dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. The surrendered certificates representing Overture common stock will be canceled. After the effective time of the merger, each certificate representing shares of Overture common stock that has not been surrendered will represent only the right to receive each of items (1) through (4) enumerated in this paragraph. Following the completion of the merger, Overture will not register any transfers of Overture common stock on its stock transfer books.

        Holders of Overture common stock should not send in their Overture stock certificates until they receive a letter of transmittal from     •    , the exchange agent for the merger, with instructions for the surrender of Overture stock certificates.

  Dissenting Shares

        Shares of Overture common stock outstanding immediately prior to completion of the merger that are held by a holder who has not voted in favor of the merger and who has demanded appraisal rights in accordance with the Delaware General Corporation Law (such shares being referred to as "dissenting shares") will not be converted into the right to receive the merger consideration, unless the holder fails to perfect, withdraws or is otherwise deemed not to have appraisal rights. If after the completion of the merger the holder of such shares fails to perfect, withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, then such shares will be treated as if they had been converted at the completion of the merger into the right to receive the merger consideration. See the section entitled "Appraisal Rights" beginning on page 122 of this proxy statement/prospectus for more information regarding dissenting shares.

  Distributions with Respect to Unexchanged Shares

        Holders of Overture common stock are not entitled to receive any dividends or other distributions on Yahoo! common stock until the merger is completed. After the merger is completed, holders of Overture common stock will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Yahoo! common stock which they are entitled to receive upon exchange of their Overture stock certificates, but they will not be paid any dividends or other distributions on the Yahoo! common stock until they surrender their Overture stock certificates to the exchange agent in accordance with the exchange agent instructions.

  Transfers of Ownership and Lost Stock Certificates

        Yahoo! will issue (1) shares of Yahoo! common stock, (2) cash consideration, (3) cash in lieu of a fractional share and (4) any dividends or distributions that may be payable in a name other than the name in which a surrendered Overture stock certificate is registered only if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If an Overture stock certificate is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit or bond prior to receiving the merger consideration payable with respect to such stock.

  Representations and Warranties

        Overture made a number of representations and warranties to Yahoo! in the merger agreement regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger, including representations and warranties relating to the following subject matters:

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  corporate organization, qualification to do business, good standing and corporate power of Overture and its subsidiaries;

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  absence of any material violations of the certificate of incorporation and bylaws of Overture and the certificates of incorporation, bylaws and similar organizational documents of its subsidiaries;

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  Overture's capital structure and ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to the capital stock of any significant subsidiary;

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  corporate authorization to enter into the merger agreement and consummate the transactions under the merger agreement, and the enforceability of the merger agreement;

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  the vote of stockholders required to complete the merger;

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  governmental and regulatory approvals required to complete the merger;

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  absence of any conflict with or violation of the charter and bylaws of Overture and equivalent organizational documents of its subsidiaries, or any applicable legal requirements resulting from the execution of the merger agreement or the completion of the merger;

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  the effect of entering into and carrying out the obligations of the merger agreement on material contracts;

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  filings and reports with the Securities and Exchange Commission;

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  financial statements;

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  the absence of certain changes and events, including any material adverse effect on Overture, since March 31, 2003 through July 14, 2003;

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  taxes;

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  good and valid title to or valid leasehold interests in all material tangible properties and assets used in its business;

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  intellectual property and privacy laws;

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  compliance with applicable legal requirements;

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  possession of and compliance with all permits required for the operation of business;

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  litigation;

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  employee benefit plans and labor relations;

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  environmental matters;

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  agreements, contracts and commitments;

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  accuracy of information supplied in this proxy statement/prospectus and the related registration statement filed by Yahoo! with the Securities and Exchange Commission;

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  inapplicability of Overture's stockholder rights plan to the merger agreement and the merger;

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  the inapplicability of state takeover statutes to the merger during the pendency of the merger agreement;

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  approval by its board of directors;

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  absence of breaches of material contracts;

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  payment, if any, required to be made to brokers and agents on account of the merger;

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  the receipt of a fairness opinion from Goldman, Sachs & Co. relating to the merger;

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  insurance;

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  personnel; and

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  transactions between Overture and its affiliates.

        Yahoo! and July 2003 Merger Corp. each made a number of representations and warranties to Overture in the merger agreement, including representations and warranties relating to the following subject matters:

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  corporate organization, qualification to do business, good standing and corporate power of Yahoo! and its subsidiaries;

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  corporate authorization to enter into the merger agreement and consummate the transactions under the merger agreement, and the enforceability of the merger agreement;

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  absence of any conflict with or violation of the charter and bylaws of Yahoo! and July 2003 Merger Corp. or any applicable legal requirements resulting from the execution of the merger agreement and the completion of the merger;

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  the effect of entering into and carrying out the obligations of the merger agreement on material contracts;

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  governmental and regulatory approvals required to complete the merger;

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  Yahoo!'s capital structure;

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  accuracy of information contained in this proxy statement/prospectus and Yahoo!'s registration statement;

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  Yahoo!'s SEC filings and financial statements;

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  absence of certain changes in Yahoo!'s business since March 31, 2003 and through July 14, 2003;

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  litigation; and

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  payment if any, required to be made to brokers and agents on account of the merger.

        The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to read carefully Articles II and III of the merger agreement attached as Annex A entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."

  Overture's Conduct of Business Before Completion of the Merger

        Under the merger agreement, Overture has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Yahoo! consents in writing, it will use all reasonable efforts to carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and will use all reasonable efforts to preserve intact its present business organization and continue to manage in the ordinary course its business relationships with third parties.

        Under the merger agreement, Overture has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Yahoo! consents in writing, it will conduct its business in compliance with a number of specific restrictions and will not (and not permit its subsidiaries to), subject to specified exceptions:

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  except as required by legal requirements or pursuant to written agreements or policies in effect on July 14, 2003:

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  grant any severance or termination pay to any officer or employee;

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  waive any stock repurchase rights, accelerate vesting or exercisability of options or restricted stock, reprice options or authorize cash payments in exchange for options under any equity plans;

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  adopt any new severance retention or change in control plan;

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  adopt or amend any employee benefit, stock purchase or stock option plan;

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  pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit under any existing plan, agreement or arrangement to any officer, director or employee except in the ordinary course of business consistent with past practice; or adopt, amend or grant new benefits under any employee compensation plan or agreement, other than in the ordinary course consistent with past practice;

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  enter into any employment, consulting or collective bargaining contract, other than offer letters and letter agreements in the ordinary course of business for "at-will" employees;

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  pay any special bonus to or increase salaries, wages or fringe benefits of any director, officer, consultant or employee, other than increases to non-director employees in the ordinary course of business consistent with past practice, provided that Overture may (A) grant a limited number of stock options under existing stock option plans in the ordinary course of business in connection with periodic compensation reviews, ordinary course promotions and new hiring and (B) pay reasonable severance to employees other than directors or executive officers in the ordinary course of business which Overture, following good faith consultation with Yahoo!, deems advisable to avoid a material risk of litigation; or

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    make any loans to or change lending arrangements for any officers or directors, or to or for employees or consultants other than travel and entertainment advances made in the ordinary course of business consistent with past practice;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger);

  •
  enter into any agreement which transfers or licenses or otherwise extends, amends or modifies in any material respect any rights to Overture intellectual property, other than non-exclusive licenses in the ordinary course of business consistent with past practice;

  •
  declare or pay dividends or make any other distributions in respect of any capital stock, or effect any stock splits, combinations or reclassifications or authorize the issuance of any other securities in respect of capital stock;

  •
  purchase, redeem or otherwise acquire any shares of Overture capital stock except repurchases of unvested shares at cost pursuant to stock option or purchase agreements in connection with the termination of employees;

  •
  issue, deliver, sell, authorize or encumber any shares of Overture capital stock or any securities convertible into, or rights, warrants or options to acquire, shares of Overture capital stock, other than (i) shares pursuant to exercise of outstanding stock options or warrants or issuable in accordance with Overture's employee stock purchase plan, or (ii) a limited number of stock options under existing stock option plans in the ordinary course of business consistent with past practice and in connection with periodic compensation reviews or ordinary course promotions or to new hires;

  •
  authorize or propose any amendments to its certificate of incorporation or bylaws (or similar governing instruments of its subsidiaries);

  •
  acquire or agree to acquire any business or any corporation, partnership or other business organization; or except in the ordinary course of business consistent with past practice after good faith consultation with Yahoo!, otherwise acquire or agree to acquire any assets which are significant, individually or in the aggregate, to Overture's business; or enter into any joint ventures or strategic partnerships (other than commercial affiliate agreements);

  •
  except as previously disclosed in its SEC reports and other than in the conduct of its business in the ordinary course consistent with past practice after good faith consultation with Yahoo!, sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to Overture's business;

  •
  incur or guarantee any indebtedness, issue or sell any debt securities or options, warrants or other rights to acquire debt securities, enter into any "keep well" or other agreement to maintain any financial statement condition, or incur or modify any other material liability, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) pursuant to existing credit facilities in the ordinary course of business, (iii) inter-subsidiary loans, investments or guarantees, or (iv) in the ordinary course of business any incurrences which are not, individually or in the aggregate, material to Overture and its subsidiaries taken as a whole;

  •
  modify or amend in a manner adverse to Overture, or take any action to terminate, any material contract or agreement to which Overture or a subsidiary is a party, or waive, release or assign any material rights or claims under such contracts or agreements, except in the ordinary course of business consistent with past practice;

  •
  except in the ordinary course of business or as required by law or settlements for money damages of $250,000 or less, settle any adverse claim in excess of reserves set forth or accrued in Overture's financial statements or lawsuit;

  •
  commence, join or make an appeal in any proceeding against a third party (other than Yahoo!, July 2003 Merger Corp. or any of their controlled affiliates) other than ordinary course collections claims for accounts receivable;

  •
  except in the ordinary course of business consistent with past practice and except for commercial affiliate agreements, enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or similar agreements which may not be canceled without penalty upon 30 days or less notice or which provide for payments in excess of $250,000 in any one year or which involve exclusive terms binding on Overture;

  •
  cancel or terminate without a reasonable substitute any insurance policy without notice to Yahoo!;

  •
  except as required by GAAP or the SEC, revalue any assets or make any change in accounting methods, principles or practices;

  •
  make or change any tax election, change an annual accounting period, adopt or change any material tax accounting method, file any amended return, settle or consent to any tax claim, surrender any right to claim a tax refund or consent to any extension or waiver of the statutory period of limitations applicable to any material tax claim;

  •
  enter into any agreement that would subject Yahoo! or the surviving corporation in the merger or any of their respective subsidiaries to any non-compete or other material restriction on any of their respective businesses after the merger;

  •
  enter into any agreement with the effect of granting any third party a license of any material intellectual property rights of Yahoo! or any of its subsidiaries (other than the surviving corporation); or

  •
  agree in writing or otherwise to take any of the foregoing actions.

  Overture Prohibited from Soliciting Other Offers

        Under the terms of the merger agreement, subject to certain exceptions described below, Overture has agreed that it will not, and each of its subsidiaries, officers and directors and the officers and directors of its subsidiaries will not, directly or indirectly:

  •
  solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal by a third party of the type described below;

  •
  participate in any discussions or negotiations with any third party regarding any acquisition proposal of the type described below;

  •
  furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may be reasonably be expected to lead to, any acquisition proposal of the type described below;

  •
  approve, endorse or recommend any acquisition proposal of the type described below; or

  •
  enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal of the type described below or any transaction contemplated by the acquisition proposal.

        In addition, Overture agreed to use all reasonable efforts to cause its and its subsidiaries' employees, agents and representatives (including any retained investment banker, attorney or accountant) not to do any of the foregoing.

        An acquisition proposal is any offer or proposal relating to any transaction or series of related transactions (other than the merger) involving:

  •
  any purchase from Overture or acquisition by any person or group of more than a 15% interest in the total outstanding voting securities of Overture or any of its subsidiaries;

  •
  any tender offer or exchange offer that if consummated would result in any person or group owning 15% or more of the total outstanding voting securities of Overture or any of its subsidiaries;

  •
  any merger, consolidation, business combination or similar transaction involving Overture or any of its subsidiaries;

  •
  any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of the assets of Overture (including its subsidiaries taken as a whole); or

  •
  any liquidation or dissolution of Overture.

        Under the merger agreement, Overture agreed to cease, as of July 14, 2003, all then-existing activities, discussions or negotiations by Overture and its subsidiaries with any third parties with respect to any acquisition proposal.

        Overture is obligated to promptly notify Yahoo! orally and in writing upon receipt of any type of acquisition proposal described above or any request for nonpublic information or inquiry it reasonably believes would lead to an acquisition proposal. The notice must include the material terms and conditions of the acquisition proposal, request or inquiry, the identity of the person or group making the acquisition proposal, request or inquiry and a copy of all written materials provided in connection with the acquisition proposal, request or inquiry. Following delivery of an initial notice to Yahoo!, Overture must also promptly notify Yahoo! orally and in writing of all information as is reasonably necessary to keep Yahoo! informed in all material respects of the status and details of the acquisition proposal, request or inquiry. Overture further agreed to generally provide Yahoo! with 48 hours' notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors is reasonably expected to consider any acquisition proposal.

        Notwithstanding the prohibitions contained in the merger agreement with respect to the type of acquisition proposals described above, if Overture receives an unsolicited bona fide written acquisition proposal that its board of directors concludes in good faith, following the receipt of the advice of its outside legal counsel and its financial advisor, satisfies, or is reasonably likely to result in an acquisition proposal that satisfies, each of the following criteria that constitute a superior offer:

  •
  the acquisition proposal is an unsolicited bona fide written offer made by a third party to acquire all or substantially all of Overture's assets or a majority of its total outstanding voting securities, as a result of which the stockholders of Overture immediately preceding the transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or any direct or indirect parent or subsidiary thereof); and

  •
  the proposed acquisition is on terms that the Overture board of directors has in good faith concluded (following receipt of advice of its outside legal counsel and its financial advisor) after taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer to be more favorable, from a financial point of view, to Overture's stockholders (in their capacities as stockholders) than the terms of the merger and is reasonably capable of being completed;

then Overture may furnish nonpublic information to, and engage in negotiations with, the third party making the acquisition proposal, but only if and to the extent that its board of directors concludes in good faith, following the receipt of advice of its outside legal counsel, that failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law.

        In the event that Overture furnishes nonpublic information to a third party making an acquisition proposal, it is required to give Yahoo! concurrent written notice of such action and a copy of the information furnished to the potential third party acquiror. It also must enter into a confidentiality agreement with the third party on terms which are at least as restrictive as the terms contained in the confidentiality agreement entered into between Yahoo! and Overture. In addition, in the event that Overture enters into negotiations with a third party making an acquisition proposal, it is required to give Yahoo! concurrent written notice of its intention to enter into negotiations with the third party.

        Obligations of the Overture Board of Directors with Respect to Its Recommendation and Holding a Meeting of Its Stockholders

        Overture agreed to call, hold and convene a meeting of its stockholders as promptly as practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission, and to use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the merger agreement and approval of the merger, and to take all other action necessary or advisable to secure the vote of its stockholders required by Nasdaq rules or the Delaware General Corporation Law to obtain such approvals. The Overture board of directors agreed to recommend the approval and adoption of the merger agreement and approval of the merger to its stockholders. Notwithstanding the Overture board of directors' obligations described in this paragraph, in response to a third party acquisition proposal deemed by the board of directors to be a superior offer, the board of directors of Overture may withhold, withdraw, amend or modify its recommendation to its stockholders in favor of the merger and, in the case of a superior offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer if the following conditions are met:

  •
  a superior offer has been made and has not been withdrawn;

  •
  the Overture stockholders' meeting has not occurred;

  •
  it has provided Yahoo! at least three (3) business days prior to publicly changing its recommendation, written notice of its receipt of a superior offer and has disclosed in the notice the material terms and conditions of the superior offer, the identity of the third party or group making the offer, and its intent to change its recommendation to its stockholders and the manner in which it intends or may intend to do so;

  •
  it has provided Yahoo! with a copy of all written materials delivered to the third party or parties making the superior offer in connection with the offer, and it has made available to Yahoo! all materials and information it has made available to the third party or parties making the superior offer in connection with the offer, together with a list identifying all furnished information; and

  •
  its board of directors has concluded in good faith, after receipt of advice of its outside legal counsel, that in light of the superior offer, the failure of the board of directors to change its recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable law.

        After delivering notice of its intended change in recommendation, Overture must provide Yahoo! with a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement and negotiate in good faith to enable Overture to proceed with its recommendation of the merger agreement and the merger to its stockholders. Regardless of whether the board of directors of Overture has received an acquisition proposal or has withheld, withdrawn, amended or modified its recommendation to its stockholders to vote "for" the proposal to approve and adopt the merger agreement and approve the merger, Overture is obligated under the terms of the merger agreement to call, give notice of, convene and hold a special meeting of its stockholders to consider and vote upon the proposal to approve and adopt the merger agreement and approve the merger. Overture is not permitted under the merger agreement to submit to the vote of its stockholders any third-party acquisition proposal, or propose to do so.

        Notwithstanding the obligations described in the preceding paragraphs, the Overture board of directors is permitted to take such actions so as to comply, solely to the extent required to comply, with its duties of disclosure and candor to its stockholders under applicable law. In addition, Overture and its board of directors may take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act, provided, however, that the content of the disclosure is governed by the terms of the merger agreement and the Overture board of directors may not change its recommendation to stockholders to vote in favor of approval and adoption of the merger agreement and approval of the merger except in accordance with the procedures described in the preceding paragraphs.

  Treatment of Overture Stock Options

        When the merger is completed, Yahoo! will assume outstanding options to purchase shares of Overture common stock. Under the terms of the merger agreement, these options will be converted into options to purchase shares of Yahoo! common stock. Each assumed Overture option will be converted into an option to purchase that number of shares of Yahoo! common stock equal to the number of shares of Overture common stock purchasable pursuant to the Overture option immediately prior to the effective time of the merger, multiplied by the option exchange ratio, rounded down to the nearest whole number of shares of Yahoo! common stock. The exercise price per share will be equal to the exercise price per share of Overture common stock divided by the option exchange ratio, rounded up to the nearest whole cent.

        The option exchange ratio is equal to:

  •
  the sum of:

  •
  $4.75 and

  •
  0.6108 multiplied by the average closing sales price of Yahoo! common stock as reported on Nasdaq for the five trading days ending on the trading day one day prior to the effective time of the merger,

  •
  divided by the average closing sales price of Yahoo! common stock as reported on Nasdaq for the five trading days ending on the trading day one day prior to the effective time of the merger.

        Each assumed option will be subject to all other terms and conditions set forth in the applicable documents evidencing each Overture option immediately prior to the effective time of the merger, including any repurchase rights or vesting provisions. As of the record date, options for approximately    •    shares of Overture common stock were outstanding in the aggregate under various Overture stock option plans.

        The conversion of options that are intended to be "incentive stock options," as defined in Section 422 of the Code will be effected in a manner consistent with the applicable provisions of the Code for purposes of preserving incentive stock option treatment where appropriate.

        Yahoo! will file a registration statement on Form S-8 with the Securities and Exchange Commission, to the extent available and applicable, for the shares of Yahoo! common stock issuable with respect to Overture options assumed by Yahoo! in connection with the merger as soon as practicable after the merger but not later than 20 business days following completion of the merger.

  Treatment of Rights under the Overture Employee Stock Purchase Plan

        Overture's employee stock purchase plan permits eligible Overture employees to purchase Overture common stock at a discount pursuant to such employees' participation in the Overture employee stock purchase plan. Prior to the effective time of the merger, the Overture employee stock purchase plan will be terminated. Any offering period then underway under the Overture employee stock purchase plan will be shortened by setting a new exercise date under the employee stock purchase plan which is prior to the effective time of the merger, and each participant's option to purchase Overture common stock under the employee stock purchase plan will be exercised automatically on the new exercise date. Each shortened offering period will otherwise be treated as a fully effective and completed offering period for all purposes under the Overture employee stock purchase plan.

  Treatment of Overture 401(k)

        If requested by Yahoo!, Overture will terminate its 401(k) savings plan prior to the effective time of the merger, and Overture employees will have the right to elect to receive a distribution of all or a portion of his or her account balance in the 401(k) savings plan in accordance with the plan and applicable law.

  Treatment of Overture Employees

        In the merger agreement, Yahoo! has agreed to use all reasonable efforts to give continuing Overture employees credit for prior service with Overture or its subsidiaries for purposes of (1) eligibility and vesting under any Yahoo! employee benefit plan and (2) determination of benefits levels under any Yahoo! vacation or severance plan at which the employees are eligible to participate in following the effective time of the merger. However, if Overture maintains a comparable employee benefit, vacation or severance plan, then the employees will only be credited under the Yahoo! plan to the extent that service was or would have been credited under the comparable Overture plan. Yahoo! has agreed to give credit under its welfare benefit plans to continuing Overture employees for co-payments, credits toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, for the welfare plan year in which the merger occurs. Yahoo! has also agreed to waive the requirements for evidence of insurability and pre-existing conditions under Yahoo! benefit plans in which the employees are eligible to participate, but if Overture or any of its subsidiaries maintains a comparable benefit plan, only to the extent that the requirements and conditions were not applicable to a particular employee under such comparable benefit plan.

        Under the merger agreement, no Overture employee or other person or entity other than Overture has any rights of enforcement relating to the statements, and no Overture employee or other person or entity other than Overture is intended to be a contractual beneficiary of the statements.

  Director and Officer Indemnification and Insurance

        Yahoo! has agreed to cause the company surviving the merger to honor all of the indemnification obligations of Overture to its directors, officers and employees that exist immediately prior to completion of the merger, whether pursuant to Overture's certificate of incorporation, Overture's bylaws or an indemnification agreement previously disclosed to Yahoo!. For six years after the completion of the merger, the certificate of incorporation and bylaws of the company surviving the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers and employees who were indemnified by Overture immediately prior to completion of the merger as the exculpation and indemnification provisions that were contained in the restated certificate of incorporation and bylaws of Overture in effect at the time the merger agreement was executed.

        For a period of six years after the completion of the merger, Yahoo! also will cause the company surviving the merger to use all reasonable efforts to maintain directors' and officers' liability insurance covering those directors and officers of Overture who are currently covered by Overture's directors' and officers' liability insurance on terms comparable to those applicable to the current directors and officers. However, the company surviving the merger will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 150% of the current annual premium paid by Overture for its existing insurance coverage prior to the merger. If the annual premiums of such insurance coverage exceed that amount, the company surviving the merger will use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for 150% of such annual premium.

  Regulatory Filings; Antitrust Matters; Reasonable Efforts to Obtain Regulatory Approvals

        Each of Yahoo!, July 2003 Merger Corp. and Overture agreed to coordinate and cooperate with one another and use all reasonable efforts to comply with, and refrain from actions that would impede compliance with, applicable laws, regulations and any other requirements of any governmental entity. Yahoo!, July 2003 Merger Corp. and Overture also agreed to make all filings and submissions required by any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement including the following:

  •
  those filings or submissions required under the Hart-Scott-Rodino Antitrust Improvements Act, as well as any other comparable merger notification or control laws of any applicable jurisdiction, as agreed by the parties;

  •
  the filing of this proxy statement/prospectus and the Yahoo! registration statement with the Securities and Exchange Commission of which this proxy statement/prospectus forms a part, and any other filings required under the Securities Act and the Exchange Act;

  •
  the filing of a certificate of merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities from other states in which it is qualified to do business; and

  •
  any other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable foreign and state securities or related laws.

        Except as prohibited or restricted by applicable law, each of Yahoo!, July 2003 Merger Corp. and Overture generally agreed to do the following:

  •
  consult with the other party with respect to the filings or submissions described above, and provide the other party an opportunity to review and discuss the filings or submissions in advance and coordinate with the other with respect to the filings or submissions;

  •
  promptly notify the other party upon the receipt of any comments from any governmental entity or requests by any governmental entity for amendments or supplements to any filings or submissions made pursuant to, or information provided to comply with any applicable laws, regulations and any other requirements of any governmental entity; and

  •
  promptly provide the other party with copies of any filing, presentation or submission made with any governmental entity.

        Subject to the provisions described in the sections entitled "—Overture Prohibited from Soliciting Other Offers" beginning on page 91 of this proxy statement/prospectus "—Obligations of the Overture Board of Directors with Respect to its Recommendation and Holding a Meeting of its Stockholders" beginning on page 93 of this proxy statement/prospectus and "Limitation on Reasonable Efforts to Obtain Regulatory Approvals" immediately following this paragraph, each of Yahoo! and Overture have agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable.

  Limitation on Reasonable Efforts to Obtain Regulatory Approvals

        Neither Yahoo! nor Overture nor any of their respective subsidiaries or affiliates is required to litigate or agree to litigate against any governmental entity at any time after the termination of the merger agreement. In addition, neither Yahoo! nor Overture nor any of their respective subsidiaries or affiliates is required to take any of the following actions, if these actions would be reasonably likely to either materially and adversely impact the benefits expected to be derived by Yahoo! as a result of the merger or have a material adverse impact on the business of Overture and its subsidiaries as currently conducted or as contemplated to be conducted on a combined basis with Yahoo! and its subsidiaries following the merger:

  •
  take or agree to make any proposals, execute or carry out agreements or submit to legal requirements providing for:

  •
  the license, sale or other disposition or holding separate of any assets or categories of assets material to Yahoo!, Overture or any of their respective subsidiaries;

  •
  the holding separate of Overture capital stock;

  •
  the imposition or proposed imposition of any limitation on the ability of any of Yahoo!, Overture or their respective subsidiaries to conduct their respective businesses;

  •
  the imposition or proposed imposition of any limitation on the ability of any of Yahoo!, Overture or their respective subsidiaries to own material assets or to acquire, hold or exercise full rights of ownership of Overture's business; or

  •
  otherwise take any step to avoid or eliminate any impediment which may be asserted under any legal requirement governing competition, monopolies or restrictive trade practices.

  Conditions to Completion of the Merger

        The respective obligations of Yahoo! and July 2003 Merger Corp., on the one hand, and Overture, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

  •
  the merger agreement has been adopted and approved and the merger has been approved by the vote of holders of the requisite number of shares of Overture common stock;

  •
  no statute, rule, regulation or order has been enacted or issued by a governmental entity of competent jurisdiction which is in effect and has the effect of making the merger illegal or otherwise prohibiting completion of the merger (which illegality or prohibition would have a material impact on Yahoo! and its subsidiaries on a combined basis with Overture and its subsidiaries, if the merger were completed notwithstanding such statute, rule, regulation or order);

  •
  the Securities and Exchange Commission has declared Yahoo!'s registration statement effective, no stop order suspending its effectiveness has been issued and no proceedings for suspension of the registration statement's effectiveness, or a similar proceeding in respect of this proxy statement/prospectus, has been initiated or threatened in writing by the Securities and Exchange Commission;

  •
  all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the merger and the other transactions contemplated by the merger agreement have expired or terminated early;

  •
  Yahoo! and Overture have each received from its respective tax counsel an opinion to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and such opinions have not been withdrawn; and

  •
  the shares of Yahoo! common stock to be issued in connection with the merger have been authorized for listing on Nasdaq, subject to official notice of issuance.

        In addition, individually, the respective obligations of Yahoo! and July 2003 Merger Corp. on the one hand, and Overture on the other, to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of the other party will have been true and correct on July 14, 2003 and are true and correct as of the date the merger is to be completed as if made at and as of that time, except:

  •
  to the extent the representations and warranties of the other party address matters only as of a particular date, they must be true and correct as of that date; and

  •
  if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, is not and does not have a material adverse effect, as defined below, on the other party, then this condition will be deemed satisfied; and

  •
  the other party will have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger.

        Yahoo!'s obligation to complete the merger is also subject to the satisfaction or waiver by Yahoo! of the following additional conditions:

  •
  no material adverse effect, as defined below, on Overture has occurred since July 14, 2003 and is continuing; and

  •
  there is no pending or overtly threatened suit, action or proceeding asserted by any governmental authority:

  •
  challenging or seeking to restrain or prohibit the completion of the merger or any of the other transactions contemplated by the merger agreement, the effect of which would be an order making the merger illegal or otherwise prohibiting completion of the merger (which illegality or prohibition would have a material impact on Yahoo! and its subsidiaries on a combined basis with Overture and its subsidiaries, if the merger were completed notwithstanding such order) or

  •
  seeking to require Yahoo! or Overture or any subsidiary to dispose of or hold separate any material assets of Overture or any subsidiary or any capital stock of Overture, or seeking to impose any limitation of the ability of Yahoo!, Overture or any of their subsidiaries to conduct their respective businesses, if such action would be reasonably likely to either materially and adversely impact the benefits expected to be derived by Yahoo! as a result of the merger or have a material adverse impact on the business of Overture and its subsidiaries as currently conducted or as contemplated to be conducted on a combined basis with Yahoo! and its subsidiaries following the merger.

  Definition of Material Adverse Effect

        Under the terms of the merger agreement, a material adverse effect on either Yahoo! or Overture is defined to mean any change, event, violation, inaccuracy, circumstance or effect, individually or when taken together with all other effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the material adverse effect, that is or is reasonably likely to (a) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the company taken as a whole with its subsidiaries or (b) materially impede the authority of the company to complete the transactions contemplated by the merger agreement. However, under the terms of the merger agreement, with respect to clause (a), none of the following will be taken into account in determining whether there has been or will be, a material adverse effect on Yahoo! or Overture, as the case may be:

  •
  any change, event, violation, inaccuracy, circumstance or effect resulting from compliance with the terms and conditions of the merger agreement;

  •
  any change, event, violation, inaccuracy, circumstance or effect resulting from the announcement or pendency of the merger (including in the case of Overture any material loss of or adverse change in its relationship with any key employees, suppliers, customers or commercial affiliates or any failure to keep intact or renew commercial affiliate agreements), provided that this exception does not apply to the use of the term material adverse effect as used in:

  •
  the condition to the obligations of Yahoo! and July 2003 Merger Corp. to complete the merger that Overture's representations and warranties with respect to the absence of conflicts with organizational documents and applicable legal requirements be true and correct as of July 14, 2003 and as of the date the merger is completed except as would not constitute a material adverse effect; and

  •
  the condition to the obligation of Overture to complete the merger that Yahoo!'s representations and warranties with respect to the absence of conflicts with organizational documents and applicable legal requirements be true and correct as of July 14, 2003 and as of the date the merger is completed except as would not constitute a material adverse effect;

  •
  any change in the stock price or trading volume, in and of itself, of Yahoo! or Overture, as the case may be;

  •
  any change, event, violation, inaccuracy, circumstance or effect that results from changes affecting the industry in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect Yahoo! or Overture, as the case may be, in any material respect);

  •
  any change, event, violation, inaccuracy, circumstance or effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect Yahoo! or Overture, as the case may be, in any material respect);

  •
  any stockholder class action, derivative or similar litigation arising from allegations of a breach of fiduciary duty or misrepresentation in public disclosure relating to the merger agreement; or

  •
  any failure by Yahoo! or Overture, as the case may be, to meet published revenue or earnings projections, which failure has occurred in the absence of a material deterioration in the business or financial condition of the company that would otherwise constitute a material adverse effect but for this exception.

        As a result, any of the foregoing exceptions to the definition of "material adverse effect", alone or in combination, may occur with respect to Overture without:

  •
  giving Yahoo! the right to prevent the completion of the merger based on the failure to satisfy the condition to closing that no material adverse effect has occurred on Overture since July 14, 2003 and be continuing, as described above; or

  •
  giving Yahoo! the right to terminate the merger agreement based on a material adverse effect on Overture since July 14, 2003, as described below.

  Termination of the Merger Agreement

        The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement and approval of the merger by Overture stockholders:

  •
  by mutual written consent duly authorized by the boards of directors of Yahoo! and Overture;

  •
  by Yahoo! or Overture if the merger is not completed by December 31, 2003, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before that date, and the action or failure to act constitutes a material breach of the merger agreement. This date will be extended to March 31, 2004 if the merger has not been completed as a result of a failure to obtain required antitrust approvals, the existence of a governmental regulation or order making the completion of the merger illegal or otherwise prohibited or governmental litigation challenging or seeking to restrain the completion of the merger. This termination date (as extended if applicable) may be extended further by Yahoo! or Overture to the date which is forty-five (45) days following the date of effectiveness of a delayed Yahoo! registration statement or any post-effective amendment to the registration statement or supplemental or additional proxy materials in respect of the proxy statement/prospectus, whichever is latest, in the event that there is an acquisition, or proposal or agreement to acquire, any business for which financial statements in accordance with Section 3-05 of Regulation S-X under the Exchange Act and/or pro forma financial statements in accordance with Article 11 of Regulation S-X under the Exchange Act would be required to be included in a registration statement or other filing with the SEC, and which filing either delays the effectiveness of Yahoo!'s registration statement or requires the filing of a post-effective amendment to the registration statement or the distribution to Overture stockholders of supplemental or additional proxy materials in respect of the proxy statement/prospectus (the date determined by this paragraph being referred to as the "termination date");

  •
  by Yahoo! or Overture, if there is any order of a court or other action or inaction of any governmental entity having the effect of permanently restraining, enjoining or prohibiting the completion of the merger which is final and nonappealable;

  •
  by Yahoo! or Overture if the merger agreement and the merger fails to receive the requisite affirmative vote for adoption and approval at a meeting of Overture stockholders or at any adjournment of that meeting, except that this right to terminate the merger agreement is not available to Overture where the failure to obtain Overture stockholder approval was caused by Overture's action or failure to act and the action or failure to act constitutes a material breach by Overture of the merger agreement;

  •
  by Yahoo!, at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of Overture stockholders, if any of the following triggering events occur with respect to Overture:

  •
  its board of directors withdraws, amends or modifies, in a manner adverse to Yahoo!, its recommendation in favor of the adoption and approval of the merger agreement and approval of the merger;

  •
  it fails to include in this proxy statement/prospectus the recommendation of its board of directors in favor of adoption and approval of the merger agreement and approval of the merger;

  •
  its board of directors fails to reaffirm (publicly, if Yahoo! requests) its recommendation in favor of adoption and approval of the merger agreement and approval of the merger within ten (10) business days after being requested in writing by Yahoo! to reaffirm such recommendation;

  •
  its board of directors approves or recommends any acquisition proposal of the type described in the section entitled "Overture Prohibited from Soliciting Other Offers" beginning on page 91 of this proxy statement/prospectus; or

  •
  a tender or exchange offer relating to its securities is initiated by a third party, and it does not send to its securityholders, pursuant to Rule 14e-2 promulgated under the Securities and Exchange Act within ten (10) business days after the tender or exchange offer is first published, sent or given, a statement disclosing that its board of directors recommends rejection of the tender or exchange offer;

  •
  by Overture upon a breach of any representation, warranty, covenant or agreement on the part of Yahoo! in the merger agreement or if any representation or warranty of Yahoo! has become untrue so that the condition to completion of the merger regarding Yahoo!'s representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by Yahoo! through the exercise of reasonable efforts prior to the termination date, then Overture may not terminate the merger agreement for 60 days after delivery of written notice from Overture to Yahoo! of the breach. If the breach is cured during those 60 days, or if Overture is otherwise in material breach of the merger agreement, Overture may not exercise this termination right;

  •
  by Yahoo! upon a breach of any representation, warranty, covenant or agreement on the part of Overture in the merger agreement or if any representation or warranty of Overture has become untrue so that the condition to completion of the merger regarding Overture's representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by Overture through the exercise of reasonable efforts prior to the termination date, then Yahoo! may not terminate the merger agreement for 60 days after delivery of written notice from Yahoo! to Overture of the breach. If the breach is cured during those 60 days, or if Yahoo! is otherwise in material breach of the merger agreement, Yahoo! may not exercise this termination right; or

  •
  by Yahoo!, if there has been a material adverse effect on Overture since July 14, 2003 and (a) the effect is not reasonably capable of being cured prior to the termination date or (b) the effect is not cured prior to the earlier of the termination date and ninety (90) days following the receipt of written notice from Yahoo! to Overture of the effect. Yahoo! may not exercise this termination right if it is in material breach of the merger agreement or if the effect is cured.

  Payment of Termination Fee

        Under the terms of the merger agreement, Overture has agreed to pay to Yahoo! a termination fee of $65 million within two (2) business days of the termination of the merger agreement if the merger agreement is terminated by Yahoo! because of the occurrence of a triggering event with respect to Overture as described in the section entitled "—Termination of the Merger Agreement" beginning on page 100 of this proxy statement/prospectus.

        In addition, Overture must pay the termination fee of $65 million to Yahoo! if all of the following conditions are met:

  •
  between July 14, 2003 and the termination of the merger agreement there has been public disclosure of an acquisition proposal by a third party with respect to Overture of the type described in the section entitled "Overture Prohibited from Soliciting Other Offers" beginning on page 91 of this proxy statement/prospectus; and

  •
  the merger agreement has been terminated on either of the following bases:

  •
  the merger has not been completed by the termination date (as determined in the section entitled "—Termination of the Merger Agreement" beginning on page 100 of this proxy statement/prospectus); or

  •
  Overture stockholders failed to adopt and approve the merger agreement and to approve the merger at a meeting of Overture stockholders or an adjournment of that meeting; and

  •
  either of the following has occurred:

  •
  within 12 months following termination of the merger agreement, Overture is the subject of a completed acquisition of the type described below; or

  •
  within 12 months following termination of the merger agreement Overture enters into an agreement contemplating the acquisition of it in any of the manners described below and, within 24 months following the termination of the merger agreement, an acquisition of the type described below is completed.

        The termination fee must be paid within two (2) business days following the acquisition of Overture.

        Under the terms of the merger agreement, an acquisition of Overture, for the purposes of these termination provisions, is any of the following:

  •
  a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Overture, pursuant to which its stockholders immediately preceding such transaction hold less than 51% of the aggregate equity interests in the surviving or resulting entity of such transaction, or direct parent of such entity;

  •
  a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of Overture's business, immediately prior to such sale; or

  •
  the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by it, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of Overture's capital stock.

        Payment of the termination fee is not in lieu of damages incurred by Yahoo! in the event of breach of the merger agreement. If Overture fails to pay when due the termination fee and Yahoo! has to make a claim against Overture and such claim results in a judgment against Overture, Overture will also have to pay Yahoo!'s reasonable costs and expenses in connection with the suit together with interest on the unpaid termination fee.

  Extension, Waiver and Amendment of the Merger Agreement

        Yahoo! and Overture may amend the merger agreement before completion of the merger by mutual written consent.

        Either Yahoo! or Overture may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

THE VOTING AGREEMENTS

        Contemporaneously with the execution and delivery of the merger agreement, all of the directors of Overture and an affiliated entity of one of the directors entered into voting agreements with Yahoo!. Approximately    •    of the shares of Overture common stock outstanding on the record date are subject to the voting agreements. We refer to these shares as the "subject Overture shares."

        The following is a summary description of the voting agreements. The voting agreements are attached as Annex B, C and D to this proxy statement/prospectus and are hereby incorporated by reference into this proxy statement/prospectus.

Agreement to Vote and Irrevocable Proxy

        The Overture stockholders who have entered into voting agreements have granted to Yahoo! an irrevocable proxy and irrevocably appointed two officers of Yahoo! as such stockholders' attorney and proxy to vote their subject Overture shares at the special meeting of Overture stockholders (and any adjournment or postponement thereof) as follows:

  •
  in favor of the adoption of the merger agreement and the approval of other actions contemplated by the merger agreement and any actions required in furtherance thereof;

  •
  against approval of any proposal made in opposition to, or in competition with, the merger agreement or the consummation of the merger; and

  •
  against any other action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

        In addition, each such stockholder has agreed to vote the subject Overture shares as set forth above at the special meeting of Overture stockholders (and any adjournment or postponement thereof) if the stockholder has received written notice from Yahoo! within a reasonable period of time prior to any such meeting that Yahoo! is unable to vote the subject Overture shares subject to the irrevocable proxy at the meeting. Nothing in the voting agreement limits or restricts the stockholder from acting in his or her capacity as a director of Overture.

Transfer Restrictions

        In addition, these Overture stockholders agreed to certain restrictions on the transfer of their subject Overture shares. Under their respective voting agreements, Steve Alesio, Frank Biondi, Jr., William Elkus, Balakrishnan Iyer, Terrell Jones, Robert Kavner, Linda Fayne Levinson and Ted Meisel may not transfer any of such stockholder's subject Overture shares during the period commencing on July 14, 2003 and ending the earliest of (i) the termination of the merger agreement; (ii) the agreement of each of the parties to a voting agreement to terminate the voting agreement; or (iii) the effective time of the merger, except that each such stockholder may transfer such shares:

  •
  pursuant to the terms of the merger agreement;

  •
  pursuant to the terms of a Rule 10b5-1 trading plan in effect prior to July 14, 2003; or

  •
  to a person that has (a) executed a voting agreement and irrevocable proxy in the same form as the transferor and (b) agreed in writing to hold such shares subject to all of the terms of the voting agreement.

        Under their respective voting agreements, Bill Gross and Idealab may, in addition to the exceptions to the restrictions on transfers identified above, also transfer their subject Overture shares:

  •
  in the open market; or

  •
  for private block trades provided that such transfer may not (a) be made to any person or group which is the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Securities Exchange Act) of 5% or more of the outstanding shares of Overture common stock or (b) represent a transfer of 2% or more of the outstanding shares of Overture common stock to any one person or group.

        Each of the voting agreements for Bill Gross and Idealab terminates on the earliest of (i) the termination of the merger agreement; (ii) the agreement of the parties to the voting agreement to terminate such agreement; (iii) the effective time of the merger; or (iv) March 31, 2004.

MATERIAL CONTACTS BETWEEN YAHOO! AND
OVERTURE PRIOR TO THE MERGER

        Yahoo! and Overture have had a commercial relationship since November 2001, when Overture began to provide its search results to Yahoo! and Yahoo! become one of Overture's affiliates. The material contacts between Yahoo! and Overture since November 2001 are described below, other than contacts relating to the merger agreement and the merger, which are described in the section entitled "Background of the Merger" beginning on page 58 of this proxy statement/prospectus.

Search Services Agreement

        Effective as of May 1, 2002 and amended as of October 1, 2002, January 13, 2003 and April 25, 2003, Overture and Yahoo! entered into a pay-for-performance search services agreement, under which Overture provides Yahoo! with sponsored search results in response to search inquiries and shares revenue with Yahoo! generated from those search results. Pursuant to such agreement, the parties agreed to certain restrictions with respect to search listings. Subject to payments by Yahoo! for certain licenses, Overture has granted Yahoo! certain non-exclusive licenses to Overture's intellectual property for Overture's and Yahoo!'s search results on the Yahoo! platform. The search services agreement expires April 30, 2005, but Yahoo! has the option to extend the term of the agreement for two additional periods of two or three years each. The search services agreement may be terminated earlier upon the occurrence of various termination events. In the event of a change of control of Overture, Yahoo! may choose to either require Overture to pay additional amounts to Yahoo! in connection with search services or terminate such agreement and require Overture to pay Yahoo! a termination fee equal to $5,000,000 in cash and two percent of Overture's outstanding common stock on a fully diluted basis using the treasury method, or in the case of certain designated acquirors, $10,000,000 in cash and three percent of Overture's outstanding common stock on a fully diluted basis using the treasury method. Yahoo! would also be entitled to customary resale registration rights with respect to the Overture common stock. Overture is entitled at its option to elect to pay the stock portion in cash based on the average trading price of Overture for the for the ten trading days ending on the day that is two trading days prior to the change of control. In addition, on May 1, 2002, Yahoo! and Overture entered into an advertising agreement, pursuant to which Overture provides certain advertising services to Yahoo!. Yahoo! and Overture also entered into a Referral Agreement effective as of October 30, 2002, whereby the parties appoint each other as a non-exclusive sales representative.

Marketing Services Agreement

        Effective as of November 18, 2002, Overture's Japanese subsidiary and Yahoo! Japan entered into a marketing services agreement, under which Overture provides Yahoo! Japan with sponsored search results in response to search inquiries. Pursuant to this marketing services agreement, Yahoo! Japan delivers search queries to Overture and displays Overture results as provided by Overture. The marketing services agreement contains various provisions that provide for restrictions regarding search listings. The marketing services agreement provides for minimum payments to Yahoo! Japan and the parties entered into a guaranty agreement whereby Overture guarantees the payment of all financial obligations owed to Yahoo! Japan. The term of the marketing services agreement is eighteen months from the effective date of the agreement. The marketing services agreement may also be terminated earlier upon the occurrence of various termination events, including a change of control of Overture. Under certain conditions, the marketing services agreement will renew for a specified term. As of March 30, 2003, Yahoo! owned approximately 33.5% of Yahoo! Japan.

Information Services Agreement

        Effective as of April 30, 1998 and last amended as of June 2, 2003, Overture and Inktomi Corporation entered into an information services agreement whereby Inktomi provides international and domestic algorithmic search engine services to Overture. Pursuant to the information services agreement, Overture pays quarterly service fees based upon various search metrics and has certain minimum payment obligations. The information services agreement expires April 30, 2004, but may be terminated earlier upon the occurrence of various termination events. Yahoo! acquired Inktomi in March 2003.

YAHOO! INC. AND OVERTURE SERVICES, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the proposed merger using the purchase method of accounting, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements. These pro forma statements were prepared as if the merger had been completed as of January 1, 2002 for statements of operations purposes and as of June 30, 2003 for balance sheet purposes.

        These unaudited pro forma combined condensed consolidated financial statements include pro forma statements of operations which are prepared by combining pro forma statements of operations for both Yahoo! and Overture which are presented in Exhibit 99.1(ii) and Exhibit 99.1(iii), respectively, included in the Yahoo! Form 8-K/A filed on August 8, 2003. The Yahoo! pro forma statements of operations included in Exhibit 99.1(ii) included in the Yahoo! Form 8-K/A filed on August 8, 2003 are prepared to give effect to Yahoo!'s completed acquisition of Inktomi Corporation, which was consummated on March 19, 2003. The Overture pro forma statements of operations included in Exhibit 99.1(iii) included in the Yahoo! Form 8-K/A filed on August 8, 2003 are prepared to give effect to Overture's completed acquisitions of the business of AltaVista Company and the Web search unit of Fast Search & Transfer, ASA, which were consummated on April 25, 2003 and April 21, 2003, respectively.

        The unaudited pro forma combined condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred on January 1, 2002 for statements of operations purposes and as of June 30, 2003 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma combined condensed consolidated financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of Overture. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual net tangible and intangible assets acquired and liabilities assumed. The preliminary purchase price allocation for Overture is subject to revision as more detailed analysis is completed and additional information on the fair values of Overture's assets and liabilities becomes available. Any change in the fair value of the net assets of Overture will change the amount of the purchase price allocable to goodwill. Additionally, changes in Overture's working capital, including the results of operations from June 30, 2003 through the date the merger is completed, will change the amount of goodwill recorded. The final purchase price is dependent on the actual amount of cash to be paid, the actual number of shares of Yahoo! common stock issued, the actual number of options assumed and actual direct merger costs. The final purchase price will be determined upon completion of the merger. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

        These unaudited pro forma combined condensed consolidated financial statements are based upon the respective historical consolidated and pro forma combined condensed consolidated financial statements of Yahoo! and Overture and should be read in conjunction with the historical consolidated and pro forma combined condensed consolidated financial statements of Yahoo! and Overture and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein and contained in the reports and other information Yahoo! and Overture have on file with the SEC including the Yahoo! Form 8-K/A filed on August 8, 2003.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2003

(In thousands)

	Historical		Pro Forma
	Yahoo!	Overture	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,075,582	$83,138	$(303,885	)(a)	$854,835
Short-term investments in marketable securities	497,400	23,099	—		520,499
Accounts receivable, net	142,372	56,096	(23,468	)(b)	175,000
Prepaid expenses and other current assets	103,407	23,555	—		126,962
Prepaid traffic acquisition expense	—	37,576	—		37,576

Total current assets	1,818,761	223,464	(327,353)		1,714,872
Long-term investments in marketable securities	744,237	7,194	—		751,431
Restricted investments	—	8,535	—		8,535
Property and equipment, net	371,794	73,143	—		444,937
Goodwill	636,434	187,303	(187,303	)(c)	1,795,774
			1,159,340	(c)
Intangible assets, net	130,939	34,049	(34,049	)(c)	452,539
			321,600	(c)
Long-term prepaid traffic acquisition costs	—	38,366	(30,000	)(b)	8,366
Other assets	219,356	12,988	—		232,344

Total assets	$3,921,521	$585,042	$902,235		$5,408,798

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,086	$124,260	$(1,876	)(b)	$141,470
Accrued expenses and other current liabilities	302,640	29,938	(21,592	)(b)	337,486
			12,500	(d)
			14,000	(d)
Deferred revenue	155,997	19,141	(1,914	)(e)	173,224

Total current liabilities	477,723	173,339	1,118		652,180
Long-term debt	750,000	—	—		750,000
Other liabilities	102,374	859	(30,000	)(b)	73,233
Minority interests in consolidated subsidiaries	34,591	—	—		34,591
Stockholders' equity:
Common stock	624	6	(6	)(f)	663
			39	(i)
Additional paid-in capital	2,623,520	795,775	(795,775	)(f)	4,012,076
			1,388,556	(i)
Treasury stock	(159,988)	—	—		(159,988)
Retained earnings (accumulated deficit)	90,038	(389,955)	389,955	(f)	90,038
Deferred compensation, net	(1,960)	(818)	818	(f)	(48,594)
			(46,634	)(j)
Accumulated other comprehensive income	4,599	5,836	(5,836	)(f)	4,599

Total stockholders' equity	2,556,833	410,844	931,117		3,898,794

Total liabilities and stockholders' equity	$3,921,521	$585,042	$902,235		$5,408,798

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(In thousands, except per share amounts)

	Pro Forma		Combined Pro Forma
	Yahoo!(1)	Overture(2)	Adjustments		Combined
Net revenues	$1,023,740	$724,454	$(143,408	)(b)	$1,604,786
Costs and expenses:
Cost of revenues	185,022	50,485	(2,965	)(b)	236,263
			3,721	(j)
Traffic acquisition	—	368,843	(134,673	)(b)	234,170
Sales and marketing	470,087	93,281	(5,770	)(b)	568,085
			10,487	(j)
Product development	179,538	41,749	9,472	(j)	230,759
General and administrative	118,781	94,977	10,149	(j)	223,907
Amortization of intangibles	36,653	5,472	70,827	(h)	112,952
Restructuring costs	115,668	8,087	—		123,755
Loss on litigation ruling	—	8,700	—		8,700
Impairment of goodwill and other intangibles	8,440	—	—		8,440
Impairment of property, plant and equipment	107,040	632	—		107,672

Total operating expenses	1,221,229	672,226	(38,752)		1,854,703

Income (loss) from operations	(197,489)	52,228	(104,656)		(249,917)
Other income, net	83,413	(6,185)	(14,283	)(a)	62,945
Minority interests in operations of consolidated subsidiaries	(1,551)	—	—		(1,551)

Income (loss) before income taxes	(115,627)	46,043	(118,939)		(188,523)
Provision (benefit) for income taxes	5,409	4,248	(34,044	)(g)	(24,387)

Income (loss) from continuing operations	$(121,036)	$41,795	$(84,895)		$(164,136)

Income (loss) per share from continuing operations—basic	$(0.20)	$0.67			$(0.26)

Income (loss) per share from continuing operations—diluted	$(0.20)	$0.65			$(0.26)

Shares used in per share calculation—basic	593,838	61,949	(22,873)		632,914

Shares used in per share calculation—diluted	593,838	63,878	(24,802)		632,914

(1)
Yahoo! and Inktomi pro forma combined condensed consolidated statement of operations are included in Exhibit 99.1(ii) included in the Yahoo! Form 8-K/A filed with the SEC on August 8, 2003.

(2)
Overture, AltaVista and Fast pro forma combined condensed consolidated statement of operations are included in Exhibit 99.1(iii) included in the Yahoo! Form 8-K/A filed with the SEC on August 8, 2003.

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2003

(In thousands, except per share amounts)

	Pro Forma		Combined Pro Forma
	Yahoo!(1)	Overture(2)	Adjustments		Combined
Net revenues	$619,285	$502,792	$(127,321	)(b)	$994,756
Costs and expenses:
Cost of revenues	94,078	36,356	(1,533	)(b)	129,543
			642	(j)
Traffic acquisition	—	307,046	(119,929	)(b)	187,117
Sales and marketing	237,861	47,087	(5,859	)(b)	280,899
			1,810	(j)
Product development	86,733	23,935	1,634	(j)	112,302
General and administrative	66,739	60,254	1,751	(j)	128,744
Amortization of intangibles	17,135	3,137	35,012	(h)	55,284
Restructuring costs	—	(103)	—		(103)
Reversal of loss on litigation ruling	—	(3,941)	—		(3,941)

Total operating expenses	502,546	473,771	(86,472)		889,845

Income from operations	116,739	29,021	(40,849)		104,911
Other income, net	41,952	(2,574)	(3,662	)(a)	35,716
Minority interests in operations of consolidated subsidiaries	(3,034)	—	—		(3,034)

Income before income taxes	155,657	26,447	(44,511)		137,593
Provision for income taxes	59,150	13,290	(15,470	)(g)	56,970

Income from continuing operations	$96,507	$13,157	$(29,041)		$80,623

Income per share from continuing operations—basic	$0.16	$0.21			$0.13

Income per share from continuing operations—diluted	$0.16	$0.20			$0.12

Shares used in per share calculation—basic	600,330	63,639	(24,563)		639,406

Shares used in per share calculation—diluted	622,183	64,707	(24,631)		662,259

(1)
Yahoo! and Inktomi pro forma combined condensed consolidated statement of operations are included in Exhibit 99.1(ii) included in the Yahoo! Form 8-K/A filed with the SEC on August 8, 2003.

(2)
Overture, AltaVista and Fast pro forma combined condensed consolidated statement of operations are included in Exhibit 99.1(iii) included in the Yahoo! Form 8-K/A filed with the SEC on August 8, 2003.

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Pro Forma Presentation

        On July 14, 2003, Yahoo! announced the signing of a definitive agreement to acquire Overture, a provider of commercial search services on the Internet. Under the terms of the agreement, each share of Overture common stock outstanding upon the effective date will be exchanged for 0.6108 of a share of Yahoo! common stock and $4.75 in cash. Based on the number of shares outstanding of Overture common stock and options outstanding as of July 9, 2003, Yahoo! would make a cash payment of approximately $304 million, issue approximately 39.1 million shares of Yahoo! common stock and issue options to purchase approximately 8.5 million shares of Yahoo! common stock. Together with direct merger costs this will result in an aggregate purchase price of approximately $1.7 billion. The actual amount of cash to be paid and Yahoo! shares and options to be issued will be determined on the effective date of the merger based on the number of shares of Overture common stock and options actually outstanding on such date. Yahoo! will account for the merger under the purchase method of accounting.

        The unaudited pro forma combined condensed consolidated balance sheet at June 30, 2003 is presented to give effect to the proposed merger of Yahoo! and Overture as if the merger had been consummated on that date. The unaudited pro forma combined condensed consolidated balance sheet at June 30, 2003 has been prepared by combining the historical unaudited consolidated balance sheet data of Yahoo! and Overture as of June 30, 2003 and giving effect to certain pro forma adjustments contained therein. The unaudited pro forma combined condensed consolidated statements of operations of Yahoo! and Overture for the year ended December 31, 2002 and the six-months ended June 30, 2003 are presented as if the merger and the significant acquisitions of Yahoo! and Overture which were consummated during the period from January 1, 2002 through June 30, 2003 had been consummated on January 1, 2002 and giving effect to certain pro forma adjustments contained therein. The unaudited pro forma combined condensed consolidated statements of operations of Yahoo! and Overture for the year ended December 31, 2002 and the six-months ended June 30, 2003 have been prepared using the unaudited pro forma consolidated statement of operations data for Yahoo! and Overture for the year ended December 31, 2002 and the six-months ended June 30, 2003 which present the historical consolidated results of operations of Yahoo! and Overture and the results of significant acquisitions consummated by Yahoo! and Overture during the period from January 1, 2002 through June 30, 2003. These pro forma consolidated financial statements are incorporated by reference to this filing.

2.     Preliminary Purchase Price

        The unaudited pro forma combined condensed consolidated financial statements reflect an estimated purchase price of approximately $1.7 billion. The preliminary cash payment was determined based on the number of outstanding shares of Overture common stock as of July 9, 2003. The preliminary fair value of the Yahoo! common stock to be issued was based on the current shares of Overture common stock outstanding, the exchange ratio and the average market price of the Company's common stock for a range of trading days from two days before and after July 14, 2003, the announcement date of the proposed merger. The preliminary fair value of Yahoo! options to be issued was determined using the Black-Scholes model and the number of outstanding Overture options as of July 9, 2003. As the actual amount of common stock to be issued and cash to be paid and Yahoo! options to be issued will be determined on the effective date of the merger based on the number of shares of Overture common stock and options actually outstanding on such date, the final amount of common stock to be issued, cash to be paid and Yahoo! options to be issued will not be determined until that date. The estimated total purchase price of the proposed Overture merger is as follows (in thousands):

Cash	$303,885
Fair value of Yahoo! common stock to be issued	1,259,011
Fair value of Yahoo! options to be issued	129,584
Estimated direct merger costs	12,500

Total estimated purchase price	$1,704,980

        The final purchase price is dependent on the actual amount of cash to be paid, the actual number of shares of Yahoo! common stock issued, the actual number of options assumed and actual direct merger costs. The final purchase price will be determined upon completion of the merger. Under the purchase method of accounting, the total estimated purchase price is allocated to Overture's net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Yahoo!'s final analysis, is as follows (in thousands):

Cash acquired	$83,138
Tangible assets acquired	280,552
Amortizable intangible assets:
Existing technology and patents	125,400
Affiliate contracts and related relationships	144,100
Advertiser contracts and related relationships	35,800
Trade name, trademark, domain name	16,300
Goodwill	1,159,340

Total assets acquired	1,844,630
Liabilities assumed	(186,284)
Deferred stock-based compensation	46,634

Net assets acquired	$1,704,980

        A preliminary estimate of $322 million has been allocated to amortizable intangible assets consisting of existing technology, patents, affiliate and advertiser contracts and related relationships, trade names, trademarks and domain names with useful lives not exceeding five years.

        Tangible assets acquired of $281 million includes long-term prepaid traffic acquisition costs paid by Overture to Yahoo! of approximately $30 million. Liabilities assumed of $186 million includes a current liability for traffic acquisition costs owed by Overture to Yahoo! of approximately $23 million.

        A preliminary estimate of $1.2 billion has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair market value of the net tangible and amortizable intangible assets acquired. Goodwill will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for Overture is subject to revision as more detailed analysis is completed and additional information on the fair values of Overture's assets and liabilities becomes available. Any change in the fair value of the net assets of Overture will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

3.     Pro Forma Adjustments

        Certain reclassifications have been made to conform Overture's historical and pro forma amounts to Yahoo!'s financial statement presentation.

        The accompanying unaudited pro forma combined condensed consolidated financial statements have been prepared as if the merger was completed on June 30, 2003 for balance sheet purposes and as of January 1, 2002 for statements of operations purposes and reflect the following pro forma adjustments:

(a)
To reflect the estimated cash portion for the proposed merger of $4.75 per outstanding Overture share and resulting decrease in interest income.

(b)
To eliminate intercompany revenues, expenses and balance sheet amounts arising from transactions between Yahoo! and Overture.

(c)
To eliminate the Overture existing intangible assets and to establish amortizable intangible assets and non-amortizable goodwill resulting from the proposed merger.

(d)
To record estimated direct merger costs of approximately $12.5 million to be incurred by Yahoo! and $14.0 million of estimated merger costs to be incurred by Overture directly related to the proposed acquisition by Yahoo!. Actual amounts could differ significantly upon close of the proposed merger.

(e)
To adjust Overture deferred revenue to estimated fair value.

(f)
To eliminate the historical stockholders' equity of Overture.

(g)
To adjust the provision (benefit) for taxes to reflect the impact of the pro forma adjustments using the federal and state statutory tax rates.

(h)
To eliminate the amortization of Overture's historical intangibles and reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the proposed merger. The weighted average life of amortizable intangible assets approximates 4 years.

(i)
To record the estimated fair value of Yahoo! shares of common stock and options to be issued in the proposed merger.

(j)
To record the deferred compensation based on the intrinsic value related to Yahoo! options issued in connection with the proposed merger and to reflect the amortization of the deferred compensation calculated using an accelerated amortization method. The weighted average remaining vesting period of unvested employee stock options approximates 3 years.

4.     Pro Forma Combined Net Income (Loss) Per Share

        Shares used to calculate unaudited pro forma net income (loss) per basic share were computed by adding 39.1 million shares assumed to be issued in exchange for the outstanding Overture shares to Yahoo!'s weighted average shares outstanding. Shares used to calculate unaudited pro forma net income per diluted share were computed by adding 39.1 million shares and approximately 1.0 million options (using the treasury stock method) assumed to be issued to Yahoo!'s weighted average shares outstanding. Shares used to calculate unaudited pro forma net loss per diluted share were computed by adding 39.1 million shares assumed to be issued to Yahoo!'s weighted average shares outstanding.

COMPARISON OF RIGHTS OF HOLDERS OF
YAHOO! COMMON STOCK AND OVERTURE COMMON STOCK

        Upon completion of the merger, the stockholders of Overture will become stockholders of Yahoo!, and the Yahoo! certificate of incorporation and the Yahoo! bylaws will govern the rights of former Overture stockholders. The rights of Yahoo! stockholders are currently governed by Delaware law, Yahoo!'s certificate of incorporation and Yahoo!'s bylaws. The rights of Overture stockholders are currently governed by Delaware law, Overture's certificate of incorporation and Overture's bylaws. Both companies are Delaware corporations, so many of the rights of Overture stockholders will be similar to their rights as Yahoo! stockholders. The following is a summary of material differences between the rights of Overture stockholders and the rights of Yahoo! stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Overture stockholders and Yahoo! stockholders. The summary is qualified in its entirety by reference to Delaware law, Yahoo!'s certificate of incorporation, Yahoo!'s bylaws, Overture's certificate of incorporation and Overture's bylaws.

Authorized Capital Stock

        The authorized capital stock of Yahoo! consists of 5,000,000,000 shares of Yahoo! common stock and 10,000,000 shares of preferred stock, par value $0.001 per share.

        The authorized capital stock of Overture consists of 200,000,000 shares of Overture Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Size of the Board of Directors

        The number of directors on Yahoo!'s board may be determined by the board or stockholders, or it may be fixed by a bylaw or amendment thereof adopted by the board. Yahoo! currently has an authorized board of ten directors.

        The number of directors on Overture's board is determined in the bylaws and may be changed by an amendment to the certificate of incorporation or amendment to the bylaws adopted by a resolution of the majority of the total number of directors that the corporation would have if there were no vacancies. The number of directors authorized by Overture's bylaws is nine. Overture's board currently consists of nine directors.

Cumulative Voting

        The stockholders of each of Yahoo! and Overture are not entitled to cumulate votes in connection with the election of their respective directors.

Classes of Directors

        Yahoo! has one class of directors and Yahoo!'s certificate of incorporation does not provide for a classified board of directors. Yahoo!'s directors are elected for a term of one year.

        Overture's certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term.

Filling Vacancies on the Board

        For Yahoo!, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in the office, although less than a quorum, or by a sole remaining officer, although less than a quorum, or by a sole remaining director. Notwithstanding the above, a vacancy created by the removal of a director by the vote of the stockholders or by court order may be filled only the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present.

        For Overture, vacancies and newly created directorships resulting from any increase in the authorized number of directors that are elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Furthermore, whenever the holders of any class or classes of stock or series of stock which are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

Removal of Directors

        Yahoo!'s bylaws provide that any director of Yahoo!, or the entire Yahoo! board, may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

        Overture's bylaws provide that any director or all of the directors of Overture may be removed from the board, but only for cause and only by the holders of at least two-thirds of the shares then entitled to vote at an election of directors, voting as a single class.

Nomination of Directors for Election

        Yahoo!'s bylaws allow stockholders to nominate candidates for election to Yahoo!'s board of directors at any annual stockholder meeting at which the board of directors has determined that directors will be elected. However, nominations may only be made by a stockholder who has given timely written notice to the Secretary of Yahoo! before the annual stockholder meeting.

        For nominations by stockholders to be timely, the nominations must be mailed and received at Yahoo!'s principal executive offices no less than 60 days and no more than 90 days before the meeting. If, however, stockholders are given less than 60 days prior notice of the meeting, then to be timely, nominations must be received no later than the tenth day following the date on which notice was first mailed to stockholders or publicly disclosed.

        A stockholder's notice to Yahoo! must set forth all of the following:

  •
  the name, age, business address and residence of any nominees;

  •
  the class and number of shares that are beneficially owned by the nominee;

  •
  all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  •
  the stockholder's name and address as they appear on Yahoo!'s books and class and number of share of Yahoo! common stock which are beneficially owned by the stockholder.

        Overture's bylaws provide that nominations of persons for election to the board of directors of the corporation may be made at any meeting of stockholders only (a) pursuant to the corporation's notice of meeting, (b) by or at the direction of the board of directors or (c) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the bylaws and, for purposes of this clause (c), only at an annual meeting of stockholders or at any meeting at which directors are to be elected.

        For nominations to be properly brought before a stockholders meeting by a stockholder pursuant to clause (c) of the preceding sentence, the stockholder must have given timely notice of the nomination in writing to the secretary of the corporation. To be timely, a stockholder's notice shall be delivered (i) no less than 90 days or more than 120 days prior to the first anniversary of the preceding year's annual meeting, or (ii) no less than 45 days or more than 75 days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting, which ever period described in clause (i) or (ii) of this sentence first occurs. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the prior year's annual meeting, and in respect of nominations to be brought before a special meeting, notice by the stockholder to be timely must be so delivered no more than 120 days prior to the meeting and no later than the later of (x) the 90th day prior to the meeting and (y) the 10th day following the day on which public announcement of the date of the meeting is first made by Overture.

        A stockholder's notice must set forth all of the following:

  •
  all information relating to each nominee for director that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by applicable law (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

  •
  a written statement signed by the nominee acknowledging that, as a director of the corporation, the nominee will owe a fiduciary duty, under the General Corporation Law of the State of Delaware, exclusively to the corporation and its stockholders; and

  •
  the name and address of the stockholder giving the notice and of the beneficial owner (if any) on whose behalf the nomination is made, as they appear on Overture's books, and the class and number of shares of Overture which are owned beneficially and of record by the stockholder and the beneficial owner.

        If the stockholder has provided Overture with a notice as described above, the stockholder must also have delivered a proxy statement and form of proxy to holders of a sufficient number of shares to elect such nominee in order for the nomination to be effective.

Stockholder Action Without a Meeting

        The respective certificates of incorporation of each of Yahoo! and Overture provide that stockholders have no right to take any action by written consent without a meeting.

Calling Special Meetings of Stockholders

        Yahoo!'s bylaws provide that a special meeting of stockholders may be called at any time by Yahoo!'s board of directors, by the chairman of the board or by the president. Yahoo!'s stockholders do not have the ability to call a special meeting of the stockholders.

        Overture's bylaws provide that special meetings of the stockholders may be called at any time only by the board of directors, or by the chairman of the board, or by the president. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. Overture's stockholders do not have the ability to call a special meeting of the stockholders.

Submission of Stockholder Proposals

        Yahoo!'s bylaws allow stockholders to propose business to be brought before any annual stockholder meeting. However, proposals may only be made by a stockholder who has given timely written notice to the Secretary of Yahoo! before the annual or special stockholder meeting.

        Under Yahoo!'s bylaws, to be timely, notice of stockholder proposals to be made at an annual stockholder meeting must be received by the Secretary of Yahoo! no less than 60 days, nor more than 90 days before the first anniversary of the preceding year's annual meeting of stockholders. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year's annual stockholder meeting, notice will be timely if delivered no earlier than the 90th day before the annual meeting and not later than the later of the 60th day before the before the annual meeting or the 10th day following the day on which the meeting is first publicly announced.

        The proposal must also set forth a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed.

        Overture's bylaws provide that the proposal of business to be considered by the stockholders may be made at any meeting of stockholders only (a) pursuant to the corporation's notice of meeting, (b) by or at the direction of the board of directors or (c) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in Overture's bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the bylaws and, for purposes of this clause (c), only at an annual meeting of stockholders.

        For business to be properly brought before a stockholders meeting by a stockholder pursuant to clause (c) of the preceding sentence, the stockholder must have given timely notice thereof in writing to the secretary of the corporation and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered (i) no less than 90 days or more than 120 days prior to the first anniversary of the preceding year's annual meeting, or (ii) no less than 45 days or more than 75 days day prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting, which ever period described in clause (i) or (ii) of this sentence first occurs. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the prior year's annual meeting, and in respect of nominations to be brought before a special meeting, notice by the stockholder to be timely must be so delivered no more than 120 days prior to the meeting and no later than the later of (x) the 90th day prior to the meeting and (y) the 10th day following the day on which public announcement of the date of the meeting is first made by Overture.

        A stockholder's notice must set forth all of the following:

  •
  a brief description of the business;

  •
  the reasons for conducting the business at the meeting and any material interest in the business of the stockholder and the beneficial owner (if any) on whose behalf the proposal is made; and

  •
  the name and address of the stockholder giving the notice and of the beneficial owner (if any) on whose behalf the nomination is made, as they appear on Overture's books, and the class and number of shares of Overture which are owned beneficially and of record by the stockholder and the beneficial owner.

        If the stockholder has provided Overture with a notice as described above, the stockholder must have delivered a proxy statement and form of proxy to holders of a sufficient number of shares to carry such proposal.

Dividends

        Yahoo!'s bylaws provide that the board of directors may declare and pay dividends upon the shares of Yahoo!'s capital stock, subject to the limitations of law and the certificate of incorporation. Dividends may be paid in cash, in property, or in shares of Yahoo!'s capital stock.

        Overture's bylaws provide that the board of directors may declare and pay dividends upon the shares of its capital stock subject to the General Corporation Law of Delaware and the certificate of incorporation. Dividends may be paid in cash, in property, or in shares of Overture's capital stock.

Indemnification

        The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

        Yahoo!'s certificate of incorporation and bylaws provide that any person who was or is a party, or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Yahoo! as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, and held harmless by Yahoo! at the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by Yahoo! are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Yahoo!'s certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, Yahoo! is authorized to purchase and maintain insurance on behalf of its directors and officers.

        Additionally, Yahoo! may pay expenses incurred by directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if Yahoo! receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Yahoo!, as authorized by Yahoo!'s certificate of incorporation and bylaws.

        Overture's bylaws provide that each person who was or is a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative because that person is or was a director or officer of Overture, or is or was serving at the request of the Overture as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by Overture to the fullest extent authorized by the General Corporation Law of Delaware against all expense, liability and loss reasonably incurred in connection therewith. This indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Overture will indemnify a person seeking indemnification in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors. The indemnification rights conferred in the bylaws are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Overture's certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, Overture is authorized to purchase and maintain insurance on behalf of its directors and officers.

        The right to indemnification includes the right to be paid by Overture the expenses incurred in defending a proceeding in advance of its final disposition. However, if the General Corporation Law of Delaware requires, the payment of expenses in advance of the final disposition of a proceeding will be made only upon delivery of an undertaking on behalf of the officer or director to repay all amounts advanced if it is ultimately determined that the officer or director is not entitled to be indemnified under the bylaws or otherwise.

        Overture may also indemnify all employees and agents against any expenses, judgments, fines, settlements, and other amounts reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Overture.

Charter Amendments

        The respective certificates of incorporation of each of Yahoo! and Overture contain no provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

Amendment of Bylaws

        Yahoo!'s certificate of incorporation authorizes the board of directors to make, alter or repeal Yahoo!'s bylaws.

        Overture's bylaws provide that the bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote. Overture's certificate of incorporation also confers the power to adopt, amend or repeal bylaws upon the directors. However, amendment or deletion by the stockholders of the corporation of specified sections of the bylaws pertaining to stockholder meetings, election and removal of directors and indemnification requires the affirmative vote of 66 2/3% of the outstanding shares entitled to vote on the amendment.

Stockholder Rights Plan

        In March 2001, Yahoo! adopted a Stockholder Rights Plan. Under this plan, Yahoo! declared a dividend distribution of one right for each outstanding share of Yahoo! common stock. Each right entitles the holder to purchase from Yahoo! a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.001 per share, at a purchase price of $250 per unit.

        The rights agreement provides that a distribution date will occur upon the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Yahoo! common stock, or the date a person has entered into an agreement or arrangement with Yahoo! or a subsidiary of Yahoo! providing for (x) a merger, consolidation or similar transaction as a result of which stockholders of Yahoo! will no longer own a majority of the outstanding shares of Yahoo! common stock or another publicly traded entity which controls Yahoo! or, if appropriate, the entity into which may be merged, consolidated or otherwise combined, (y) a purchase or other acquisition of all or a substantial portion of the assets of yahoo! and its subsidiaries, or (z) a purchase or other acquisition of securities representing 15% or more of the shares of Yahoo! common stock then outstanding, or (ii) 10 business days following commencement of a tender offer or exchange offer, the completion of which would result in a person or group of affiliated persons acquiring beneficial ownership of 15% or more of the outstanding shares of Yahoo! common stock.

        On a distribution date, rights certificates will be mailed to holders of record of Yahoo! common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Each holder of a right other than an acquiring person described in the preceding paragraph will, in such event, have the right to receive shares of Yahoo! common stock having a value equal to two times the exercise price of the right, unless the independent directors of Yahoo! determine the acquisition is fair and not inadequate and otherwise in the best interests of Yahoo! and its stockholders.

        The rights are not exercisable until the earlier of such date described above and will expire on March 1, 2011, unless such date is extended or the rights are earlier redeemed or exchanged by Yahoo! at a price of $.001 per right.

        On March 8, 2002, Overture adopted a rights agreement. Under this agreement, Overture declared a dividend distribution of one preferred share purchase right for each outstanding share of Overture common stock. Each right entitles the holder to purchase from Overture a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $200 per unit.

        The rights agreement provides that a distribution date will occur upon the earlier of (i) 10 days after the public announcement that a person or group has become an "acquiring person" by obtaining beneficial ownership of 15% or more of Overture's outstanding common stock and (ii) 10 business days (or a later date determined by Overture's board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an acquiring person.

        On a distribution date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $200, purchase shares of Overture's common stock with a market value of $400, based on the market price of the common stock prior to such acquisition. Furthermore, if Overture is later acquired in a merger or similar transaction after a distribution date, all holders of rights except the acquiring person may, for $200, purchase shares of the acquiring corporation with a market value of $400; based on the market price of the acquiring corporation's stock, prior to such merger. Any rights held by an acquiring person are void and may not be exercised.

        The rights are not exercisable until the distribution date described above and will expire on March 29, 2012, unless the rights are earlier redeemed or exchanged by Overture at a price of $.001 per right.

        On July 14, 2003, Overture amended its rights agreement. That amendment (i) provides that neither Yahoo! nor any of its subsidiaries will be deemed an acquiring person by virtue of the execution of the merger agreement, or by the consummation of the transactions contemplated by the merger agreement and (ii) specifies that no distribution date will be deemed to have occurred by reason of the execution of the merger agreement or the consummation of the transactions contemplated by the merger agreement.

APPRAISAL RIGHTS

        Under the Delaware General Corporation Law, Overture stockholders may object to the merger and demand in writing that the company surviving the merger pay the fair value of their shares. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex F to this proxy statement/prospectus.

        Section 262 sets forth the procedures a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. Failure to comply with these procedures may cause you to lose your appraisal rights. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedures. Neither Yahoo! nor Overture will give you any notice of your appraisal rights other than as described in this document and as required by the Delaware General Corporation Law.

General Requirements

        Section 262 generally requires the following:

  •
  You must deliver a written demand for appraisal to Overture before the vote is taken at the Overture special meeting. This written demand for appraisal must be separate from the proxy. In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. Similarly, a vote against the merger will not satisfy your obligation to make written demand for appraisal. You should read the paragraphs below and Annex F for more details on making a demand for appraisal.

  •
  You must not vote in favor of approval and adoption of the merger agreement or approval of the merger. If you return a properly executed proxy or otherwise vote in favor of approval and adoption of the merger agreement or approval of the merger, you will lose your right to appraisal, even if you previously filed a written demand for appraisal. You do not have to vote against the merger in order to preserve your appraisal rights.

  •
  You must continuously hold your shares of Overture stock from the date you make the demand for appraisal through the closing of the merger.

Requirements for Written Demand for Appraisal

        A written demand for appraisal of Overture stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its stock certificate(s). If you are a beneficial owner of Overture stock but not a stockholder of record, you must have the stockholder of record for your shares sign a demand for appraisal on your behalf.

        If you own Overture stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

        If you own Overture stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder's agent.

        If you are a record owner, such as a broker, who holds Overture stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not specify the number of shares, it will be assumed that your written demand covers all the shares of Overture stock that are in your name.

        If you are an Overture stockholder, you should address the written demand to Overture Corporation, 74 N. Pasadena Avenue, Third Floor, Pasadena, California 91103, Attention: Corporate Secretary. Overture must receive your written demand before the vote concerning the merger is taken or you will lose your appraisal rights. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

Written Notice

        Within 10 days after the closing of the merger, the company surviving the merger must give written notice of the date that the merger became effective to each stockholder who has fully complied with the conditions of Section 262. Except as required by law, you will not be notified of any dates by which appraisal rights must be exercised.

Petition with the Chancery Court

        Within 120 days after the closing of the merger, the company surviving the merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the shares of Overture stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file a petition in the Chancery Court. Neither Overture nor Yahoo! have any intention at this time to file a petition. Because neither Overture nor Yahoo! have an obligation to file a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

Withdrawal of Demand

        If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal after 60 days after the closing of the merger, but only with the written consent of Yahoo!. If you withdraw your demand for appraisal, you will receive the merger consideration provided in the merger agreement.

Request for Appraisal Rights Statement

        If you have complied with the conditions of Section 262, you will be entitled to receive a statement setting forth the number of shares for which appraisal rights have been exercised and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Yahoo! within 120 days after the closing of the merger. After the merger, Yahoo! will have 10 days after receiving a request to mail the statement to the stockholder.

Chancery Court Procedures

        If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Yahoo!, Yahoo! will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with Yahoo! as to the value of their shares. If the Chancery Court decides it is appropriate, it will then send notice to all of the stockholders who have demanded appraisal. The Chancery Court has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal under that section. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court's directions, you may be dismissed from the proceeding.

Chancery Court Appraisal of Overture Shares

        After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct Yahoo! to pay that value to the stockholders who are entitled to appraisal. The Chancery Court can also direct Yahoo! to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your stock certificates to Yahoo!.

        The Chancery Court could determine that the fair value of shares of Overture stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

Costs and Expenses of Appraisal Proceeding

        The costs and expenses of the appraisal proceeding may be assessed against the company surviving the merger and the stockholders participating in the appraisal proceeding, as the Chancery Court deems equitable under the circumstances. You can request that the Chancery Court determine the amount of interest, if any, that the company surviving the merger should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the Chancery Court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

Loss of Stockholder's Rights

        If you demand appraisal, after the closing of the merger you will not be entitled to:

  •
  vote your shares of stock, for any purpose, for which you have demanded appraisal;

  •
  receive payment of dividends or any other distribution with respect to your shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the merger; or

  •
  receive the payment of the consideration provided for in the merger agreement.

        However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if you deliver to Yahoo! a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the closing of the merger or with the written consent of Yahoo!. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the Chancery Court cannot be dismissed without the Chancery Court's approval. The Chancery Court may condition its approval upon any terms that it deems just.

        If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

FUTURE OVERTURE STOCKHOLDER PROPOSALS

        Overture intends to hold a stockholder meeting in 2004 only if the merger is not completed. In order for a stockholder proposal to be considered for inclusion in Overture's proxy statement for the 2004 annual meeting (if it is held), in accordance with the standards contained in Rule 14a-8 under the Exchange Act and Overture's bylaws, stockholder proposals must be received no later than December 19, 2003. However, if the date of Overture's 2004 annual meeting is moved before April 22, 2004 or after June 21, 2004, the deadline for inclusion in Overture's proxy statement is a reasonable time before Overture begins to print and mail its proxy materials.

        In order for a stockholder proposal or stockholder nomination for director to be presented at Overture's 2004 annual meeting (if it is held) from the floor, the stockholder must deliver to the Secretary of Overture at Overture's principal executive office written notice of such proposal or nomination not later than the close of business on February 22, 2004 nor earlier than the close of business on January 23, 2004. If, however, the 2004 annual meeting is held before April 22, 2004, or after July 21, 2004 written notice of such proposal or nomination must be received no earlier than the close of business 120 days prior to the meeting and not later than the later to occur of the following two dates:

  •
  90 days prior to the meeting, and

  •
  10 days after public announcement of the meeting date.

        In addition, in order to raise a proposal from the floor, the stockholder must comply with Overture's bylaws, including requirements to have delivered a proxy statement and form of proxy to holders of a sufficient number of shares of Overture common stock to approve the proposal and to provide specified information. In addition, Overture's bylaws provide that a nomination for director must include a statement by the nominee acknowledging that he or she will owe a fiduciary duty exclusively to the corporation and its stockholders.

        You may contact Overture's Corporate Secretary at Overture's principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP will pass upon the validity of the shares of Yahoo! common stock offered by this proxy statement/prospectus and certain federal income tax consequences of the merger for Yahoo!.

        Wilson Sonsini Goodrich & Rosati, Professional Corporation, will pass upon certain federal income tax consequences of the merger for Overture.

EXPERTS

        The consolidated financial statements of Yahoo! Inc. incorporated in this proxy statement/prospectus by reference to Yahoo! Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Inktomi Corporation incorporated in this proxy statement/prospectus by reference to Exhibit 99.3 of Yahoo! Inc.'s Current Report on Form 8-K/A filed May 27, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Overture Services, Inc. incorporated by reference in Overture Services, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined financial statements of the Internet business unit of Fast Search & Transfer ASA for the fiscal year ended December 31, 2002 incorporated herein by reference from Yahoo! Inc.'s Current Report on Form 8-K/A filed on August 8, 2003 and Overture's Current Report on Form 8-K/A filed on May 19, 2003 have been audited by Deloitte & Touche AS, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of AltaVista Company and subsidiaries as of July 31, 2002 and July 31, 2001, and for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the July 31, 2002, consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

        This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus. You should rely only on the information contained in this proxy statement/prospectus and in the documents that we have incorporated by reference into this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this proxy statement/prospectus.

        The following documents, which were filed by Yahoo! with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus:

  •
  Yahoo!'s annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 21, 2003;

  •
  Yahoo!'s quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003;

  •
  Yahoo!'s quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission on August 1, 2003;

  •
  Yahoo!'s Current Reports on Form 8-K filed on January 16, 2003, February 13, 2003, April 7, 2003, April 9, 2003, April 10, 2003, April 18, 2003, May 30, 2003, July 9, 2003 and July 17, 2003;

  •
  Yahoo!'s Current Reports on Form 8-K, as amended, filed on January 8, 2003, March 24, 2003, May 27, 2003 and August 8, 2003; and

  •
  The description of Yahoo!'s common stock set forth in Yahoo!'s Registration Statement on Form 8-A, filed on March 12, 1996, as updated by Yahoo!'s Current Report on Form 8-K, filed on August 11, 2000, including associated preferred stock purchase rights described in Yahoo!'s Registration Statement on Form 8-A, filed on March 19, 2001.

        The following documents, which were filed by Overture with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus:

  •
  Overture's annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on February 28, 2003;

  •
  Overture's quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 7, 2003, as amended on May 15, 2003;

  •
  Overture's quarterly report on Form 10-Q for the quarter ending June 30, 2003, filed with the Securities and Exchange Commission on August 7, 2003;

  •
  Overture's Current Reports on Form 8-K filed on January 22, 2003, February 19, 2003, February 21, 2003, February 26, 2003, May 6, 2003, May 9, 2003 and July 17, 2003;

  •
  Overture's Current Reports on Form 8-K, as amended, filed on May 19, 2003 (two reports);

  •
  The description of Overture's common stock set forth in Overture's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on June 15, 1999 and any amendment or report filed thereafter for the purpose of updating such description; and

  •
  The description of Overture's preferred share purchase rights set forth in Overture's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on March 25, 2002 as amended by Overture's Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on July 22, 2003 and any amendment or report filed thereafter for the purpose of updating such description.

        In addition, all documents filed by Yahoo! and Overture pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the date of the Overture special meeting are deemed to be incorporated by reference into, and to be a part of, this proxy statement/prospectus from the date of filing of those documents.

        Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        Yahoo! has supplied all information contained or incorporated by reference in this proxy statement/prospectus about Yahoo!, and Overture has supplied all information contained or incorporated by reference in this proxy statement/prospectus about Overture.

        The documents incorporated by reference into this proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request.

        Overture stockholders may request a copy of information incorporated by reference into this proxy statement/prospectus by contacting the investor relations department for each of Yahoo! and Overture at:

For information relating to Yahoo:	For information relating to Overture:
Yahoo! Inc. 701 First Avenue Sunnyvale, California 94089 Attention: Investor Relations (408) 349-3300	Overture Services, Inc. 74 N. Pasadena Avenue, Third Floor Pasadena, California 91103 Attention: Investor Relations (626) 685-5600

        Yahoo! and Overture file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information filed by Yahoo! and Overture with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

450 Fifth Street, N.W.
Washington, D.C. 20549

        Reports, proxy and information statements and other information concerning Yahoo! and Overture may be inspected at:

Nasdaq Stock Market
1735 K Street, NM
Washington, D.C. 20006

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission Web site is http://www.sec.gov.

        Yahoo! has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to Yahoo!'s common stock to be issued to Overture stockholders in connection with the merger. This proxy statement/prospectus constitutes the prospectus of Yahoo! filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange

Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

        Overture stockholders with questions about the merger should contact:

Overture Services, Inc.
74 N. Pasadena Avenue, Third Floor
Pasadena, California 91103
Attention: Investor Relations
Telephone: (626) 685-5600

        Any Overture stockholder who needs additional copies of this proxy statement/prospectus or voting materials should contact Overture's Investor Relations Department as described above or send e-mail to investorrelations@overture.com.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

YAHOO! INC.

JULY 2003 MERGER CORP.

AND OVERTURE SERVICES, INC.

Dated as of July 14, 2003

INDEX OF DEFINED TERMS

Acquisition	A-50
Acquisition Proposal	A-36
Action of Divestiture	A-42
affiliates	A-52
Agreement	A-1
Assignee	A-55
Balance Sheet Date	A-11
Certificate of Merger	A-2
Certificates	A-4
Change of Recommendation	A-36
Change of Recommendation Notice	A-36
Closing	A-2
Closing Date	A-2
COBRA	A-19
Code	A-1
Commercial Affiliate	A-53
Commercial Affiliate Agreement	A-53
Company	A-1
Company 401(k) Savings Plan	A-44
Company Balance Sheet	A-11
Company Board of Directors	A-1
Company Common Stock	A-3
Company Disclosure Letter	A-7
Company Employee Plan	A-19
Company Financial Statements	A-11
Company Intellectual Property Rights	A-15
Company Option	A-42
Company Options	A-42
Company Permits	A-19
Company Preferred Stock	A-8
Company Registered Intellectual Property	A-15
Company Rights	A-8
Company Rights Agreement	A-8
Company SEC Reports	A-11
Company Stockholders' Meeting	A-38
Computer Software	A-15
Confidentiality Agreement	A-38
Continuing Employees	A-44
Copyrights	A-15
Current Annual Premium Amount	A-45
DGCL	A-1
Dissenting Shares	A-6
DOJ	A-40
DOL	A-19
Domain Names	A-15
Effect	A-53
Effective Time	A-2
Employee	A-19

A-i

Employee Agreement	A-20
End Date	A-48
Enumerated Option Plans	A-42
ERISA	A-20
ERISA Affiliate	A-20
ESPP	A-43
Exchange Act	A-10
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-3
Extending Transaction Event	A-53
FMLA	A-20
Forward Merger	A-2
FTC	A-40
Goldman Sachs	A-26
Governmental Entity	A-10
group	A-36
Hazardous Material	A-23
Hazardous Materials Activities	A-24
HSR Act	A-10
Inbound License Agreements	A-15
Indebtedness	A-25
Indemnified Parties	A-45
Intellectual Property Rights	A-15
IRS	A-20
Joint Ventures	A-7
Knowledge	A-53
Legal Requirement	A-10
License Agreements	A-15
Licensed Intellectual Property Rights	A-15
Liens	A-8
Material Adverse Effect	A-53
Merger	A-2
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Common Stock	A-3
Multiemployer Plan	A-20
Multiple Employer Plan	A-20
Nasdaq	A-4
Necessary Consents	A-10
New Exercise Date	A-43
Option Exchange Ratio	A-43
Option Plan	A-42
Option Plans	A-42
Outbound License Agreements	A-15
Parent	A-1
Parent Benefit Plan	A-43
Parent Common Stock	A-3
Parent Disclosure Letter	A-27
Parent Financial Statements	A-30
Parent Market Price	A-43

A-ii

Parent Preferred Stock	A-28
Parent Rights	A-28
Parent Rights Agreement	A-28
Parent SEC Reports	A-29
Patents	A-15
Pension Plan	A-20
Per Share Cash Consideration	A-3
person	A-54
Prospectus/Proxy Statement	A-26
Registered Intellectual Property	A-15
Registration Statement	A-26
Representatives	A-39
Returns	A-13
Reverse Merger	A-1
Section 16 Person	A-43
Securities Act	A-11
Shares	A-3
Subsidiary	A-54
Superior Offer	A-37
Surviving Corporation	A-2
Tax	A-13
Tax Claim	A-14
Taxes	A-13
Termination Fee	A-50
Top Commercial Affiliate Agreements	A-25
Trade Secrets	A-15
Trademarks	A-15
Triggering Event	A-49
Voting Agreements	A-1
WARN Act	A-23
WHCRA	A-20

A-iii

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time; Closing	A-2
1.3	Effect of the Merger	A-2
1.4	Certificate of Incorporation and Bylaws	A-2
1.5	Directors and Officers	A-3
1.6	Effect on Capital Stock	A-3
1.7	Surrender of Certificates	A-4
1.8	Dissenting Shares	A-6
1.9	No Further Ownership Rights in Company Common Stock	A-6
1.10	Lost, Stolen or Destroyed Certificates	A-7
1.11	Tax Consequences	A-7
1.12	Further Action	A-7
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-7
2.1	Organization of the Company	A-7
2.2	Company Capital Structure	A-8
2.3	Obligations With Respect to Capital Stock	A-9
2.4	Authority; Non-Contravention; Necessary Consents	A-9
2.5	SEC Filings; Company Financial Statements	A-10
2.6	Absence of Certain Changes or Events	A-11
2.7	Taxes	A-13
2.8	Title to Properties; Absence of Liens and Encumbrances	A-14
2.9	Intellectual Property; Privacy	A-15
2.10	Compliance with Laws; Permits; Restrictions	A-18
2.11	Litigation	A-19
2.12	Employee Benefit Plans	A-19
2.13	Environmental Matters	A-23
2.14	Agreements, Contracts and Commitments	A-24
2.15	Information in Registration Statement and Prospectus/Proxy Statement	A-25
2.16	Rights Plan	A-26
2.17	State Takeover Statutes	A-26
2.18	Board Approval	A-26
2.19	Brokers' and Finders' Fees	A-26
2.20	Opinion of Financial Advisor	A-26
2.21	Insurance	A-27
2.22	Personnel	A-27
2.23	Potential Conflict of Interest	A-27
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-27
3.1	Organization of Parent and Merger Sub	A-27
3.2	Authority; Non-Contravention; Necessary Consents	A-28
3.3	Parent Capital Structure	A-28
3.4	Information in Registration Statement and Prospectus/Proxy Statement	A-29
3.5	SEC Filings; Parent Financial Statements	A-29
3.6	Absence of Certain Changes	A-30
3.7	Litigation	A-30
3.8	Brokers' and Finders' Fees	A-30
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		A-31
4.1	Conduct of Business by the Company	A-31

A-iv

4.2	Acquisition Proposals	A-34
ARTICLE V ADDITIONAL AGREEMENTS		A-37
5.1	Prospectus/Proxy Statement; Registration Statement	A-37
5.2	Meeting of Company Stockholders; Board Recommendation	A-38
5.3	Confidentiality; Access to Information	A-38
5.4	Public Disclosure	A-39
5.5	Company Affiliates; Restrictive Legend	A-40
5.6	Regulatory Filings; Reasonable Efforts	A-40
5.7	Notification of Certain Matters	A-42
5.8	Company Option Plans; Employee Stock Purchase Plan	A-42
5.9	Form S-8	A-44
5.10	Nasdaq Listing	A-44
5.11	Company Rights Plan	A-44
5.12	Consents of Accountants	A-44
5.13	Subsequent Financial Statements	A-45
5.14	Conveyance Taxes	A-45
5.15	Indemnification	A-45
5.16	Treatment as Reorganization	A-45
5.17	Merger Sub Compliance	A-46
ARTICLE VI CONDITIONS TO THE MERGER		A-46
6.1	Conditions to the Obligations of Each Party to Effect the Merger	A-46
6.2	Additional Conditions to the Obligations of the Company	A-46
6.3	Additional Conditions to the Obligations of Parent	A-47
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		A-48
7.1	Termination	A-48
7.2	Notice of Termination; Effect of Termination	A-49
7.3	Fees and Expenses	A-50
7.4	Amendment	A-51
7.5	Extension; Waiver	A-51
ARTICLE VIII GENERAL PROVISIONS		A-51
8.1	Non-Survival of Representations and Warranties	A-51
8.2	Notices	A-51
8.3	Interpretation; Certain Defined Terms.	A-52
8.4	Counterparts	A-54
8.5	Entire Agreement; Third Party Beneficiaries	A-54
8.6	Severability	A-54
8.7	Other Remedies; Specific Performance	A-54
8.8	Governing Law	A-54
8.9	Rules of Construction	A-55
8.10	Assignment	A-55
8.11	No Waiver; Remedies Cumulative	A-55
8.12	Waiver of Jury Trial	A-55

A-v

INDEX OF EXHIBITS

Exhibit A	Form of Voting Agreement

A-vi

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of July 14, 2003 by and among Yahoo! Inc., a Delaware corporation ("Parent"), July 2003 Merger Corp., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent ("Merger Sub"), and Overture Services, Inc., a Delaware corporation (the "Company").

RECITALS

        A.    The Board of Directors of each of Parent, Merger Sub and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the business combination between the Company and Parent upon the terms and subject to the conditions set forth herein.

        B.    The Board of Directors of each of Parent, Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), in accordance with the Delaware General Corporation Law ("DGCL") and upon the terms and subject to the conditions set forth herein. The Board of Directors of each of the Company (the "Company Board of Directors"), Parent and Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger.

        C.    The Company Board of Directors has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger and the transactions contemplated hereby.

        D.    Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

        E.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached hereto as Exhibit A (the "Voting Agreements").

        F.     Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        G.    For United States federal income tax purposes, the parties intend that the Merger qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and the parties intend, by executing this Agreement, to adopt a "plan of reorganization" within the meaning of Treasury Regulations, Section 1.368-2(g).

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Reverse Merger"); provided, however, that if at the Effective Time, the Reverse Merger would not satisfy the conditions set forth in Section 6.1(e) hereof, then at the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "Forward Merger") (either the Reverse Merger or the Forward Merger, as applicable, shall sometimes be referred to herein as the "Merger"). The Company (in the case of the Reverse Merger) and Merger Sub (in the case of the Forward Merger), as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation".

        1.2    Effective Time; Closing.    Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 525 University Avenue, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

        1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

        1.4    Certificate of Incorporation and Bylaws.

          (a)    Reverse Merger.    Subject to Section 1.4(b), at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Overture Services, Inc." and the Certificate of Incorporation of the Surviving Corporation shall be amended as necessary to comply with the obligations of Parent set forth in Section 5.15(a). At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Bylaws, provided, however, the Bylaws of the Surviving Corporation shall be amended as necessary to comply with the obligations of Parent set forth in Section 5.15(a).

          (b)    Forward Merger.    In the event of the Forward Merger, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Overture Services, Inc." and the Certificate of Incorporation of the Surviving Corporation shall be amended as necessary to comply with the obligations of Parent set forth in Section 5.15(a). At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Bylaws, provided, however, the Bylaws of the Surviving Corporation shall be amended as necessary to comply with the obligations of Parent set forth in Section 5.15(a).

        1.5    Directors and Officers.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

        1.6    Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

          (a)    Company Common Stock.    Each share of the common stock, par value $0.0001 per share, of the Company (together with the associated Company Right (as defined in Section 2.2) under the Company Rights Agreement (as defined in Section 2.2) ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (the "Shares"), other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c), and other than as provided in Section 1.8 with respect to Shares as for which appraisal rights have been perfected, will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive (i) 0.6108 of a validly issued, fully paid and nonassessable share (the "Exchange Ratio") of the common stock, par value $0.001 per share, of Parent (together with any associated Parent Right (as defined in Section 3.3) under the Parent Rights Agreement (as defined in Section 3.3)) ("Parent Common Stock") and (ii) $4.75 in cash (the "Per Share Cash Consideration") (collectively, the Exchange Ratio and the Per Share Cash Consideration are referred to herein as the "Merger Consideration") (upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9)).

          (b)    Repurchase Rights.    If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends and (ii) the Per Share Cash Consideration in respect of such shares shall be paid to the holder thereof over time upon satisfaction of the vesting requirements associated with the applicable restricted stock schedule. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

          (c)    Cancellation of Treasury and Parent Owned Stock.    Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (d)    Capital Stock of Merger Sub.    Each share of common stock, par value $0.001 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (e)    Stock Options; Employee Stock Purchase Plans.    At the Effective Time, all Company Options (as defined in Section 5.8(a)) outstanding under each Option Plan (as defined in Section 5.8(a)) shall be assumed by Parent in accordance with Section 5.8(a). Rights outstanding under the ESPP (as defined in Section 5.8(c)) and any other employee stock purchase plan of the Company shall be treated as set forth in Section 5.8(c).

          (f)    Fractional Shares.    No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 1.7(f), which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the average closing sale price of one share of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on The Nasdaq Stock Market, Inc. ("Nasdaq").

          (g)    Adjustments to Merger Consideration.    The Exchange Ratio and the Per Share Cash Consideration shall be adjusted to reflect fully the appropriate effect of (i) any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time and (ii) any declaration, payment or distribution by Parent of any dividend or distribution (whether in cash or other property) in respect of Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

        1.7    Surrender of Certificates.

          (a)    Exchange Agent.    Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the "Exchange Agent") in the Merger.

          (b)    Parent to Provide Merger Consideration.    Promptly after the Effective Time, Parent shall enter into an agreement with the Exchange Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable and cash payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. In addition, Parent shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d). Any cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

          (c)    Exchange Procedures.    Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor (x) the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a), (y) the aggregate Per Share Cash Consideration which such holder has the right to receive pursuant to the provisions of this Article I after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered (together with cash payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f)) and (z) any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted, the right to receive the aggregate Per Share Cash Consideration with respect to such shares of Company Common Stock and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

          (d)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time and no cash payment in lieu of fractional shares pursuant to Section 1.6(f) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Parent Common Stock issued and amount of Per Share Cash Consideration paid in exchange therefor along with cash payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (e)    Transfers of Ownership.    If shares of Parent Common Stock are to be issued in the name of, or Per Share Cash Consideration paid to, a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.7) required by reason of the issuance of shares of Parent Common Stock in the name of, or payment of Per Share Cash Consideration to, any person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

          (f)    Required Withholding.    Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.4(b)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

          (g)    No Liability.    Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

          (i)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for the shares of Parent Common Stock and amount of Per Share Cash Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d) with respect to the shares of Company Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.4(d)) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

        1.8    Dissenting Shares.    Notwithstanding Section 1.6, Shares outstanding immediately prior to the Effective Time and held by a holder of shares of Company Common Stock who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL (the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive in exchange for each Share the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable law.

        1.9    No Further Ownership Rights in Company Common Stock.    All shares of Parent Common Stock issued, all cash paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f)) and any dividends or distributions payable pursuant to Section 1.7(d) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.10    Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.11    Tax Consequences.    It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations, Section 1.368-2(g).

        1.12    Further Action.    At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "Company Disclosure Letter"), as set forth below.

        2.1    Organization of the Company.

          (a)   The Company and each of its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of (ii) and (iii) above, where such failure to have such power or authority or to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(f) below) on the Company.

          (b)   The Company has set forth in Section 2.1(b) of the Company Disclosure Letter a true and complete list of all of the Company's Subsidiaries as of the date hereof, together with a list of each partnership, joint venture or other business entity in which the Company holds an interest, whether voting, equity or otherwise (collectively, the "Joint Ventures"), indicating the name, jurisdiction of organization and the Company's equity interest in, each such entity. Neither the Company nor any of its Subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity. All of the capital stock of each Subsidiary, and such capital stock of each Joint Venture that is shown as being owned by the Company on Section 2.1(b) of the Company Disclosure Letter, is owned directly or indirectly by the Company free and clear of all liens, charges, security interests, options, claims, mortgages, title defects or objections, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, pledges, restrictions on transfer or other encumbrances and restrictions of any nature whatsoever (collectively, "Liens"), except for restrictions imposed by applicable securities laws, and, with respect to capital stock of Subsidiaries only, is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Subsidiary or Joint Venture to any person except the Company.

          (c)   The Company has delivered or made available to Parent (and to the extent not yet delivered or made available, will use all reasonable efforts to make available to Parent as promptly as practicable following the date hereof) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its Subsidiaries, each as amended to date, and each such instrument, as amended, is in full force and effect. None of the Company or any of its Subsidiaries is in material violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

        2.2    Company Capital Structure.    The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, ("Company Preferred Stock"), 2,000,000 of which shares have been designated Series A Junior Participating Preferred Stock, all of which will be reserved for issuance upon the exercise of preferred stock purchase rights (the "Company Rights") issuable pursuant to the Rights Agreement between the Company and Mellon Investor Services LLC, dated as of March 20, 2002 (the "Company Rights Agreement"). At the close of business on July 9, 2003, (i) 63,975,810 shares of Company Common Stock were issued and outstanding (none of which were held by the Company in its treasury) and (ii) no shares of Company Preferred Stock were issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it or its assets is bound. As of the date hereof, (i) the Company had reserved an aggregate of 3,950,347 shares of Company Common Stock for future issuance pursuant to the Option Plans and (ii) at the close of business on July 9, 2003 there were (x) outstanding Company Options to purchase an aggregate of 11,608,105 shares of Company Common Stock pursuant to the Enumerated Option Plans (as defined in Section 5.8(a)), and (y) no outstanding Company Options to purchase shares of Company Common Stock pursuant to Option Plans other than the Enumerated Option Plans. As of the date hereof, the Company has reserved an aggregate of 2,800,892 shares of Company Common Stock for future issuance pursuant to the ESPP. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All of such Company Options have been granted to employees or directors of the Company in the ordinary course of business. Since March 31, 2003 and until the date hereof, the Company has not granted any Company Options to officers or directors of the Company. Section 2.2 of the Company Disclosure Letter identifies (i) the name and location of each person who held Company Options as of July 9, 2003, (ii) the particular Option Plan pursuant to which such Company Option was granted, (iii) the date on which such Company Option was granted, (iv) the exercise or base price of such Company Option, (v) the number of shares of Company Common Stock subject to such Company Option or value covered thereby, (vi) the number of shares of Company Common Stock as to which such Company Option had vested at such date, (vii) the applicable vesting schedule for such Company Option and whether the exercisability or vesting of such Company Option will be accelerated in any way by the Merger or the transactions contemplated hereby, and (viii) the date on which such Company Option expires. As of the date hereof, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger, either alone or upon the occurrence of any additional subsequent events.

        2.3    Obligations With Respect to Capital Stock.    Except as otherwise set forth in Section 2.2, as of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as contemplated by this Agreement or as set forth in Section 2.2, as of the date hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date hereof, there are no registration rights and, except as otherwise contemplated by the Voting Agreements, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (or convertible into or exchangeable for, securities having such rights) of the Company or any of its Subsidiaries issued and outstanding. There are no outstanding contractual commitments of the Company or any of its Subsidiaries which obligate the Company or its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any other person. The Company has delivered or made available to Parent complete and correct copies of the Option Plans and all forms of Company Options.

        2.4    Authority; Non-Contravention; Necessary Consents.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action (including the unanimous approval, as of the date hereof, of this Agreement and the transactions contemplated hereunder by those members of the board of directors of the Company, attending and participating in such vote) on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and approve the Merger and consummate the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) general principles of equity.

          (b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of

  Incorporation or Bylaws of the Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(d) below, conflict with or violate any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, judgment, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity ("Legal Requirement") applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to the Company.

          (c)   Section 2.4(c) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company's or any of its Subsidiaries' agreements, contracts, arrangements, licenses or leases required to be obtained in connection with the consummation of the Merger which, if individually or in the aggregate were not obtained, would be reasonably likely to result in a Material Adverse Effect with respect to the Company or the Surviving Corporation.

          (d)   No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or other governmental or quasi-governmental authority (a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent is qualified to do business, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.15) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing and effectiveness of the Registration Statement (as defined in Section 2.15), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and foreign antitrust laws, if any, (iv) the consents listed on Section 2.4(d) of the Company Disclosure Letter; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the "Necessary Consents."

        2.5    SEC Filings; Company Financial Statements.

          (a)   The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 2001 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC or similar regulatory body.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financial Statements"), including each Company SEC Report filed after the date hereof until the Closing, (i) was prepared in accordance with United States generally accepted accounting principles ("GAAP"), (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act) and (iv) fairly presented the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of March 31, 2003 (the "Balance Sheet Date") as filed with the SEC before the date hereof is hereinafter referred to as the "Company Balance Sheet."

          (c)   The Company has heretofore furnished or made available to Parent and Merger Sub (i) a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but that the Company intends to file as of the date hereof, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act and (ii) complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously-filed Company SEC Reports since January 1, 2001.

        2.6    Absence of Certain Changes or Events.

          (a)   Since the Balance Sheet Date and through the date hereof, each of the Company and its Subsidiaries has conducted its respective business in all material respects only in the ordinary course of business consistent with past practice and there has not been:

            (i)    any Material Adverse Effect on the Company;

            (ii)   any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option, restricted stock or purchase agreements;

            (iii)  any split, combination or reclassification of any of the Company's capital stock;

            (iv)  any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits to any of their officers, directors or managers or employees who earn base salary of more than $125,000 per year, or any payment by the Company or any of its Subsidiaries of any bonus to any of their officers, directors or managers or employees who earn base salary of more than $125,000 per year, or any granting, by the Company or any of its Subsidiaries of any increase in severance or termination pay, or any entry by the Company or any of its Subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated hereby, in each case other than in connection with periodic compensation or performance reviews or for ordinary course severance and release agreements made in connection with the termination of employment;

            (v)   any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

            (vi)  any communication from Nasdaq with respect to the delisting of the Company Common Stock;

            (vii) any revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;

            (viii) any cancellation by the Company or any of its Subsidiaries of any debts or waiver of any claims or rights of material value,

            (ix)  any sale, transfer, or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

            (x)   to the Knowledge of the Company, any impairment of any material Company Intellectual Property Rights (as defined in Section 2.9) or any material adverse change in the Company's rights to use any material Intellectual Property Rights licensed from a third party, in each case, other than in the ordinary course of business consistent with past practice;

            (xi)  any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect on the Company;

            (xii) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

            (xiii) any making of any loan, advance or capital contribution to or investment by the Company in any person, including without limitation any director, officer or other affiliate of the Company, other than (A) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries or entities that became wholly-owned Subsidiaries made in the ordinary course of business, (B) investments made in accordance with the Company's investment guidelines, a copy of which has been made available to Parent, and in the ordinary course of business consistent with past practice and (C) travel and entertainment expense advances in the ordinary course of business; or

            (xiv) any agreement, whether in writing or otherwise, to take any action described in this Section by the Company or any of its Subsidiaries.

          (b)   Since March 31, 2003 until the date hereof, no Commercial Affiliate that is party to one of the Top Commercial Affiliate Agreements has actually advised any of the individuals listed in

  Section 2.6(b) of the Company Disclosure Letter that it intends to terminate such Top Commercial Affiliate Agreement without affording the Company the opportunity to renegotiate the terms thereof. Except (i) as set forth in the Company Financial Statements and the notes thereto or (ii) for the transactions contemplated hereby, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, to the Knowledge of the Company (as defined in Section 8.3(g)), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

        2.7    Taxes.

          (a)    Definition of Taxes.    For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all United States federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including but not limited to taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, payroll, recapture, employment, excise and property taxes (whether imposed directly or through withholding), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)    Tax Returns and Audits.

            (i)    The Company and each of its Subsidiaries have timely filed all material United States federal, state, local and foreign tax returns, estimates, information statements and reports and any amendments thereto ("Returns") relating to Taxes required to be filed by or on behalf of the Company and each of its Subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects. All Taxes that are due or claimed in writing to be due from the Company and each of its Subsidiaries have been paid other than those for which adequate reserves have been established on the books and records of the Company and each of its Subsidiaries in accordance with GAAP. The amount of accruals and reserves on the books and records of the Company and each of its Subsidiaries in respect of any material Tax liability for any Taxable period not finally determined have been determined in accordance with GAAP.

            (ii)   The Company and each of its Subsidiaries have withheld with respect to its employees all United States federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

            (iii)  There is no material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on, or extension of the statutory period of limitations for, the assessment or collection of any Tax that is still in effect. Neither the Company nor any Subsidiary has received any notice in writing from any Tax jurisdiction in respect of which the Company or the Subsidiary, as the case may be, does not file Tax returns, requesting the filing of any Tax return. No issue has been raised by any Tax authority in any audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited would reasonably be expected to result in a material proposed deficiency or adjustment for any period not so audited that are not covered by adequate reserves on the books and records of the Company and each of its Subsidiaries in accordance with GAAP.

            (iv)  No United States federal, state, local or foreign action, suit, claim, audit, assessment, judicial or administrative proceeding, appeal of such proceeding or other examination (each a "Tax Claim") with regard to any Taxes or Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

            (v)   No adjustment of Tax relating to any Returns filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

            (vi)  Neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course.

            (vii) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

            (viii) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

            (ix)  Neither the Company nor any of its Subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement. Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

            (x)   The Company has made available to Parent or its legal or accounting representatives copies of all Returns for the Company and each of its Subsidiaries filed for all periods since its inception.

            (xi)  There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable and for which there are adequate accruals in accordance with GAAP.

        2.8    Title to Properties; Absence of Liens and Encumbrances.

          (a)   Neither the Company nor any of its Subsidiaries owns any real property interests as of the date hereof. Section 2.8(a) of the Company Disclosure Letter lists all material real property leases to which the Company or its Subsidiaries is a party as of the date hereof and each amendment thereto that is in effect as of the date hereof. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries, or to the Company's Knowledge, by any other party thereto that would give rise to a material claim against the Company or its Subsidiaries.

          (b)   Each of the Company and its Subsidiaries has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, in each case, free and clear of any Liens, except as reflected in the Company Financial Statements and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        2.9    Intellectual Property; Privacy.    For the purposes of this Agreement, the following terms have the following definitions:

  "Intellectual Property Rights" means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part) (collectively, "Patents"); (ii) all confidential Computer Software, inventions (whether patentable or not), business information, customer lists, know how, technology and all documentation relating to any of the foregoing (collectively, "Trade Secrets"); (iii) all United States and foreign copyrights, copyright registrations and applications therefor (collectively, "Copyrights"); (iv) all United States and foreign trademarks and service marks (whether or not registered), and trade names, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing (collectively "Trademarks"); and (v) Internet domain name registrations and applications therefor (collectively "Domain Names").

  "Company Intellectual Property Rights" means any Intellectual Property Rights owned by or registered to the Company or any of its Subsidiaries.

  "Company Registered Intellectual Property" means Registered Intellectual Property owned by the Company.

  "Licensed Intellectual Property Rights" means any Intellectual Property Rights owned by a third party that either the Company or one of its Subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

  "License Agreements" shall mean all written agreements between the Company or any of its Subsidiaries, and third parties, including, without limitation, license agreements, research agreements, development agreements, customer agreements, advertiser agreements, affiliate agreements, settlement agreements, consent to use agreements and covenants not to sue in which: (i) such third party has licensed or granted to Company or any of its Subsidiaries any right to use, exploit or practice any of such third party's Intellectual Property Rights or Computer Software ("Inbound License Agreements"); or (ii) the Company or any of its Subsidiaries has: (x) granted to such third party any right to use, exploit or practice any Company Intellectual Property Rights or Licensed Intellectual Property Rights, or (y) has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property Rights or to use any Licensed Intellectual Property Rights (either (x) or (y), "Outbound License Agreements").

  "Computer Software" shall mean all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

  "Registered Intellectual Property" shall mean all Patents, registered Copyrights and Copyright applications, and registered Trademarks and Trademark applications.

          (a)   Section 2.9(a)(i) of the Company Disclosure Letter lists, as of the date hereof, all Company Registered Intellectual Property. The Company or one of its Subsidiaries is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each item of Company Registered Intellectual Property.

          (b)   Section 2.9(b)(i) of the Company Disclosure Letter lists all License Agreements other than (i) with respect to Inbound License Agreements: (x) for personal Computer Software that is generally available and has individual acquisition cost of $250,000 or less; (y) for enterprise Computer Software (such as accounting software, benefits software and network software generally used by companies similar to the Company), other than Computer Software which perform functions related to search or search results ranking; or (z) not material to the business of the Company or any of its Subsidiaries; and (ii) with respect to Outbound License Agreements: (x) nonexclusive licenses and permissions granted in the ordinary course in connection with access to, use of, or distribution of the Company's products and services and/or display or distribution of Company search results; or (y) Commercial Affiliate Agreements other than the Top Commercial Affiliate Agreements, and in each case specifies the name of the parties thereto and whether the License Agreement is an Inbound License Agreement, an Outbound License Agreement or a cross-license. Each License Agreement that is material to the Company is in full force and effect in accordance with its terms and, to the Knowledge of the Company, is enforceable in accordance with its terms. None of the Outbound License Agreements grants any third party exclusive rights to or under any Company Intellectual Property Rights and none of the Outbound License Agreements required to be listed pursuant to the first sentence of this subsection (b) grants any third party the right to sublicense (except as a distributor of search results) any Company Intellectual Property Rights. The Company and its Subsidiaries are in material compliance with, and have not materially breached any term of any License Agreement that is material to the Company and, to the Knowledge of the Company, all other parties to such License Agreements are in compliance with, and have not breached any term of, such License Agreements in any material respect. Following the Closing Date, the Surviving Entity will be permitted to exercise all of the rights of the Company or its Subsidiaries under the License Agreements that are material to the Company to the same extent the Company or its Subsidiaries would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay.

          (c)   As of the date hereof, there are no judgments or orders involving the Company or any of its Subsidiaries which: (i) restrict the rights of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property Rights or to use any Licensed Intellectual Property Rights; (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party's Intellectual Property Rights; or (iii) permit third parties to use any Company Intellectual Property Rights; other than such judgments or orders that would not have a Material Adverse Effect on the Company.

          (d)   The Company or one of its Subsidiaries: (x) solely owns all right, title, and interest, free and clear of all Liens (other than non-exclusive licenses), in and to all Company Registered Intellectual Property; and (y) to the Knowledge of the Company, either owns or has a right to use all unregistered Copyrights and Trademarks material to the ongoing business of the Company and each of its Subsidiaries.

          (e)   To the Knowledge of the Company, the Company has not (except as may have been resolved) and does not conduct its business, including the design, development, marketing and sale of the products or services of the Company or its Subsidiaries so as to infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party to an extent which would have a Material Adverse Effect on the Company, or constitute unfair competition or unfair trade practices under the laws of any jurisdiction to an extent which would have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has obtained written legal opinions of counsel relating to actual or potential infringement by the Company or any of its

  Subsidiaries, or the validity, of any third party patent other than with respect to third party patents asserted against the Company or any of its Subsidiaries in a litigation.

          (f)    Since February 1, 2001, neither the Company nor any of its Subsidiaries has received any written notice from internal or external legal counsel representing any third party stating that the operation of the business of the Company or any of its Subsidiaries or any act, product or service of the Company or any of its Subsidiaries, has or does infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction; nor has any internal or external legal counsel for the Company or any of its Subsidiaries corresponded in writing with any internal or external legal counsel of any third party since February 1, 2001 with respect to any such written notice received by the Company or any of its Subsidiaries prior to February 1, 2001.

          (g)   As of the date hereof, to the Knowledge of the Company, there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction (i) involving the Patents or material Copyrights, Trademarks, Trade Secrets or Domain Names of the owned by the Company, (ii) alleging that the conduct of the business of the Company or any of its Subsidiaries has or does infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction or (iii) challenging, as applicable, the ownership, use, validity, enforceability or registrability of any Patents or material Copyrights, Trademarks, Trade Secrets or Domain Names owned by the Company. To the Knowledge of the Company, there is no pending claim, litigation, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any Licensed Intellectual Property Rights necessary to operate the business of the Company for which there is no commercially reasonably available replacement or the rights of the Company or its Subsidiaries to use or exploit any of the Licensed Intellectual Property Rights necessary to operate the business of the Company for which there is no commercially reasonably available replacement.

          (h)   To the Knowledge of the Company as of the date hereof, no person is infringing, misappropriating, or otherwise violating, any material Company Intellectual Property Rights in any material respect. Neither the Company nor any of its Subsidiaries has brought any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved.

          (i)    Neither the Company nor any of its Subsidiaries has done, or failed to do, any act or thing which may, after the Closing Date, prejudice the validity or enforceability of any Company Registered Intellectual Property except as would not have a Material Adverse Effect on the Surviving Corporation.

          (j)    To the Knowledge of the Company, all issued patents of the Company are valid and enforceable.

          (k)   To the extent that any Computer Software or patentable inventions have been developed or created by an employee of the Company or any of its Subsidiaries, or by a third party for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has executed a written agreement with such employee or third party, as the case may be, and with respect to employees, such agreement is in substantially the form provided to Parent, and the Company or one of its Subsidiaries thereby either (i) has, pursuant to such agreement or by operation of law, obtained ownership of and is consequently the exclusive owner of all Intellectual Property Rights therein (subject to applicable laws), or (ii) with respect to any such third party, has obtained a license under such Intellectual Property Rights sufficient for the ongoing business of the Company or any its Subsidiaries.

          (l)    The Company and its Subsidiaries have taken all necessary steps to protect their respective Trade Secrets and any Trade Secrets of third parties provided to the Company or any of its Subsidiaries consistent with the Company's reasonable business judgment and practices. Without limiting the foregoing, the Company and each of its Subsidiaries have and enforce a policy requiring all employees, contractors and other parties having access to such Trade Secrets to execute a proprietary information/confidentiality agreement, which in the case of employees is in substantially the form provided to Parent, with the Company or one of its Subsidiaries, as the case may be. Except pursuant to an appropriate proprietary information/confidentiality agreement, there has been no disclosure by the Company or any of its Subsidiaries of any material Trade Secrets, and, to the Knowledge of the Company, no party to any such agreement is in material breach thereof.

          (m)  The consummation of the Merger will not, result in Parent being bound by any non-compete or other restriction on the operation of any business of Parent or the granting by Parent of any rights or licenses to any Intellectual Property Rights of Parent to a third party (including, without limitation, a covenant not to sue).

          (n)   Except in each case or in the aggregate as would not result in a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries have at all times complied with all applicable Legal Requirements relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries have at all times complied in all respects with all rules, policies and procedures established by the Company or any of its Subsidiaries from time to time with respect to privacy, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries, and (iii) to the Knowledge of the Company, no claims have been asserted or threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such rules, policies or procedures. To the Knowledge of the Company, the consummation of the Merger will not breach or otherwise cause any violation of any such applicable Legal Requirements related to privacy, data protection or the collection and use of personal information and user information gathered or accessed from then current users (at the time of consummation of the Merger) in the course of the operations of the Company or any of its Subsidiaries.

          (o)   With respect to all personal and user information described in Section 2.9(n), the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information in any material respect.

        2.10    Compliance with Laws; Permits; Restrictions.

          (a)   Neither the Company nor any of its Subsidiaries is in violation of, or is in conflict with, or in default of (i) any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that individually or in the aggregate would not be reasonably likely to result in a Material Adverse Effect on the

  Company. No investigation or review by any Governmental Entity is pending or, to the Company's Knowledge, has been threatened against the Company or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company as currently conducted. The Company and each of its Subsidiaries have complied in all respects with all Legal Requirements relating to the collection and use of user information gathered in the course of its respective operations, and the Company and each of its Subsidiaries have complied with the rules, policies and procedures established by the Company from time to time with respect to the foregoing in each case, in the aggregate, except as would not result in a Material Adverse Effect on the Company. The Company maintains systems and procedures reasonably intended to respond to complaints received alleging violation of third party content rights.

          (b)   The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities required for the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, the "Company Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

        2.11    Litigation.    As of the date hereof, there are no claims, suits, actions, charges, inquiries, proceedings or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any of its Subsidiaries, or that seek to restrain or enjoin the consummation of the Merger or which would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger and the transactions contemplated hereby. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to design, market, offer or sell any of its services or products in the present manner or style thereof.

        2.12    Employee Benefit Plans.

          (a)    Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

            (i)    "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

            (ii)   "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has ever been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee and pursuant to which the Company or any ERISA Affiliate has or would reasonably be expected to have any liability;

            (iii)  "DOL" shall mean the U.S. Department of Labor;

            (iv)  "Employee" shall mean any current, former, or retired employee, officer, or director or consultant of the Company or any ERISA Affiliate;

            (v)   "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any ERISA Affiliate and any Employee or consultant;

            (vi)  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

            (vii) "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 4001 (b)(l) of ERISA;

            (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

            (ix)  "IRS" shall mean the Internal Revenue Service;

            (x)   "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

            (xi)  "Multiple Employer Plan" shall mean a "Pension Plan" (as defined below) maintained by more than one employer as described in Section 413(c) of the Code or Section 4063 or 4064 of ERISA;

            (xii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA; and

            (xiii) "WHCRA" shall mean the Women's Health and Cancer Rights Act of 1998, as amended.

          (b)    Absence of Changes in Stock and Benefit Plans.    Except as expressly permitted by this Agreement, since March 31, 2003 to the date hereof, there has not been any material (i) acceleration, amendment or change of the period of exercisability or vesting of any Company Options or restricted stock, stock bonus or other awards under any Option Plan (including any discretionary acceleration of the exercise periods or vesting by the Company Board of Directors or any committee thereof or any other persons administering an Option Plan) or authorization of cash payments in exchange for any Company Options, restricted stock, stock bonus or other awards granted under such Option Plan or (ii) adoption or amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, workers' compensation, supplementary unemployment benefits or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary thereof entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries.

          (c)    Schedule.    Section 2.12(c) of the Company Disclosure Letter contains an accurate and complete list of each material Company Employee Plan covered by Section 2.14(a)(i) as of the date hereof. As of the date hereof, the Company does not have any intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. Section 2.12(c) of the Company Disclosure Letter also contains a list of all Company employees as of the date hereof with annual base salary in excess of $125,000, each such person's date of hire and each such person's 2002 annual cash compensation.

          (d)    Documents.    The Company has provided or made available to Parent: (i) correct and complete copies of all material documents embodying or relating to each Company Employee Plan (other than Employee Agreements not required to be listed in the Company Disclosure Letter pursuant to Section 2.14(a)(i)) including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of modifications thereto, if any, required under ERISA with respect to each Company Employee Plan and all other employee communications relating to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting or exercisability schedules or other events which would result in any liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (e)    Employee Plan Compliance.    (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in material default or material violation of; and has no Knowledge of any material default or material violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is, to the Company's Knowledge, so qualified, and each such Company Employee Plan has received a favorable determination letter from the IRS with respect to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or, to the Company's Knowledge, the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (f)    Pension Plans.    Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to or been required to contribute to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (g)    Multiemployer Plans.    At no time has the Company or any ERISA Affiliate of the Company contributed to or been obligated to contribute to any Multiemployer Plan or any Multiple Employer Plan.

          (h)    No Post-Employment Obligations.    No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (i)    COBRA; FMLA.    Neither the Company nor any ERISA Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of WHCRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

          (j)    Effect of Transaction.    The execution of this Agreement and the consummation of the Merger will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, exercisability, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as may be required by Section 5.8 of this Agreement.

          (k)    Employment Matters.    The Company and each of its Subsidiaries: (i) is in compliance in all respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, health and safety and wages and hours (including but not limited to the classification and/or treatment of employees as exempt or non-exempt), in each case, with respect to Employees; (ii) is not liable in any material respect for any arrears of wages or any penalty for failure to comply with any of the foregoing (other than those arrears or penalties which are being disputed, in good faith, by the Company); and (iii) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business). As of the date hereof, there are no pending, or, to the Company's Knowledge, threatened or reasonably anticipated claims, charges or actions pending against the Company before the Equal Employment Opportunity Commission or similar state, federal or local agency or under any worker's compensation policy or long-term disability policy. There are no written complaints, lawsuits, arbitrations or other proceedings pending, or to the Company's Knowledge, threatened by or on behalf of any present or former employee of the Company or its Subsidiaries alleging breach of any express or implied contract of employment. To the Company's Knowledge, no Employee of the Company has materially violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by the Company and disclosing to the Company or using Trade Secrets of any other person.

          (l)    Labor.    No work stoppage, slow-down or strike or dispute against the Company or any of its Subsidiaries is pending, or to the Company's Knowledge, threatened or reasonably anticipated, nor has there been any such action in the past three (3) years. The Company does not have Knowledge of any activities or proceedings of any labor union, works councils or other employee group or association to organize any Employees and no union or works council claims to represent any of the Company's or its Subsidiaries' employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints or charges, which, if adversely determined, would, individually or in the aggregate, be reasonably likely to result in material liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar state, local or foreign laws which, individually or in the aggregate, would be reasonably likely to result in material liability to the Company. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and neither the Company nor any of its Subsidiaries is currently negotiating any collective bargaining agreement with respect to Employees.

          (m)  Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), (i) neither the Company nor any of its Subsidiaries has effected a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act and (iv) none of the Company nor any of its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) during the six month period prior to the date of this Agreement.

          (n)    International Employee Plan.    No Company Employee Plan has been adopted, maintained or contributed to by the Company, whether informally or formally, for the benefit of Employees outside the United States.

          (o)    Change of Control Payments.    Section 2.12(o) of the Company Disclosure Letter sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to Employees of the Company as a result of or in connection with the Merger or any of the transactions contemplated hereby.

          (p)    Leased Employees.    No "leased employee" as that term is defined in Section 414(n) of the Code, performs services for the Company or any of its Subsidiaries.

        2.13    Environmental Matters.

          (a)    Hazardous Material.    Except as would not be reasonably likely to result in a material liability to the Company or its Subsidiaries, no underground storage tanks and no amount of any substance, material, chemical or waste that is or has been designated by any Governmental Entity or by applicable Legal Requirements, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, petroleum or any petroleum products or derivatives thereof, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material"), are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Company's Knowledge, as a result of any actions of any third party or otherwise, in, on, under, about or from any property, including the land and the improvements, ground water and surface water thereof that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

          (b)    Hazardous Materials Activities.    To the Company's Knowledge, (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, emitted, disposed of released or exposed its employees or others to Hazardous Materials, and neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, emitted, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities"), in each case in violation of any Legal Requirement promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        2.14    Agreements, Contracts and Commitments.

          (a)   As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by:

            (i)    any employment agreement or employment contract with any director, officer, employee or consultant, other than those that are terminable at-will by the Company or any of its Subsidiaries on no more than thirty (30) days' notice without contractual liability or financial obligation, other than any such agreement or contract pursuant to which the Company and its Subsidiaries have contractual liability not in excess of $125,000;

            (ii)   any agreement of indemnification or any guaranty outside the ordinary course of the Company's business;

            (iii)  other than Commercial Affiliate Agreements, any agreement or contract involving express minimum revenues stated in any such agreement or contract as amended to date to the Company and its Subsidiaries taken as a whole in excess of $500,000 in any one year period in the future. Section 2.14(a)(iii) of the Company Disclosure Letter sets forth any such agreements or contracts of the Company or any of its Subsidiaries and identifies each one which, by its terms, has terms that will be modified or adjusted, or which, by its terms, will become terminable by the other party thereto, in each case as a result of the execution of this Agreement or the Voting Agreements or the consummation of the Merger;

            (iv)  any agreement or contract containing any covenant limiting in any respect the right of the Company or any of its Subsidiaries (i) to engage in any line of business, (ii) to develop, market or distribute products or services, or (iii) to compete with any person, or granting any exclusive distribution rights;

            (v)   any lease for (A) real property in which the amount of payments which the Company or any of its Subsidiaries is required to make on an annual basis exceeds $100,000 or (B) personal property in which the amount of payments which the Company or any of its Subsidiaries is required to make on an annual basis exceeds $150,000;

            (vi)  other than Commercial Affiliate Agreements, any agreement or contract pursuant to the express terms of which the Company or any of its Subsidiaries is currently obligated to pay excess of $500,000 in any one year period in the future which is not terminable by the Company or its Subsidiaries without penalty in excess of $500,000 upon notice of thirty (30) days or less;

            (vii) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date hereof of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's Subsidiaries;

            (viii) any agreement, contract or commitment currently in force to license or provide source code to any third party for any product or technology;

            (ix)  any agreement, lease, plan, arrangement or other contract currently required to be filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act other than those currently on file with the SEC (including any amendments to agreements filed as of the date of the Company's Form 10-Q for the quarter ended March 31, 2003 that are required to be filed); or

            (x)   any "standstill" or similar agreement with respect to any equity securities of the Company.

          (b)   Set forth in Section 2.14(b) of the Company Disclosure Letter is a list of the top twenty (20) Commercial Affiliate Agreements (as measured based on revenues that were earned by the Company during the three (3) months ended June 30, 2003 from advertisers of the Company who received paid introductions through the Company pursuant to search results or search listing traffic supplied by Commercial Affiliates) (the "Top Commercial Affiliate Agreements").

          (c)   Set forth in Section 2.14(c) of the Company Disclosure Letter is (A) a list, as of the date hereof, of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness (as defined below) of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred on the terms thereof and (B) the respective principal amounts currently outstanding thereunder as of the date hereof. For purposes of this Section 2.14(b), "Indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

          (d)   All contracts, policies, agreements, leases, licenses, Permits, documents and instruments required to be listed in Section 2.14 of the Company Disclosure Letter, and each contract that is filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act that is currently in effect, are in all material respects valid and binding agreements of the Company or any of its Subsidiaries and, to the Company's Knowledge, are in full force and effect, and neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any such contracts, policies, agreements, leases, licenses, Permits, documents or instruments. The Company has made available to Parent true and correct copies of all such contracts, policies, agreements, leases, licenses, Permits, documents or instruments.

        2.15    Information in Registration Statement and Prospectus/Proxy Statement.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the

SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

        2.16    Rights Plan.    The Company has taken all action so that (i) Parent shall not be an "Acquiring Person" under the Company Rights Agreement solely by virtue of the entering into of this Agreement and the performance of the transactions contemplated hereby, including the Merger, and (ii) the entering into of this Agreement and the Merger and the performance of the transactions contemplated hereby will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

        2.17    State Takeover Statutes.    The action taken by the Company Board of Directors constitutes approval of the Merger and the transactions contemplated hereby by the Company Board of Directors under Section 203 of the DGCL, and, to the Company's Knowledge, no other state takeover statute is applicable to the Merger and the transactions contemplated hereby.

        2.18    Board Approval.    The Company Board of Directors, at a meeting duly called and held at which all Directors were present, has unanimously (i) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Merger and the transactions contemplated hereby, and (ii) resolved that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger, and directed that such matter be submitted to the Company's stockholders at the Company Stockholders' Meeting. As of the date hereof, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

        2.19    Brokers' and Finders' Fees.    Except for fees payable to Goldman Sachs & Co. Inc. ("Goldman Sachs") pursuant to its engagement letter with the Company dated November 27, 2002, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of such engagement letter with the Company has been previously made available to Parent. No such engagement letter obligates the Company to continue to use the services of Goldman Sachs following the Merger or pay the fees or expenses of Goldman Sachs in connection with any transaction other than the Merger following consummation of the Merger.

        2.20    Opinion of Financial Advisor.    The Company has received the opinion of Goldman Sachs, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

        2.21    Insurance.    Section 2.21(a) of the Company Disclosure Letter sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of and/or providing insurance coverage to the Company and its Subsidiaries and their respective business, properties and assets (and each of the directors, officers, salespersons, agents or employees of the Company or any of its Subsidiaries for which the Company or such Subsidiary is a beneficiary or pays the premium). To the extent not already provided in the Company Disclosure Letter, the Company will provide, promptly following the date hereof, the following information for each such policy: (a) type(s) of insurance coverage provided; (b) name of insurer; (c) effective date; (d) policy number; (e) per occurrence and annual aggregate deductibles or self-insured retention; (f) per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted; and (g) annual premium. Section 2.21(b) of the Company Disclosure Letter sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company and its Subsidiaries.

        2.22    Personnel.    Section 2.22 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of (a) the names and current base salaries of all directors and elected and appointed officers of each of the Company and its Subsidiaries, and (b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such person and the immediate family relationships, if any, among such persons.

        2.23    Potential Conflict of Interest.    Except as stated in the Company SEC Reports filed prior to the date hereof, since the Balance Sheet Date and through the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and their respective affiliates, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses of the members of the Company Board of Directors). As of the date hereof, only the directors of the Company identified in Section 2.23 of the Company Disclosure Letter are not "independent" directors under the rules of Nasdaq. No officer or director of the Company or any Company Subsidiary or Joint Venture has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary or Joint Venture, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure schedules delivered by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Letter"), as set forth below.

        3.1    Organization of Parent and Merger Sub.    Each of Parent, Merger Sub and Parent's other Subsidiaries (i) is an entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of (ii) and (iii) above, where such failure to have such power or authority or to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Parent.

        3.2    Authority; Non-Contravention; Necessary Consents.

          (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action (including the unanimous approval, as of the date hereof, of this Agreement and the transactions contemplated hereunder by those members of the board of directors of Parent attending and participating in such vote) on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to the DGCL. No vote of the holders of any class or series of Parent capital stock is required under the DGCL, the Nasdaq rules of any other applicable Legal Requirement of any Governmental Entity in connection with the Merger, this Agreement or the transactions contemplated thereby, including the issuance of Parent Common Stock to the holders of Company Common Stock and assumption of options to purchase Company Common Stock pursuant to this Agreement. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity.

          (b)   The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Parent, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent, Merger Sub or the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

        3.3    Parent Capital Structure.    The authorized capital stock of Parent consists of 5,000,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share ("Parent Preferred Stock"), 2,000,000 of which shares have been designated Series A Junior Participating Preferred Stock, all of which will be reserved for issuance upon the exercise of preferred stock purchase rights (the "Parent Rights") issuable pursuant to the Rights Agreement between Parent and Equiserve Trust Company, N.A., dated as of March 15, 2001 (the "Parent Rights Agreement"). At the close of business on July 11, 2003, (i) 608,331,741 shares of Parent Common Stock were issued and outstanding, (ii) 16,458,620 shares of Parent Common Stock were held by Parent in its treasury and (iii) no shares of Parent Preferred Stock were issued or outstanding. As of July 11, 2003, (i) Parent had reserved an aggregate of 326,885,729 shares of Parent Common Stock for issuance pursuant to its option plans (excluding Parent's employee stock purchase plans) and (ii) at the close of business on July 11, 2003, there were (x) outstanding options to purchase an aggregate of 116,680,063 shares of Parent Common Stock (excluding rights to purchase Parent Common Stock under Parent's employee stock purchase plans) and (y) 7,600,000 shares of Parent Common Stock reserved for issuance under Parent's employee stock purchase plans. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it or its assets is bound. Except as disclosed in Parent SEC Reports filed prior to the date hereof, there is no holder or group of holders that beneficially owns greater than 1% of the shares of Parent Common Stock outstanding (including for this purpose any shares convertible into Parent Common Stock on a fully diluted as converted basis, whether or not vested) who have registration rights with respect to any such securities. Except as otherwise set forth in this Section 3.3, there are no equity securities of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities issued, reserved for issuance or outstanding other than such equity securities that do not, in the aggregate, represent in excess of 2% of outstanding shares of Parent Common Stock, on a fully diluted as converted basis.

        3.4    Information in Registration Statement and Prospectus/Proxy Statement.    None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

        3.5    SEC Filings; Parent Financial Statements.    Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2001 and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports

(the "Parent Financial Statements"), (i) was prepared in accordance with GAAP, (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act) and (iv) fairly presented the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

        3.6    Absence of Certain Changes.

          (a)   Since March 31, 2003 and through the date hereof, each of Parent and its Subsidiaries has conducted its respective business in all material respects only in the ordinary course of business consistent with past practice and there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option, restricted stock or purchase agreements or (iii) any split, combination or reclassification of any of Parent's capital stock.

          (b)   Except (i) as set forth in the Parent Financial Statements and the notes thereto or (ii) for the transaction contemplated hereby, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

        3.7    Litigation.    Except as set forth in Item 1 of Part II of Parent's Form 10-Q for the quarterly period ended March 31, 2003, as of the date hereof there are no claims, suits, actions, charges, inquiries, proceedings or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of Parent, threatened against, relating to or affecting Parent or any of its Subsidiaries, or that seek to restrain or enjoin the consummation of the Merger or which would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger and the transactions contemplated hereby.

        3.8    Brokers' and Finders' Fees.    Except for fees payable to Credit Suisse First Boston LLC, the fees and expenses of which shall be paid by Parent, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1    Conduct of Business by the Company.    During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, use all reasonable efforts to carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use all reasonable efforts to (i) preserve intact its present business organization and (ii) continue to manage in the ordinary course its business relationships with third parties.

        In addition, without limiting the generality of the foregoing, except as permitted by the terms of this Agreement and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

          (a)   Except as required by Legal Requirements or pursuant to written agreements in effect or written policies existing on the date hereof,

            (i)    grant any severance or termination pay to any officer or employee,

            (ii)   waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other equity-related plans or agreements or authorize cash payments in exchange for options granted under any of such plans or agreements,

            (iii)  adopt any new severance retention or change in control plan, program, policy, agreement or arrangement,

            (iv)  adopt or amend any employee benefit plan, or employee stock purchase or employee stock option plan,

            (v)   pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors or employees of the Company or any of its Subsidiaries of any amount relating to unused vacation days, except payments, accruals or arrangement for payment made in the ordinary course of business consistent with past practice; adopt, amend or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, or other similar plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company or Company Subsidiary director, officer, employee, agent or consultant, whether past or present, other than in the ordinary course consistent with past practice,

            (vi)  enter into any employment contract, consulting agreement or collective bargaining agreement other than offer letters and letter agreements entered into in the ordinary course of business with employees who are terminable "at will" and foreign employees who would be terminable "at will" but for the Legal Requirements of such foreign jurisdictions,

            (vii) pay any special bonus or special remuneration to any director, officer, consultant or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than increases to employees who are not directors in the ordinary course of business consistent with past practice; provided, however, that nothing herein shall prevent the Company from (A) granting Company Options to acquire no more than the number of shares of the Company Common Stock in the aggregate (including for this purpose options granted under Section 4.1(f) hereof) set forth on Schedule 4.1(a)(vii) under the Option Plans that are existing as of the date hereof in the ordinary course of business in connection with periodic compensation reviews or ordinary course promotions or to new hires, and which Company Options in each case (x) have a vesting schedule no more favorable than the Company's customary vesting schedule, (y) are granted at a per share exercise price no less than the per share fair market value of the Company Common Stock as of the date of grant of such Company Options and (z) do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger in accordance with the terms of this Agreement (other than pursuant to a change of control agreement to which the optionee is already a party on the date hereof), or (B) granting severance or termination pay to any employee (other than an executive officer or director) of the Company in the ordinary course of business in connection with the termination of such employee's employment in such reasonable amounts as the Company, following good faith consultation with Parent, deems advisable in its good faith judgment to avoid a material risk of litigation, or

            (viii) (A) make any loans to, or make any change in its existing lending arrangements, or on behalf of any of its officers or directors, or (B) make any loans to any other employees or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to any employee benefit plan or otherwise, other than travel and entertainment advances made in the ordinary course of business consistent with past practice;

          (b)   Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

          (c)   Enter into any agreement or assignment which has the effect of transferring or licensing to any person or entity or otherwise extending, amending or modifying in any material respect any rights to the Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business consistent with past practice;

          (d)   Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e)   Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into in the ordinary course of business;

          (f)    Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of the Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date hereof, (ii) shares of the Company Common Stock issuable to participants in the ESPP consistent with the terms thereof, and (iii) Company Options to acquire no more than the number of shares of the Company Common Stock in the aggregate (including for this purpose Company Options granted under Section 4.1(a)(vii) hereof) set forth in Section 4.1(f) of the Company Disclosure Letter granted under the Option Plans that are existing as of the date hereof in the ordinary course of business consistent with past practice and in connection with periodic compensation reviews or ordinary course promotions or to new hires, and which Company Options in each case (x) have a vesting schedule no more favorable than the Company's customary vesting schedule, (y) are granted at a per share exercise price no less than the per share fair market value of the Company Common Stock as of the date of grant of such Company Options and (z) do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger in accordance with the terms of this Agreement (other than pursuant to a change of control agreement to which the optionee is already a party on the date hereof);

          (g)   Split, combine or reclassify any class of capital stock;

          (h)   Authorize or propose any amendments to its Certificate of Incorporation or Bylaws (or similar governing instruments of any of its Subsidiaries);

          (i)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in all or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or except in the ordinary course of business consistent with past practice after good faith consultation with Parent, (i) otherwise acquire or agree to acquire any assets which are significant, individually or in the aggregate, to the business of the Company; or (ii) enter into any joint ventures or strategic partnerships (other than Commercial Affiliate Agreements);

          (j)    Except as previously disclosed in the Company SEC Reports and other than in the conduct of its business in the ordinary course consistent with past practice after good faith consultation with Parent, sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

          (k)   Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) pursuant to existing credit facilities as in effect on the date hereof in the ordinary course of business, (iii) loans, investments or guarantees by the Company or any of its Subsidiaries to, in or of it or any of its Subsidiaries, or (iv) in the ordinary course of business any incurrences which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (iv) presents a material risk of delaying the Merger or making it more difficult to obtain or otherwise reasonably cause a delay in obtaining any Necessary Consent);

          (l)    Modify or amend in a manner adverse to the Company, or take any action to terminate, any material contract or agreement to which the Company or any Subsidiary thereof is a party, including any Top Commercial Affiliate Agreement, or waive, release or assign any material rights or claims thereunder, other than any such modification, amendment or termination of any such Company material contract or any such waiver, release or assignment thereunder in the ordinary course of business consistent with past practice;

          (m)  (x) Except (i) in the ordinary course of business, (ii) as required by law, judicial order or decree, or (iii) for settlement involving only the payment of monetary damages not in excess of $250,000 in any one case, settle any adverse third party claim in excess of reserves set forth or accrued in the Company Financial Statements or lawsuit, or (y) commence, join or make an appeal with respect to any action, claim, suit, arbitration, litigation or other proceeding against any third party (other than Parent, Merger Sub or any of their controlled affiliates) before any court or governmental or other regulatory or administrative agency or commission in any jurisdiction, other than ordinary course collections claims for accounts receivable due and payable to the Company or any of its Subsidiaries;

          (n)   Except in the ordinary course of business consistent with past practice and except for Commercial Affiliate Agreements, enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its Subsidiaries upon notice of thirty (30) days or less or which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $250,000 in any one year or which involve any exclusive terms of any kind which are binding on the Company;

          (o)   Cancel or terminate without reasonable substitute policy thereof any insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;

          (p)   Except as required by GAAP or the SEC, revalue any of its assets or make any change in accounting methods, principles or practices;

          (q)   Make or change any Tax election, change an annual accounting period, adopt or change any material Tax accounting method, file any amended Return, enter into any closing agreement, settle or consent to any Tax Claim, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any material Tax Claim;

          (r)   Enter into any agreement that would subject Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete or other material restriction on any of their respective businesses following the Closing;

          (s)   Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license of any material Intellectual Property Rights owned by Parent or any of its Subsidiaries, in each case, other than the Surviving Corporation or its successor thereto; or

          (t)    Agree in writing or otherwise to take any of the actions described in 4.1(a) through 4.1(s) above.

        4.2    Acquisition Proposals.

          (a)    No Solicitation.    The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 4.2(g)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 4.2(d)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

          (b)    Notification of Unsolicited Acquisition Proposals.

            (i)    As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

            (ii)   The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

          (c)    Superior Offers.    Notwithstanding anything to the contrary contained in Section 4.2(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 4.2(g)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

            (i)    Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.3), it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished), together with a complete list identifying all nonpublic information furnished to such third party; and

            (ii)   Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party.

          (d)    Changes of Recommendation.    In response to the receipt of a Superior Offer, the Company Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board of Directors or a committee thereof, a "Change of Recommendation"), if all of the following conditions in clauses (i) through (iv) are met:

            (i)    A Superior Offer with respect to the Company has been made and has not been withdrawn;

            (ii)   The Company Stockholders' Meeting has not occurred;

            (iii)  The Company shall have (A) delivered to Parent written notice (a "Change of Recommendation Notice") at least three (3) business days prior to publicly effecting such Change of Recommendation, which notice shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends (or may intend) to do so, (B) provided to Parent a copy of all written materials delivered to the person or group making the Superior Offer in connection with such Superior Offer, and (C) made available to Parent all materials and information made available to the person or group making the Superior Offer in connection with such Superior Offer, together with a complete list identifying all such materials and information furnished to such person or group; and

            (iv)  The Company Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Company Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable law.

After delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto, as would enable the Company to proceed with its recommendation to stockholders without making a Change of Recommendation.

          (e)    Continuing Obligation to Call, Hold and Convene Company Stockholders' Meeting; No Other Vote.     Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

          (f)    Compliance with Tender Offer Rules.    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.2(d).

          (g)    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

            (i)    "Acquisition Proposal" shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company (provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case); and

            (ii)   "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof, on terms that the Company Board of Directors has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1    Prospectus/Proxy Statement; Registration Statement.    As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of Parent and the Company will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. The Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the conversion of the Company Options into options to acquire Parent Common Stock, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock and the Company Options as may be reasonably requested in connection with any such action.

        5.2    Meeting of Company Stockholders; Board Recommendation.

          (a)    Meeting of Company Stockholders.    Promptly after the Registration Statement is declared effective under the Securities Act, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "Company Stockholders' Meeting") to be held as promptly as practicable (without limitation, within forty-five (45) days, if practicable) after the declaration of effectiveness of the Registration Statement. Subject to Section 4.2(d), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Company Stockholders' Meeting are solicited in compliance with the DGCL, its Certificate of Incorporation and Bylaws, Nasdaq rules and all other applicable Legal Requirements.

          (b)    Board Recommendation.    Except to the extent expressly permitted by Section 4.2(d): (i) the Company Board of Directors shall recommend that the Company's stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Company Stockholders' Meeting, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Company Board of Directors has recommended that the Company's stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Company Stockholders' Meeting, and (iii) neither the Company Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company's stockholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger. Notwithstanding anything to the contrary in this Agreement, but subject to the proviso in Section 5.4, the Company Board of Directors shall be permitted to take such action so as to comply, solely to the extent required to comply, with its duties of disclosure and candor to its stockholders under applicable Legal Requirements.

        5.3    Confidentiality; Access to Information.

          (a)   The parties acknowledge that the Company and Parent have previously executed the mutual non-disclosure agreement, dated as of July 17, 2002 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing or any other confidentiality provision set forth herein, the parties (and each employee, representative, or other agent of the parties) have the right to disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent such disclosure could result in a violation of any United States federal or state securities law.

          (b)   The Company will afford Parent and its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by any of the foregoing) (such persons, collectively, the "Representatives") reasonable access, at reasonable times and upon reasonable prior notice, to the properties, books, analyses, projections, plans, systems, contracts, commitments, records, notices, personnel, offices and facilities of the Company and its Subsidiaries during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel of the Company and use all reasonable efforts to make available at all reasonable times during normal business hours to Parent and its Representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause its Subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company may restrict such access to the extent that (A) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or its Subsidiaries may reasonably require the Company or its Subsidiaries to restrict or prohibit access to any such properties, personnel or information, or (B) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of its Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed to Parent, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligation of the Company to consummate the Merger.

        5.4    Public Disclosure.    The initial press release concerning the Merger shall be a joint press release and, thereafter, neither Parent, Merger Sub nor the Company will disseminate any press release or other announcement concerning the Merger, this Agreement or the transactions contemplated hereby to any third party without the prior written consent of each of the other parties hereto (which consent shall not be unreasonably withheld), except as may be required by any Legal Requirement or any listing agreement with Nasdaq or any other applicable national or regional securities exchange, provided, that the parties will consult with each other and use all reasonable efforts to agree on any such required press release or public statement in advance. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

        5.5    Company Affiliates; Restrictive Legend.    The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act in a form provided by Parent and reasonably acceptable to the Company. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance that such transfer is exempt from registration under the Securities Act.

        5.6    Regulatory Filings; Reasonable Efforts.

          (a)    Regulatory Filings.    Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

          (b)    Exchange of Information.    Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Parent and the Company shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings related solely to this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity related solely to this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party may reasonably require such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

          (c)    Notification.    Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

          (d)    Reasonable Efforts.    Subject to the express provisions of Section 4.2 and Section 5.2 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated hereby, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, if, there is a reasonable possibility that the defending of such actions would result in their dismissal, removal, elimination or termination, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of, this Agreement. Parent and the Company shall discuss, in good faith, procedures to pursue third party consents and each shall use all reasonable efforts to pursue obtaining those consents (it being understood that failure to obtain any one or more such consents shall not give rise to a failure of a condition to Closing hereunder). In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

          (e)    Limitation on Divestiture and Litigation.    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or affiliate thereof to (i) litigate or agree to litigate against any Governmental Entity at any time following the termination of this Agreement or (ii) take or agree to take any Action of Divestiture (as defined below) which would be reasonably likely either to materially and adversely impact the benefits expected to be derived by Parent as a result of the transactions contemplated hereby or to have a material adverse impact on the business of the Company and its Subsidiaries as currently conducted or as contemplated to be conducted on a combined basis with the business of Parent and its Subsidiaries following the Merger. For purposes of this Agreement, an "Action of Divestiture" shall mean (i) making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, the Company or any of their respective Subsidiaries or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company's business or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.

        5.7    Notification of Certain Matters.

          (a)    By the Company.    The Company shall give prompt notice to Parent of any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties under this Agreement.

          (b)    By Parent and Merger Sub.    Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Parent or Merger Sub or the conditions to the obligations of the parties under this Agreement.

        5.8    Company Option Plans; Employee Stock Purchase Plan.

          (a)    Assumption of Stock Options.    Unless Parent, Merger Sub and the Company agree otherwise, Parent, Merger Sub and the Company shall take all actions necessary to provide that effective as of the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Option," and collectively, the "Company Options") granted under the Company's 1998 Stock Plan (including the UK and French Sub Plans thereto), Cadabra Inc. 1998 Stock Option Plan, Auctionrover.com, Inc. 1999 Stock Award Plan and Auctionrover.com, Inc. 1999 Executive Stock Award Plan (collectively, the "Enumerated Option Plans"), and any other stock option plan, program or agreement to which the Company or any of its Subsidiaries is a party (together with the Enumerated Option Plans, each, an "Option Plan" and collectively, the "Option Plans") that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Parent as of the Effective Time. As of the Effective Time, each such Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each Company Option so assumed by Parent shall be subject to, and exercisable and vested upon, the same terms and conditions as under the applicable Option Plan and the applicable option and other related agreements issued thereunder, except that (A) each assumed Company Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company

  Option immediately prior to the Effective Time multiplied by (ii) the Option Exchange Ratio; and (B) the exercise price per share of Parent Common Stock subject to each assumed Company Option shall be an amount equal to (i) the exercise price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by (ii) the Option Exchange Ratio (rounded up to the nearest whole cent). If and to the extent necessary or required by the terms of the Option Plans or pursuant to the terms of any Company Option granted thereunder, the Company shall use all reasonable efforts to obtain the consent of each holder of outstanding Company Options to effectuate the foregoing assumption of such Company Options. The Company agrees that each of the Option Plans and related agreements shall be amended, to the extent necessary, to reflect the transactions contemplated herein. Parent, Merger Sub and the Company shall take all such steps as may be required to provide that, with respect to each Section 16 Person (as defined below), (i) the transactions contemplated by this Agreement, and (ii) any other dispositions of the Company's equity securities (including derivative securities) or other acquisitions of Parent's equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. For purposes of this Agreement, "Section 16 Person" shall mean each individual who (x) immediately prior to the Effective Time is a director or officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Company or (y) at the Effective Time will become a director or officer of Parent, Merger Sub or the Surviving Corporation subject to the reporting requirements of Section 16 of the Exchange Act with respect to Parent. "Option Exchange Ratio" shall mean the quotient of (i) the sum of (A) the Per Share Cash Consideration and (B) the product of the Exchange Ratio and the Parent Market Price, and (ii) the Parent Market Price. "Parent Market Price" shall mean the average closing sale price of one share of Parent Common Stock for the five (5) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on Nasdaq.

          (b)    Incentive Stock Options.    The conversion of Company Options provided for in Section 5.8(a), with respect to any options which are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

          (c)    Termination of the Company's Employee Stock Purchase Plan.    Prior to the Effective Time, the Company Board of Directors shall (i) pursuant to Section 19 of the Company's 1999 Employee Stock Purchase Plan (the "ESPP"), shorten the Offering Period (as defined in the ESPP) then in progress by setting a new Exercise Date (as defined in the ESPP) that is prior to the Effective Time (the "New Exercise Date") and notifying all participants in the ESPP of such New Exercise Date at least ten (10) business days prior to the New Exercise Date, and that each participant's option under the ESPP shall be exercised automatically on the New Exercise Date, unless prior to such date such participant has withdrawn from the Offering Period, and (ii) take all steps necessary to terminate the ESPP prior to the Effective Time.

          (d)    Service Credit.    Following the Effective Time, Parent will use all reasonable efforts to give each Continuing Employee (as defined below) credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility and vesting under any applicable Parent benefit plan or written policy or arrangement ("Parent Benefit Plan") in which such Continuing Employee becomes eligible to participate at or following the Effective Time and (ii) determination of benefits levels under any vacation or severance Parent Benefit Plan in which such Continuing Employee becomes eligible to participate at or following the Effective Time; provided that in each case under clauses (i) and (ii) above, if the Company or any of its Subsidiaries maintains a comparable

  Company Employee Plan, service shall be credited solely to the extent that such service was or would have been credited for such purposes under such comparable plans. Parent shall give credit under those of its applicable Parent Benefit Plans that are welfare benefit plans and in which Continuing Employees become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Continuing Employees (including their eligible dependents), in respect of the plan year in which the Effective Time occurs. Parent shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to the Continuing Employees under the Parent Benefit Plans in which the Continuing Employees become eligible to participate at or following the Effective Time, but if the Company or any of its Subsidiaries maintains a comparable Company Employee Plan, solely to the extent such requirements and conditions were not applicable to the particular Continuing Employee under such comparable Company Employee Plan. For purposes of this Agreement, "Continuing Employees" shall mean those employees of Parent and employees of the Surviving Corporation as of the Effective Time who shall have been employees of the Company immediately prior to the Effective Time.

          (e)    Employee Communications.    With respect to matters described in Section 5.8, the Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.

          (f)    401(k) Plan.    If requested by Parent, the Company shall terminate the Company 401(k) & Profit Sharing Plan (the "Company 401(k) Savings Plan") prior to the Effective Time, and each Continuing Employee who is a participant in the Company 401(k) Savings Plan shall have the right to elect to receive a distribution of all or a portion of such employee's account balance in the Company 401(k) Savings Plan (subject to, and in accordance with, the provisions of the plan and applicable law).

        5.9    Form S-8.    Parent agrees to file with the SEC as soon as practicable but no later than twenty (20) business days following the Effective Time a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Parent Common Stock to be issued upon the exercise of Company Options assumed by Parent.

        5.10    Nasdaq Listing.    Prior to the Effective Time, Parent agrees to use all reasonable efforts to authorize for listing on Nasdaq, the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance. Parent agrees to promptly make such other additional filings with Nasdaq as may be required in connection with the consummation of the transactions contemplated by this Agreement.

        5.11    Company Rights Plan.    The Company shall not redeem the Company Rights or amend or modify (including by delay of the "Distribution Date" thereunder) or terminate the Company Rights Plan prior to the Effective Time unless, and only to the extent that: (a) it is required to do so by order of a court of competent jurisdiction, or (b) its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, the failure to effect such amendment, modification or termination is reasonably likely to result in a breach of its Board of Directors' fiduciary obligations to its stockholders under applicable law.

        5.12    Consents of Accountants.    Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

        5.13    Subsequent Financial Statements.    The Company shall, if practicable, consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

        5.14    Conveyance Taxes.    Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

        5.15    Indemnification.

          (a)   Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements previously disclosed to Parent between the Company and its directors, officers, employees and agents as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

          (b)   For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use its all reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation be required to expend in excess of one hundred fifty percent (150%) of the annual premium currently paid by the Company for such coverage (the "Current Annual Premium Amount"), and to the extent the annual premium would exceed one hundred fifty (150%) of the Current Annual Premium Amount, the Surviving Corporation shall use all reasonable efforts to be maintained the maximum amount of coverage available for such one hundred fifty percent (150%) of such Current Annual Premium Amount. The Current Annual Premium Amount is set forth in Section 5.15 of the Company Disclosure Letter.

          (c)   This Section 5.15 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event that Parent or the Surviving Corporation or their respective successors and assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, shall honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.15.

        5.16    Treatment as Reorganization.    None of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing which would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        5.17    Merger Sub Compliance.    Parent shall cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement. Prior to the Effective Time, Merger Sub shall not engage in any business which is not in connection with the merger with and into the Company pursuant to this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

        6.1    Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a)    Company Stockholder Approval.    This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

          (b)    No Order.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on Parent and its Subsidiaries, on a combined basis with the Company and its Subsidiaries, if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction or other order).

          (c)    Registration Statement Effective; Prospectus/Proxy Statement.    The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (d)    HSR Approval.    All waiting periods (and any extension thereof) under the HSR Act relating to the Merger and the transactions contemplated hereby will have expired or terminated early. The foreign antitrust approvals, if any, described in Section 6.1(d) of the Company Disclosure Letter shall have been obtained.

          (e)    Tax Opinions.    Parent and the Company shall each have received written opinions from Skadden, Arps, Slate, Meagher & Flom LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code (the issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel and each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any material respect) and such opinions shall not have been withdrawn; provided, however, that if either party fails to receive such an opinion and counsel for the other party has delivered its opinion, the party which failed to receive such an opinion shall have the right to waive this condition in writing and to rely on the opinion of counsel for the other party, with such counsel's consent.

          (f)    Nasdaq Listing.    The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

        6.2    Additional Conditions to the Obligations of the Company.    The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

        6.3    Additional Conditions to the Obligations of Parent.    The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

          (a)    Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer of the Company.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized senior executive officer of the Company.

          (c)    Material Adverse Effect.    No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

          (d)    Governmental Restriction.    There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated hereby, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied, or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture which would have the effect set forth in clause (ii) of the first sentence of Section 5.6(e).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of the Company:

          (a)   by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

          (b)   by either the Company or Parent if the Merger shall not have been consummated by December 31, 2003 (which date shall be extended to March 31, 2004, if the Merger shall not have been consummated as the result of a failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(d) or Section 6.3(d)) (and which date, as extended if applicable, may be further extended at the election of either the Company or Parent in the event that there is an Extending Transaction Event to the date which is forty-five (45) days following the date of effectiveness of the delayed Registration Statement or any post-effective amendment thereto or supplemental or additional proxy materials in respect of the Prospectus/Proxy Statement, as applicable, whichever is latest) (as appropriate, the "End Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c)   by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d)   by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

          (e)   by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event (as defined below in this Section 7.1) with respect to the Company shall have occurred;

          (f)    by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to sixty (60) days following the receipt of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this

  Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured);

          (g)   by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to sixty (60) days following the receipt of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured); and

          (h)   by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof and (x) such Material Adverse Effect is not reasonably capable of being cured prior to December 31, 2003 (or, if the End Date has been extended pursuant to Section 7.1(b), the applicable End Date) or (y) such Material Adverse Effect is not cured prior to the earlier of December 31, 2003 (or, if the End Date has been extended pursuant to Section 7.1(b), the applicable End Date) and ninety (90) days following the receipt of written notice from Parent to the Company of such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such Material Adverse Effect is cured).

        For the purposes of this Agreement, a "Triggering Event," with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after the other party hereto requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to its securities shall have been commenced by a person unaffiliated with Parent and it shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board of Directors recommends rejection of such tender or exchange offer.

        7.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        7.3    Fees and Expenses.

          (a)    General.    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally (i) all fees and expenses, other than attorneys' and accountants' fees and expenses which fees shall be paid for by the party incurring such expense, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a).

          (b)    Payments.

            (i)    Payment by the Company.    In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), (d) or (e), the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay Parent a fee equal to sixty-five million dollars ($65,000,000.00) in immediately available funds (the "Termination Fee"); provided, that in the case of termination under Section 7.1(b) or 7.1(d): (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and (1) within twelve (12) months following the termination of this Agreement an Acquisition (as defined in Section 7.3(b)(iii)) of the Company is consummated or (2) within twelve (12) months following the termination of this Agreement the Company enters into an agreement providing for an Acquisition of the Company and an Acquisition of the Company is consummated within twenty-four (24) months of the termination of this Agreement and (B) such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition of the Company.

            (ii)    Interest and Costs; Other Remedies.    The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses (including reasonable attorneys' fees and expenses) of Parent in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

            (iii)    Definition of Acquisition.    For the purposes of this Section 7.3(b) only, "Acquisition," with respect to the Company, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty-one percent (51%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

        7.4    Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders, provided, after any such approval, no amendment shall be made which by law or the rules of Nasdaq requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

        7.5    Extension; Waiver.    At any time prior to the Effective Time any party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

        8.1    Non-Survival of Representations and Warranties.    The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

        8.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub:
Yahoo! Inc. 701 First Avenue Sunnyvale, California 94089 Attention: Chief Executive Officer Telephone: (408) 349-3300 Facsimile: (408) 349-7721

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301
	Attention:	Kenton J. King Celeste E. Greene
Telephone: (650) 470-4500 Facsimile: (650) 470-4570
(b)	if to the Company:
Overture Services, Inc. 74 North Pasadena Avenue, 3rd Floor Pasadena, California 91103 Attention: Chief Executive Officer Telephone: (626) 685-5600 Facsimile: (626) 685-5601
with copies at the same address to the attention of the Chief Financial Officer and General Counsel and with a copy to:
Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050
	Attention:	Martin W. Korman Bradley L. Finkelstein
Telephone: (650) 493-9300 Facsimile: (650) 493-6811

        8.3    Interpretation; Certain Defined Terms.

          (a)   When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.

          (b)   For purposes of this Agreement, "affiliates" (other than when preceded immediately by the word "commercial") shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          (c)   For purposes of this Agreement, whenever under the terms hereof the giving of a notice or performance of an act takes place after 12:00 noon California time, (i) the beginning of any period required for giving such notice or performing such act shall be deemed to be the next full day or, if the period is measured in business days, the next full business day, rather than the day of such notice or performance, and (ii) the expiration of such required period shall be deemed to be 5:00 p.m. California time on the last day or, if the period is measured in business days, last business day, of the period. By way of example, if a notice is required three (3) business days in advance and the notice is delivered at 10:00 a.m. California time on a Friday which is a business day, then the expiration of the period shall be 5:00 p.m. on the following Tuesday, assuming that both Monday and Tuesday are business days.

          (d)   For purposes of this Agreement, "Commercial Affiliate" shall mean any third party through whom the Company distributes its search results or otherwise receives search listing traffic in exchange for payments.

          (e)   For purposes of this Agreement, "Commercial Affiliate Agreement" shall mean any agreement with a Commercial Affiliate for distribution of search results or search listing traffic.

          (f)    For purposes of this Agreement, the term "Extending Transaction Event" shall mean any acquisition or proposal to acquire (including any entry into an agreement to acquire) by merger or consolidation with, or by purchase of an equity interest in or all or substantially all of the assets of, any business or any corporation, partnership or other business organization or division thereof, for which financial statements in accordance with Section 3-05 of Regulation S-X promulgated under the Exchange Act and/or pro forma financial statements in accordance with Article 11 of Regulation S-X promulgated under the Exchange Act would be required to be included in a registration statement or other filing with the SEC, and which such filing either delays the effectiveness of the Registration Statement or requires the filing of a post-effective amendment thereto or the distribution to stockholders of the Company of supplemental or additional proxy materials in respect of the Prospectus/Proxy Statement.

          (g)   For purposes of this Agreement, the term "Knowledge" means with respect to the Company, with respect to any matter in question, the actual knowledge that any of the Chief Executive Officer or Chief Operating Officer of the Company or the person identified on Section 8.3(g) of the Company Disclosure Letter has and the actual knowledge that each of the Chief Financial Officer or General Counsel of the Company has after inquiry of his respective direct reports.

          (h)   For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Material Adverse Effect, that is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, or (ii) materially impede the authority of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that for purposes of clause (i) above, in no event shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger (provided, that the exception in this clause (B) shall not apply to the use of the term "Material Adverse Effect" in Sections 6.2(a) and 6.3(a) with respect to the representations and warranties contained in Sections 2.4(b)(i), 2.4(b)(ii), 3.2(b)(i) and 3.2(b)(ii)), including, in the case of the Company, any material loss of or adverse change in its relationship with any key employees, suppliers, customers or Commercial Affiliates or any failure to keep intact or renew the Commercial Affiliate Agreements, (C) any change in such entity's stock price or trading volume, in and of itself, (D) any Effect that results from changes affecting the industry in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (E) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such entity in any material respect), (F) stockholder class action, derivative or similar litigation arising from allegations of a breach of fiduciary duty or misrepresentation in public disclosure relating to this Agreement, or (G) any failure by such entity to meet published revenue or earnings projections, which failure shall have occurred in the absence of a material deterioration in the business or financial condition of such entity that would otherwise constitute a Material Adverse Effect but for this clause (G).

          (i)    For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (j)    For purposes of this Agreement, a "Subsidiary" of a specified entity shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

        8.4    Counterparts.    This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        8.5    Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.15.

        8.6    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state court sitting in the State of Delaware.

        8.9    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10    Assignment.    This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent incorporated as corporations in the State of Delaware, or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent incorporated as corporations in the State of Delaware (each, an "Assignee"); provided that such Assignee shall in each case be substituted for Merger Sub with respect to, and bound by, each of the representations, warranties and covenants of Merger Sub contained herein. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.11    No Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

        8.12    Waiver of Jury Trial.    EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

YAHOO! INC.
By:	/s/ TERRY S. SEMEL
Name:	Terry S. Semel
Title:	Chief Executive Officer
JULY 2003 MERGER CORP.
By:	/s/ DANIEL L. ROSENSWEIG
Name:	Daniel L. Rosensweig
Title:	Chief Executive Officer and President
OVERTURE SERVICES, INC.
By:	/s/ TED MEISEL
Name:	Ted Meisel
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX B

FORM OF VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement"), is entered into as of July 14, 2003, by and among Yahoo! Inc., a Delaware corporation ("Parent"), July 2003 Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the undersigned stockholder ("Stockholder") of Overture Services, Inc., a Delaware corporation (the "Company").

WITNESSETH:

        WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company or, alternatively, merge the Company with and into Merger Sub (the "Merger"); and

        WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined hereinafter) of Existing Shares (as defined hereinafter) of the common stock, $0.0001 par value, of the Company (the "Company Common Stock"); and

        WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        Section 1.    Certain Definitions.    In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except for those shares of Company Common Stock which Stockholder has the right to acquire within 60 days.

          (b)   "Existing Shares" means shares of the Company Common Stock Beneficially Owned by Stockholder as of the date hereof.

          (c)   "Securities" means the Existing Shares together with any shares of the Company Common Stock or other securities of the Company acquired by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

        Section 2. Representations And Warranties of Stockholder. Stockholder represents and warrants to Parent and Merger Sub as follows:

          (a)   Ownership of Shares. As of the date hereof and at all times prior to the termination of this Agreement, Stockholder is (and will be, unless any Existing Shares are transferred pursuant to Section 5(a) hereof or any Stockholder Options are exercised) the Beneficial Owner of the Existing Shares and Company Options to purchase shares of Company Common Stock (the "Stockholder Options") set forth on the signature page of this Agreement. As of the date hereof, Stockholder does not beneficially own any securities of the Company other than the shares of Company Common Stock (and the associated Company Rights) and Stockholder Options set forth on the signature page of this Agreement.

          (b)   Authority. Stockholder has the requisite power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement.

          (c)   Power; Binding Agreement. Stockholder has the legal capacity and authority to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (d)   No Conflicts. Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby, none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents applicable to Stockholder, if applicable, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of Stockholder's properties or assets, except in the case of clause (ii) where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Stockholder to perform this Agreement.

          (e)   No Encumbrance. Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all Liens except for any such Liens arising hereunder or under applicable federal and state securities laws, other than Liens that are not material to performance of this Agreement by Stockholder.

          (f)    Community Property. All representations and warranties by Stockholder made herein are qualified in their entirety by the effects of applicable community property laws and the laws affecting the rights of marital partners generally.

        Section 3.    Representations And Warranties of Parent And Merger Sub.    Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

          (a)   Power; Binding Agreement. Parent and Merger Sub each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b)   No Conflicts. Except as contemplated by the Merger Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or compliance by each of Parent and Merger Sub with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws of Parent and Merger Sub, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clause (ii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement or perform this Agreement.

        Section 4.    Disclosure.    Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Prospectus/Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission), and in any press release or other disclosure document in which Parent reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the Securities and Exchange Commission, or appropriate, in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of the Company Common Stock and the nature of Stockholder's commitments, arrangements and understandings under this Agreement.

        Section 5.    Transfer And Other Restrictions.    Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

          (a)   except pursuant to the terms of the Merger Agreement or pursuant to the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act in effect prior to the date hereof, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein, (i) except as provided in Section 6 hereof or (ii) unless each person to which any of such Securities, or any interest in any of such Securities, is or may be transferred shall have: (A) executed a counterpart of this Agreement and a proxy in the form attached hereto as Annex I and (B) agreed in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement;

          (b)   grant any proxy, power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or

          (c)   take any other action for the purpose of making any representation or warranty of Stockholder contained herein untrue or incorrect or of preventing or disabling Stockholder from performing its obligations under this Agreement.

        Section 6.    Voting of the Company Common Stock.    Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock, Stockholder (in his or her capacity as such) will, provided that Stockholder has received written notice from Parent within a reasonable period of time prior to any such meeting that Parent is unable to vote the Securities subject to the irrevocable proxy in the form attached hereto as Annex I (the "Proxy") at the meeting, appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities:

            (A)  in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof;

            (B)  against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger; and

            (C)  against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

          Stockholder may not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 6. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder's capacity as a director of the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder's capacity as a stockholder of the Company) or voting in Stockholder's sole discretion on any matter other than those matters referred to in subsections (A), (B) and (C) above.

        Section 7.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent the Proxy, which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Securities.

        Section 8.    Stop Transfer; Legending of Shares.

          (a)   Stockholder agrees with, and covenants to, Parent that Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

          (b)   In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term "Existing Shares" will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Existing Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

          (c)   Subject to the terms of Section 5 hereof, Stockholder hereby agrees that Stockholder shall not transfer the Securities without first having a legend affixed to the certificates representing the Securities stating that they are subject to this Agreement and to an irrevocable proxy.

        Section 9.    Termination.    This Agreement shall terminate on the earliest of (a) termination of the Merger Agreement, (b) the agreement of the parties hereto to terminate this Agreement, and (c) the Effective Time.

        Section 10.    Miscellaneous.

          (a)   Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (b)   Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

          (c)   Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d)   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

  (i)
  if to Parent or Merger Sub, to:

    Yahoo! Inc.
    701 First Avenue
    Sunnyvale, California 94089
    Attention: Chief Executive Officer
    Telephone No.:  (408) 349-3300
    Facsimile No.:    (408) 349-7721

    with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    525 University Avenue, Suite 1100
    Palo Alto, California 94301
    Attention: Kenton J. King
                      Celeste E. Greene
    Telephone:      (650) 470-4500
    Telecopy No.: (650) 470-4570

  (ii)
  If to Stockholder, to the address set forth on the signature page hereto, with a copy to:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attention: Martin W. Korman
                      Bradley L. Finkelstein
    Telephone:      (650) 493-9300
    Telecopy No.: (650) 493-6811

          (e)   Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          (f)    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          (g)   No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

          (h)   No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in this Section 10.

          (i)    No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (j)    Governing Law and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a state court sitting in the State of Delaware.

          (k)   Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          (l)    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (m)  Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

* * * * * *

        IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first written above.

YAHOO! INC.
By:	Name: Title:
JULY 2003 MERGER CORP.
By:	Name: Title:
By:	Name:
Shares beneficially owned: shares of Company Common Stock (and associated Company Rights) shares of Company Common Stock issuable upon exercise of Company Options
Address:

ANNEX I

IRREVOCABLE PROXY

        The undersigned Stockholder of Overture Services, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Jonathan K. Sobel and Susan L. Decker and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and re-substitution, to the full extent of the undersigned's right, with respect to the Securities (as defined in the Voting Agreement dated as of the date hereof (the "Voting Agreement") between Yahoo! Inc., a Delaware corporation ("Parent"), July 2003 Merger Corp., a Delaware corporation and the undersigned Stockholder of the Company) until the termination of the Voting Agreement pursuant to its terms. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement. Upon the execution hereof, all prior proxies given by the undersigned with respect to the matters set forth in clauses (A), (B) and (C) below are hereby revoked and no subsequent proxies will be given.

        This proxy is irrevocable to the fullest extent permitted by applicable law, is granted pursuant to the Voting Agreement and is granted in consideration of Parent entering into the Merger Agreement. This proxy is executed and intended to be irrevocable to the fullest extent permitted by law in accordance with the provisions of Section 212(c) of the Delaware General Corporation Law. The attorneys and proxies named above are empowered to exercise all voting rights (including, without limitation, the power to execute and deliver written consents with respect to the Securities) of the undersigned at any time prior to termination of the Voting Agreement at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows:

            (A)  in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof; and

            (B)  against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger; and

            (C)  against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (A), (B) and (C) above. The undersigned Stockholder may vote the Securities on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

        This Proxy is coupled with an interest and is irrevocable to the fullest extent permitted by law.

Dated: July 14, 2003	Signature of Stockholder:

Print Name of Stockholder:

ANNEX C

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement"), is entered into as of July 14, 2003, by and among Yahoo! Inc., a Delaware corporation ("Parent"), July 2003 Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the undersigned stockholder ("Stockholder") of Overture Services, Inc., a Delaware corporation (the "Company").

WITNESSETH:

        WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company or, alternatively, merge the Company with and into Merger Sub (the "Merger"); and

        WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined hereinafter) of Existing Shares (as defined hereinafter) of the common stock, $0.0001 par value, of the Company (the "Company Common Stock"); and

        WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        Section 1.    Certain Definitions.    In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except for those shares of Company Common Stock which Stockholder has the right to acquire within 60 days; provided, however, that for the purposes of this Agreement, Stockholder shall be deemed to Beneficially Own only those securities held of record by such Stockholder or over which Stockholder has sole voting and dispositive power; provided, further, that in no event shall Stockholder be deemed to Beneficially Own any securities owned of record by Bill Gross or Clearstone Venture Partners.

          (b)   "Existing Shares" means shares of the Company Common Stock Beneficially Owned by Stockholder as of the date hereof.

          (c)   "Securities" means the Existing Shares together with any shares of the Company Common Stock or other securities of the Company acquired by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

        Section 2.    Representations And Warranties of Stockholder.    Stockholder represents and warrants to Parent and Merger Sub as follows:

          (a)   Ownership of Shares. As of the date hereof and at all times prior to the termination of this Agreement, Stockholder is (and will be, unless any Existing Shares are transferred pursuant to Section 5(a) hereof or any Stockholder Options are exercised) the Beneficial Owner of the Existing Shares and Company Options to purchase shares of Company Common Stock (the "Stockholder Options") set forth on the signature page of this Agreement. As of the date hereof, Stockholder does not beneficially own any securities of the Company other than the shares of Company Common Stock (and the associated Company Rights) and Stockholder Options set forth on the signature page of this Agreement.

          (b)   Authority. Stockholder has the requisite power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement.

          (c)   Power; Binding Agreement. Stockholder has the legal capacity and authority to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (d)   No Conflicts. Except as contemplated by the Merger Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to Stockholder, if applicable, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Stockholder or any of Stockholder's properties or assets, except in the case of clause (B) where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Stockholder to perform this Agreement.

          (e)   No Encumbrance. Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all Liens except for any such Liens arising hereunder or under applicable federal and state securities laws, other than Liens that are not material to performance of this Agreement by Stockholder.

          (f)    Community Property. All representations and warranties by Stockholder made herein are qualified in their entirety by the effects of applicable community property laws and the laws affecting the rights of marital partners generally.

        Section 3.    Representations And Warranties of Parent And Merger Sub.    Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

          (a)   Power; Binding Agreement. Parent and Merger Sub each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of

  Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b)   No Conflicts. Except as contemplated by the Merger Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and (ii) and none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or compliance by each of Parent and Merger Sub with any of the provisions hereof shall (A) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws of Parent and Merger Sub, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clause (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement or perform this Agreement.

        Section 4.    Disclosure.    Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Prospectus/Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission), and in any press release or other disclosure document in which Parent reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the Securities and Exchange Commission, or appropriate, in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of the Company Common Stock and the nature of Stockholder's commitments, arrangements and understandings under this Agreement.

        Section 5.    Transfer And Other Restrictions.    Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

          (a)   except pursuant to the terms of the Merger Agreement or pursuant to the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act in effect prior to the date hereof, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition (collectively, "Transfer") of any or all of the Securities or any interest therein, except (i) as provided in Section 6 hereof; (ii) for Transfers of the Securities in the open market; (iii) for private block trades of the Securities, provided that under no circumstances may Stockholder transfer any Securities pursuant to this Section 5(a)(iii) (A) to any person or group which is the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act) of 5% or more of the outstanding shares of Company Common Stock or (B) representing 2% or more of the outstanding shares of Company Common Stock to any one person or group and/or (iv) other Transfers (including distributions of Securities by Stockholder to its shareholders) in which each transferee shall have: (A) executed a counterpart of this Agreement and a proxy in the form attached hereto as Annex I and (B) agreed in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement;

          (b)   grant any proxy or power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or

          (c)   take any other action for the purpose of making any representation or warranty of Stockholder contained herein untrue or incorrect or of preventing or disabling Stockholder from performing its obligations under this Agreement.

Notwithstanding anything to the contrary in this Agreement, any Securities Transferred in a manner permitted by Section 5(a) hereof shall be Transferred free and clear of any voting restriction and of the Proxy (as defined below), in each case except to the extent specifically provided by Section 5(a)(iv).

        Section 6.    Voting of the Company Common Stock.    Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock, Stockholder (in his or her capacity as such) will, provided that Stockholder has received written notice from Parent within a reasonable period of time prior to any such meeting that Parent is unable to vote the Securities subject to the irrevocable proxy in the form attached hereto as Annex I (the "Proxy") at the meeting, appear at the meeting or otherwise cause the Securities which are eligible to vote and which are held of record or over which Stockholder has sole voting power to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities which are eligible to vote and which are held of record or over which Stockholder has sole voting power:

            (A)  in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof;

            (B)  against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger; and

            (C)  against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

        Except as otherwise permitted under Section 5(a) hereof, Stockholder may not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 6. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder's capacity as a director of the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder's capacity as a stockholder of the Company) or voting in Stockholder's sole discretion on any matter other than those matters referred to in subsections (A), (B) and (C) above.

        Section 7.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent the Proxy, which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Securities except as otherwise contemplated by Section 5(a) hereof; provided, that, the Proxy shall terminate and be revoked with respect to any Securities concurrently with the Transfer of such Securities in accordance with Section 5(a) without any notice or action by Stockholder, the transferee or any other person.

        Section 8.    Stop Transfer; Legending of Shares.

          (a)   Stockholder agrees with, and covenants to, Parent that Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

          (b)   In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term "Existing Shares" will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Existing Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

        Section 9.    Termination.    This Agreement shall terminate on the earliest of (a) termination of the Merger Agreement, (b) the agreement of the parties hereto to terminate this Agreement, (c) the Effective Time and (d) March 31, 2004; provided, however, that this Agreement shall earlier terminate with respect to any Securities Transferred by Stockholder in accordance with Section 5(a) hereof upon such Transfer.

        Section 10.    Miscellaneous.

          (a)   Entire Agreement. This Agreement (including the Proxy referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (b)   Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. Except with respect to Securities Transferred by Stockholder as contemplated by Section 5(a) hereof, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

          (c)   Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d)   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

  (i)
  if to Parent or Merger Sub, to:

    Yahoo! Inc.
    701 First Avenue
    Sunnyvale, California 94089
    Attention: Chief Executive Officer
    Telephone No.:  (408) 349-3300
    Facsimile No.:    (408) 349-7721

    with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    525 University Avenue, Suite 1100
    Palo Alto, California 94301
    Attention: Kenton J. King
                      Celeste E. Greene
    Telephone:      (650) 470-4500
    Telecopy No.: (650) 470-4570

  (ii)
  If to Stockholder, to the address set forth on the signature page hereto, with a copy to:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attention: Martin W. Korman
                      Bradley L. Finkelstein
    Telephone:      (650) 493-9300
    Telecopy No.: (650) 493-6811

          (e)   Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          (f)    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          (g)   No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise provided herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          (h)   No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in this Section 10.

          (i)    No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (j)    Governing Law and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a state court sitting in the State of Delaware.

          (k)   Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          (l)    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (m)  Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

* * * * * *

        IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first written above.

YAHOO! INC.
By:	/s/ JONATHAN K. SOBEL Name: Jonathan K. Sobel Title: Senior Vice President, General Counsel and Secretary
JULY 2003 MERGER CORP.
By:	/s/ JONATHAN K. SOBEL Name: Jonathan K. Sobel Title: Secretary
IDEALAB
By:	/s/ BILL GROSS Name: Bill Gross, CEO
Shares beneficially owned:
3,079,915 shares of Company Common Stock (and associated Company Rights) 0 shares of Company Common Stock issuable upon exercise of Company Options
Address:
130 West Union Street Pasadena, CA 91103

ANNEX I

IRREVOCABLE PROXY

        The undersigned Stockholder of Overture Services, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Jonathan K. Sobel and Susan L. Decker and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and re-substitution, to the full extent of the undersigned's right, with respect to the Securities (as defined in the Voting Agreement dated as of the date hereof (the "Voting Agreement") between Yahoo! Inc., a Delaware corporation ("Parent"), July 2003 Merger Corp., a Delaware corporation and the undersigned Stockholder of the Company) which the undersigned Stockholder Beneficially Owns (as defined in the Voting Agreement) until the termination of the Voting Agreement pursuant to its terms (including terminations of the Voting Agreement with respect to Securities Transferred (as defined in the Voting Agreement) in accordance with Section 5(a) thereof). Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement. Upon the execution hereof, all prior proxies given by the undersigned with respect to the matters set forth in clauses (A), (B) and (C) below are hereby revoked and no subsequent proxies will be given.

        This proxy is irrevocable to the fullest extent permitted by applicable law, is granted pursuant to the Voting Agreement and is granted in consideration of Parent entering into the Merger Agreement. This proxy is executed and intended to be irrevocable to the fullest extent permitted by law in accordance with the provisions of Section 212(c) of the Delaware General Corporation Law. The attorneys and proxies named above are empowered to exercise all voting rights (including, without limitation, the power to execute and deliver written consents with respect to the Securities) of the undersigned at any time prior to termination of the Voting Agreement at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows:

            (A)  in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof; and

            (B)  against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger; and

            (C)  against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (A), (B) and (C) above. The undersigned Stockholder may vote the Securities on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned; provided, however, that this Proxy shall terminate and be revoked with respect to any Securities Transferred (as defined in the Voting Agreement) in accordance with Section 5(a) of the Voting Agreement upon such Transfer without any notice or action by Stockholder, the transferee or any other person, and shall thereafter have no further force or effect with respect to such Securities.

        This Proxy is coupled with an interest and is irrevocable to the fullest extent permitted by law.

IDEALAB
Dated: July 14, 2003	/s/ BILL GROSS Bill Gross, CEO

ANNEX D

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement"), is entered into as of July 14, 2003, by and among Yahoo! Inc., a Delaware corporation ("Parent"), July 2003 Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the undersigned stockholder ("Stockholder") of Overture Services, Inc., a Delaware corporation (the "Company").

WITNESSETH:

        WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company or, alternatively, merge the Company with and into Merger Sub (the "Merger"); and

        WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined hereinafter) of Existing Shares (as defined hereinafter) of the common stock, $0.0001 par value, of the Company (the "Company Common Stock"); and

        WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        Section 1.    Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except for those shares of Company Common Stock which Stockholder has the right to acquire within 60 days; provided, however, that for the purposes of this Agreement, Stockholder shall be deemed to Beneficially Own only those securities held of record by such Stockholder or over which Stockholder has sole voting and dispositive power; provided, further, that in no event shall Stockholder be deemed to Beneficially Own any securities owned of record by Idealab, Idealab Holdings, L.L.C. or Clearstone Venture Partners.

          (b)   "Existing Shares" means shares of the Company Common Stock Beneficially Owned by Stockholder as of the date hereof.

          (c)   "Securities" means the Existing Shares together with any shares of the Company Common Stock or other securities of the Company acquired by Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

        Section 2.    Representations And Warranties of Stockholder.    Stockholder represents and warrants to Parent and Merger Sub as follows:

          (a)   Ownership of Shares. As of the date hereof and at all times prior to the termination of this Agreement, Stockholder is (and will be, unless any Existing Shares are transferred pursuant to Section 5(a) hereof or any Stockholder Options are exercised) the Beneficial Owner of the Existing Shares and Company Options to purchase shares of Company Common Stock (the "Stockholder Options") set forth on the signature page of this Agreement. As of the date hereof, Stockholder does not beneficially own any securities of the Company other than the shares of Company Common Stock (and the associated Company Rights) and Stockholder Options set forth on the signature page of this Agreement.

          (b)   Authority. Stockholder has the requisite power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement.

          (c)   Power; Binding Agreement. Stockholder has the legal capacity and authority to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (d)   No Conflicts. Except as contemplated by the Merger Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to Stockholder, if applicable, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Stockholder or any of Stockholder's properties or assets, except in the case of clause (B) where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Stockholder to perform this Agreement.

          (e)   No Encumbrance. Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, and the Securities will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all Liens except for any such Liens arising hereunder or under applicable federal and state securities laws, other than Liens that are not material to performance of this Agreement by Stockholder.

          (f)    Community Property. All representations and warranties by Stockholder made herein are qualified in their entirety by the effects of applicable community property laws and the laws affecting the rights of marital partners generally.

        Section 3.    Representations And Warranties of Parent And Merger Sub.    Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

          (a)   Power; Binding Agreement. Parent and Merger Sub each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of

  Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b)   No Conflicts. Except as contemplated by the Merger Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and (ii) and none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby or compliance by each of Parent and Merger Sub with any of the provisions hereof shall (A) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws of Parent and Merger Sub, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clause (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement or perform this Agreement.

        Section 4.    Disclosure.    Stockholder hereby agrees to permit Parent to publish and disclose in the Registration Statement and the Prospectus/Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission), and in any press release or other disclosure document in which Parent reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the Securities and Exchange Commission, or appropriate, in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of the Company Common Stock and the nature of Stockholder's commitments, arrangements and understandings under this Agreement.

        Section 5.    Transfer And Other Restrictions.    Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

          (a)   except pursuant to the terms of the Merger Agreement or pursuant to the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act in effect prior to the date hereof, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition (collectively, "Transfer") of any or all of the Securities or any interest therein, except (i) as provided in Section 6 hereof; (ii) for Transfers of the Securities in the open market; (iii) for private block trades of the Securities, provided that under no circumstances may Stockholder transfer any Securities pursuant to this Section 5(a)(iii) (A) to any person or group which is the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act) of 5% or more of the outstanding shares of Company Common Stock or (B) representing 2% or more of the outstanding shares of Company Common Stock to any one person or group and/or (iv) other Transfers (including distributions of Securities by Stockholder to its shareholders) in which each transferee shall have: (A) executed a counterpart of this Agreement and a proxy in the form attached hereto as Annex I and (B) agreed in writing to hold such Securities (or interest in such Securities) subject to all of the terms and provisions of this Agreement;

          (b)   grant any proxy or power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or

          (c)   take any other action for the purpose of making any representation or warranty of Stockholder contained herein untrue or incorrect or of preventing or disabling Stockholder from performing its obligations under this Agreement.

Notwithstanding anything to the contrary in this Agreement, any Securities Transferred in a manner permitted by Section 5(a) hereof shall be Transferred free and clear of any voting restriction and of the Proxy (as defined below), in each case except to the extent specifically provided by Section 5(a)(iv).

        Section 6.    Voting of the Company Common Stock.    Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock, Stockholder (in his or her capacity as such) will, provided that Stockholder has received written notice from Parent within a reasonable period of time prior to any such meeting that Parent is unable to vote the Securities subject to the irrevocable proxy in the form attached hereto as Annex I (the "Proxy") at the meeting, appear at the meeting or otherwise cause the Securities which are eligible to vote and which are held of record or over which Stockholder has sole voting power to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities which are eligible to vote and which are held of record or over which Stockholder has sole voting power:

            (A)  in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof;

            (B)  against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger; and

            (C)  against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

        Except as otherwise permitted under Section 5(a) hereof, Stockholder may not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 6. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder's capacity as a director of the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder's capacity as a stockholder of the Company) or voting in Stockholder's sole discretion on any matter other than those matters referred to in subsections (A), (B) and (C) above.

        Section 7.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent the Proxy, which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Securities except as otherwise contemplated by Section 5(a) hereof; provided, that, the Proxy shall terminate and be revoked with respect to any Securities concurrently with the Transfer of such Securities in accordance with Section 5(a) without any notice or action by Stockholder, the transferee or any other person.

        Section 8.    Stop Transfer; Legending of Shares.

          (a)   Stockholder agrees with, and covenants to, Parent that Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

          (b)   In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term "Existing Shares" will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Existing Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

        Section 9.    Termination.    This Agreement shall terminate on the earliest of (a) termination of the Merger Agreement, (b) the agreement of the parties hereto to terminate this Agreement, (c) the Effective Time and (d) March 31, 2004; provided, however, that this Agreement shall earlier terminate with respect to any Securities Transferred by Stockholder in accordance with Section 5(a) hereof upon such Transfer.

        Section 10.    Miscellaneous.

          (a)   Entire Agreement.    This Agreement (including the Proxy referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (b)   Successors and Assigns.    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. Except with respect to Securities Transferred by Stockholder as contemplated by Section 5(a) hereof, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

          (c)   Amendment and Modification.    This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d)   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

  (i)
  if to Parent or Merger Sub, to:

    Yahoo! Inc.
    701 First Avenue
    Sunnyvale, California 94089
    Attention: Chief Executive Officer
    Telephone No.:  (408) 349-3300
    Facsimile No.:    (408) 349-7721

    with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    525 University Avenue, Suite 1100
    Palo Alto, California 94301
    Attention: Kenton J. King
                      Celeste E. Greene
    Telephone:      (650) 470-4500
    Telecopy No.: (650) 470-4570

  (ii)
  If to Stockholder, to the address set forth on the signature page hereto, with a copy to:

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attention: Martin W. Korman
                      Bradley L. Finkelstein
    Telephone:      (650) 493-9300
    Telecopy No.: (650) 493-6811

          (e)   Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          (f)    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          (g)   No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise provided herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          (h)   No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in this Section 10.

          (i)    No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (j)    Governing Law and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a state court sitting in the State of Delaware.

          (k)   Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          (l)    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (m)  Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

* * * * * *

        IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first written above.

YAHOO! INC.
By:	/s/ TERRY SEMEL Name: Terry Semel Title: Chief Executive Officer
JULY 2003 MERGER CORP.
By:	/s/ MICHAEL J. CALLAHAN Name: Michael J. Callahan Title: Assistant Secretary
/s/ BILL GROSS Bill Gross (individually)
Shares beneficially owned: 2,000 shares of Company Common Stock (and associated Company Rights) 80,000 shares of Company Common Stock issuable upon exercise of Company Options
Address:
130 West Union Street Pasadena, CA 91103

ANNEX I
IRREVOCABLE PROXY

        The undersigned Stockholder of Overture Services, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Jonathan K. Sobel and Susan L. Decker and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and re-substitution, to the full extent of the undersigned's right, with respect to the Securities (as defined in the Voting Agreement dated as of the date hereof (the "Voting Agreement") between Yahoo! Inc., a Delaware corporation ("Parent"), July 2003 Merger Corp., a Delaware corporation and the undersigned Stockholder of the Company) which the undersigned Stockholder Beneficially Owns (as defined in the Voting Agreement) until the termination of the Voting Agreement pursuant to its terms (including terminations of the Voting Agreement with respect to Securities Transferred (as defined in the Voting Agreement) in accordance with Section 5(a) thereof). Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement. Upon the execution hereof, all prior proxies given by the undersigned with respect to the matters set forth in clauses (A), (B) and (C) below are hereby revoked and no subsequent proxies will be given.

        This proxy is irrevocable to the fullest extent permitted by applicable law, is granted pursuant to the Voting Agreement and is granted in consideration of Parent entering into the Merger Agreement. This proxy is executed and intended to be irrevocable to the fullest extent permitted by law in accordance with the provisions of Section 212(c) of the Delaware General Corporation Law. The attorneys and proxies named above are empowered to exercise all voting rights (including, without limitation, the power to execute and deliver written consents with respect to the Securities) of the undersigned at any time prior to termination of the Voting Agreement at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows:

            (A)  in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof; and

            (B)  against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger; and

            (C)  against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (A), (B) and (C) above. The undersigned Stockholder may vote the Securities on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned; provided, however, that this Proxy shall terminate and be revoked with respect to any Securities Transferred (as defined in the Voting Agreement) in accordance with Section 5(a) of the Voting Agreement upon such Transfer without any notice or action by Stockholder, the transferee or any other person, and shall thereafter have no further force or effect with respect to such Securities.

        This Proxy is coupled with an interest and is irrevocable to the fullest extent permitted by law.

Dated: July 14, 2003	/s/ BILL GROSS Bill Gross (Individually)

ANNEX E

July 14, 2003

Board of Directors
Overture Services, Inc.
74 North Pasadena Avenue
Pasadena, CA 91103

Madame and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.0001 per share (the "Shares"), of Overture Services, Inc. (the "Company") of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 14, 2003 (the "Agreement"), by and among YAHOO! INC. ("YAHOO!"), July 2003 Merger Corp., a wholly-owned subsidiary of YAHOO! ("Merger Sub"), and the Company. The Agreement provides that Merger Sub will be merged with the Company (the "Merger") and each outstanding Share will be converted into 0.6108 shares of Common Stock, par value $0.001 per share (the "YAHOO! Common Stock"), of YAHOO! (the "Stock Consideration") and $4.75 in cash (the "Cash Consideration"; together with the Stock Consideration, the "Merger Consideration").

        Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Agreement. We expect to receive fees for our services in connection with the Merger, all of which fees are contingent upon the consummation of the Merger, and the Company has agreed to indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with its acquisition of AltaVista Company, a subsidiary of CMGI, Inc., in February 2003. We also have provided certain investment banking services to YAHOO! from time to time, including having acted as YAHOO!'s financial advisor in connection with its acquisition of HotJobs.com, Ltd. in February 2002. We may provide investment banking services to YAHOO! in the future. In connection with the above-described investment banking services we have received, and may receive, compensation. Goldman, Sachs & Co. provides a full range of financial advisory, financing and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold long and short positions in securities, including derivative securities, of the Company or YAHOO! for its own account and for the accounts of customers.

        In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 2002 and of YAHOO! for the five years ended December 31, 2002; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and YAHOO!; certain other communications from the Company and YAHOO! to their respective stockholders; certain internal financial analyses and forecasts for the Company and YAHOO! prepared by the management of the Company (the "Forecasts"); and certain cost savings and operating synergies projected by the management of the Company to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior managements of the Company and YAHOO! regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies, including discussions with senior management of the

E-1

Board of Directors
Overture Services, Inc.
July 14, 2003
Page Two

Company with regard to the competitive dynamics of attracting and retaining its commercial affiliates. In addition, we have reviewed the reported price and trading activity for the Shares and the YAHOO! Common Stock, compared certain financial and stock market information for the Company and YAHOO! with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Internet industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

        We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or YAHOO! or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or YAHOO! or on the expected benefits of the transaction contemplated by the Agreement. Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transaction contemplated by the Agreement. In addition, we are not expressing any opinion herein as to the prices at which the Shares or the shares of YAHOO! Common Stock will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

        Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

E-2

ANNEX F

DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS

SECTION 262. APPRAISAL RIGHTS.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation hall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Our Amended Bylaws provide generally for indemnification of our officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware ("DGCL"). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        As permitted by Section 102 of the DGCL, our stockholders have approved and incorporated provisions into Article XII of our Amended and Restated Certificate of Incorporation and Article VI of our Amended Bylaws eliminating a director's personal liability for monetary damages to us and our stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the DGCL or liability for any breach of the director's duty of loyalty to us or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. Yahoo! has also entered into agreements with its directors and certain of its officers that will require Yahoo!, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

Item 21.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of June 27, 2000 by and among the Registrant, Hermes Acquisition Corporation and eGroups, Inc. (incorporated by reference into this registration statement from Exhibit 2.8 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
2.2
Agreement and Plan of Merger, dated as of December 27, 2001 by and among the Registrant, HJ Acquisition Corp. and HotJobs.com, Ltd. (incorporated by reference into this registration statement from Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on December 27, 2001).
2.3
Agreement and Plan of Merger dated as of December 23, 2002 by and among the Registrant, December 2002 Acquisition Corp. and Inktomi Corporation (incorporated by reference into this registration statement from Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on January 8, 2003).

2.4
Agreement and Plan of Merger dated as of July 14, 2003 by and among the Registrant, July 2003 Merger Corp., and Overture Services, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).
3.1
Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference into this registration statement from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
3.2		Amended Bylaws of Registrant (incorporated by reference into this registration statement from Exhibit 4.9 to the Registrant's Registration Statement on Form S-8 filed on March 5, 2002).
4.1
Form of Senior Indenture (incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Registration Statement on Form S-3, Registration No. 333-46458, filed September 22, 2000 and incorporated herein by reference).
4.2
Form of Subordinated Indenture (incorporated by reference into this registration statement from Exhibit 4.2 to the Registrant's Registration Statement on Form S-3, Registration No. 333-46458, filed September 22, 2000 and incorporated herein by reference).
4.3	*	Form of Senior Note.
4.4	*	Form of Subordinated Note.
4.5	*	Form of Certificate of Designation for Preferred Stock (together with Preferred Stock certificate).
4.6
Form of Deposit Agreement (together with Depository Receipt) (incorporated by reference into this registration statement from Exhibit 4.6 to the Registrant's Registration Statement on Form S-3, Registration No. 333-46458, filed September 22, 2000 and incorporated herein by reference).
4.7	*	Form of Warrant Agreement (together with form of Warrant Certificate).
4.8
Rights Agreement, dated as of March 15, 2001, between the Registrant and Equiserve Trust Company, N.A., as Rights Agent, including the form of Rights Certificate as Exhibit B and the summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed March 19, 2001 and incorporated herein by reference).
4.9
Rights Agreement, dated as of March 15, 2001, between the Registrant and EquiServe Trust Company, N.A., as Rights Agent, including the form of Rights Certificate as Exhibit B and the summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 19, 2001).
4.10
Registration Rights Agreement, dated August 28, 2002, by and among Yahoo! Inc., Acqua Wellington Private Placement Fund Ltd. and Acqua Wellington Opportunity I Limited (incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's registration statement on Form S-3 filed on October 3, 2002).
4.11
Registration Rights Agreement, dated as of April 9, 2003, by and between Yahoo! Inc. and Credit Suisse First Boston LLC (incorporated by reference into this registration statement from Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on April 10, 2003).

4.12
Indenture, dated as of April 9, 2003, by and between Yahoo! Inc. and U.S. Bank National Association (incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on April 10, 2003).
5.1		Opinion regarding legality by Skadden, Arps, Slate, Meagher & Flom LLP.
8.1	**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding material federal income tax consequences of the merger.
8.2	**	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding material federal income tax consequences of the merger.
23.1		Consent of PricewaterhouseCoopers LLP, independent accountants of Yahoo! Inc.
23.2		Consent of PricewaterhouseCoopers LLP, independent accountants of Inktomi Corporation.
23.3		Consent of Ernst & Young LLP, independent accountants of Overture Services, Inc.
23.4		Consent of Deloitte & Touche AS, independent accountants of Fast Search & Transfer ASA
23.5		Consent of KPMG LLP, independent accountants of AltaVista Company
23.6		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.7	**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.8	**	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2).
24.1		Power of Attorney (see the signature page of this Form S-4 registration statement).
99.1
Form of Voting Agreement, dated as of July 14, 2003, by and between Registrant, July 2003 Merger Corp. and each of certain individual stockholders of Overture Services, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).
99.2
Voting Agreement, dated as of July 14, 2003, by and between Yahoo! Inc., July 2003 Merger Corp. and Idealab (included as Annex C to the proxy statement/prospectus forming a part of this registration statement).
99.3
Voting Agreement, dated as of July 14, 2003, by and between Yahoo! Inc., July 2003 Merger Corp. and Bill Gross (included as Annex D to the proxy statement/prospectus forming a part of this registration statement).
99.4		Opinion of Goldman, Sachs & Co. regarding the fairness of the merger (included as Annex E to the proxy statement/prospectus forming a part of this registration statement).
99.5	**	Employment Letter, dated July 14, 2003, between Yahoo! Inc. and Ted Meisel.
99.6		Form of Overture Proxy Card.
99.7		Form of Consent of Goldman, Sachs & Co.

*
To be filed by a report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939

**
To be filed by amendment.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

        (a)   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Yahoo! Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on August 8, 2003.

YAHOO! INC.
By:	/s/ TERRY SEMEL Terry Semel Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Susan Decker and Terry Semel, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement, has been signed by the following persons in the capacities indicated on this 8th day of August 2003.

Signature	Title

/s/ TERRY SEMEL Terry Semel	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ SUSAN DECKER Susan Decker	Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Accounting Officer)
/s/ PATRICIA CUTHBERT Patricia Cuthbert	Vice President and Corporate Controller (Principal Accounting Officer)
Roy Bostock	Director
/s/ RONALD BURKLE Ronald Burkle	Director
/s/ ERIC HIPPEAU Eric Hippeau	Director

/s/ ARTHUR KERN Arthur Kern	Director
Robert Kotick	Director
/s/ EDWARD KOZEL Edward Kozel	Director
/s/ GARY WILSON Gary Wilson	Director
/s/ JERRY YANG Jerry Yang	Director

EXHIBIT INDEX

Exhibit Number		Description
2.1		Agreement and Plan of Merger dated as of June 27, 2000 by and among the Registrant, Hermes Acquisition Corporation and eGroups, Inc. (incorporated by reference into this registration statement from Exhibit 2.8 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
2.2
Agreement and Plan of Merger, dated as of December 27, 2001 by and among the Registrant, HJ Acquisition Corp. and HotJobs.com, Ltd. (incorporated by reference into this registration statement from Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on December 27, 2001).
2.3
Agreement and Plan of Merger dated as of December 23, 2002 by and among the Registrant, December 2002 Acquisition Corp. and Inktomi Corporation (incorporated by reference into this registration statement from Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on January 8, 2003).
2.4
Agreement and Plan of Merger dated as of July 14, 2003 by and among the Registrant, July 2003 Merger Corp., and Overture Services, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).
3.1
Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference into this registration statement from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
3.2		Amended Bylaws of Registrant (incorporated by reference into this registration statement from Exhibit 4.9 to the Registrant's Registration Statement on Form S-8 filed on March 5, 2002).
4.1
Form of Senior Indenture (incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Registration Statement on Form S-3, Registration No. 333-46458, filed September 22, 2000 and incorporated herein by reference).
4.2
Form of Subordinated Indenture (incorporated by reference into this registration statement from Exhibit 4.2 to the Registrant's Registration Statement on Form S-3, Registration No. 333-46458, filed September 22, 2000 and incorporated herein by reference).
4.3	*	Form of Senior Note.
4.4	*	Form of Subordinated Note.
4.5	*	Form of Certificate of Designation for Preferred Stock (together with Preferred Stock certificate).
4.6
Form of Deposit Agreement (together with Depository Receipt) (incorporated by reference into this registration statement from Exhibit 4.6 to the Registrant's Registration Statement on Form S-3, Registration No. 333-46458, filed September 22, 2000 and incorporated herein by reference).
4.7	*	Form of Warrant Agreement (together with form of Warrant Certificate).
4.8
Rights Agreement, dated as of March 15, 2001, between the Registrant and Equiserve Trust Company, N.A., as Rights Agent, including the form of Rights Certificate as Exhibit B and the summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Current Report on Form 8-K, filed March 19, 2001 and incorporated herein by reference).

4.9
Rights Agreement, dated as of March 15, 2001, between the Registrant and EquiServe Trust Company, N.A., as Rights Agent, including the form of Rights Certificate as Exhibit B and the summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 19, 2001).
4.10
Registration Rights Agreement, dated August 28, 2002, by and among Yahoo! Inc., Acqua Wellington Private Placement Fund Ltd. and Acqua Wellington Opportunity I Limited (incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's registration statement on Form S-3 filed on October 3, 2002).
4.11
Registration Rights Agreement, dated as of April 9, 2003, by and between Yahoo! Inc. and Credit Suisse First Boston LLC (incorporated by reference into this registration statement from Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on April 10, 2003).
4.12
Indenture, dated as of April 9, 2003, by and between Yahoo! Inc. and U.S. Bank National Association (incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on April 10, 2003).
5.1		Opinion regarding legality by Skadden, Arps, Slate, Meagher & Flom LLP.
8.1	**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding material federal income tax consequences of the merger.
8.2	**	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding material federal income tax consequences of the merger.
23.1		Consent of PricewaterhouseCoopers LLP, independent accountants of Yahoo! Inc.
23.2		Consent of PricewaterhouseCoopers LLP, independent accountants of Inktomi Corporation.
23.3		Consent of Ernst & Young LLP, independent accountants of Overture Services, Inc.
23.4		Consent of Deloitte & Touche AS, independent accountants of Fast Search & Transfer ASA
23.5		Consent of KPMG LLP, independent accountants of AltaVista Company
23.6		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.7	**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.8	**	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2).
24.1		Power of Attorney (see the signature page of this Form S-4 registration statement).
99.1
Form of Voting Agreement, dated as of July 14, 2003, by and between Registrant, July 2003 Merger Corp. and each of certain individual stockholders of Overture Services, Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).
99.2
Voting Agreement, dated as of July 14, 2003, by and between Yahoo! Inc., July 2003 Merger Corp. and Idealab (included as Annex C to the proxy statement/prospectus forming a part of this registration statement).
99.3
Voting Agreement, dated as of July 14, 2003, by and between Yahoo! Inc., July 2003 Merger Corp. and Bill Gross (included as Annex D to the proxy statement/prospectus forming a part of this registration statement).
99.4		Opinion of Goldman, Sachs & Co. regarding the fairness of the merger (included as Annex E to the proxy statement/prospectus forming a part of this registration statement).

99.5	**	Employment Letter, dated July 14, 2003, between Yahoo! Inc. and Ted Meisel.
99.6		Form of Overture Proxy Card.
99.7		Form of Consent of Goldman, Sachs & Co.

*
To be filed by a report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939

**
To be filed by amendment.

QuickLinks

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER General Questions And Answers
Questions and Answers About the Overture Special Meeting
SUMMARY
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF YAHOO!
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OVERTURE
SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA
YAHOO! AND OVERTURE Selected Unaudited Pro Forma, Combined Consolidated Financial Data(1) (in thousands, except per share amounts)
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
RISK FACTORS
Risks Related to the Merger
Risks Related to Yahoo!
Risks Related to Overture
THE SPECIAL MEETING OF OVERTURE STOCKHOLDERS
THE MERGER
THE MERGER AGREEMENT
THE VOTING AGREEMENTS
MATERIAL CONTACTS BETWEEN YAHOO! AND OVERTURE PRIOR TO THE MERGER
YAHOO! INC. AND OVERTURE SERVICES, INC. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2003 (In thousands)
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 (In thousands, except per share amounts)
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003 (In thousands, except per share amounts)
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
COMPARISON OF RIGHTS OF HOLDERS OF YAHOO! COMMON STOCK AND OVERTURE COMMON STOCK
APPRAISAL RIGHTS
FUTURE OVERTURE STOCKHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
  ANNEX A
AGREEMENT AND PLAN OF MERGER BY AND AMONG YAHOO! INC. JULY 2003 MERGER CORP. AND OVERTURE SERVICES, INC. Dated as of July 14, 2003
INDEX OF DEFINED TERMS

INDEX OF EXHIBITS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
  ANNEX B
FORM OF VOTING AGREEMENT
ANNEX I IRREVOCABLE PROXY
  ANNEX C
VOTING AGREEMENT
ANNEX I IRREVOCABLE PROXY
  ANNEX D
VOTING AGREEMENT
ANNEX I IRREVOCABLE PROXY
  ANNEX E
  ANNEX F
DELAWARE GENERAL CORPORATION LAW APPRAISAL RIGHTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX